Exhibit 2(a)

Bemis Company, Inc.

One Neenah Center

P.O. Box 669
Neenah, WI 54957

July 29, 2009

Rio Tinto plc	Pechiney Plastic Packaging, Inc.
2 Eastbourne Terrace	c/o Rio Tinto plc
London	2 Eastbourne Terrace
W2 6LG	London
United Kingdom	W2 6LG
Attention: Head of Legal	United Kingdom
Attention: Treasurer

Rio Tinto	Sullivan & Cromwell LLP
1118, rue Sherbrooke Ouest	1 New Fetter Lane
Montreal (Quebec)	London EC4A 1AN
H3A 3G2	United Kingdom
Canada	Attention: Tim Emmerson and George White
Attention: Warren M. Goodman

Morgan Stanley
1585 Broadway
New York, NY 10036, USA
Attention: Brian Healy

Dear Sirs:

Reference is hereby made to that certain Sale and Purchase Agreement (the “Agreement”) dated as of July 5, 2009, by and among Alcan Corporation, a Delaware corporation (the “RTA Representative”), Alcan Holdings Switzerland AG, a Swiss company and certain Rio Tinto Alcan Group Companies (specifically, Compagnie Générale de Participation Industrielle et Financiere, a French company; Rio Tinto Alcan Brasil Ltd., a Brazilian company; Financière Européenne d’Emballages Pechiney, a French company; AL Holding USA, LLC, a Delaware limited liability company; Alcan Packaging Canada Ltd., a Canadian company; Pechiney Plastic Packaging, Inc., a Delaware corporation (“PPPI”); and Alcan Packaging Food and Tobacco, Inc., a Delaware corporation), and Bemis Company, Inc., a Missouri corporation (“Bemis”).  Capitalized terms used herein and not defined shall have the meanings ascribed to such terms in the Agreement.

Reference is also made to that certain Commitment Letter dated as of July 5, 2009 (together with all attachments thereto, the “Commitment Letter”) among Bemis, J.P. Morgan Securities Inc., Wells Fargo Securities, LLC, BNP Paribas Securities Corp. and Banc of America Securities LLC as arrangers of the facility and JPMorgan Chase Bank, N.A., Wells Fargo Bank, National Association, BNP Paribas and Bank of America, N.A. as providers of the commitments  to the facility.

Reference is also made to that certain Share Purchase Agreement dated as of July 5, 2009 (the “Share Purchase Agreement”) between Bemis and PPPI.

1.             Bemis represents and warrants to the RTA Representative and the Sellers as follows:

(a)           it has received unencumbered funds, before expenses, of $200,005,650 from an offering of common stock on the basis of the attached prospectus; and

(b)           it has received unencumbered funds, before expenses, of $793,088,000 from an issue of bonds from an offering made on the terms of the attached prospectus.

2.             Bemis undertakes to use the funds referred to in item 1 above, net of expenses, only for the Closing related to the purchase of the Transferred Business from the Sellers on the terms of the Agreement and not to repay any of such funds or use them for any other purpose in each case unless and until the Agreement has been validly terminated in accordance with its terms (as amended by this letter).

3.             Bemis represents, warrants and agrees that (i) the Amended and Restated Long Term Credit Agreement, dated as of April 29, 2008, by and among Bemis, Bemis Swansea Limited, JPMorgan Chase Bank, N.A., individually and as administrative agent and issuer, and the other financial institutions signatory thereto, as further amended by Amendment No. 1 to such Amended and Restated Long Term Credit Agreement, dated July 5, 2009, by and among Bemis, Bemis Swansea Limited, JPMorgan Chase Bank, N.A., individually and as administrative agent and issuer, and the other financial institutions signatory thereto (the “Amendment No. 1”), and such Amendment No.1, in each case as attached as Exhibit 8 (Facilities Agreements) to the Agreement, are and shall remain in full force and effect, including the increased and new commitments under Amendment No.1, and shall remain subject to the provisions of the Agreement.

4.             Bemis and PPPI agree that the Share Purchase Agreement is terminated and shall be of no further force and effect except as provided in Section 8.02 of the Share Purchase Agreement, and Bemis acknowledges and agrees with the RTA Representative and the Sellers that (a) it no longer shall be entitled to pay any portion of the consideration for the Transferred Business payable under the Agreement in Bemis Common Stock under Article 2.15 or otherwise and (b) the Condition in Article 3.1(f) of the Agreement is deemed to have been satisfied, and is hereby deleted from the Agreement.

2

5.             Bemis’ undertakings and agreements in this letter are given in consideration of the RTA Representative agreeing to allow Bemis to terminate the Commitment Letter notwithstanding Article 4.8 of the Agreement.

6.             This letter shall be governed by the terms of the Agreement, including Article 26 (Confidentiality) and Article 40 (Interpretation, Governing Law and Jurisdiction), and shall not be deemed to amend or modify the terms of the Agreement except as specifically set forth herein.  This letter shall also modify and terminate the Share Purchase Agreement, as set forth herein.

Very truly yours,

Bemis Company, Inc.

By:
	Name:	James J. Seifert
	Title:	Vice President General Counsel and Secretary

ACCEPTED AND AGREED TO:

Alcan Corporation, as RTA Representative

By:
Name:
Title:

Pechiney Plastic Packaging, Inc., as party to the
Share Purchase Agreement

By:
Name:
Title:

3

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO CERTAIN PORTIONS OF THIS AGREEMENT.  CONFIDENTIAL PORTIONS HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

EXECUTION VERSION

DATED JULY 5, 2009

CERTAIN RIO TINTO ALCAN GROUP COMPANIES

and

ALCAN HOLDINGS SWITZERLAND AG

and

ALCAN CORPORATION

and

BEMIS COMPANY, INC.

SALE AND PURCHASE AGREEMENT

relating to the sale and purchase of

the Rio Tinto Alcan Food Americas Packaging Business

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

i

Clause	Page

ARTICLE 34. INVALIDITY	48
ARTICLE 35. THIRD PARTIES	48
ARTICLE 36. ASSIGNMENT	48
ARTICLE 37. FURTHER ASSURANCES AND CERTAIN COVENANTS	50
ARTICLE 38. DISPUTE RESOLUTION	51
ARTICLE 39. BULK SALES	52
ARTICLE 40. INTERPRETATION, GOVERNING LAW AND JURISDICTION	52
SCHEDULE 1 SELLERS AND SALE SHARES, SALE BUSINESSES AND CROSS-GROUP LOANS	1-1
SCHEDULE 2 ALLOCATION OF CONSIDERATION AMONG SALE ASSETS	2-1
SCHEDULE 3 TRANSITIONING OF BANK ACCOUNTS	3-1
SCHEDULE 4 WARRANTIES	4-1
SCHEDULE 5 LIMITATIONS ON LIABILITY	5-1
SCHEDULE 6 PURCHASER’S WARRANTIES	6-1
SCHEDULE 7 CONDUCT OF THE TRANSFERRED BUSINESS PRE-CLOSING	7-1
SCHEDULE 8 CLOSING AND POST-CLOSING ARRANGEMENTS	8-1
SCHEDULE 9 DISCLOSURE LETTER	9-1
SCHEDULE 10 INTELLECTUAL PROPERTY	10-1
SCHEDULE 11 INFORMATION TECHNOLOGY	11-1
SCHEDULE 12 EMPLOYMENT TERMS AND EMPLOYEE BENEFITS	12-1
SCHEDULE 13 TAX	13-1
SCHEDULE 14 CROSS-GROUP DEBT	14-1
SCHEDULE 15 POST CLOSING FINANCIAL ADJUSTMENTS	15-1
SCHEDULE 16 PROPERTIES	16-1
SCHEDULE 17 ENVIRONMENTAL INDEMNITY - KNOWN ENVIRONMENTAL MATTERS	17-1
SCHEDULE 18 FORM OF BILL OF SALE AND ASSIGNMENT AND ASSUMPTION OF RIGHTS AND OBLIGATIONS AGREEMENT	18-1
SCHEDULE 19 FORM OF BUSINESS LEASED REAL PROPERTY TRANSFER, ASSIGNMENT AND ASSUMPTION AGREEMENT	19-1
SCHEDULE 20 DEFINITIONS AND INTERPRETATION	20-1

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

ii

SALE AND PURCHASE AGREEMENT

Dated July 5, 2009

PARTIES:

(1)           Each entity listed as a Share Seller, an Asset Seller or a Cross-Group Loan Seller in Column 1 of Parts A to C (inclusive) of Schedule 1 (Sellers and Sale Shares, Sale Businesses and Cross-Group Loans);

(2)           Alcan Holdings Switzerland AG, (AHS), a company formed under the laws of Switzerland having its registered office at Max Högger-Strasse 6, PO Box 1954, CH-8048 Zurich, Switzerland; as Sellers’ Guarantor;

(3)           Alcan Corporation, a company organized under the laws of the State of Delaware having its principal place of business at 8770 West Bryn Mawr Avenue, Chicago, Illinois, 60631-3657, USA, as the RTA Representative; and

(4)           Bemis Company, Inc. of One Neenah Center, P.O. Box 669, Neenah, WI 54957, USA (Bemis).

WHEREAS:

(A)          Each Share Seller specified in Column 1 of Part A of Schedule 1 proposes to sell the Sale Shares shown opposite its name in Column 6 of Part A of Schedule 1;

(B)           Bemis proposes to purchase and acquire or cause one or more of its Designated Transferees to acquire all the Sale Shares shown in Column 6 of Part A of Schedule 1;

(C)           Each Asset Seller specified in Column 1 of Part B of Schedule 1 proposes to sell the Sale Business specified opposite its name in Column 2 of Part B of Schedule 1;

(D)          Bemis proposes to purchase and acquire or to cause one or more of its Designated Transferees to acquire all the Sale Businesses shown in Column 2 of Part B of Schedule 1;

(E)           The RTA Representative proposes to cause each Cross-Group Loan Seller specified in Column 1 of Part C of Schedule 1 to sell the Cross-Group Loans shown opposite its name in Column 3 of Part C of Schedule 1, in each case to the extent not discharged at or prior to Closing; and

(F)           Bemis proposes to purchase and cause one or more of its Designated Transferees to acquire all right, title and interest in all Cross-Group Loans.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1.

SALE AND PURCHASE

Sale and Purchase of Sale Shares

1.1           Each of the Share Sellers agrees to sell, transfer and deliver the Sale Shares shown opposite its name in Column 6 of Part A of Schedule 1 (Sellers and Sale Shares, Sale Businesses and Cross-Group Loans) in accordance with the terms and conditions of this Agreement.

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

1.2           Bemis agrees to purchase and to acquire or cause one or more of its Designated Transferees to acquire the Sale Shares specified in Column 6 of Part A of Schedule 1 (Sellers and Sale Shares, Sale Businesses and Cross-Group Loans) in accordance with the terms and conditions of this Agreement.

1.3           The Sale Shares shall be sold with all rights attaching to them at Closing, including the right to receive all distributions and dividends declared, paid or made in respect of the Sale Shares on or after Closing but excluding any distributions or dividends paid, accrued or declared at, during or in respect of, any time prior to Closing.

1.4           The Sale Shares shall be sold free from all Third Party Encumbrances.

Sale and Purchase of Sale Assets and Assumption of Assumed Obligations

1.5           Each of the Asset Sellers agrees to sell, convey, transfer, assign and deliver to Bemis the Sale Assets of the Sale Business which is referred to opposite its name in Column 2 of Part B of Schedule 1 (Sellers and Sale Shares, Sale Businesses and Cross-Group Loans) on the terms and conditions of this Agreement.

1.6           Bemis agrees to purchase and to acquire or to cause one or more of its Designated Transferees to acquire the Sale Assets of each Sale Business referred to in Column 2 of Part B of Schedule 1 (Sellers and Sale Shares, Sale Businesses and Cross-Group Loans) in accordance with the terms and conditions of this Agreement.

1.7           The Sale Assets shall be sold with all right, title and interest of the relevant Asset Seller in and to the Sale Assets of the Sale Business referred to opposite its name in Column 2 of Part B of Schedule 1 (Sellers and Sale Shares, Sale Businesses and Cross-Group Loans).

1.8           Bemis agrees that, with effect from Closing, it shall assume and duly perform and discharge, when due for performance or discharge, all Assumed Obligations or shall cause one or more of its Designated Transferees to do so, and undertakes to indemnify each of the Asset Sellers and their Affiliates against all such Assumed Obligations and all Liabilities and Costs it may incur as a consequence of any failure to do so.

1.9           Each Asset Seller agrees that with effect from Closing, it shall retain and duly perform and discharge when due for performance, all Excluded Obligations (other than those under clauses (iv) and (v) of the definition thereof herein).

1.10         The Sale Assets shall be sold free from all Third Party Encumbrances.

Sale and Purchase of Cross-Group Loans

1.11         The RTA Representative agrees to procure that each of the Cross-Group Loan Sellers shall sell and assign each Cross-Group Loan owned by it in accordance with the terms and conditions of this Agreement except insofar as such Cross-Group Loan is repaid or discharged, or otherwise ceases to be a Cross-Group Loan (including as a result of implementing Schedule 14 (Cross-Group Debt) at or prior to Closing.

1.12         The RTA Representative agrees to procure that each entity that is at Closing a Cross-Group Loan Seller but that is not identified in Schedule 1 (Sellers and Sale Shares, Sale Businesses and Cross-Group Loans) shall sell and assign, in accordance with the terms and conditions of this Agreement, all Cross-Group Loans owned by it at Closing.

1.13         Bemis agrees to purchase and to acquire or cause one or more of its Designated Transferees to acquire all of the Cross-Group Loans on the terms and conditions of this Agreement.

1.14         Each Cross-Group Loan shall be sold with all right, title and interest subsisting in that Cross-Group Loan at Closing including the right to any interest accrued but unpaid prior to or at Closing.

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

1.15         Each Cross-Group Loan shall be sold free from all Third Party Encumbrances.

Sale and Purchase of the AP2F Patents

1.16         The RTA Representative undertakes to procure the transfer at Closing to Bemis or to an entity designated by Bemis, all right, title and interest in the AP2F Patents free from all Third Party Encumbrances, in each case, subject to Article 4.6 and in a manner consistent with applicable Law.

ARTICLE 2.

CONSIDERATION

2.1           Subject to the succeeding provisions of this Article, the aggregate consideration (the Final Consideration) for the purchase of all the Sale Shares, all the Sale Assets, all the Cross-Group Loans and the AP2F Patents shall be, in addition to the assumption of the Assumed Obligations, a cash amount in US dollars equal to US$ 1,213,000,000 (the Debt Free/Cash Free Price) subject to making the following adjustments pursuant to Schedule 15 (Post Closing Financial Adjustments):

(a)           subtracting the sum of (i) the Perimeter External Debt; and (ii) the aggregate amount of the Cross-Group Non-Trading Payables (excluding the amount of the Cross-Group Loans);

(b)           adding the aggregate amount of the Perimeter Cash and the aggregate of the Non-Trading Receivables and the Cross-Group Non-Trading Receivables;

(c)           adding the amount of the Perimeter Working Capital Excess or, as applicable, deducting the amount of the Perimeter Working Capital Shortfall;

(d)           adding the amount of the Perimeter Capex Excess or, as applicable, deducting the amount of Perimeter Capex Shortfall; and

(e)           subtracting the Pensions Adjustment Amount.

2.2           The consideration for the sale of the Cross-Group Loans (the Cross-Group Loan Purchase Price) shall be a cash amount in US dollars equal to the amount recorded in the table accompanying the Perimeter Closing Statements in respect of Cross-Group Loans.

2.3           The consideration for the sale of the AP2F Patents shall be a cash amount in US dollars equal to *** (the AP2F Patents Purchase Price).  AP2F intends to carry out appropriate works council consultations relating to the sale.

2.4           Not later than five (5) Business Days before the Closing Date, the RTA Representative shall deliver (or cause to be delivered) to Bemis statements showing each of the following expressed in US$:

(a)           the Estimated Cross-Group Non-Trading Payables of each Target Sub-Group (differentiating Cross-Group Loans from other Cross-Group Non-Trading Payables);

(b)           the Estimated Cross-Group Non-Trading Receivables of each Target Sub-Group;

(c)           the Estimated External Debt of each Target Sub-Group;

(d)           the Estimated Non-Trading Receivables of each Target Sub-Group; and

(e)           the Estimated Perimeter Cash of each Target Sub-Group.

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

2.5           The statements delivered pursuant to Article 2.4 shall be used to establish the Initial Share Consideration to be paid to each Share Seller by making the adjustments required under Article 2.6. The RTA Representative shall procure that each of these statements shall be prepared and delivered to Bemis in good faith.

2.6           At Closing, as consideration for the sale of the Sale Shares, Bemis shall pay or cause to be paid to each of the Share Sellers, or to such person or persons as it may direct, an amount in US dollars (which (subject to any adjustment required by Article 2.11 and/or Article 2.16) Bemis and the Share Sellers agree represents the fair market value of the Sale Shares) (the Initial Share Consideration) equal to the portion of the Debt Free/Cash Free Price payable for the Sale Shares to be sold by it, as shown in Column 5 of Part A of Schedule 1 (Sellers and Sale Shares, Sale Businesses and Cross-Group Loans), after the following adjustments:

(a)           subtracting the sum of: (i) the aggregate amount of the Estimated External Debt for the relevant Target-Sub Group; (ii) the aggregate amount of the Estimated Cross-Group Non-Trading Payables (excluding the estimated amount of Cross-Group Loans) for the relevant Target-Sub Group; (iii) the aggregate amount of the Initial Cross-Group Loan Consideration payable under Article 2.8 for the Cross-Group Loans owed by the relevant Target Sub-Group; and (iv) in the case of the Share Sellers of Alcan Empaques Mexico S.A. de C.V. only, the Pensions Adjustment Amount (and applying the Initial Allocation Percentage to the sum of the items referred to in (i) through (iii) where there is more than one Share Seller for a Target Sub-Group); and

(b)           adding the sum of: (i) the aggregate amount of the Estimated Perimeter Cash of the relevant Target Sub-Group, (ii) the aggregate amount of the Estimated Non-Trading Receivables of the relevant Target Sub-Group and (iii) the aggregate amount of the Estimated Cross-Group Non-Trading Receivables of the relevant Target Sub-Group (and applying the Initial Allocation Percentage to such sum where there is more than one Share Seller for a Target Sub-Group).

2.7           At Closing, as consideration for the sale of the Sale Assets, in addition to assuming the Assumed Obligations, Bemis shall:

(a)           pay or cause to be paid to each Asset Seller, or to such person as it or the RTA Representative may direct, an amount in US dollars (the Initial Asset Consideration) equal to the portion of the Debt Free/Cash Free Price payable for the Sale Business to be sold by such Asset Seller, as shown in Column 5 of Part B of Schedule 1 (Sellers and Sale Shares, Sale Businesses and Cross-Group Loans);

(b)           notwithstanding Article 2.7(a), where Bemis Common Stock is to be issued pursuant to Article 2.15:

(i)            pay the Initial Asset Consideration to PPPI or to such person as it or the RTA Representative may direct for the PPPI Sale Business which is equal to the portion of the Debt Free/Cash Free price payable for the PPPI Sale Business as shown in Column 5 of Part B of Schedule 1 (Sellers and Sale Shares, Sale Businesses and Cross-Group Loans), after subtracting the value (expressed as the amount of cash in lieu of which Bemis Common Stock is to be issued in accordance with Article 2.15) of any Bemis Common Stock to be issued as consideration for the Sale Assets of PPPI in accordance with Article 2.15; and

(ii)           issue such amount of Bemis Common Stock as payment in kind of the balance of such Initial Asset Consideration in accordance herewith and with the Share Purchase Agreement;

2.8           At Closing, as consideration for the sale of each of the Cross-Group Loans, Bemis shall pay or cause to be paid to each Cross-Group Loan Seller, or to such person as the RTA Representative may direct, an amount in US dollars equal to the amount recorded in the Estimated Closing Statements in respect of the Cross-Group Loan(s) to be sold by that Cross-Group Loan Seller.

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

2.9           At Closing, as consideration for the transfer of the AP2F Patents in accordance with Article 1.16, Bemis will pay the AP2F Patents Purchase Price to AP2F or to such person as the RTA Representative may direct.

2.10         Part E of Schedule 13 (Tax) shall apply in respect of allocation of the consideration to Sale Assets. Subject to the other provisions of Schedule 13 (Tax), the allocations made in accordance with Part E of Schedule 13 (Tax) shall be adopted for all tax reporting purposes save as required by Law.

2.11         Subject to Articles 2.12 to 2.15 and to Articles 16.11 and 16.2 the final consideration payable to each Share Seller in respect of the Sale Shares sold by it, to each Asset Seller in respect of the Sale Assets sold by it (other than the assumption of the Assumed Obligations of the relevant Sale Business) and to each Cross-Group Loan Seller in respect of the Cross-Group Loan(s) sold by it shall be determined following final agreement or determination of the Perimeter Closing Statements in accordance with Schedule 15 (Post-Closing Financial Adjustments) (the Final Determination).  The prices payable shall be determined by adjusting the relevant Initial Share Consideration or Initial Asset Consideration or Initial Cross-Loan Group Consideration by reference to the allocation of the adjusting payments set out in Part H of Schedule 15 and making any further adjustments necessary to take account of any Intra Perimeter Balances.  Bemis shall prepare a draft allocation and provide it to the RTA Representative within twenty (20) Business Days of the Final Determination. The RTA Representative shall have twenty (20) Business Days during which to notify Bemis in writing of any objection to the draft allocation. If the RTA Representative fails to make such notification, the draft allocation shall become the Final Business Allocation. If the RTA Representative makes such notification, the Final Business Allocation shall be determined following the procedure for determining the Final Allocation Schedule in Paragraphs 1.2 and 1.3 of Part E of Schedule 13 (Tax).  Subject to Schedule 13, the allocations made in accordance with this Article shall be adopted for all tax reporting purposes save as required by Law.

2.12         Any payment made in satisfaction of a liability arising under a Claim, Indemnity Claim or Tax Claim or a Purchaser Obligation shall be made on the following basis:

(a)           if it is specifically referable to any member or members of a particular Target Sub-Group or particular Sale Assets, it shall so far as possible adjust the consideration paid for the Sale Shares of the Target Holding Company of that Target Sub-Group or for such Sale Assets, as applicable; and

(b)           otherwise, it shall adjust the consideration for the Sale Assets and the Sale Shares as the RTA Representative and Bemis agree to be appropriate in the circumstances or, in the absence of such agreement, it shall be divided between the Sale Businesses and the Sale Shares in accordance with the Allocation Percentages.

2.13         If any payment made in satisfaction of a Claim, Indemnity Claim or Tax Claim under this Agreement or any adjustment pursuant to Article 2.11, Article 16, Schedule 15 (Post-Closing Financial Adjustments) or Part E of Schedule 13 (Tax) or any Pensions Adjustment Amount would adjust the consideration for any Sale Shares or Sale Assets to less than US$1 then such payment and adjustment shall operate as follows:

(a)           the consideration for the Sale Shares or Sale Assets concerned shall be reduced to US$1; and

(b)           the balance of the required adjustment shall adjust the consideration for other Sale Shares and other Sale Assets on the basis that the RTA Representative and Bemis agree or, if they do not agree, it shall be divided between such Sale Businesses and the Sale Shares in accordance with the Allocation Percentages (as adjusted to exclude any Seller whose consideration cannot be further reduced) provided that, in each case, the price for any other Sale Shares or Sale Assets is not reduced to less than US$1.

2.14         If any payment made in satisfaction of a Claim, Indemnity Claim or Tax Claim under this Agreement or any adjustment pursuant to Schedule 15 (Post Closing Financial Adjustments) or Pensions Adjustment Amount would adjust the consideration for any Cross-Group Loan to less than US$1 then such payment and adjustment shall operate as follows:

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

(a)           the consideration for the Cross-Group Loan concerned shall be reduced to US$1; and

(b)           the balance of the required adjustment shall adjust the consideration for the Sale Assets and Sale Shares on the basis that the RTA Representative and Bemis agree or, if they do not agree, it shall be divided between the Sale Businesses and the Sale Shares in accordance with the Allocation Percentages.

2.15         In addition to the preceding provisions of this Article 2, the consideration payable under this Agreement for the PPPI Sale Business shall be established in accordance with the provisions of this Article 2.15:

(a)           Subject to the terms and conditions of the Share Purchase Agreement, not later than seven (7) Business Days prior to Closing, Bemis may notify the RTA Representative (on behalf of PPPI), that at Closing it wishes to issue Bemis Common Stock in satisfaction of US$200 million or less in respect of the Initial Asset Consideration for the PPPI Sale Business to be purchased by it under this Agreement in lieu of part of the cash which it would otherwise become obligated to pay therefor at Closing and of the Final Consideration to be paid by it therefor, in each case, under the preceding provisions of this Article 2.

(b)           The Common Stock to be issued pursuant to a notice given under Article 2.15(a) shall be valued for the purposes of this Article 2.15 in accordance with the terms and subject to the conditions of the Share Purchase Agreement and otherwise issued in accordance with such terms and subject to such conditions, provided, however, that to the extent that any Bemis Common Stock is issued pursuant to such notice but the Share Consideration (as defined in the Share Purchase Agreement) is reduced in value in accordance with Section 2.02(d) of the Share Purchase Agreement, such reduction in value shall not reduce the Initial Asset Consideration, Initial Share Consideration, Cross-Group Loan Purchase Price, Final Consideration or any other consideration payable by Bemis under this Agreement.

(c)           Without prejudice to Article 2.15(b) and the terms and conditions of the Share Purchase Agreement (including Section 2.02 thereof), any Bemis Common Stock issued under this Article 2.15 shall be issued to PPPI or Rio Tinto International Holdings Limited or any of its Affiliates incorporated in England and Wales designated by PPPI (on behalf of PPPI) in lieu of part of the cash to which PPPI would otherwise have been entitled at Closing if this Article 2.15 had not been implemented.

2.16         Bemis shall procure that the payments to be made, and obligations to be performed, by the Designated Transferees pursuant to Article 2.11 and Schedule 15 (Post Closing Financial Adjustments) are duly made or performed as and when required.

ARTICLE 3.

CONDITIONS TO CLOSING

3.1           Closing shall be conditional on the following conditions having been fulfilled or waived in accordance with this Agreement:

(a)           no Material Adverse Change having occurred and be continuing;

(b)           the waiting period applicable to the review of the Proposed Transaction under the HSR Act being terminated or having expired;

(c)           Mexican Federal Law on Economic Competition (FLEC) Compliance having been obtained;

(d)           no Governmental Authority situated in the US, Brazil or Mexico and acting within its powers, having after the date of this Agreement promulgated a Law, issued a legally binding order or

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

obtained an injunction from the courts of any such jurisdiction which remains in force which, in each case, specifically prohibits the Proposed Transaction as a whole and breach of which would render Closing of the Proposed Transaction as a whole void or voidable or render any party to this Agreement or any member of the Seller Group, the Bemis Group or the Target Group liable for a criminal offence;

(e)           Bemis and each Designated Transferee being Solvent (individually and on a consolidated basis) immediately before, at and immediately after, and giving effect to, Closing and the incurrence of the financing under the Facilities Agreements (and any refinancing and other financing incurred or proposed to be incurred by Bemis and its Affiliates, including the incurrence of any obligations or guarantees and the grant of any security in connection therewith), as certified by Bemis’s Chief Financial Officer, as of the Closing Date; and

(f)            for so long as the Investor’s Equity Commitment under the Share Purchase Agreement (as such terms are defined therein) has not been reduced to zero in accordance with its terms, the Share Purchase Agreement being in full force and effect other than as a result of a breach thereof by Bemis or the failure of any of the conditions in Sections 6.2(b), (d) or (f) thereof.

3.2           The Conditions specified in Article 3.1(e) may be waived in whole or part by notice in writing to Bemis from the RTA Representative.  The Condition specified in Articles 3.1(a) and 3.1(f) may be waived in whole or in part by notice in writing to the RTA Representative from Bemis. Each of the conditions in Articles  3.1(b), 3.1(c), and 3.1(d) may only be waived by agreement in writing between the RTA Representative and Bemis.

3.3           Each of the RTA Representative and Bemis shall notify the other promptly upon becoming aware that any of the conditions has been fulfilled or has become incapable of being fulfilled as at the Longstop Date.  In addition, the RTA Representative shall notify Bemis promptly upon becoming aware that a Material Adverse Change has occurred.  A party invoking failure of a Condition to its obligation to proceed with Closing under this Article 3 shall notify the other parties thereof and shall bear the burden of proof that the Condition has not been fulfilled and the failure of such Condition is capable of being invoked. The first Business Day in London on or by which all Conditions are fulfilled or waived in accordance with Article 3.2 is the Unconditional Date.

3.4           Bemis shall notify the RTA Representative promptly if it considers that a Material Adverse Change has occurred, is expected to occur or is threatened (including upon receipt of any notice or communication by any lender contemplated in Paragraph (b) of the definition of Material Adverse Change that a Material Adverse Change pursuant to Paragraph (b) of such definition has occurred, may occur or is threatened).

ARTICLE 4.

PRE-CLOSING UNDERTAKINGS

Conduct of the Transferred Business

4.1           (a)           This Article 4.1 shall not apply to any action or failure to act:

(i)            which is required to comply with any Law;

(ii)           which is required or expressly permitted by the terms of this Agreement or any other Transaction Document;

(iii)          which is described in reasonable detail in any budget or business plan referred to in the Disclosure Letter;

(iv)          with respect to the matters described in Article 4.2; or

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(v)           which has been approved in writing by Bemis (such approval shall not be unreasonably withheld or delayed).

(b)           From the date of this Agreement until Closing:

(i)            each of the Share Sellers shall procure that the Target Companies being sold by it shall (A) carry on business in all material respects in the ordinary course, and (B) comply with the obligations set out in Schedule 7 (Conduct of the Transferred Business Pre-Closing); and

(ii)           each of the Asset Sellers shall carry on in the ordinary course that Sale Business to be sold by it under or pursuant to this Agreement and, in relation to such Sale Business, shall comply with the obligations set out in Schedule 7.

(c)           In so far as permissible under applicable Law and without prejudice to the generality of Article 4.1(a), from the date of this Agreement until and including the Closing Date, the RTA Representative shall keep Bemis reasonably informed in relation to all material new business or financial developments concerning the Target Companies and the Asset Sellers (in so far as such developments relate to Sale Assets).

(d)           Nothing contained in this Article 4.1 or in Schedule 7 (Conduct of the Transferred Business Pre-Closing) shall confer on Bemis, directly or indirectly, any rights to control or direct the operations of any Asset Seller or any member of the Target Group prior to Closing.

4.2           Notwithstanding anything to the contrary in Article 4.1 or in Schedule 7, no member of the Seller Group or the Target Group shall be required to notify or consult with Bemis or be required to obtain Bemis’s consent in relation to, or incur any liability as a result of effecting, any of the following on or prior to Closing:

(i)            the making or repayment of any loan on commercially reasonable terms to or by any member of the Target Group (other than any making or repayment of any loan which would or would reasonably be expected to result in a violation of the “clear market” provision of the Commitment Letter forming part of the Facilities Agreements or any other financing Bemis obtains in connection with consummating the Proposed Transactions in accordance with Article 4.8 and on customary market terms); or

(ii)           any act, conduct or transaction required or expressly permitted by this Agreement or any other Transaction Document, including all items listed in Schedule 14 (Cross-Group Debt) which the parties have agreed to pursue in good faith.

Cooperation and Approvals

4.3           Each of the RTA Representative and Bemis shall cooperate and use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to fulfill as promptly as practicable the Conditions, provided that the parties’ respective obligations with respect to the Antitrust Approvals are set out exclusively in Article 4.5.

4.4           (a)           Without limiting the generality of Article 4.3, the foregoing, Bemis shall make within all the necessary time limits and diligently pursue all filings and submissions (other than those related to Antitrust Approvals which are governed by Article 4.5) required by any applicable Laws for the consummation of the Proposed Transactions that may be required to avoid a failing of the condition precedent in Article 3.1(d) and shall comply with its obligations under this Article 4.4.  With respect to matters other than Antitrust Approvals which are governed by Article 4.5, the parties shall use their reasonable best efforts and co-operate with each other to ensure that all information necessary or desirable for making (or responding to any requests for further information following) any notification or filing made in respect of the Proposed Transactions, or any matter contemplated by this Agreement, is supplied to the appropriate party to enable it to prepare such notification or filing (or response to

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any information request) and that such notifications, filings and responses to any information requests are properly, accurately and promptly made and in any event in accordance with any applicable time limit laid down by applicable Law, or set by the relevant regulatory authority, or any extension permitted thereby, and that any confidential information belonging to either party contained in all such notifications, filings and responses is appropriately marked as being confidential such that it cannot be disclosed to any third party without the prior consent in writing of the disclosing party, except as permitted under applicable Law.

(b)           Further, without limiting the generality of Article 4.3, the RTA Representative and Bemis shall cooperate and use their respective reasonable best efforts to have any Law repealed and any order or injunction lifted that would result in the failing of the Condition in Article 3.1(d), and Bemis shall in good faith proffer, agree to and perform all undertakings (other than those related to Antitrust Approval which are governed by Article 4.5) required to do so, but shall not be required to agree to any remedy which, strategically or financially, could reasonably be expected to give rise to a material adverse effect on (A) the Transferred Business, (B) Bemis’s existing operations or (C) the prospects of the combined business of the Transferred Business and Bemis’s existing operations, as determined by Bemis acting reasonably and in good faith and not arbitrarily.

4.5           With respect to Antitrust Approvals:

(a)           Bemis undertakes to the RTA Representative as follows:

(i)            As soon as reasonably practicable following the date of this Agreement, Bemis shall submit to the Competent Authorities all filings, applications, notifications and supporting materials and information, duly completed in each case, to the extent required by Law or by a Competent Authority to support an application for an Antitrust Approval. This Article 4.5(a)(i) shall not be breached by a failure to submit information required from the RTA Representative which the RTA Representative has not supplied to Bemis or its legal advisers.

(ii)           Subject to Article 4.5(a)(iii), Bemis shall promptly provide the RTA Representative or Sullivan & Cromwell LLP and Freshfields Bruckhaus Deringer LLP, copies of all materials referred to in Article 4.5(a)(i) (including complete copies of all filings), and of all other written communications to any Competent Authority, before they are submitted, to give the RTA Representative a reasonable opportunity to comment on such materials and communications and Bemis shall not file or submit any such materials or communications except after the RTA Representative has approved their contents (such approval not to be unreasonably withheld or delayed); provided, however, that the RTA Representative’s rights to consent under this Article 4.5(a)(ii) shall not be construed to modify Bemis’s rights or obligations under Article 4.5(a)(ix) with respect to such commitments, undertakings or remedies in respect of any such materials or communications regarding any commitments or undertakings of Bemis to any Competent Authority or any other any remedies of Bemis contemplated in Article 4.5(a)(ix).

(iii)          Any materials referred to in Article 4.5(a)(i) which contain information which is materially commercially sensitive to Bemis’s existing business may be supplied under Article 4.5(a)(ii) to legal advisers designated by the RTA Representative on a “counsel to counsel” basis rather than to the RTA Representative.  Likewise, any materials referred to in Article 4.5(a)(i) which contain information which is materially commercially sensitivity to Seller Group’s existing business (including the Transferred Business) may be supplied to Bemis legal advisers on a “counsel to counsel” basis rather than to Bemis.

(iv)          Bemis shall request, in all applications to any of the Competent Authorities, that the Competent Authority should issue all written communications concerning the applications to Bemis and the RTA Representative simultaneously, unless such communications may contain commercially sensitive information of Bemis’s existing business.

(v)           Subject to Article 4.5(a)(vi), immediately upon receipt by Bemis or any of their advisors of any written or material oral communication (including any communication regarding

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the possibility of a Second Request or undertakings requested or that may be requested by the Competent Authority) concerning any of the relevant applications, Bemis shall send a copy or transcript of the communication to the RTA Representative.

(vi)          Any communication referred to in Article 4.5(a)(v) which contains information which is materially commercially sensitive to Bemis’s existing business may be dealt with in the manner referred to in Article 4.5(a)(iii).

(vii)         Bemis shall provide the legal advisors designated by the RTA Representative with reasonable prior notice and an opportunity to participate in any unwritten communication with any Competent Authority, including any face-to-face meeting, which may be relevant to any of the Antitrust Approvals.

(viii)        Bemis shall respond promptly to all requirements and requests from any Competent Authority for further information relating to any application Bemis has made seeking an Antitrust Approval and Bemis shall in response promptly supply in good faith information to the Competent Authority that Bemis believes having taken all due care to ensure that the same is complete and accurate. This Article 4.5(a)(viii) shall not require Bemis to submit information required from the RTA Representative which the RTA Representative has not supplied to Bemis or its legal advisers.

(ix)           Bemis shall in good faith seek to obtain the Antitrust Approval sought by each application Bemis has made, including by proposing, not later than ninety (90) days following the start of a Second Request, to give commitments or undertakings to the Competent Authority which shall resolve any competition issues identified by such Competent Authority or which are otherwise required in order to obtain the relevant Antitrust Approval and, if the proposal is accepted, shall enter into and perform such commitments.  Any such proposed commitments or undertakings shall be prepared and negotiated by Bemis acting reasonably and in good faith and not arbitrarily.  Bemis shall proffer, agree to and perform all remedies and undertakings required to resolve any competition issues identified by the Competent Authority which are required in order to obtain the relevant Antitrust Approval, but shall not be required to agree to any remedy which, strategically or financially, could reasonably be expected to give rise to a material adverse effect on (A) the Transferred Business, (B) Bemis’s existing operations or (C) the prospects of the combined business of the Transferred Business and Bemis’s existing operations, as determined by Bemis acting reasonably and in good faith and not arbitrarily.

(b)           The RTA Representative undertakes to Bemis on behalf of the Sellers as follows:

(i)            As soon as reasonably practicable following the date of this Agreement, the RTA Representative shall submit to the Competent Authorities its own filings, applications, notifications and supporting materials and information, duly completed in each case, to the extent required by Law or by a Competent Authority to support an application for an Antitrust Approval for the sale of the Target Companies and the Sale Businesses and provide a copy to Bemis promptly after filing. This Article 4.5(b)(i) shall not be breached by a failure to submit information required from Bemis which Bemis has not supplied to the RTA Representative or its legal advisers.

(ii)           In relation to these filings, the RTA Representative shall observe the undertakings in Article 4.5(a)(ii), through (a)(viii) as if references in those Paragraphs to Bemis were references to the RTA Representative, references to the RTA Representative were references to Bemis and in the case of 4.5(a)(ii), as if references to Sullivan & Cromwell LLP and Freshfields Bruckhaus Deringer LLP were references to Baker and McKenzie LLP; and

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(iii)          The RTA Representative shall not contact any Competent Authority, regarding the Antitrust Approval either in writing or orally without Bemis’s legal advisors prior consent (not to be unreasonably withheld or delayed) and with their participation.

4.6           Without prejudice to Article 4.3 and, in respect of the Shelbyville Food Site, Article 4.12:

(a)           Bemis and the RTA Representative shall cooperate and each shall use their respective commercially reasonable efforts and procure that each Bemis Group member or Seller Group member, as applicable, uses commercially reasonable efforts to obtain prior to Closing (i) all material Governmental Consents (to the extent transferable by applicable Law); (ii) all other material authorizations, approvals, agreements of novation, consents or waivers from third parties other than Governmental Authorities (A) without which any material Sale Asset or Assumed Obligation (or the benefit or burden of any Sale Asset or Assumed Obligation) cannot be sold, assigned, subleased, transferred, conveyed or delivered to or assumed by Bemis or any Designated Transferee or (B) which are otherwise required for the execution, delivery or performance of this Agreement or any Transaction Document or otherwise in connection with the Proposed Transactions (each, a Non-Governmental Consent and, together with Governmental Consents, Third Party Consents); and (iii) in respect of Business Leased Real Property, (A) a return  from the relevant landlord of the original of any letter of credit posted by an Asset Seller as a security deposit or other security under the relevant Lease in exchange for the posting of a new replacement letter of credit  by or on behalf of Bemis or a member of the Bemis Group in favor of the relevant landlord, effective as of the Closing Date, and (B) to the extent that an Asset Seller’s obligations under a Lease are guaranteed by any person which is not a Target Company, a release from the relevant landlord of any such guarantor in exchange for a guarantee to be provided by Bemis or a Designated Transferee as a replacement guarantor; provided, however, that in respect of each of clauses (i), (ii) and (iii), no member of the Seller Group or any of their respective Affiliates shall be required to pay any consideration therefor or be obligated to make any commitment or incur any Liability or Cost in relation therewith, and provided further that any payment or commitment made or Liability or Cost assumed or incurred by the RTA Representative or any member of the Target Group or Asset Seller shall be assumed by Bemis as an Assumed Obligation without any adjustments to the Final Consideration.  The undertakings under this Article 4.6(a) (i) shall not be construed to constitute any undertaking by the RTA Representative to procure that any such Third Party Consents are in fact obtained and (ii) do not apply to the agreements or licences for which provision is made in Schedule 11 (Information Technology).

(b)           Notwithstanding anything to the contrary contained in his Agreement, neither this Agreement nor any instrument of transfer or other document delivered to Bemis at or prior to Closing shall constitute an assignment, sublease, transfer, conveyance or delivery of any Sale Contract, Lease, Governmental Consent or any other Sale Asset if the assignment, sublease, transfer, conveyance or delivery or attempted assignment, sublease, transfer, conveyance or delivery would violate applicable Law or constitute a breach of contract or Governmental Consents.

(c)           Closing shall not be conditional on the obtaining of any Third Party Consent (irrespective of its materiality) except as expressly provided in Article 3.1.  To the extent that any Third Party Consent cannot be obtained prior to Closing, the provisions of Article 4.12 (in respect of the Shelbyville Property only) and Part F of Schedule 8 (Closing and Post-Closing Arrangements) shall apply and any Material Deliverable shall only be required to be delivered at Closing to the extent that any such Third Party Consent required therefor has been obtained.

Financial Statements

4.7           (a)           The Sellers shall use their respective reasonable commercial efforts to deliver to Bemis the Transferred Business Quarterly Carve-out Accounts within sixty (60) days following the end of any fiscal quarter that occurs prior to the Closing Date.

(b)           If the Sellers do not deliver the Transferred Business Quarterly Carve-out Accounts for any fiscal quarter within the period required under the preceding sentence, Bemis shall have the right to

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engage and provide additional resources to the Sellers, at its Cost, in order to facilitate and expedite the preparation of such Transferred Business Quarterly Carve-out Accounts under the direction and supervision of the appropriate accounting officers of the Seller Group and subject to agreeing to the confidentiality provisions of  Article 26.  Such additional resources shall consist exclusively of members of an internationally recognized accounting firm selected by Bemis with the prior written consent of the RTA Representative, which shall not be unreasonably withheld or delayed, and subject to any auditor independence or engagement requirements and procedures applicable to the Seller Group under or pursuant to applicable U.S. and other Laws and accounting rules and regulations.  The Sellers shall give to the additional resources so provided by Bemis all access (during business hours) to the offices, properties, books and  records of the Seller and its Affiliates relating to any of the Target Companies and the Sale Businesses that is reasonably required for their assistance in the preparation of such Transferred Business Quarterly Carve-out Accounts, provided that such access shall not include access to competitively sensitive information relating to other assets and operation of the Sellers and their Affiliates, shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of any Seller Group member and will be subject to compliance of such sources with the confidentiality provisions of Article 26.  The recourse under of this Article 4.7(b) shall be Bemis’s exclusive remedy under this Agreement for any delay by the Sellers in providing any Transferred Business Quarterly Carve-out Accounts and no member of the Seller Group shall have any liability therefor hereunder or under any Transaction Document.

(c)           Upon delivery thereof to Bemis, the Sellers undertake that the Transferred Business Quarterly Carve-out Accounts (i) shall have been prepared from the books of account and ledgers of each of the Target Group and, insofar as they relate to the Sale Businesses, of the Seller Group, and (ii) shall present fairly, in all material respects, the combined financial position, results of operations and cash flows and changes in comprehensive income (loss) and invested equity of the Transferred Business, taken as a whole (without giving effect to the exclusion from the Transferred Business of the Excluded Obligations pursuant to, or any other terms of, this Agreement or the Transaction Documents, including Bemis acquiring the Medflex Operations but not acquiring any part of the business of the Asheville plant or certain assets of the Neenah Technical Center), as of the dates thereof and for the periods covered thereby in accordance with GAAP applied on a consistent basis across the periods covered thereby (except for required changes in GAAP as disclosed in the notes thereto or other changes in GAAP that are not material to such accounts), taking into account and subject to (x) the rules applicable to “carve-out” accounts, including Staff Accounting Bulletin Topic 1.B.1 (SAB No. 55), and the related statements in the notes to such Transferred Business Quarterly Carve-out Accounts, (y) the fact that they are interim condensed financial statements in accordance with Article 10 of Regulation S-X of the U.S. Securities and Exchange Commission, including the absence of certain footnotes therefrom, and (z) ordinary year-end adjustments, which, at the time of delivery of such Transferred Business Quarterly Carve-out Financial Statements, assuming the Proposed Transactions had not been completed at the time of such adjustments, would not reasonably be expected to be material, individually or in the aggregate.

Financing

4.8           (a)           Bemis shall comply with its obligations under, and shall use its best efforts to maintain its rights under the Facilities Agreements and the Share Purchase Agreement (and any equity subscription or underwriting agreement that it may enter into in order to substitute the equity financing thereunder for that under the Share Purchase Agreement, referred to herein as the Equity Underwriting) in full force and effect, shall not cancel the commitments thereunder and, shall not permit any amendment or modification, termination, replacement, restatement, cancellation or other change to be made to such Facilities Agreements or any such Equity Underwriting, or take any action, which would:

(i)            reduce the aggregate amount of the financing committed or available thereunder;

(ii)           reduce the period of time for which funds remain available to be drawn;

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(iii)          make the conditions to advancement of any such funds more onerous or less likely to be fulfilled;

(iv)          prevent, impede or delay Bemis’s entitlement or ability to draw funds thereunder in sufficient time and in sufficient amounts to enable it to fulfill its payment obligations under this Agreement, including to pay, or cause to be paid, to the Sellers the amounts specified in Article 2 (Consideration) at Closing and otherwise to achieve Closing as required by this Agreement; or

(v)           conflict with or adversely affect any rights of any Seller Group member under this Agreement, the Share Purchase Agreement or any Transaction Document;

provided, however, that Bemis shall not have violated its obligations under this Article 4.8(a) if Bemis (i) provides reasonable prior notice to the RTA Representative of any action it proposes to take or any event, fact or circumstance that would be restricted by the foregoing provisions of Article 4.8(a) and, (ii) demonstrates in writing to the satisfaction of the RTA Representative (as confirmed by the RTA Representative to Bemis in writing) that is has sufficient other available funds to satisfy its payment obligations at Closing and (iii) so satisfies its payment obligations at Closing.

(b)           Bemis undertakes to the RTA Representative, the Share Sellers, the Asset Sellers and the Cross-Group Loan Sellers to take all action necessary or desirable to enable it to draw on and otherwise enforce the Facilities Agreements and any Equity Underwriting amounts sufficient to enable Bemis to fulfill its obligations under this Agreement and to achieve Closing.

(c)           Subject to Article 3.1(a) with respect to a Material Adverse Change, under Paragraph (b) of the definition thereof (i) Bemis shall not be entitled to delay Closing in order to draw amounts under the Facilities Agreements or any Equity Underwriting or issue shares of Bemis Common Stock under the Share Purchase Agreement and (ii) lack of funds or third party financing, including as a result of funding not occurring under the Facilities Agreements, any Equity Underwriting or the Share Purchase Agreement shall not relieve, in whole or in part, Bemis from any of its payment or other obligations hereunder, including to pay, or cause to be paid to the Sellers, the amounts specified in Article 2 at Closing.

(d)           Without prejudice to PPPI’s obligations under the Share Purchase Agreement and notwithstanding anything to the contrary in this Agreement, no member of the Seller Group (and none of its respective directors, officers, employees or agents) shall have or incur any Liabilities or Costs (whether to Bemis or any third party, including any holders from time to time of any debt or equity securities of Bemis or any Bemis Group member) in relation with any financing sought or obtained by any Bemis Group member to enable Bemis to fulfill its obligations under this Agreement and achieve Closing, or in relation with any public or other disclosures made or information provided by Bemis or any Bemis Group member in relation to the Proposed Transactions, the Target Group, the Sale Businesses, this Agreement or any Transaction Document except to the extent that such member of the Seller Group engages in fraud or willful misconduct and such fraud or willful misconduct is the sole and direct cause of such Liabilities or Costs.  Bemis hereby releases and discharges each Seller Group member (and its respective directors, officers, employees and agents) from, and shall indemnify and keep each Seller Group member (and each of its respective directors, officers, employees and agents) indemnified against, all such Liabilities and Costs, including Liabilities and Costs under applicable securities Law, except to the extent that such member of the Seller Group engages in fraud or willful misconduct and such fraud or willful misconduct is the sole and direct cause of such Liabilities or Costs.

(e)           Without prejudice to any other provision in this Article 4.8 or Article 37 (Further Assurances and Certain Covenants), if any of the lenders party to the Facilities Agreements shall have failed on or prior to the date that would otherwise have been the Closing Date to make available any financing thereunder to Bemis for any reason other than solely as a direct result of a properly invoked Material Adverse Change, under Paragraph (b) of the definition thereof herein, Bemis shall promptly enforce and diligently pursue all its rights and remedies under the Facilities Agreements, as applicable,

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and take at its own expense any and all actions that are reasonably necessary or advisable to enforce the obligations of such lenders to provide such financing, including (at any time and, if such financing has not been provided within two calendar months from the date that would otherwise have been the Closing Date, in any case not later than the expiration of that two calendar month period), instituting suit, arbitration or other legal action or proceeding against such lenders, and shall not cease to pursue such rights and remedies, including such suit, arbitration or other legal action or proceeding, until a final unappealable judgment or award is obtained thereon or settlement is reached in accordance with the next sentence.  Bemis shall not, without the prior written consent of the RTA Representative, settle, compromise or offer to settle or comprise any claims in connection with any such suit, arbitration or any other legal action or proceeding.

(f)            Nothing in this Article 4.8 shall release or delay Bemis’s obligations under this Agreement to achieve Closing or have any effect on the terms and provisions of Article 9 (Termination).

(g)           The provisions of this Article 4.8 and of Paragraph 3 of Schedule 6 (Purchaser’s Warranties) shall also apply to any refinancing of or alternative financing to the financing contemplated under the Facilities Agreements or any Equity Underwriting that Bemis or its Affiliates may obtain, subject to the RTA Representative’s prior written consent (not to be unreasonably withheld or delayed, provided that the RTA Representative and no other Seller Group member shall be required to amend or waive any provision of this Agreement, the Share Purchase Agreement or any Transaction Document), in accordance with and subject to the requirements of this Article 4.8, the other provisions of this Agreement, the Facilities Agreements, any Equity Underwriting or the Share Purchase Agreement.

4.9           (a)           Without prejudice to Article 4.8(d), the Sellers shall, and shall cause their Affiliates, to provide reasonable cooperation and assistance as reasonably requested by Bemis in connection with financing of the Proposed Transactions by (i) giving Bemis and its financing sources reasonable access (during business hours and with prior notice to the Sellers) to the offices, properties, books and  records of the Seller and its Affiliates (and their financial and legal advisers) relating to any of the Target Companies and the Sale Businesses, including, if and to the extent required to facilitate the satisfaction by Bemis of customary closing conditions for such financing, provided that such access shall not include access to competitively sensitive information relating to other assets and operation of the Sellers and their Affiliates and shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Seller or its Affiliates and will be subject to compliance of such sources with the confidentiality provisions of Article 26; (ii) using their respective reasonable efforts to cause appropriate key managers or other employees of the Transferred Business who are necessary because they have knowledge (otherwise not obtainable from such key managers) to be available as reasonably required by Bemis or its lenders (during business hours and with prior notice to the Sellers) in presentations, meetings, road shows and due diligence sessions with prospective lenders and investors; and (iii) using their respective commercially reasonable efforts to provide Bemis and its financing sources, at Bemis’s request, with additional information in relation to the Transferred Business Audited Carve-out Accounts, the Transferred Business Q1 Unaudited Carve-out Accounts or the Transferred Business Quarterly Carve-out Accounts, as applicable, as reasonably required by Bemis, to enable it to produce pro forma financial statements required to be included in any registration statement, other information memorandum or rating agency presentation (provided that such additional information shall not include financial projections and that nothing in this Article 4.9 shall alter the agreements in Article 4.7 in relation to the Transferred Business Quarterly Carve-out Accounts).

(b)           Without prejudice to Article 4.8(d), the Sellers shall use commercially reasonable efforts to cause PricewaterhouseCoopers to take such actions as Bemis may reasonably request in connection with the financing for the Proposed Transactions, including (i) consenting to the use of its reports on the Transferred Business Audited Carve-out Accounts and to the use of the Transferred Business Q1 Unaudited Carve-out Accounts or the Transferred Business Quarterly Carve-out Accounts, in connection with the proposed financing, (ii) delivering a “comfort letter” in a form meeting, and subject to, the requirements of, SAS 72 or such other form as may reasonably requested by Bemis and (iii) performing a SAS 100 review of the Transferred Business Q1 Unaudited Carve-out Accounts or the Transferred Business Quarterly Carve-out Accounts; it being in each case understood that Bemis shall cooperate with the RTA Representative and each Seller Group member and shall provide any indemnities and

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undertakings it may be required to provide (and shall counter-indemnify the RTA Representative and each Seller Group member for any undertakings or indemnities it may be requested provide) in order for such action to be taken.

(c)           Nothing in this Article 4.9, Article 19.4 or elsewhere in this Agreement shall require any Seller Group member to deliver any certificate, opinion or other similar document for the benefit of Bemis, its Affiliates or their financing sources or shall give rise to any direct or indirect responsibility of any Seller Group member to any such financing sources. The Costs incurred by the Seller Group members in connection with the assistance to be provided in this Article 4.9 and in Article 19.4 shall be borne by Bemis.

Transitional Services Agreement

4.10         Each of the RTA Representative and Bemis shall cooperate and negotiate in good faith to agree by Closing the detailed descriptions of each service to be provided under Schedule 1 (Services and Charges) of the Transitional Services Agreement in order to give effect to the pricing, scoping and other provisions of each service agreed at the date of execution of this Agreement and set out in Schedule 2 (Inventory of Services) of the Transitional Services Agreement.  With respect to services to be provided under the Transitional Services Agreement that do not relate to Information Technology, each of the RTA Representative and Bemis further undertake to negotiate in good faith in order to determine which of the services listed in Schedule 2 (Inventory of Services) of the Transitional Services Agreement each party will provide and/or receive in accordance with such agreement with the aim of agreeing by Closing detailed descriptions of such services to be provided under Schedule 1 (Services and Charges) of the Transitional Services Agreement.

Canada Revenue Agency Tax Ruling

4.11         The RTA Representative shall procure that Rio Tinto plc uses commercially reasonable efforts to pursue the advance tax ruling request which has been submitted to the Canada Revenue Agency in order to obtain an advance tax ruling on terms reasonably satisfactory to Rio Tinto plc confirming that should the guarantee provided in Article 24 be provided by Rio Tinto plc, it will not constitute “property acquired by any person in substitution for property distributed to the parent on the winding-up” for purposes of subparagraph 88(1)(c)(vi) of the Income Tax Act (Canada).

Separation of Shelbyville

4.12         (a)           The RTA Representative and Bemis shall cooperate and use their respective commercially reasonable efforts to procure promptly after Closing that the operations of the APFT Sale Business and the Pharma Business carried on at APFT’s Shelbyville, Kentucky plant site (the Shelbyville Pharma Business and the Shelbyville Property, respectively) be made separate and autonomous in accordance with this Article 4.12.

(b)           Bemis acknowledges that at the date of this Agreement, the Shelbyville Property is owned by APFT and that the operations of the APFT Sale Business and the Shelbyville Pharma Business are carried out in distinct areas of a single building on the Shelbyville Property which are separated by a common wall, and all environmental and other operating permits (the Shelbyville Permits) for both businesses have been issued in respect of the Shelbyville Property site rather than separately in the name of each business.  Bemis further acknowledges that there are systems and equipment (the Shelbyville Systems) located on the premises of and operated by the APFT Sale Business for the use and benefit of both the APFT Sale Business and the Shelbyville Pharma Business, the costs of which are charged back proportionately to the Shelbyville Pharma Business.

(c)           Without prejudice to Article 4.12(e), Bemis and the RTA Representative shall cooperate and each use their respective commercially reasonable efforts to obtain (or cause their applicable Affiliates to obtain) prior to Closing (and if not obtained by Closing, until obtained):

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(i)            a survey plan of the Shelbyville Property designating the portions thereof currently occupied or used by each of the APFT Sale Business and the Shelbyville Pharma Business in the ordinary course of business (previously requested by the RTA Representative);

(ii)           a preliminary subdivision plat, together with an agreement (Common Use Agreement) providing for arrangements between APFT (or a designated Affiliate) and Bemis (or its Designated Transferee) for use and maintenance of common areas and appropriate easements, if any;

(iii)          approval of the preliminary sub-division plat by the planning commission and recording of the sub-division plat;

(iv)          necessary regulatory approvals for the re-issuance of the Shelbyville Permits in the names of the APFT Sale Business and the Shelbyville Pharma Business, as applicable; and

(v)           agreement between the RTA Representative and Bemis (or their respective relevant Affiliates) to be negotiated in good faith in respect of transitional and long-term services relating to the Shelbyville Systems be provided by the APFT Sale Business to the Shelbyville Pharma Business along the lines set forth in Exhibit 3 (Shelbyville Services).

Following the recording of the sub-division plat as contemplated in Article 4.12(c)(iii), upon the later of Closing and such recording, APFT shall transfer to Bemis that portion of the Shelbyville Property allocated to the APFT Sale Business (the Shelbyville Food Site) and shall retain for itself the remaining portion of the property (the Shelbyville Pharma Site), and APFT and Bemis shall enter into the Common Use Agreement.  In the event that the sub-division plat is not recorded by Closing, at Closing APFT (or a designated Affiliate) and Bemis (or its Designated Transferee) shall enter into a lease agreement for the Shelbyville Food Site for a term expiring upon the said recording of the sub-division plat and the transfer of the Shelbyville Food Site to Bemis.  The lease shall be negotiated in good faith by the RTA Representative (on behalf of APFT), as lessor, and Bemis, as lessee, and shall provide for (i) a rent of one (1) US dollar per annum; (ii) Bemis to bear the operating costs of the Shelbyville Property; and (iii) each of Bemis and APFT to bear the real estate and other taxes and other shared costs, in each case allocable to the Shelbyville Food Site and the Shelbyville Pharma Site, respectively, consistent with past practice as reflected in the 2008 Management Accounts.

(d)           In the event that the Shelbyville Permits are not re-issued by Closing as contemplated by Article 4.12(c)(iv), the RTA Representative and Bemis shall enter into (or cause their applicable Affiliates to enter into) an environmental services agreement covering use of the Shelbyville Permits until re-issuance (the Environmental Services Agreement).

(e)           APFT (or an Affiliate) shall bear all reasonable costs incurred in connection with Article 4.12(c)(i) to (iv) provided that Bemis acknowledges and agrees that neither APFT nor any of its Affiliates shall be required to incur any costs or expenses other than as may reasonably be required to deliver or obtain the plans and approvals referred to in such clauses or otherwise to effect the separation of the APFT Sale Business and the Shelbyville Pharma Business and provided further that the preliminary sub-division plat referred to in Article 4.12(c)(ii) and (iii) shall be prepared by APFT (or any of its Affiliates) acting reasonably and in good faith and submitted for approval to the relevant Governmental Authorities referred to in Article 4.12(c)(iv) and (v) after obtaining the prior consent of Bemis (which shall not be unreasonably withheld or delayed).

Supply Agreements for the Seller Group’s Beauty Business

4.13         (a) Bemis and the RTA Representative shall review and confirm the proposed terms of the agreement between Cebal Brasil Ltda. and Alcan Embalagens do Brasil Ltda. set forth at Section 13.7.2 to the Supplements of the Data Room (the Beauty Contract Proposal);  provided that in the absence of such confirmation, Bemis and the RTA Representative shall procure that the parties to the Beauty Contract Proposal which are (or will

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be) their respective Affiliates at Closing shall nonetheless comply with the terms thereof for a six (6) month period from the Closing Date, which period may be renewed at the discretion of Cebal Brasil Ltda. for an additional six (6) month period.

(b)           Bemis and the RTA Representative shall furthermore cooperate and negotiate in good faith to agree (or procure that their relevant respective Affiliates agree) by Closing agreements in form and substance mutually satisfactory to each of Bemis and the RTA Representative pursuant to which Bemis (or its relevant Designated Transferee(s)) shall agree to supply film, laminate and any other intermediate products and/or raw materials, as applicable, that in each case have been supplied prior to the date hereof by PPPI from its Plant located in Neenah, Wisconsin to Plants owned by Seller Group members (including the Plants owned by PPPI located in Washington, New Jersey and Shelbyville, Tennessee) for use in or by the Seller Group’s beauty business (the Beauty Supply Agreements).

(c)           The Beauty Supply Agreements shall be on terms and conditions, including in respect of volume, price, quality and delivery obligations, which replicate in all material respects existing practices or arrangements, whether reduced to the form of a contract or otherwise, in respect of the supply and purchase products and/or materials in effect immediately prior to the Closing Date.

Separation Arrangements for the Diadema and Maua Sales Force

4.14         (a) Bemis acknowledges that at the date of this Agreement, the sales personnel and management for the plants located in each of Maua and Diadema, Brazil, operate as a single sales force within the same management structure comprised of two (2) sales representatives and one (1) sales manager for the Plant in Maua and three (3) sales representatives for the plant in Diadema.

(b)           Bemis further acknowledges that as a result of the acquisition by Bemis of Alcan Embalagens Do Brasil Ltda. (which owns the Maua Plant) and the retention of Alcan Packaging Do Brasil (which owns the Diadema plant) by the Seller Group as part of the Retained Business, their respective sales forces will need to be separated and made autonomous from each other.

(c)           As a result thereof each of Bemis and the RTA Representative shall cooperate and negotiate in good faith (or procure that their relevant respective Affiliates agree) prior to Closing arrangements  pursuant to which each of the Maua Plant and Diadema plant shall implement a sales organization allowing each such plant to operate to a standard and in manner which is substantially equivalent to the standard and manner at and in which such their respective sales functions operated immediately prior to the Closing Date.

(d)           The costs incurred in connection with Article 4.14(c), including as may be incurred with the hiring of any additional personnel as may be reasonably necessary or desirable in connection with such Article, shall be borne by Bemis.

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ARTICLE 5.

CLOSING

5.1           Closing shall take place at the locations and in accordance with the procedures specified in Schedule 8 (Closing and Post-Closing Arrangements) on the last Business Day of the calendar month in which the Unconditional Date falls (or, if the Unconditional Date falls less than seven (7) Business Days before the last Business Day of that month, on the last Business Day of the following month) (the Closing Date), provided that the Conditions remain fulfilled on the Closing Date.  If pursuant to the preceding sentence or Article 5.4 the Closing Date is to fall on September 30, December 31 or March 31, the RTA Representative and Bemis shall consider in good faith whether to instead set the Closing Date on October 1, January 1 or April 1, respectively, provided that the RTA Representative and Bemis shall not be required to agree to such modification.

5.2           At Closing each Seller shall deliver and Bemis shall deliver all those documents and other items listed in relation to it in Schedule 8 (Closing and Post-Closing Arrangements) and duly perform all actions required to be performed by it (or procured to be performed by it) under Schedule 8, and for the avoidance of doubt, subject to any qualifications or exceptions provided for in Article 4.12 in respect of the Shelbyville Property and Schedule 8, including Part F (Non-Assignability of Assets) thereof.

5.3           Closing shall be deemed to have taken place on satisfaction of each Seller’s and Bemis’s respective obligations to deliver or perform or to procure delivery or performance of the Material Deliverables.

5.4           If on the date otherwise set for the Closing in accordance with this Article 5 any party fails to procure delivery to a party or performance in favour of a party (in each case, an affected party) of any of its respective Material Deliverables, unless the affected party agrees to waive the requirements to fulfill those obligations owed to it in whole or in part, Closing shall be automatically deferred to the last Business Day of the following month and, if the same occurrence is repeated on the new date so set for Closing, Closing shall again be so deferred one or more times on a rolling basis, subject to the proviso in Article 5.1 and to Article 5.2, provided that the foregoing shall not affect the provisions herein regarding the Longstop Date.

5.5           Risk in the Transferred Business and, subject to the provisions of Schedule 8 (Closing and Post-Closing Arrangements), ownership of the Transferred Business shall pass to Bemis and, if applicable, its relevant Designated Transferees on and with effect from Closing.

5.6           The parties to this Agreement shall comply with the terms of Article 37 (Further Assurances and Certain Covenants) and Parts F and G of Schedule 8 (Closing and Post-Closing Arrangements) with respect to obligations under this Agreement which are not Material Deliverables.

ARTICLE 6.

WARRANTIES

6.1           Subject to the succeeding provisions of this Article 6, each of the Share Sellers in relation to the relevant Target Company or Target Companies to be sold by it under or pursuant to this Agreement and each of the Asset Sellers in relation only to the Sale Assets and Assumed Obligations of the Sale Business to be sold by it under or pursuant to this Agreement, represents and warrants to Bemis that the statements comprising the Warranties (other than the Tax Warranties) are accurate as at the date of this Agreement.

6.2           The Repeated Warranties shall be accurate as at the Closing Date.

6.3           Each of the Warranties shall be separate and independent and, except where otherwise provided in this Agreement, shall not be limited by reference to any other Warranty.

6.4           Except where otherwise provided in this Agreement, the Warranties are subject to:

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(a)           all matters disclosed in the Disclosure Letter to the extent such matters expressly relate, or it is reasonably apparent from the text in the Disclosure Letter that such matters relate, to a particular Warranty;

(b)           the other limitations and qualifications set out in this Article 6 and in Schedule 5 (Limitations on Liability); and

(c)           in relation only to a Tax Warranty Claim (but without limitation to the foregoing), the additional limitations and qualifications set out in the Tax Covenant.

6.5           Except where otherwise provided in this Agreement and without prejudice to Schedule 13 (Tax), the Repeated Warranties are subject to those matters referred to in Article 6.4.

6.6           Bemis agrees that:

(a)           unless otherwise expressly provided in this Agreement, Claims may only be made if Closing has occurred and all Claims shall be subject to the limitations on Liabilities and other provisions set out in this Article 6 and in Schedule 5 (Limitations on Liability);

(b)           other than the statements comprising the Warranties, no statement, representation or warranty made by or on behalf of any member of the Seller Group or any member of the Target Group (or any of their respective agents, officers, employees or advisers) may form the basis of any Claim or be referred to or relied on in connection with any Claim; and

(c)           except as otherwise expressly stated in this Agreement, no member of the Seller Group or any member of the Target Group and none of their respective agents, officers, employees or advisers has (or has at any time had) any authority to make, is making or has made any express or implied statement, representation or warranty as to the degree of enquiry (if any) which has been made concerning any matter to which any of the Warranties relate.

6.7           Without in any way limiting the preceding provisions of this Article 6, Bemis acknowledges that no member of the Seller Group or any member of the Target Group and none of their respective agents, officers, employees or advisers makes or has made any statement, representation, warranty or covenant:

(a)           without prejudice to the foregoing and except as expressly stated in Paragraph 2 of Part A of Schedule 4 (Warranties) as to the accuracy or completeness of any of the matters disclosed in the Information Memorandum, the Supplemental Information Memorandum, the Data Room or the Disclosure Letter or any of the matters treated by the Disclosure Letter as being disclosed; or

(b)           without prejudice to the foregoing and except as expressly stated in Paragraph 2 of Part A of Schedule 4 (Warranties) as to the accuracy or completeness or otherwise in relation to any forecasts, estimates, projections, statements of fact, intent or opinion provided to any member of the Bemis Group or any of their respective agents, officers, employees or advisers on or prior to the date of this Agreement and Bemis represents and warrants that it has not relied upon any such statement, representation, warranty or covenant in connection with any of the Transaction Documents or otherwise.

ARTICLE 7.

BEMIS WARRANTIES AND UNDERTAKINGS

7.1           Bemis represents and warrants to the RTA Representative and to each of the Sellers that, in respect of itself and each member of the Bemis Group, the statements set out in Schedule 6 (Purchaser’s Warranties) are as at the date of this Agreement, and shall be at Closing (by reference to the facts and circumstances existing at the relevant time) accurate.

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7.2           Bemis represents and warrants to the RTA Representative and each of the Sellers that its and its Affiliates’ representations and warranties set out in the Facilities Agreements and in Article 3 of the Share Purchase Agreement are as at the date of this Agreement and shall be at Closing true and accurate.

ARTICLE 8.

CONDUCT OF CLAIMS

8.1           Without prejudice to the limitations on liability set out in Schedule 5 (Limitations on Liability) and subject to the provisions in respect of control of Environmental Indemnity Claims set forth in Articles 12.2 through 12.5, in the event that any claim or demand for which a party (an Indemnifying Party) or any of its Affiliates may have liability to another party (an Indemnified Party) or any of its Affiliates in respect of any Claim, Indemnity Claim or otherwise under this Agreement, in each case other than in respect of any Tax Claim (which is the subject of Schedule 13 (Tax)), is asserted against or sought to be collected from any Indemnified Party by a third party (a Third Party Claim):

(a)           the Indemnified Party shall promptly, but in no event more than ten (10) Business Days following such Indemnified Party’s receipt of a Third Party Claim, notify the Indemnifying Party in writing of such Third Party Claim, the amount or the estimated amount of damages sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Third Party Claim), any other remedy sought thereunder, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto, including all reasonable information and facilities to investigate such Third Party Claim (a Claim Notice); provided, however, that the failure timely to give a Claim Notice shall affect the rights of an Indemnified Party hereunder only to the extent that such failure has a prejudicial effect on the defenses or other rights available to the Indemnifying Party with respect to such Third Party Claim;

(b)           neither the Indemnified Party nor any of its Affiliates shall admit any liability, settle, compromise or offer to settle or compromise such Third Party Claim without the prior written consent of the Indemnifying Party; and

(c)           the Indemnifying Party shall have thirty (30) days (or such lesser number of days set forth in the Claim Notice as may be required by court proceeding in the event of a litigated matter) after receipt of the Claim Notice (the Notice Period) to notify the Indemnified Party that it desires to defend the Indemnified Party against such Third Party Claim. During that period, if the Indemnified Party is Bemis, the Indemnified Party shall consult in order to determine if the Third Party Claim may give rise to a Liability of any Seller Group member hereunder (including after giving effect to any deductible under the provisions hereof, the provisions of Paragraphs 2 and 6 of Schedule 5 (Limitations on Liability) or any limitation of Liability in any provision of this Agreement by reference to a Relevant Loss).

8.2           If the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against a Third Party Claim, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control such defense at its expense provided that if it appears reasonable that the ultimate responsibility for the Third Party Claim will not be borne solely by the Indemnifying Party then the Indemnified Party and the Indemnifying Party shall consult in good faith to determine how best to defend such Third Party Claim, including whether to enter into a joint or shared defense arrangement, provided, further that nothing herein shall obligate the Indemnified Party or the Indemnifying Party to enter into any such arrangements.  Once the Indemnifying Party has duly assumed (joint or shared, as the case may be, if the Indemnifying Party and the Indemnified Party have agreed to joint or shared defense arrangements) the defense of a Third Party Claim, the Indemnified Party shall have the right, but not the obligation, to participate in any such defense and to employ separate counsel of its choosing.  The Indemnified Party shall participate in any such defense at its expense unless (a) the Indemnifying Party and the Indemnified Party are both named parties to the proceedings and the Indemnified Party shall have reasonably concluded that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, (b) the Indemnified Party assumes the defense of a Third Party Claim after the Indemnifying Party has failed to

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diligently pursue a Third Party Claim it has assumed, as provided in the first sentence of Article 8.4 or (c) the Indemnifying Party and  Indemnified Party have entered into a joint or shared defense arrangement.

8.3           The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any Third Party Claim on a basis that would result in (a) the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Party or any of its Affiliates; (b) a finding or admission of a violation of Law or violation of the rights of any person by the Indemnified Party or any of its Affiliates; (c) a finding or admission that would have an adverse effect on other claims made or threatened against the Indemnified Party or any of its Affiliates; or (d) except to the extent within the thresholds set forth in Paragraph 2 of Schedule 5 (Limitations on Liability) hereof, any monetary liability of the Indemnified Party that shall not be promptly paid or reimbursed by the Indemnifying Party.

8.4           If the Indemnifying Party (a) elects not to defend the Indemnified Party against a Third Party Claim, whether by not giving the Indemnified Party timely notice of its desire to so defend or otherwise; or (b) after assuming the defense of a Third Party Claim, fails to take reasonable steps necessary to defend diligently such Third Party Claim within ten (10) Business Days after receiving written notice from the Indemnified Party to the effect that the Indemnifying Party has so failed, the Indemnified Party shall have the right but not the obligation to assume its own defense; it being understood that the Indemnified Party’s right to indemnification for a Third Party Claim shall not be adversely affected by assuming the defense of such Third Party Claim. The Indemnified Party shall not settle a Third Party Claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

8.5           The Indemnified Party and the Indemnifying Party shall cooperate in order to ensure the proper and adequate defense of a Third Party Claim, including by providing access to each other’s relevant business records and other documents, and employees; it being acknowledged and agreed that the costs and expenses of the Indemnified Party relating thereto shall, subject to the limitations on liability set out in Schedule 5 (Limitations on Liability), be Costs subject to indemnification.  Without prejudice to the generality of the foregoing, to the extent reasonably related to the Third Party Claim the Indemnifying Party may request that the auditors (both past and then current) of the Indemnified Party or any of its Affiliates make available their audit working papers in respect of audits of the accounts of the Indemnified Party or any of its Affiliates for any accounting period relevant to such Third Party Claim (subject to the Indemnifying Party agreeing to hold harmless requirements that such auditors may reasonably require).

8.6           The Indemnified Party and the Indemnifying Party shall use commercially reasonable efforts to avoid production of confidential information (consistent with applicable Law), and to cause all communications among employees, counsel and others representing any party to a Third Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.

8.7           Subject to the provisions in respect of control of Environmental Indemnity Claims set forth in Articles 12.2 through 12.5, before an Indemnified Party makes a claim for indemnification under this Agreement for a Cost or Liability (other than in respect of any Tax Claims) that does not result from a Third Party Claim (a Direct Claim):

(a)           the Indemnified Party shall notify the Indemnifying Party in writing of such Direct Claim, the amount or the estimated amount of damages sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Direct Claim), any other remedy sought thereunder, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto;

(b)           the Indemnifying Party shall have a period of forty-five (45) days within which to respond to such Direct Claim, and if the Indemnifying Party does not respond within such forty-five (45) day period, the Indemnifying Party shall be deemed to have accepted the Direct Claim; and

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(c)           if the Indemnifying Party rejects all or any part of the Direct Claim, the Indemnified Party shall be free to seek enforcement of its rights to indemnification under this Agreement with respect to such Direct Claim.

8.8           The Indemnifying Party shall pay all amounts payable pursuant to this Article 8 and, with respect to any Environmental Indemnity Claim, Article 12.2 through 12.5 in accordance with the payment provisions of this Agreement promptly following receipt from an Indemnified Party of a bill, together with all accompanying reasonably detailed back-up documentation, for any Liability or Cost in respect of any Claim, Indemnity Claim or otherwise under this Agreement, unless the Indemnifying Party in good faith disputes such Liability or Cost, in which event it shall so notify the Indemnified Party.  In such case, the Indemnifying Party shall not be required to pay to the Indemnified Party in accordance with the payment provisions of this Agreement the amount of any Liability or Cost for which it is liable hereunder until five (5) Business Days following any final determination of the related claim and the Indemnifying Party’s liability therefor (a Final Adjudication).  A Final Adjudication shall exist when (a) the parties to the dispute have reached an agreement in writing; (b) a court of competent jurisdiction shall have entered a final order or judgment not subject to stay or appeal; or (c) an arbitration or like panel shall have rendered a final non-appealable determination with respect to disputes the parties have agreed to submit thereto.

8.9           It shall be a condition to the right of an Indemnified Party to pursue, enforce and obtain payment in respect of any Claim or Indemnity Claim under this Agreement that it shall have complied with the terms and conditions of this Article 8 and, in respect of any Environmental Indemnity Claim, Articles 12.2 through 12.5.

ARTICLE 9.

TERMINATION

9.1           If Closing has not occurred on or before the Longstop Date (as the same may be extended in accordance with Article 9.2) and the RTA Representative and Bemis have not agreed in writing to further extend the Longstop Date, each of the RTA Representative and Bemis shall have the right to terminate this Agreement (other than the Surviving Provisions) as of the Longstop Date (as so extended) so long as the passing of the Longstop Date without Closing occurring is not due to a material breach by the terminating party of its obligations under this Agreement.

9.2           Where, in respect of the Proposed Transactions:

(a)           a Second Request is issued, the Longstop Date shall be automatically extended for a further period to March 31, 2010, to enable the Conditions in Articles 3.1(b) and 3.1(c) to be fulfilled by Bemis, which date shall constitute the new Longstop Date for the purposes of this Agreement.  Regarding the Condition in Article 3.1(c), if the filing is not deemed complete by the Mexican Federal Competition Commission, and consequently the thirty five working days term of the administrative review has not started within the three weeks after the antitrust filing is submitted, the Longstop Date shall be automatically extended to December 31, 2009. Except as otherwise agreed in writing by the RTA Representative and Bemis, the Condition in Article 3.1(b) and 3.1(c) shall not be fulfilled or deemed to be fulfilled until the relevant Governmental Authorities have approved the Proposed Transactions or any applicable waiting periods in respect thereof have expired or been terminated with the result that the Proposed Transaction is deemed to have been approved, or no longer to require approval, by the relevant Governmental Authorities;

(b)           if Bemis has notified the RTA Representative that a Material Adverse Change has occurred and is continuing, the RTA Representative shall have the right, by notice to Bemis, to extend the Longstop Date unilaterally so that it occurs no later than March 31, 2010; or

(c)           if the Condition in Article 3.1(d) has not been satisfied by the Longstop Date, the RTA Representative or Bemis may elect to extend the Longstop Date for a further period to March 31, 2010, to enable such Condition to be fulfilled by the relevant party, which date shall be the new Longstop Date for the purposes of this Agreement.

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9.3           The RTA Representative may, by written notice given to Bemis at or before Closing, terminate this Agreement:

(a)           with effect no later than ten (10) Business Days from the date of such notice of termination (as specified by the RTA Representative in such notice) if Bemis has notified the RTA Representative that a Material Adverse Change under Paragraph (b) of the definition thereof herein has occurred and is continuing; or

(b)           with effect no later than ten (10) Business Days from the date of such notice of termination (as specified by the RTA Representative in such notice) if (i) Bemis is in breach of its obligations under Article 4.8; (ii) the Facilities Agreements are no longer in full force and effect, any condition to completion of the transactions contemplated thereby (other than the continued force and effect of this Agreement) has become incapable of being satisfied by the Longstop Date, any such condition or any termination right has been invoked or the Facilities Agreements have been repudiated by any party thereto (in each case without regard to whether such action has been properly or wrongfully taken); or (iii) the Share Purchase Agreement is no longer in full force and effect (other than as a result of a breach by the Seller Group member party thereto), and, in each case of clauses (ii) and (iii) Bemis has not entered into financing arrangements that would permit it to meet its obligations hereunder and to effect Closing by the Longstop Date that are reasonably satisfactory to the RTA Representative.

9.4           All rights and obligations of the parties shall cease to have effect immediately upon termination of this Agreement in accordance with this Article 9 and none of the parties (nor any of their Affiliates) shall have any liability or obligation to the other parties (or their Affiliates) in relation to the subject matter of this Agreement, except that:

(a)           the Surviving Provisions shall continue in full force and effect;

(b)           the termination shall not affect any rights or liabilities of any of the parties which have already accrued at the time of termination, including the right of the RTA Representative and the liability of Bemis for failure to meet its obligations to proceed with Closing hereunder in the event of termination (i) pursuant to Article 9.1 following (A) alleged occurrence or continuation of a Material Adverse Change that had not occurred or was not continuing or (B) the Conditions in Articles 3.1(b), 3.1(c) or 3.1(d) failing to be fulfilled by the Longstop Date as a result of a breach by Bemis or any Bemis Group member of its obligations hereunder, (ii) pursuant to Article 9.3(a) if the alleged Material Adverse Change had not occurred or was not continuing or (iii) pursuant to Article 9.3(b); and

(c)           without limiting the generality of the foregoing, the RTA Representative shall have the right in the case of an alleged Material Adverse Change pursuant to Paragraph (b) of the definition thereof herein, (i) to continue to require Bemis to enforce its rights under the Facilities Agreements or any other relevant financing agreement in accordance with Article 4.8 and this Article 9 against the lenders thereunder and (ii) to initiate and pursue remedies against Bemis to enforce its rights under this Agreement notwithstanding termination of this Agreement as contemplated above.

ARTICLE 10.

INTELLECTUAL PROPERTY

The provisions of Schedule 10 (Intellectual Property) shall apply in respect of the Intellectual Property.

ARTICLE 11.

INFORMATION TECHNOLOGY

The provisions of Schedule 11 (Information Technology) shall apply in respect of the Information Technology.

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ARTICLE 12.

CERTAIN LITIGATION, ENVIRONMENTAL AND OTHER INDEMNITIES

12.1         Subject to the limitations on liability set out in Schedule 5 (Limitations on Liability), each Share Seller agrees to indemnify Bemis and each Designated Transferee that acquires Sale Shares from it at Closing pursuant to this Agreement, and each Asset Seller agrees to indemnify Bemis and each Designated Transferee that acquires Sale Assets from it at Closing pursuant to this Agreement, against all Liabilities and Costs suffered or incurred by any of them or their Affiliates after Closing arising from or relating to:

(a)           Third Party Claims by consumers who are end-users of products packaged using products or parts or components of products manufactured on or before the Closing by any member of the Target Group, any member of the Seller Group as part of the Transferred Business resulting directly from any failure of such products to comply with the specifications to which the relevant Seller or Target Company was legally obliged to produce them;

(b)           any action or proceeding against a Seller Group member or a member of the Target Group or the Bemis Group whether commenced before, on or after the Closing Date which is based on any breach of a legally binding duty or obligation before Closing by a Seller or Target Company, including all actions, proceedings or claims referenced or described in Sections 12 of the Project Ocean Data Room and of the Supplements to the Data Room but excluding any action, proceeding or claim relating to (i) the Environment, any Environmental Matter, Hazardous Matter or any a breach of a legally binding duty or obligation relating to any Environmental Matter including under Environmental Law or any Environmental Permit, (ii) any products manufactured by the Transferred Business, or (iii) Tax;

(c)           any indemnity or other obligations owed by any Seller Group member or any member of the Target Group in connection with the sale or other disposition on or before Closing of any business (or part thereof) by any member of the Target Group, whether by merger, sale of assets, sale of Securities, tender offer, lease, license or otherwise;

(d)           (i) any non-compliance on or before the Closing Date with any Laws applicable to the Target Group or the Asset Sellers with respect to the Transferred Business governing criminal activity, competition or antitrust (including price-fixing and civil antitrust claims), bribery, anticorruption, including the bribery and anticorruption (but not financial reportings or record keeping) provisions of the Foreign Corrupt Practices Act (and any Laws of other jurisdictions comparable to such Laws), by any member of the Target Group or Seller Group or any of their respective directors, officers or employees; or (ii) any material non-compliance on or before the Closing Date, known to the members of the Seller Group, with the written code of conduct or employee policy of the Target Group, any other member of the Seller Group by any of their respective directors, officers or employees; provided, however, that the indemnity under this Article 12.1(d) shall not apply to any non-compliance or breach of (A) applicable Laws regarding accounting, auditing, the preparation and content of financial statements, the maintenance of books and records, internal controls over financial reporting, disclosure controls and procedures, governance provisions relating to the board of directors, the audit committee and any other committees of the board, the Chief Executive Officer, the Chief Financial Officer and any other officers in relation with the foregoing matters, relations with auditors or similar matters, (x) under the Securities Act, the Exchange Act, the Sarbanes Oxley Act, the provisions relating to the foregoing of the Foreign Corrupt Practices Act and any rules or regulations promulgated thereunder or (y) under any similar Law in other applicable jurisdictions or (B) any code of conduct, ethical charter or policy of the Target Group or any other member of the Seller Group adopted or existing pursuant or in furtherance of any Laws referred to in clause (A) in relation to matters within the scope of clause (A) of this Article 12.1(d) and provided, further, that the indemnity under this Article 12.1(d) shall not apply to any non-compliance or breach of or liability under any Environmental Law or any Environmental Permits; for the avoidance of doubt, Bemis and each Designated Transferee will be indemnified relative to those matters referred to in Section 2 of Attachment A-5 of the Disclosure Letter;

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(e)           any breach of any Warranty provided under Schedule 4 (Warranties); and

(f)            any Excluded Obligations (other than those pursuant to clauses (iv) and (v) of the definition of Excluded Obligations thereof herein).

12.2         Subject to the limitations on liability set out in Schedule 5 (Limitations on Liability), each Share Seller agrees to indemnify Bemis and each Designated Transferee that acquires Sale Shares from a Share Seller and each Asset Seller agrees to indemnify Bemis and each Designated Transferee that acquires a Sale Business from an Asset Seller, in each case at Closing pursuant to this Agreement, against all Liabilities and Costs suffered or incurred by any of them (or their Affiliates) after Closing arising from or relating to:

(a)           any Environmental Matters, including those identified as violations of Environmental Law or releases of Hazardous Substances requiring remediation pursuant to any Environmental Law as set forth in the environmental assessments described in Schedule 17 (Environmental Indemnity — Known Environmental Matters) hereto, relating to the Properties, and those relating to the Former Properties, the Transferred Business, the Target Companies, or Third Party Disposal Sites but only to the extent the relevant Environmental Matter results from (i) violations of or Liabilities and Costs that have arisen under any Environmental Law or (ii) the presence or release, above Remediation standards applicable to industrial use, or any other unlawful handling or disposal of Hazardous Matter, in each case at any of the Properties, Former Properties or Third Party Disposal Sites that, in each case of clauses (i) and (ii), occurred on or prior to the Closing Date (whether such Environmental Matter arises prior to, on or after the Closing Date) and including any such Costs and Liabilities suffered or incurred by Bemis or a member of the Bemis Group by virtue of being a successor to any current or former Affiliate of any member of the Target Group;

(b)           any failure of any of the members of the Seller Group or any of the Target Companies prior to the Closing Date to maintain or ensure compliance in all respects with Environmental Laws or Environmental Permits; and

(c)           without prejudice to any other Environmental Indemnity Claim, any Environmental Matter relating to  ***  arising out of or relating to contaminants identified in the reports listed in Schedule 17 for the *** , provided that, Environmental Matter, solely *** that comes into effect within *** following the Closing Date, provided further, that the cumulative aggregate amount of the liability of all members of the Seller Group pursuant to this Article 12.2(c) shall not exceed ***.

12.3         Notwithstanding any other provision of this Agreement, no Seller Group member shall be liable on any Environmental Indemnity Claim:

(a)           for any Environmental Indemnity Claim in respect of an Environmental Matter (other than a Known Environmental Matter or an Environmental Matter relating to any of the Former Properties or to any Third Party Disposal Sites) or pursuant to Article 12.2(c), to the extent that the amount of that Environmental Indemnity Claim does not exceed *** per site and to the extent the amount of the Environmental Indemnity Claim exceeds such amount per site, then the relevant Seller Group members shall only be liable for the excess over such amount per site;

(b)           to the extent that the amount of any Environmental Indemnity Claim relates to: (i) any voluntary investigation or Remediation that is not consistent with Article 12.4 (including those involving any tank, vessel, sump, sewer, impoundment, electrical equipment, or asbestos containing material present at any Property or Former Property in compliance with Environmental Laws at Closing); (ii) facility closure or decommissioning costs and asset retirement obligations; (iii) internal costs; (iv) costs arising after the receipt of a no further action letter or completion of a cleanup (including post remediation monitoring or long term operation and maintenance costs for any remedial alternative); or (v) Remediation that is conducted at greater Liability or Cost than covered by Article 12.4; and

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(c)           to the extent that the aggregate amount of all Environmental Indemnity Claims for which any members of the Seller Group are liable (after giving effect to the deductible per site under Paragraph (b) above) does not exceed in the aggregate the amount of the provision for Environmental Matters reflected in the Closing Statements (it being understood that to the extent the Environmental Indemnity Claims exceed such amount, then the relevant members of the Seller Group shall only be liable for the excess over such amount).

12.4         Any Remediation pursuant to, or that may give rise to, an Environmental Indemnity Claim under Article 12.2 shall utilize the most cost effective method permitted under Environmental Laws and should include, where appropriate the use of risk assessment, institutional controls and deed restrictions. If any Remediation is conducted or required, such Remediation shall be completed only to industrial (not residential) use standards and only to the extent required (i) to avoid or address at least commensurate Liabilities under Environmental Law, or (ii) by specific order, injunction or other compulsory enforcement action by the competent Governmental Authority.

12.5         (a)           Bemis shall:

(i)            promptly notify the RTA Representative in writing of any communication to Bemis or any Bemis Group member from any third party concerning any matter for which a Seller Group member could reasonably be expected to have liability hereunder arising under or relating to the Environment, any Environmental Matter, Hazardous Matter, Environmental Law, Environmental Permit or Environmental Indemnity Claim, provided, however, that the failure to timely notify the RTA Representative shall affect the rights of Bemis hereunder only to the extent that such failure has a prejudicial effect on the defenses or other rights available to the RTA Representative with respect to such matter;

(ii)           except as necessary to comply with applicable Law not respond to or communicate with any third party concerning any matter for which any Seller Group member could reasonably be expected to have liability hereunder arising under or relating to the Environment, any Environmental Matter, Hazardous Matter, Environmental Law, Environmental Permit or Environmental Indemnity Claim, without giving the RTA Representative the opportunity to comment on such communication and obtaining its prior written consent, which consent shall not be unreasonably withheld or delayed, provided that such prohibition on response or communication by Bemis shall only apply to the extent that such response or communication could reasonably be expected to have a prejudicial effect on the defenses or other rights available with respect to such matter; and

(iii)          afford the RTA Representative or the relevant Seller Group member the opportunity and right to participate in or, at the RTA Representative’s election, control any communication, action, suit, investigation or proceeding concerning any matter for which the RTA Representative or any Seller Group member could reasonably be expected to have liability hereunder relating to or arising under the Environment, any Environmental Matter, Hazardous Matter, Environmental Law, Environmental Permit or Environmental Indemnity Claim, (unless Bemis provides to the RTA Representative a written undertaking acceptable to the RTA Representative providing that any such action, suit, investigation or proceeding arising from or relating thereto and any Liabilities or Costs arising therefrom or from any such other action, suit, investigation or proceeding shall be the sole responsibility of Bemis and the relevant Bemis Group members); provided that the RTA Representative shall not without Bemis’s prior written consent, which consent shall not be unreasonably withheld or delayed, enter into any settlement with respect to such matters if such settlement (A) would require Bemis or any Bemis Group member to pay any amounts thereunder, (B) would compromise Bemis or any Bemis Group member’s position in any other action, suit, investigation or proceeding or would involve an admission of a violation of Law or the rights of any person by Bemis or any Bemis Group member (but only to the extent that such action, suit, investigation, proceeding or violation of Law or rights of any person would reasonably be expected to result in Liabilities or Costs to Bemis and the Bemis Group members exceeding the estimated amount of the Seller Group members’ liability on any

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Environmental Indemnity Claim with respect thereto and any related Environmental Matter) or (C) would result in a material restriction of the future activities of the Bemis Group.

(b)           The relevant member of the Seller Group shall have the right to control (or procure the control of) any Remediation for which that or any Seller Group member could reasonably be expected to have liability hereunder relating to or arising under the Environment or any Environmental Matter, Environmental Law, Environmental Permit or Environmental Indemnity Claim to the extent that the Seller retains competent consultants of recognised standing and perform the Remediation without unreasonable interference to Bemis’s business, operations or property taking into account the feature of such Remediation.  If the relevant member of the Seller Group cannot meet these conditions, Bemis shall be entitled to control the Remediation, provided however that such control by Bemis shall not, in and of itself, relieve the relevant member of the Seller Group of their indemnification obligations for any Liabilities or Costs covered under the indemnity under Article 12.2.  Bemis shall pay its own Costs incurred by it relating to the inspection or review of any actions taken as part of the Remediation, including the review or analysis of any reports, studies, assessments, correspondence, test results relating to the Remediation; provided that the relevant member of the Seller Group shall pay such commercially reasonable Costs to the extent Bemis incurred such commercially reasonable Costs due to the failure of the relevant member of the Seller Group to retain consultants and control the Remediation.

(c)           Notwithstanding any other provision of this Agreement, Bemis shall have the unlimited right to control any Environmental Indemnity Claim that does not exceed the *** limitation set forth in Article 12.3(a) and for which the Bemis Group members are exclusively liable.

(d)           In all cases where the relevant member of the Seller Group has the right to control any Environmental Indemnity Claim, it shall do so in a commercially reasonable manner, including minimizing interference to Bemis’s business, operations or property, providing reasonable notice prior to any sampling, remediation or other activities and giving Bemis copies of all relevant documentation including litigation documents, correspondence from any Government Authorities or third parties, laboratory analytical results and proposals and reports prepared by consultants.

(e)           In all cases where Bemis has the right to control any Remediation or Environmental Indemnity Claim it shall do so in a commercially reasonable manner which minimizes the amounts which are required to pay in respect of the Remediation or Environmental Indemnity.

(f)            Nothing in this Article 12.5 shall prohibit Bemis from taking any actions reasonably necessary in response to any emergency which presents an immediate threat to human health or safety, to comply with any order by a Government Authority which requires immediate Remediation measures or, to avoid a requirement of any Law or a Governmental Authority to interrupt production at any of the Properties and any such actions taken by Bemis in compliance with this Article 12.5(f) may be taken without prejudice to its right to indemnification under this Article 12.

ARTICLE 13.

EMPLOYMENT TERMS AND EMPLOYEE BENEFITS

The provisions of Schedule 12 (Employment Terms and Employee Benefits) shall apply in respect of employment terms and Employee Benefit Arrangements for the Target Employees, the Former Employees and the Business Employees.

ARTICLE 14.

TAX

The provisions of Schedule 13 (Tax) shall apply in respect of Tax. Paragraphs 2 to 11 of Part C of Schedule 13 shall only take effect on Closing.

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ARTICLE 15.

INSURANCE

15.1         From the date of this Agreement until Closing, the RTA Representative and the relevant members of the Seller Group shall use commercially reasonable efforts to maintain in full force and effect each Centrally Arranged Insurance Policy under which recovery is permitted after Closing in respect of a loss affecting the Transferred Business, subject to renewals and renegotiations of such insurance policies or insurance policies entered into by the Seller Group to replace (on the basis that it secures similar coverage) a Centrally Arranged Insurance Policy in the ordinary course.

15.2         Subject to Article 15.3, at Closing, all insurance cover in relation to the Transferred Business arranged under a Centrally Arranged Insurance Policy shall cease (other than in relation to Pre-Closing Claims) and no Target Company and no member of the Bemis Group shall make directly any claim under any Centrally Arranged Insurance Policy after Closing.

15.3         Following the date of this Agreement, the RTA Representative and Bemis will co-operate in good faith to seek to make arrangements on arms length commercial terms (which compensate the relevant member of the Seller Group for the appropriate portion of the cost of premiums or increased premiums) which will enable Bemis or the Target Companies or the Designated Transferees (in relation to losses affecting assets comprised in the Sale Businesses they purchase) to recover, or to enable The RTA Representative to recover for their benefit, in respect of events which occur prior to the Determination Time and give rise to loss, under Claims-made Centrally Arranged Insurance Policies where no claim for the loss is made prior to the Determination Time.

15.4         Following Closing, the RTA Representative or another member of the Seller Group (or a claims handler appointed by the RTA Representative or the relevant member of the Seller Group) shall continue to administer and collect on a timely basis any Pre-Closing Claim capable of being enforced on behalf of a member of the Target Group or Designated Transferee which has acquired a Sale Business including, where appropriate, disputing with the relevant insurer the amount recovered.  Bemis shall (and shall procure that the relevant Target Company or Designated Transferee shall) (a) cooperate fully with the RTA Representative and the relevant member(s) of the Seller Group to enable the RTA Representative and the other relevant member(s) of the Seller Group to comply with the requirements of the relevant insurer and (b) provide such information and assistance as the relevant insurer and the RTA Representative and the relevant member(s) of the Seller Group may request in connection with any Pre-Closing Claim.

15.5         Any monies received from an insurer by a member of the Seller Group as a result of a Pre-Closing Claim in respect of a loss or damage suffered by a Target Company or loss or damage suffered by an Asset Seller relating solely to a Sale Business prior to Closing shall be paid to Bemis net of (i) all excesses and deductibles and (ii) all costs and expenses of recovery (including all reasonable handling and collection charges by any claims handler appointed by the Sellers and any tax payable on such monies) (Seller Insurance Proceeds). For the avoidance of doubt, any monies that are paid by any insurer directly to a person who is not the insured in respect of any insured loss, liability or damage in respect of any insured claim shall not be deemed to be received by a member of the Seller Group.

15.6         Bemis acknowledges and agrees that neither the RTA Representative nor any other member of the Seller Group shall have any obligation under this Agreement to pay to Bemis, any other member of the Bemis Group or any other person an amount greater than the Seller Insurance Proceeds in respect of any Pre-Closing Claim or claim made possible by the arrangements contemplated by Article 15.3.

15.7         With effect from Closing, Bemis undertakes that it shall not, and shall procure that each other member of the Bemis Group shall not, make any notification, submission or claim of any nature, howsoever arising, nor assist any third party in making the same, pursuant to any Centrally Arranged Insurance Policy except pursuant to this Article 15.

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15.8         No member of the Seller Group shall be obliged to pay to Bemis any Seller Insurance Proceeds to the extent that Bemis or any other member of the Bemis Group has already recovered from any member of the Seller Group or any other person an amount in respect of the loss, liability or damage suffered or incurred as a result of an event giving rise to a relevant Pre-Closing Claim.

15.9         Any right of Bemis or any of the Designated Transferees or Target Companies to claim for any loss or impairment of an asset (other than a fixed asset) under any Centrally Arranged Insurance Policy which arises under any of those policies, or under this Article 15, will be recorded in the Perimeter Working Capital Statement, net of all excesses and deductibles, as if they were a Trade Receivable except insofar as the insurance proceeds have been paid by the insurer in which case the cash thus paid or if it has not yet been received by a Designated Transferee or Target Company its rights to receive the cash under this Article 15 will be recorded as part of Perimeter Working Capital  as if it were a Trade Receivable (even for the avoidance of doubt if it has been received as cash at the Determination Time).

15.10       Any right of Bemis or any Designated Transferee to make any claim for any loss or impairment of a fixed asset shall not be recorded as required by Article 15.10 but instead any proceeds shall be paid to Bemis, a Designated Transferee or a Target Company, as required by Bemis, and the amount of such proceeds shall be supplemented to include any deductible but nothing in this Artilce 15.10 shall require payment of an amount greater than the aggregate cost of replacing such fixed asset by another in substantially the same condition and of substantially similar age or repairing any impaired fixed asset and, if any payments received do exceed that cost, Bemis shall cause them to be reimbursed or paid over to the RTA Representative promptly after receipt.

15.11       To take account of the arrangements provided for under Articles 15.9 and 15.10, the provisions of paragraphs 24 and 25 of part G of Schedule 15 will have effect.

ARTICLE 16.

CROSS-GROUP DEBT, TREASURY AND HEDGING

Trading Liabilities

16.1         Any other member of the Seller Group may in the ordinary course settle at any time prior to Closing on behalf of the relevant Target Company or any Asset Seller, any trading liabilities or expenses of any Target Company’ which arise in the ordinary course of the relevant Target Company’s business or, as the case may be, of the relevant Asset Seller’s Sale Business.  Any amounts paid by a member of the Seller Group pursuant to this Article 16.1 shall be repayable by the relevant member of the Target Group or Asset Seller to the relevant member of the Seller Group and, in the case of an Asset Seller, the obligation to make such repayment shall form part of the Assumed Obligations.

16.2         Not later than twenty (20) Business Days after the Closing Date:

(a)           each relevant Target Company and each Designated Transferee shall deliver invoices for all Cross-Group Trading Receivables to which it is entitled (in the case of a Designated Transferee, on the basis that it is a Sale Asset) in respect of the provision of goods, services, facilities or other benefits in connection with the Transferred Business in any period up to and including Closing to the relevant member of the Seller Group.

(b)           each relevant member of the Seller Group shall deliver to each relevant Target Company and to each Asset Seller invoices for all Cross-Group Trading Payables in respect of the provision of goods, services, facilities or other benefits to the relevant Target Company or Asset Seller in connection with the Transferred Business in any period up to and including Closing including the Recharge referred to in paragraph 5 of Part G of Schedule 15 (Post Closing Financial Adjustments).

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16.3         The RTA Representative shall cause the relevant members of the Seller Group and Bemis shall cause the Target Companies and Designated Transferees to pay all amounts properly invoiced in accordance with Article 16.2 not later than sixty (60) days after Closing and, having regard to the fact that the amounts so invoiced shall be (a) Assumed Obligations (in the case of amounts invoiced to an Asset Seller) and (b) reflected in Perimeter Working Capital in accordance with Schedule 15 (Post Closing Financial Adjustments) (in both cases), neither party shall challenge any amount invoiced and each party will procure that its Affiliates will pay the amounts so invoiced on or before the end of such period of sixty (60) days to the extent that they are so reflected.  These amounts will be payable in the currency in which they were incurred and, where no currency was specified, in the currency consistent with the ordinary practices of the Seller Group in the twelve (12) months prior to the date of this Agreement.

16.4         Following Closing, all trading arrangements and the provision of services, facilities and benefits between any member of the Target Group and any member of the Seller Group shall be made on the terms and subject to the conditions of the Transitional Services Agreement, this Agreement and any other relevant Transaction Documents, any other relevant arrangements entered into by the relevant parties, and payables receivables arising from such arrangements shall be invoiced separately from the invoices delivered in accordance with Article 16.2.

Non-Trading Liabilities

16.5         The Share Sellers and Bemis each agree that, between the date of this Agreement and Closing, they shall cooperate actively and in good faith to attempt to minimise the amounts of certain Cross-Group Non-Trading Payables (including Cross-Group Loans) and Cross-Group Non-Trading Receivables in accordance with the principles set out in Schedule 14 (Cross-Group Debt) and in a manner which does not give rise to adverse financial, fiscal or economic consequences for any member of the Seller Group or any member of the Bemis Group.

16.6         All Cross-Group Non-Trading Payables shall be Cross-Group Loans to which Articles 1.11 and 1.12 apply except where the RTA Representative on behalf of the relevant Cross-Group Loan Seller determines otherwise in relation to any Cross-Group Non-Trading Payables.  Between the date of this Agreement and Closing the RTA Representative and Bemis shall co-operate actively and in good faith to establish whether it is preferable for any Cross-Group Loans to be dealt with under Articles 16.7 to 16.11 as Cross-Group Non-Trading Payables rather than as Cross-Group Loans to which Articles 1.11 and 1.12 apply, subject to this not giving rise to adverse financial, fiscal or economic consequences for any member of the Seller Group or the Bemis Group.

16.7         At Closing, Bemis shall procure the payment in cash without deduction other than any deduction for or on account of Tax required by Law to the relevant members of the Seller Group to which any Cross-Group Non-Trading Payables (other than Cross-Group Loans) are payable by any of the Target Companies of US$ amounts equal to the amounts (if any) of such Cross-Group Non-Trading Payables owed to them as shown in the statement of Estimated Cross-Group Non-Trading Payables to be delivered pursuant to Article 2.4 (but excluding any Cross-Group Loans to be transferred at Closing pursuant to Articles 1.11 and 1.12) and such liabilities shall be discharged by the payments required by this Article 16.7.

16.8         At Closing, the RTA Representative shall procure the payment without deduction other than any deduction for or on account of Tax required by Law to the relevant Target Companies to which any Cross-Group Non-Trading Receivables are owed by Seller Group of US$ amounts in cash equal to the amounts (if any) of the estimated Cross-Group Non-Trading Receivables owed to them as shown in the statement of Estimated Cross-Group Non-Trading Receivables to be delivered pursuant to Article 2.4 and such liabilities shall be discharged by the payables required by this Article 16.8.

16.9         Within 5 Business Days after the Perimeter Closing Statements have been finally agreed or determined in accordance with Schedule 15 (Post Closing Financial Adjustments), the following payments shall be made in final settlement of the Cross-Group Non-Trading Payables (other than Cross-Group Loans):

(a)           if the amount set out in the Perimeter Closing Statements in respect of a Cross-Group Non-Trading Payable (other than a Cross-Group Loan) is less than the amount recorded in the Estimated

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Closing Statements in respect of that Cross-Group Non-Trading Payable, the RTA Representative shall procure that the relevant member of the Seller Group shall pay the relevant Target Company to which it is owed an amount in US$ equal to the difference together with interest at LIBOR plus one (1) per cent per annum for the period from (but excluding) the Closing Date to (and including) the date of payment calculated on a daily basis; or

(b)           if the amount set out in the Perimeter Closing Statements in respect of a Cross-Group Non-Trading Payable (other than a Cross-Group Loan) is greater than the amount recorded in the Estimated Closing Statements in respect of that Cross-Group Non-Trading Payable, Bemis shall procure that the relevant Target Company shall pay the relevant member of the Seller Group to which it is owed an amount in US$ equal to the difference together with interest at LIBOR plus one (1) per cent per annum for the period from (but excluding) the Closing Date to (and including) the date of payment calculated on a daily basis.

16.10       Within 5 Business Days after the Perimeter Closing Statements have been finally agreed or determined in accordance with Schedule 15 (Post Closing Financial Adjustments), the following payments shall be made in final settlement of the Cross-Group Non-Trading Receivables:

(a)           if the amount set out in the Perimeter Closing Statements in respect of a Cross-Group Non-Trading Receivable is greater than the amount recorded in the Estimated Closing Statements in respect of that Cross-Group Non-Trading Receivable, the RTA Representative shall procure that the relevant member of the Seller Group shall pay the relevant Target Company an amount in US$ equal to the difference together with interest at LIBOR plus one (1) per cent per annum for the period from (but excluding) the Closing Date to (and including) the date of payment calculated on a daily basis; or

(b)           if the amount set out in the Perimeter Closing Statements in respect of a Cross-Group Non-Trading Receivable is less than the amount recorded in the Estimated Closing Statements in respect of that Cross-Group Non-Trading Receivable, Bemis shall procure that the relevant Target Company shall pay the relevant member of the Seller Group an amount in US$ equal to the difference together with interest at LIBOR plus one (1) per cent per annum for the period from (but excluding) the Closing Date to (and including) the date of payment calculated on a daily basis.

16.11       If, after implementation of Article 16.7, Article 16.8, Article 16.9, Article 16.10 and Schedule 15 (Post Closing Financial Adjustments), but not later than 31 December 2010, it is established that any Cross-Group Trading Debt or Cross-Group Non-Trading Debt was not recorded in the Perimeter Working Capital or Perimeter Net Debt in accordance with Schedule 15 (Post Closing Financial Adjustments), the following shall apply:

(a)           if it is payable to a member of the Seller Group, Bemis shall procure that it is paid in full by the relevant debtor to the relevant creditor within thirty (30) Business Days after being notified by the RTA Representative of its existence and being provided with such evidence of its existence and amount as, acting reasonably, Bemis may require and:

(i)            any payment so made shall require a retrospective reduction, in accordance with Article 16.11(a)(ii) of the consideration payable under this Agreement for the Target Company which is the relevant debtor or for the Sale Business in relation to which the payable was an Assumed Obligation;

(ii)           at the time of such payment the relevant Share Seller or Asset Seller shall repay to the relevant Designated Transferee part of such consideration equal to the amount of the payable; and

(iii)          if the RTA Representative and Bemis so elect, the payment required under Article 16.11(a)(ii) may be made directly by the relevant Share Seller or Asset Seller to the relevant creditor which is a member of the Seller Group and the RTA Representative shall procure that this shall discharge the payable on behalf of the relevant debtor and shall indemnify and keep

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indemnified the debtor, Bemis and its other Affiliates from any further liability to  make such payment and Bemis shall procure that this shall discharge the obligation of the relevant Share Seller or Asset Seller to reimburse consideration and shall indemnify and keep indemnified the relevant Share Seller or Asset Seller against any further obligation to make such repayment.

(b)           if it is payable to a Target Company or to a Designated Transferee, the RTA Representative shall procure that it is paid in full by the relevant debtor to the relevant creditor within thirty (30) Business Days after being notified by Bemis of its existence and being provided with such evidence of its existence and amount as, acting reasonably, the RTA Representative may require and:

(i)            any payment so made shall require a retrospective increase, in accordance with Article 16.11(b)(ii), in the consideration payable under this Agreement for the Target Company which is the relevant creditor or for the Sale Assets of which the payable forms part;

(ii)           at the time of such payment the relevant Designated Transferee shall pay to the relevant Share Seller or Asset Seller additional consideration equal to the amount of such receivable; and

(iii)          if Bemis and the RTA Representative so elect, the payment required under Article 16.11(b)(ii) may be paid directly by the debtor to the relevant Share Seller or Asset Seller and the RTA Representative shall procure that this shall discharge the obligation of Bemis to cause the relevant Designated Transferee to make such payment and shall indemnify Bemis and the Designated Transferee and keep them indemnified against any further liability to make such payment and Bemis shall procure that this shall discharge the obligation of the relevant debtor which is a member of the Seller Group to make the payment to the relevant Designated Transferee or Target Company and shall indemnify the RTA Representative and each member of the Seller Group and keep them indemnified against any further liability to make such payment.

16.12       During the period between Closing and the final agreement or determination of the Perimeter Closing Statements pursuant to Schedule 15 (Post Closing Financial Adjustments), the RTA Representative and Bemis will co-operate to seek to apply Article 16.11 and any resultant alteration in Perimeter External Debt, Cash, Cross-Group Trading Payables, Cross-Group Trading Receivables, Cross-Group Non Trading Payables or Cross-Group Non-Trading Receivables will be appropriately reflected in the Perimeter Closing Statements on such basis as may be agreed between the RTA Representative and Bemis.

16.13       Insofar as, at any time, any Cross-Group Non-Trading Payable which subsists following the implementation of any arrangement as contemplated by Schedule 14 (Cross-Group Debt), cannot be lawfully repaid or transferred as a Cross-Group Loan in accordance with its terms and the terms of this Agreement, the RTA Representative will procure that the relevant creditor in the Seller Group will not require or seek to enforce its repayment until its repayment or transfer can be lawfully effected and will promptly account to Bemis for any such repayment which is made at any time after it becomes lawful to do so.

16.14       No entry will be made or reflected in the Perimeter Closing Statements in respect of any Cross-Group Non-Trading Payable which is outstanding at the Determination Time and which cannot then lawfully be repaid or transferred in accordance with its terms as a Cross-Group Loan.

16.15       Any currency exchange profit or loss to the debtor on any Cross-Group Non-Trading Payable referred to in Article 16.13 will be calculated by comparison with the Exchange Rate applicable for the Closing Date and will be deducted from the payment required to be made by the Seller Group debtor under Article 16.14 (in the case of a profit) or added to it (in the case of a loss).

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Treasury

16.16                     Without prejudice to the provisions of this Article 16 and Schedule 14 (Cross-Group Debt), each member of the Target Group shall cease to participate in the Treasury Arrangements with effect on the Closing Date.  The provisions of Schedule 3 (Transitioning Bank Accounts) shall apply in respect of automated cash pooling arrangements and the transitioning of bank accounts relating to the Transferred Business.

16.17                     Bemis acknowledges and agrees that the RTA Representative and each other member of the Seller Group may make appropriate arrangements with each relevant financial institution to ensure that the participation of each member of the Target Group in the Treasury Arrangements ceases with effect on the Closing Date.

Hedging

16.18                     Between the date of this Agreement and Closing the RTA Representative shall cause each member of the Seller Group, each Target Company and each Asset Seller to perform any Hedge existing relating to the Transferred Business at the date of this Agreement between any member of the Seller Group and any Asset Seller and any member of the Target Group in accordance with their respective terms. Between the date of this Agreement and Closing, the Asset Sellers and Target Companies shall continue to be at liberty to enter into Hedges on arms-length terms in the ordinary course of the Transferred Business with members of the Seller Group.

16.19                     At Closing, the RTA Representative shall ensure that any Hedge existing in connection with the Transferred Business between any member of the Seller Group and any Target Company or Asset Seller shall be terminated at fair market value and the relevant payable or receivable shall be included as a trade debtor or trade creditor in the Perimeter Working Capital in accordance with Schedule 15 (Post Closing Financial Adjustments).

16.20                     Hedges with third parties shall not be terminated at Closing but their mark-to-market value shall be reflected in the Perimeter Working Capital. Bemis shall be responsible for terminating or modifying any Hedges with third parties post-Closing. No member of the Seller Group shall be liable in respect of any external hedging which is terminated by any counterparty as a result of the Proposed Transaction.

Interpretation

16.21                     In this Article 16 and Article 18 (Releases and Indemnities), all references to members of the Seller Group are references to all entities which are members of the Seller Group at the date of this Agreement and all entities which are members of the Seller Group as at the Closing Date.

ARTICLE 17.

GUARANTEES AND OTHER THIRD PARTY ASSURANCES

17.1                           Bemis shall use commercially reasonable efforts to procure that, at Closing or as soon as reasonably practicable thereafter, each member of the Seller Group is released in full from all Third Party Assurances by which it or any members of the Seller Group is bound in respect of any obligations of any member or members of the Target Group or any Assumed Obligations.

17.2                           In addition, Bemis shall use commercially reasonable efforts to ensure that, as soon as reasonably practicable after becoming aware of any Third Party Assurance in respect of any obligations of any member of the Target Group that was incurred in the ordinary course of business and exceeds the amount of *** individually or ***  in the aggregate, each member of the Seller Group is released in full from such Third Party Assurance.

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

17.3                           Bemis’s obligations under this Article 17 shall include provision by it or an appropriate member of the Bemis Group of a guarantee and/or provision of a bank guarantee and/or letter of credit to the relevant beneficiary in replacement of the relevant Third Party Assurance.  For the avoidance of doubt, the amount of any such replacement guarantee and/or bank guarantee and/or letter of credit shall be equal to but no greater than the amount of the relevant Third Party Assurance and the terms on which such replacement is provided shall be no more onerous than those under the original Third Party Assurance to which it relates.

17.4                           Pending release of any Third Party Assurance given by a member of the Seller Group referred to in this Article 17, Bemis shall indemnify each member of the Seller Group (including any person who ceases to be a member of the Seller Group after the date of this Agreement) against any and all Liabilities and Costs under or by reason of that Third Party Assurance. The indemnity under this Article 17.4 shall be limited to an amount equal to that which the beneficiary of that Third Party Assurance would have been entitled to recover under and in accordance with the terms of such Third Party Assurance.

17.5                           The RTA Representative shall use commercially reasonable efforts to procure that, at Closing or as soon as reasonably practicable thereafter, each member of the Target Group is released in full from all Third Party Assurances by which it is bound in respect of obligations of any member of the Seller Group, including any Excluded Obligations.

17.6                           In addition, the RTA Representative shall use commercially reasonable efforts to ensure that, as soon as reasonably practicable after becoming aware of any other Third Party Assurance in respect of any obligations of any member of the Seller Group, each member of the Target Group is released in full from such Third Party Assurance.

17.7                           The RTA Representative’s obligations under this Article 17 shall include provision by an appropriate member of the Seller Group of a guarantee and/or provision of a bank guarantee and/or letter of credit to the relevant beneficiary in replacement of the relevant Third Party Assurance. For the avoidance of doubt, the amount of any such replacement guarantee and/or bank guarantee and/or letter of credit shall be equal to but no greater than the amount of the relevant Third Party Assurance and the terms on which such replacement is provided shall be no more onerous than those under the original Third Party Assurance to which it relates.

17.8                           Pending release of any Third Party Assurance given by a member of the Target Group referred to in this Article 17, the Sellers shall indemnify each member of the Target Group against any and all Liabilities and Costs arising after Closing under or by reason of that Third Party Assurance. The indemnity under this Article 17.8 shall be limited to an amount equal to that which the beneficiary of that Third Party Assurance would have been entitled to recover under and in accordance with the terms of such Third Party Assurance.

ARTICLE 18.

RELEASES AND INDEMNITIES

18.1                           Without prejudice to the parties’ rights pursuant to Article 16 and Schedule 13 (Tax), Bemis agrees not to allege, initiate or pursue (and to procure that none of its Affiliates and no members of the Target Group shall allege, initiate or pursue) any claim or demand of any kind against any member of the Seller Group and each member of the Seller Group shall, with effect from Closing, be released and discharged from, and indemnified by Bemis from and against, all liabilities and obligations in each case in respect of:

(a)                                  the payment by any members of the Target Group of any Cross-Group Non-Trading Payables or Cross-Group Trading Payables in accordance with this Agreement;

(b)                                 the implementation of any of the principles set forth in Schedule 14 (Cross-Group Debt);

(c)                                  without prejudice to any liabilities or obligations expressly imposed by the terms of the Intellectual Property Assignment Agreement or this Agreement, the agreement or consummation of any

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

Intellectual Property Transaction (including the arrangements in relation to the AP2F Patents set forth in Article 1.16);

(d)                                 any conduct of any Target Company in the course of participating in or upon ceasing, in accordance with Article 16.16 to participate in the Treasury Arrangements;

(e)                                  any Target Company implementing any of the arrangements for dealing with cash in accordance with Schedule 14 (Cross-Group Debt);

(f)                                    any charges made by any member of the Seller Group on, or paid to any member of the Seller Group by, a Target Company or Asset Seller which has owned or operated a Sale Business being, or being alleged to be, of amounts which were either less than or greater than the fair value of the benefits in respect of which they were levied or paid;

(g)                                 the sale of and payment for any Sale Assets, the assumption of any Assumed Obligations, the failure to obtain any Third Party Consents required or desirable in relation to such transactions or the Costs (except for Taxes governed by the Tax Covenant) incurred in connection therewith;

(h)                                 without prejudice to Article 4 (Pre-Closing Undertakings) and Schedule 14 (Cross-Group Debt), any dividend or distribution declared or effected, any payment or any sale or transfer of any assets of any kind made, and any transaction of any Target Company or Asset Seller with any Affiliate entered into or performed in each case at or before Closing; and

(i)                                     any matter referred to in Paragraphs 13.4 or 13.5 of Schedule 5 (Limitation on Liabilities);

including on the basis of any claim that any of them constitutes an unlawful dividend or distribution, unlawful return of capital, a preference, a fraudulent transfer or conveyance or a transaction at an undervalue or similar event liable to be reversed or the subject of compensation by virtue of the application of any Law or any rule of common law.  Bemis shall indemnify, and keep indemnified, the RTA Representative and each member of the Seller Group from and against any and all Liabilities and Costs incurred or suffered by the RTA Representative or any member of the Seller Group resulting from any such allegation, claim or demand made by any member of the Bemis Group.

18.2                           Without prejudice to (a) the arrangements relating to Cross-Group Trading Debt and Cross-Group Non-Trading Debt for which provision is made in Article 16 (Cross-Group Debt, Treasury and Hedging) and Schedule 15 (Post Closing Financial Adjustments), and (b) liabilities or other obligations arising under any provision of the Transaction Documents (including, without limitation, all indemnities given in respect of Assumed Obligations and Excluded Obligations and the arrangements provided for under the Transitional Services Agreement); and (c) any arrangements entered into between a member of the Seller Group and a member of the Bemis Group after the date of this Agreement:

(a)                                  the RTA Representative shall procure that no claim is made by a member of the Seller Group against a Target Company or a Designated Transferee after Closing in respect of any cost, charge, liability, expense or other obligation arising from any matter or circumstance arising in connection with the Transferred Business at or prior to Closing and shall indemnify and keep indemnified Bemis and each member of the Bemis Group (including the Target Companies) against any such claim; and

(b)                                 Bemis will procure that no claim is made by a Target Company or Designated Transferee against any member of the Seller Group after Closing in respect of any cost, charge, liability, expense or other obligation arising from any matter or circumstance in connection with the Transferred Business prior to Closing and shall indemnify and keep indemnified the RTA Representative and each member of the Seller Group against any such claim.

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

ARTICLE 19.

INFORMATION AND RECORDS POST-CLOSING

19.1                           For two (2) years following the Closing Date and thereafter in respect of any Claim, Bemis shall, and shall procure that each member of the Bemis Group shall, provide the Sellers (at the Sellers’ cost) with reasonable access at reasonable times to its employees and (and the right to take copies of) the books, accounts, and all other financial records (the Records) held by it after Closing to the extent that they relate to the Transferred Business and to the period up to Closing and to the extent that Sellers have a legitimate business need therefore, including for the preparation of any Transferred Business Quarterly Carve-out Accounts. Any Records provided pursuant to this Article 19.1 shall be subject to the provisions of Article 26 (Confidentiality).

19.2                           For seven (7) years following the Closing Date, Bemis shall not, and shall procure that no member of the Bemis Group shall, dispose of or destroy any of the Records held by it after Closing to the extent that they relate to the Transferred Business and to the period up to Closing without first giving the RTA Representative at least two (2) months’ notice of its intention to do so and giving the RTA Representative and the other members of the Seller Group a reasonable opportunity to remove and retain any such Records that the RTA Representative or any of its Affiliates can demonstrate it has, or it is reasonably likely that it shall have, a legitimate business need for retaining (at the expense of the RTA Representative and the other members of the Seller Group). Any Records removed pursuant to this Article 19.2 shall be subject to the provisions of Article 26 (Confidentiality).

19.3                           For two (2) years following the Closing Date, the RTA Representative shall, or shall procure that each member of the Seller Group shall, provide Bemis (at Bemis’s cost) with reasonable access at reasonable times to the employees of the Sellers and (and if applicable, the right to take copies of) Records held by it after Closing to the extent that they relate to the Transferred Business and to the period up to Closing. Any Records provided pursuant to this Article 19.3 shall be subject to the provisions of Article 26 (Confidentiality).

19.4                           Without prejudice to Article 4.8(d), for two (2) years following the Closing Date, the RTA Representative shall, or shall procure that each member of the Seller Group shall, provide Bemis’s financing sources (at Bemis’s cost), with reasonable access at reasonable times to the employees of the Seller and (if applicable, the right to take copies of) Records held by it after Closing to the extent that they relate to the Transferred Business and to the period up to Closing and are required for the completion of Bemis’s financing transactions in respect of the Proposed Transactions, provided in each case that such access shall not include access to competitively sensitive information relating to other assets and operation of the Sellers and their Affiliates and shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Seller or its Affiliates and will be subject to compliance of such sources with the confidentiality provisions of Article 26(Confidentiality).

19.5                           For seven (7) years following the Closing Date, each of the Sellers shall not, and shall procure that no member of the Seller Group shall dispose of or destroy any of the Records held by it after Closing to the extent that they relate to the Transferred Business and to the period up to Closing without first giving Bemis at least two (2) months’ notice of its intention to do so and giving Bemis a reasonable opportunity to remove and retain any such Records that Bemis can demonstrate it has, or it is reasonably likely that it shall have, a legitimate business need for retaining (at Bemis’s expense). Any Records removed pursuant to this Article 19.5 shall be subject to the provisions of Article 26 (Confidentiality).

ARTICLE 20.

PROTECTIVE COVENANTS POST-CLOSING

Non-Solicitation

20.1                           Each Seller covenants with Bemis (with the intention of assuring to Bemis the full benefit and value of the goodwill and connections of the Transferred Business and as a constituent part of the agreement for the sale of the Sale Shares, the Cross-Group Loans and the Sale Assets) that, except with the prior written consent of Bemis, no Controlled Seller Group Member, shall, for a period of two (2) years from the Closing Date, solicit, or

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

endeavour to entice away, offer employment to, offer any contract for services to, or actually hire any Covered Employee; provided, however, that this Article 20.1 shall not apply to a Covered Employee that (i) is transferred to a member of the Seller Group pursuant to any of the transactions contemplated under this Agreement or (ii) is hired solely as a result of a general public advertisement or other such general solicitation of employment not directed at such Covered Employee.

20.2                           Bemis shall not and shall procure that each member of the Bemis Group shall not, except with the prior written consent of the Sellers, for the period of two (2) years from the Closing Date, solicit, or endeavour to entice away, offer employment to, offer any contract for services to, or actually hire any Covered Person who is employed by any member of the Seller Group as of the date of this Agreement and at any time until the end of the term specified in this Article 20.2; provided, however, that this Article 20.2 shall not apply to a Covered Person that (i) is transferred to a member of the Bemis Group pursuant to any of the transactions contemplated under this Agreement or (ii) is hired solely as a result of a general public advertisement or other such general solicitation of employment not directed at such Covered Person.

20.3                           Without prejudice to Article 36.5, Bemis agrees that in the event of the acquisition (by asset purchase, stock purchase, merger, consolidation or otherwise) by a person (other than a member of the Seller Group) (such person, a Retained Business Buyer) of the stock, business or assets relating to all or any portion of the Retained Business, the provisions of Article 20.2 shall, and are expressly intended to, inure for the benefit of and shall be enforceable by any Retained Business Buyer.

20.4                           Each of the restrictions contained in each Paragraph in this Article 20 is separate and severable and in the event of any such restriction being determined to be unenforceable in whole or in part for any reason, that unenforceability shall not affect the enforceability of the remaining restrictions or (in the case of restrictions unenforceable in part) the remainder of that restriction.

Non-Compete

20.5                           Each Seller covenants with Bemis, each member of the Bemis Group and each member of the Target Group that no Controlled Seller Group Member shall, for a period of ***  from the Closing Date in countries in North and South America where the Target Group currently has substantial sales (the Locations):

(a)                                 manufacture or sell food and beverage flexible packaging products, which for the avoidance of doubt the parties acknowledge excludes:

(i)                                     beauty products (other than personal care products, with the exception of those personal care products that the Seller Group produces as of the date of this Agreement or that the Seller Group produced during the *** period preceding the Closing Date which are not covered by the provisions of this Article 20.5);

(ii)                                  pharma products;

(iii)                               pet food products (other than retort pouches, sales of which shall be permitted in the Locations in an amount equal to sales in the Locations during the *** period preceding the Closing Date, with any amount in excess thereof being included in the *** permitted amount set forth in Article 20.6(a));

(iv)                              tobacco products;

(v)                                 capsules products;  and

(vi)                              foil based products,

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

which had been manufactured and sold by the Target Group during the *** preceding the Closing Date (products listed in sub-paragraphs (i) through (vi) above being the Restricted Products), either directly on its own account or in conjunction with or on behalf of any other person ; or

(b)                                 acquire (by asset purchase, stock purchase, merger, consolidation or otherwise) the stock or equity of any person or any business or assets that at the time of such acquisition are primarily engaged or used in a business which competes with the Target Group or manufactures and sells Restricted Products (a Competing Business) for a purchase price attributable to the acquisition of any such Competing Business of more than ***.  No person, business or assets acquired in a single transaction shall be deemed to be primarily engaged or used in a Competing Business if the revenue of such person, business or assets generated from the Competing Business for the last *** before the acquisition represented less than *** of the total revenues of such person, business or assets, as the case may be, over the same period.

20.6                           Notwithstanding the provisions of Article 20.5(a), no Controlled Seller Group Member shall be prohibited or restricted from (a) manufacturing and selling Restricted Products in the Locations in an amount, which together with the manufacture and sales in the of Restricted Products in the Locations by other Controlled Seller Group Members, does not exceed *** during the *** period following the Closing Date, or (b) from maintaining or undertaking a passive investment in any person engaged in the Competing Business.

20.7                           Articles 20.5 and 20.6 shall cease to apply to the Controlled Seller Group Members with respect to all or any part of the Retained Business sold to a Retained Business Buyer and will not apply in any way whatsoever to a Retained Business Buyer.

ARTICLE 21.

SELLERS’ MARKS

21.1                           With the exception of Inventory, Bemis shall procure that:

(a)                                  as soon as reasonably practicable after the Closing Date and in any event within six (6) months thereafter, each member of the Target Group and each of Bemis’s Affiliates shall cease to use or display all Sellers’ Marks or any mark, name, logo or domain name which, in the reasonable opinion of the RTA Representative, is substantially or confusingly similar to any of them; and

(b)                                 as soon as reasonably practicable after the Closing Date and in any event within six (6) months thereafter, the name of any member of the Target Group or Sale Asset which it has acquired which consists of or incorporates the word “Rio Tinto”, “Alcan” and/or any other Sellers’ Mark is changed to a name which does not include that word or any name which, in the reasonable opinion of the RTA Representative, is substantially or confusingly similar.

21.2                           For the avoidance of doubt, Bemis, each of its Affiliates and each member of the Target Group may continue to hold, sell, distribute or otherwise deal with Inventory which bears any Seller’s Mark for such time following Closing as needed in order to sell or dispose of such Inventory in the ordinary course of business.

21.3                           If, following Closing, any Sellers’ Mark or any goodwill associated with any Sellers’ Mark is owned by, licensed to, or otherwise vested in any member of the Bemis Group, Bemis shall, and shall procure that the relevant member of the Bemis Group shall, as soon as reasonably practicable upon becoming aware of the same, take such steps as are necessary to assign or procure the assignment of any such Sellers’ Mark or goodwill to the RTA Representative (or such other entity as the RTA Representative may direct) or terminate any such licence, in each case at the cost of the relevant member of the Seller Group.

21.4                           On or as soon as possible after Closing, Bemis and the RTA Representative shall send out a joint notice in a form reasonably satisfactory to each of Bemis and the RTA Representative to an agreed list of the

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

suppliers, customers and clients of the Transferred Business advising them of the transfer of the Transferred Business.

21.5                           Bemis acknowledges and agrees that the agency arrangement between APC and Alcan Inc. whereby APC manages the license on behalf of Rio Tinto Alcan Inc. pursuant to the Foil Supply and Distribution Agreement relating to the use of the word “Alcan” for the manufacture of aluminum foil shall be terminated at Closing, and none of Bemis nor any of its Affiliates should have any rights, interest or benefit to such arrangement or any Sellers’ Mark referred therein.

ARTICLE 22.

REPRESENTATIVES

22.1                           Each Seller hereby irrevocably appoints Alcan Corporation as its representative to act on its behalf and on behalf of each of the Seller Group members for all purposes under this Agreement (the RTA Representative), including for the purposes of:

(a)                                  delivering payment instructions to Bemis in connection with the payment of sums due hereunder;

(b)                                 accepting notices on behalf of such Seller;

(c)                                  taking any and all actions that may be necessary or desirable, as determined by the RTA Representative in its sole discretion, in connection with the payment of the costs and expenses incurred with respect to the Proposed Transactions;

(d)                                 granting any consent or approval on behalf of such Seller under this Agreement; and

(e)                                  generally taking any and all other actions and doing any and all other things provided in or contemplated by this Agreement to be performed by such Seller.

For the avoidance of doubt, references to the RTA Representative in this Agreement as taking any action or doing any thing (or procuring or causing that any action be taken or any thing be done) hereunder, including agreeing to perform any undertaking or accept any obligation or other Liability shall be construed as the RTA Representative taking such action or doing such thing (or procuring or causing that such action or any thing be taken or done) on behalf of the relevant Seller or Sellers as the context may require, in each case as agent and representative of such entity or entities and not on its own behalf.

22.2                           Bemis shall act on behalf of each Designated Transferee for all purposes under this Agreement, including for the purposes of:

(a)                                  delivering payment to the Sellers (or to the RTA Representative for receipt on behalf of the Sellers) in connection with the payment of sums due to them hereunder;

(b)                                 accepting notices on behalf of Bemis, the Designated Transferees and the other members of the Bemis Group;

(c)                                  granting any consent or approval on behalf of Bemis and the other members of the Bemis Group under this Agreement; and

(d)                                 generally taking any and all other actions and doing any and all other things provided in or contemplated by this Agreement to be performed by Bemis and the other members of the Bemis Group.

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

ARTICLE 23.

PAYMENTS

23.1                           Except in relation to the repayment of any Cross-Group Non-Trading Debt in accordance with the provisions of Article 16 and the payment of any portion of the Initial Asset Consideration in Bemis Common Stock (which shall be made in accordance with the provisions of the Share Purchase Agreement) any payment to be made pursuant to this Agreement by Bemis (or any member of the Bemis Group) shall be made to the Sellers’ Bank Account or as otherwise directed by the RTA Representative. The RTA Representative agrees to pay each member of the Seller Group that part of each payment to which it is entitled.

23.2                           Except in relation to the repayment of any Cross-Group Non-Trading Debt in accordance with the provisions of Article 16, and, if applicable, the issue of Bemis Common Stock pursuant to Article 2.15 (which shall be made in accordance with the provisions of the Share Purchase Agreement) any payment to be made pursuant to this Agreement by any Seller (or any member of the Seller Group) shall be made to Bemis’s Bank Account.

23.3                           Payment under Articles 23.1 and Article 23.2 shall be in immediately available funds by electronic transfer on the due date for payment. Receipt of the amount due shall be an effective discharge of the relevant payment obligation.

23.4                           If any sum due for payment in accordance with this Agreement is not paid on the due date for payment, the person in default shall pay the Default Interest Rate on that sum from but excluding the due date to and including the date of actual payment calculated on a daily basis.

23.5                           All payments due, or caused to be paid, hereunder by Bemis, or a member of the Bemis Group, to the RTA Representative or a member of the Seller Group, shall be made free from set-off or counterclaim and without deduction or withholding for or on account of any Tax save as may be required by Law.

23.6                           If any deduction or withholding for or on account of Tax is required by Law to be made from any such payment then, subject to Article 23.9, the party making the payment (the Payer) shall pay to the party receiving the payment (the Payee) such amount as will, after such deduction or withholding has been made (and taking into account any withholding or deduction on such amount), leave the Payee with the same amount as it would have been entitled to receive in the absence of any such requirement to make a withholding or deduction (the additional amount); provided that the Payer shall not be obliged to pay an additional amount under this Article 23.6 if and to the extent that any deduction or withholding on account of Taxes consists of any Tax imposed on the income or gain of the RTA Representative or a member of the Seller Group in respect of the disposal of the Sales Shares, the Sale Assets or the Cross-Group Loans and such Tax is imposed in the jurisdiction in which are situated, for Tax purposes, as the case may be, the Sale Shares, the Sale Assets or the Cross-Group Loans in respect of which the Payer is making the payment in question.

23.7                           If the Payee receives an additional amount by virtue of Article 23.6 and receives or is granted a credit against or repayment of any Tax paid by it or other Relief in respect of, or calculated with reference to, the withholding or deduction giving rise to such additional amount, the Payee shall promptly pay, to the extent that it can do so without prejudice to the retention of the amount of such credit, repayment or other Relief, to the Payer such amount as the Payee shall have concluded to be attributable to the relevant withholding or deduction and to leave it (after such reimbursement) in no worse position (and, provided that it is in no worse position, no better position) than it would have been in if the Payer had not been required to make such deduction or withholding (such amount to be determined by the Payee acting in good faith and to be certified as such by the Payee).  Nothing contained in this Article 23.7 shall affect the right of the Payee to arrange its Tax affairs in whatever manner it thinks fit, nor oblige the Payee to disclose any information relating to its Tax affairs or any computations in respect thereof, or which is otherwise confidential, or any information disclosure of which would be unlawful.

23.8                           If any deduction or withholding is made from any payment under or in connection with this agreement, the Payer will make the payment to the relevant Tax Authority of the amount deducted or withheld, will supply to the Payee within 30 days of such payments being made, an official receipt or other evidence of such

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

payment and will give all reasonable assistance to enable the Payee to claim a credit, repayment or other Relief in respect of the deduction or withholding as promptly as possible.

23.9                           The obligation of the Payer to pay any additional amount under the preceding provisions of this Article 23 is subject to the Payee’s filing any such forms or making any such declarations as may reasonably be requested of it by the Payer in order to avoid the circumstances which would give rise to any obligation of the Payer to pay an additional amount under Article 23.6 or to reduce the amount of the deduction or withholding, provided that the filing of the relevant form or the making of the relevant declarations is not to the detriment (other than to an extent which is in all respects immaterial) of the Payee, as it may reasonably determine.

23.10                     Neither Bemis nor a member of the Bemis Group will assert that any deduction or withholding is required by Law from any sum payable by it if and to the extent that:

(a)                                  that sum relates to the sale of Alcan Packaging Mexico or Alcan Empaques and Bemis has received evidence reasonably satisfactory to it that: (i) each transferor of the shares of Alcan Packaging Mexico or Alcan Empaques holds a valid certificate of residence in France or the USA for the purposes of, respectively, the double taxation treaties between Mexico and the French Republic and Mexico and the United States of America; and (ii) each transferor has appointed a tax representative in Mexico; and (iii) that tax representative has notified its appointment to the Tax Authority in Mexico and provided it with a copy of the certificate of residence mentioned in (i) of the transferor for whom it acts as representative; and/or

(b)                                 that sum relates to the sale of Embalagens, Envatrip or Danaflex;  and/or

(c)                                  that sum relates to the sale of Envaril and the person acquiring the quotas of Envaril is not resident in Argentina for Tax purposes and the transfer of the quotas of Envaril is not effected by means of a public deed.

23.11                     Nothing in Article 23.5 to Article 23.10 shall limit the rights of Bemis or any member of the Bemis Group to be indemnified in respect of Transfer Taxes in accordance with Part B of Schedule 13 (Tax).  If and to the extent that any deduction or withholding is made in accordance with Article 23.5 and that deduction or withholding is on account of a Transfer Tax for which Bemis or any member of the Bemis Group is entitled to be indemnified in accordance with Part B of Schedule 13 (Tax), then that deduction or withholding shall not give the Payee any entitlement to an additional amount in accordance with Article 23.6, to the extent that it relates to the Transfer Tax which gives rise to that indemnification right of Bemis or any member of the Bemis Group.

23.12                     The VAT treatment of any supply pursuant to this Agreement is provided for in Part B of Schedule 13.

ARTICLE 24.

SELLERS’ GUARANTEED OBLIGATIONS

24.1                           The Sellers’ Guarantor unconditionally and irrevocably guarantees to Bemis and to each entity which acquires any Sales Shares, Sale Assets or Cross-Group Loans pursuant to this Agreement the due and punctual performance and observance by each Seller of all its obligations under or pursuant to this Agreement, the Share Purchase Agreement and the Transitional Services Agreement (Sellers’ Guaranteed Obligations).

24.2                           If and whenever any Seller defaults for any reason whatsoever in the performance of any of its Sellers’ Guaranteed Obligations, the Sellers’ Guarantor shall as soon as reasonably practicable unconditionally perform (or procure performance of) and satisfy (or procure the satisfaction of) the Sellers’ Guaranteed Obligations.

24.3                           The guarantee shall be a continuing guarantee and accordingly remain in force until all the Sellers’ Guaranteed Obligations shall have been performed or satisfied and shall be in addition to and without prejudice to

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

and not in substitution for any rights or security which Bemis or any member of the Bemis Group may now or hereafter have or hold for the performance and observance of the Sellers’ Guaranteed Obligations.

24.4                           As a separate and independent obligation, the Sellers’ Guarantor agrees that any of the Sellers’ Guaranteed Obligations (including, any moneys payable) which may not be enforceable against or recoverable from the relevant Seller by reason of any legal limitation, disability or incapacity of that Seller or any other fact or circumstances (other than any provision of this Agreement, the Share Purchase Agreement or the Transitional Services Agreement) shall nevertheless be enforceable against and recoverable from the Sellers’ Guarantor as though the same had been incurred by the Sellers’ Guarantor and the Sellers’ Guarantor was the sole or principal obligor in respect thereof.

24.5                           The liability of the Sellers’ Guarantor under this Article 24 shall not be discharged, released, diminished or impaired by:

(a)                                  any variation of any of the Sellers’ Guaranteed Obligations;

(b)                                 any amendment, variation or assignment of this Agreement, the Share Purchase Agreement or the Transitional Services Agreement;

(c)                                  any winding up, dissolution, reconstruction, legal limitation, incapacity or lack of corporate power or authority or other circumstances affecting any of the Sellers (or any act taken by any of the Sellers in relation to any such event); or

(d)                                 any other act, event, neglect or omission (whether or not known to any of the Sellers or the Sellers’ Guarantor) which would or might (but for this Article 24) operate to impair or discharge the liability of the Sellers’ Guarantor or afford the Sellers’ Guarantor or any of the Sellers any legal or equitable defence.

24.6                           Unless Rio Tinto plc becomes the Sellers’ Guarantor pursuant to Article 24.7 at or prior to Closing, at or prior to Closing AHS shall procure the issuance in favor of Bemis of an unconditional, irrevocable letter of credit for its obligations under the guarantee provided in this Article 24 for a period of at least twelve (12) months from the Closing Date in an initial undrawn amount of ***, and AHS shall procure that such letter of credit be renewed or replaced with another letter of credit for the same undrawn amount from time to time as necessary such that a letter of credit for such amount shall be in full force and effect at all times until the first Business Day after expiry of *** commencing the Closing Date, provided that notwithstanding the foregoing, any amounts drawn under such letter of credit or otherwise paid in satisfaction of any Claim (other than a Title Warranty Claim), Indemnity Claim (other than a Pension Indemnity Claim) or Tax Claim shall reduce the amount available under such letter of credit to the extent of any such payment, and for the avoidance of doubt AHS may replace such letter of credit with another letter of credit in an amount equal to the initial undrawn amount less the aggregate of all amounts previously so drawn or otherwise paid. Such letter of credit (and any replacement thereof) shall be held in escrow in accordance with the terms of an escrow agreement to be entered into between Bemis and AHS (or in such case one of their designated Affiliates) and an escrow agent to be designated by AHS at the cost of AHS and on terms and conditions that are customary for this type of transactions.

24.7                           If Rio Tinto plc receives an advance tax ruling from the Canada Revenue Agency in terms reasonably satisfactory to Rio Tinto plc confirming that the guarantee provided in Article 24 if provided by Rio Tinto plc will not constitute “property acquired by any person in substitution for property distributed to the parent on the winding-up” for purposes of subparagraph 88(1)(c)(vi) of the Income Tax Act (Canada), then, upon receipt of such tax ruling, AHS shall procure that Rio Tinto plc shall execute an instrument assuming all past, present and future obligations upon such guarantee provided that Bemis shall release and discharge and cause each Bemis Group member to release and discharge AHS from all past, present and future obligations under such guarantee upon such assumption of such obligations by Rio Tinto plc, whereupon Rio Tinto plc shall be the Sellers’ Guarantor, provided, however, that Rio Tinto plc shall not be required to assume and shall not assume the obligations of AHS under Article 24.6, which shall terminate and be of no further force and effect upon assumption by Rio Tinto plc of AHS’s obligation under such guarantee. If such instrument is delivered after Closing, then upon the delivery of such

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

instrument the letter of credit shall be returned to AHS or otherwise terminated in accordance with the terms of escrow agreement.

ARTICLE 25.

ANNOUNCEMENTS

25.1                           None of the RTA Representative, any of the Sellers nor Bemis (nor any of their respective Affiliates) shall make any announcement or issue any circular in connection with the existence or subject matter of this Agreement or any other Transaction Document without the prior written approval of the RTA Representative and Bemis. The RTA Representative and Bemis shall use reasonable best efforts to agree and issue a joint public announcement as soon as reasonably practicable following the date of this Agreement.

25.2                           The restriction in Article 25.1 shall not apply to the extent that the announcement or circular is required by Law, by any stock exchange or any regulatory or supervisory body or authority of competent jurisdiction, whether or not the requirement has the force of Law. If this exception applies, the party making the announcement or issuing the circular shall endeavour on a commercially reasonable basis to consult with the other party in advance as to its form, content and timing.

ARTICLE 26.

CONFIDENTIALITY

26.1                           For the purposes of this Article 26:

(a)                                  Confidential Information means:

(i)                                     (in relation to the obligations of Bemis) any information received or held by Bemis relating to any member of the Seller Group or any member of the Target Group and/or any of their businesses or, prior to Closing, the Sale Assets, the Assumed Obligations, and/or the businesses in which they are used, including for the avoidance of doubt any information received pursuant to a Phase I ESA or a Phase II ESA;

(ii)                                  (in relation to the obligations of the Sellers) any information received or held by the RTA Representative or any of the Sellers relating to any member of the Bemis Group and/or its business and, following Closing, the Sale Assets, the Assumed Obligations, the Target Group, and any member thereof and/or their relevant underlying businesses; and

(iii)                               information relating to the provisions of, and negotiations leading to, this Agreement and any other Transaction Documents,

in each case including written information, information transferred orally, visually, electronically or by any other means; and

(b)                                 Representatives means, in relation to a party, its respective Affiliates and its and their directors, officers, employees, agents and advisers.

26.2                           Each of the Sellers, the Sellers’ Guarantor and Bemis shall (and shall ensure that each of its respective Representatives shall) maintain Confidential Information in confidence and not disclose Confidential Information to any person except (i) as this Article 26 permits or (ii) as the other party approves in writing, and shall not use Confidential Information for any purpose not related to the Proposed Transactions.

26.3                           Article 26.2 shall not prevent disclosure by any member of the Seller Group, Bemis or any of their respective Representatives to the extent it can demonstrate that:

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

(a)                                  disclosure is required by Law or by any stock exchange or any Governmental Authority acting within its powers (provided that to the extent permitted by applicable Law, the disclosing party shall first inform the other party of its intention to disclose such information and take into account the reasonable comments of the other party);

(b)                                 disclosure is of Confidential Information which was lawfully in the possession of that party or any of its Representatives without any obligation of secrecy prior to its being received or held, provided that this Article 26.3(b) shall not be applicable to any member of the Seller Group in relation to information relating to the Sale Assets, the Assumed Obligations or the Target Group or any member thereof and/or their relevant underlying businesses;

(c)                                  disclosure is of Confidential Information which information was independently developed by that party or on its behalf without violating any of such party’s obligations under this Agreement and without reliance on any Confidential Information;

(d)                                 disclosure is of Confidential Information which has previously become publicly available other than through that party’s fault (or that of its Representatives);

(e)                                  disclosure relates to the US federal income tax treatment and tax structure of the transactions contemplated by this Agreement or any other Transaction Document; or

(f)                                    disclosure is required to a party’s professional advisers or a court for the purpose of any arbitration of or judicial proceedings arising out of this Agreement or any other Transaction Document.

26.4                           Each Seller, the Sellers’ Guarantor and Bemis undertakes that it (and its Affiliates) shall only disclose Confidential Information to its Representatives if it is reasonably required for purposes connected with this Agreement (or any other Transaction Document) and only if the Representatives are informed of the confidential nature of the Confidential Information.

26.5                           If this Agreement terminates, each party shall, on request by another party, immediately:

(a)                                  return to such party all written documents and other materials containing such party’s Confidential Information without keeping any copies of them;

(b)                                 destroy all information or other documents derived from such Confidential Information; and

(c)                                  so far as it is practicable to do so, expunge such Confidential Information from any computer, word processor or other device.

26.6                           Notwithstanding anything to the contrary in this Article 26, any disclosure of Confidential Information permitted pursuant to the terms of the Confidentiality Agreement shall in no way constitute a breach of this Article 26, including, for greater certainty, any such disclosure made by a Representative or Bemis.

ARTICLE 27.

FEES AND EXPENSES

Except as otherwise provided in this Agreement (or any other Transaction Document), the parties shall each be responsible for their own costs, charges, fees and other expenses (including those of their respective Affiliates) incurred in connection with the Proposed Transactions; including any legal, professional or other fees and expenses incurred in connection with the negotiation of this Agreement, all other Transaction Documents and the making of any filings, notifications, regulatory investigation or similar proceedings arising in connection with the Proposed Transactions.

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

ARTICLE 28.

NOTICES

28.1                           Any notice in connection with this Agreement shall be in writing in English and delivered by hand, fax, registered post or courier using an internationally recognised courier company. A notice shall be effective upon receipt and shall be deemed to have been received (i) at the time of delivery, if delivered by hand, registered post or courier or (ii) at the time of transmission if delivered by fax provided that in either case, where delivery occurs outside Working Hours in the recipient’s jurisdiction, notice shall be deemed to have been received at the start of Working Hours in the recipient’s jurisdiction on the next following Business Day.

28.2                           The addresses and fax numbers of the parties for the purpose of Article 28.1 are:

The RTA Representative	Address:	Fax:	Electronic mail:

For the attention of: Head of Legal	2 Eastbourne Terrace London W2 6LG United Kingdom	+44 (0) 207 781 1832	debra.valentine@riotinto.com

With a copy to: Warren M. Goodman	1118, rue Sherbrooke Ouest Montreal (Quebec) H3A 3G2 Canada	+1 514 848-8555	warren.goodman@riotinto.com

With a copy to: Brian Healy	Morgan Stanley 1585 Broadway New York, NY 10036, USA	+1 212 507-1026	brian.healy@morganstanley.com

Bemis	Address:	Fax:	Electronic mail:

For the attention of: Henry J. Theisen, CEO	Bemis Company, Inc. One Neenah Center P.O. Box 669 Neenah, WI 54957, USA	+1 920 527-7600	hjtheisen@bemis.com

With a copy to: James J. Seifert, Vice President General Counsel and Secretary	Bemis Company, Inc. One Neenah Center P.O. Box 669 Neenah, WI 54957, USA	+1 920 527-7600	jjseifert@bemis.com

With a copy to: Dieter A. Schmitz	Baker & McKenzie LLP 130 East Randolph Drive Chicago, IL 60601, USA	+1 312 698-2385	dieter.a.schmitz@bakernet.com

28.3                           A party may notify all other parties to this Agreement of a change to its name, relevant addressee, address, electronic mail address or fax number for the purposes of this Article 28, provided that such notice shall only be effective on:

(a)                                  the date specified in the notification as the date on which the change is to take place; or

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

(b)                                 if no date is specified or the date specified is less than five (5) Business Days after the date on which notice is given, the date following five (5) Business Days after notice of any change has been given.

ARTICLE 29.

CONFLICT WITH OTHER AGREEMENTS

If there is any conflict between the terms of this Agreement and any other Transaction Document or other agreement (in each case, other than the Share Purchase Agreement), this Agreement shall prevail (as between the parties to this Agreement and as between any members of the Seller Group and any members of the Bemis Group) unless (i) such other agreement expressly states that it overrides this Agreement in the relevant respect or (ii) the RTA Representative and Bemis otherwise expressly agree in writing that such other agreement shall override this Agreement in that respect.

ARTICLE 30.

ENTIRE AGREEMENT

30.1                           For the purpose of this Article 30, Connected Persons means in relation to each party, its Affiliates, and its and their officers, employees, agents and advisers. Each party agrees to the terms of this Article 30 on its own behalf and as agent for each of its Connected Persons.

30.2                           Each of the parties to this Agreement confirms that this Agreement, together with the Transaction Documents, represents the entire understanding, and constitutes the whole agreement in relation to its subject matter and supersedes any previous agreements and understandings, oral and written, between the parties with respect thereto and, without prejudice to the generality of the foregoing, excludes any representation, warranty, condition or other undertaking implied at law or by custom, usage or course of dealing.

30.3                           Each party confirms that:

(a)                                  in entering into this Agreement, the Transaction Documents and the documents in the agreed terms it has not relied on any representation, warranty, assurance, covenant, indemnity, undertaking or commitment which is not expressly set out in this Agreement or any other Transaction Document; and

(b)                                 in any event and without prejudice to the right of any party to claim contractual damages or to seek an injunction or a declaration or specific performance of any obligations, no party has any right or remedy (whether by way of a claim contribution or otherwise) in tort (including negligence) or for misrepresentation (whether negligent or otherwise and whether made prior to and/or in this Agreement).

ARTICLE 31.

RIGHTS AND REMEDIES

31.1                           It is agreed that:

(a)                                  no party shall have any claim or remedy in respect of any statement, representation or warranty or undertaking made by or on behalf of any other party (or any of its Connected Persons) in relation to the Proposed Transactions which is not expressly set out in this Agreement or any other Transaction Document;

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

(b)                                 any terms or conditions implied by Law in any jurisdiction in relation to the Proposed Transactions are excluded to the fullest extent permitted by Law or, if incapable of exclusion, any right, or remedies in relation to them are irrevocably waived to the fullest extent permitted by Law;

(c)                                  except for any liability in respect of a breach of this Agreement or any other Transaction Document, no party (or any of its Connected Persons) shall owe any duty of care or have any liability in tort or otherwise to any other party (or its respective Connected Persons) in relation to the Proposed Transactions; and

(d)                                 no party shall be entitled to, or shall seek to, rescind or to terminate its obligations under (i) this Agreement, except in accordance with Article 9 (Termination), or (ii) under any other Transaction Document, except as expressly permitted by its terms.

31.2                           This Agreement shall exclude any Liability for (or remedy in respect of) fraud or fraudulent misrepresentation to the fullest extent permitted by applicable Law.

31.3                           Without prejudice to any of the other rights and remedies of the parties under or pursuant to this Agreement each of the parties acknowledges and agrees that the failure to fulfill its obligations under this Agreement and achieve Closing would, unless such failure is the result of a failed Condition that is capable of being invoked by such party or otherwise directly results from a material breach of this Agreement by the other party, give rise to irreparable harm for which monetary damages would not be an adequate remedy. It is accordingly agreed that the parties, in addition to other remedies, shall be entitled to enforce the terms under this Article 31.3 by decree of specific performance without the necessity of proving the inadequacy of monetary damages as a remedy and to obtain injunctive relief against any failure of the other party to fulfill its obligations under this Agreement and achieve Closing.

31.4                           The rights and remedies of the parties under this Article 31 are exclusive and in lieu of any and all other rights and remedies which the parties may have under this Agreement or otherwise against each other with respect to the Proposed Transactions for monetary relief with respect to (i) any breach of any representation or Warranty or any failure to perform any covenant or agreement set forth in this Agreement and (ii) the Assumed Obligations or the Excluded Obligations, and the parties each expressly waives any and all other rights or causes of action it or its Affiliates may have against the other party or its Affiliates now or in the future under any Law with respect to the subject matter hereof.  The remedies expressly provided in this Agreement shall constitute the sole and exclusive basis for and means of recourse between the parties with respect to the subject matter hereof.

ARTICLE 32.

COUNTERPARTS

This Agreement may be executed in any number of separate counterparts, each of which is an original but all of which taken together shall constitute one and the same Agreement.

ARTICLE 33.

AMENDMENT; WAIVER

33.1                           Except as expressly provided in this Agreement, no failure or delay by any party in exercising any right or remedy relating to this Agreement or any of the other Transaction Documents shall affect or operate as a waiver or variation of that right or remedy or preclude its exercise at any subsequent time. No single or partial exercise of any such right or remedy shall preclude any further exercise of it or the exercise of any other remedy.

33.2                           Any provision of this Agreement (or of any other Transaction Document) may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by or on behalf of all the parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

ARTICLE 34.

INVALIDITY

Each of the provisions of this Agreement and the other Transaction Documents is severable. If any such provision is held to be or becomes invalid or unenforceable in any respect under the Law of any jurisdiction, it shall have no effect in that respect and the parties shall endeavour on a commercially reasonable basis to replace it in that respect with a valid and enforceable substitute provision the effect of which is as close to its intended effect as possible.

ARTICLE 35.

THIRD PARTIES

Without prejudice to Article 36 (Assignment), nothing in this Agreement, express or implied, is intended to confer upon any person other than Bemis, its Designated Transferees, the RTA Representative, the Sellers, the Sellers’ Guarantor, a Retained Business Buyer (with respect to any right granted or assigned to a Retained Business Buyer under Article 20.3 or Article 36.5 hereof), the Indemnified Parties and their respective successors, legal representatives and permitted assigns, any rights or remedies under or by reason of this Agreement. It been understood that for purposes of Articles 20.2, 20.3, and 20.4 (Protective Covenants Post-Closing) a Retained Business Buyer is an intended express third-party beneficiary.

ARTICLE 36.

ASSIGNMENT

36.1                           This Agreement shall be binding and inure to the benefit of the parties hereto and their respective successor legal representatives and permitted assigns.

36.2                           Subject to Articles 36.3, 36.4 and 36.5, no party shall assign, transfer, delegate, charge or otherwise deal with all or any of its rights or obligations under this Agreement (including any rights under the Warranties) nor grant, declare, create or dispose of any right or interest in it without the prior written consent of the other parties.

36.3                           All or any of Bemis’s rights (but not its obligations) under this Agreement (including in respect of the Warranties) may be assigned, delegated or transferred by Bemis to any of its majority owned and Controlled Affiliates.

36.4                           All of AHS’s rights and obligations under this Agreement may be assigned and delegated by AHS to Rio Tinto plc pursuant to Article 24.1.

36.5                           (a)                                  The purpose of this Article 36.5 is to ensure that in the event of an acquisition or proposed acquisition by a Retained Business Buyer of the stock, business or assets (a Retained Business Sale) relating to any portion of the Retained Business (the Sold Business), without prejudice to Part C of Schedule 7 (Conduct of the Transferred Business Post-Closing), the consummation of the Retained Business Sale shall be facilitated without (i) reducing or adversely affecting any rights or increasing any obligations hereunder or under any Transaction Document of any member of the Bemis Group in respect of the Transferred Business or (ii) reducing or adversely affecting any rights or increasing any obligations hereunder or under any Transaction Document of (x) any Seller Group members that remain members of the Seller Group after the Retained Business Sale (the Remaining Seller Group Members) in respect of (A) the balance of the Retained Business and (B) the Sold Business to the extent the latter arise from facts, events or circumstances that have occurred prior to such sale

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

or transfer, or (y) the Retained Business Buyer and its Affiliates in respect of the Sold Business acquired by it or them.

(b)                                 It is intended that following a Retained Business Sale and the related transactions hereunder and under the Transaction Documents contemplated in this Article 36.5, (i) the Remaining Seller Group Members and the Retained Business Buyer of the Sold Business and its Affiliates, including, if applicable of any Seller Group members that cease to be members of the Seller Group as a result of the Retained Business Sale (Former Seller Group Members), taken together, shall have in the aggregate substantially the same rights and obligations hereunder and under the Transaction Documents as those the Seller Group would have had assuming the related Retained Business Sale had not occurred (other than in relation to any Ongoing Rights and Obligations) and (ii) the Remaining Seller Group Members shall maintain their liability for the obligations and shall, to the fullest extent reasonably practicable, be entitled to enforce the rights under this Agreement and the other Transaction Documents in relation to the related Sold Business, in each case of clauses (i) and (ii) other than any Ongoing Rights and Obligations which shall be exclusively the rights and obligations of the Retained Business Buyer of such Sold Business and its Affiliates, including if applicable, any Former Seller Group Members.

(c)                                  Without prejudice to the generality of the foregoing or to Part C of Schedule 7 (Conduct of the Transferred Business Post-Closing), in the event of a Retained Business Sale of a Sold Business:

(i)                                     the Bemis Group and the Seller Group shall cooperate in good faith and use their commercially reasonable efforts to facilitate the Retained Business Sale on a cost-neutral basis to Bemis and in a manner that does not reduce or adversely affect any rights or increase any obligations hereunder or under any Transaction Document of any member of the Bemis Group in respect of the Transferred Business;

(ii)                                  the Remaining Seller Group Members shall be entitled to assign, transfer and delegate to the Retained Business Buyers and its Affiliates all or any of their rights and obligations under this Agreement and the other Transaction Documents relating to the Sold Business, provided that:

(x)                                               with respect to such rights and obligations that are not Ongoing Rights and Obligations (A) to the fullest extent reasonably practicable, the Remaining Seller Group members shall be entitled to enforce such rights so assigned and transferred to the Retained Business Buyer and its Affiliates on their behalf (and to the fullest extent reasonably practicable the Retained Business Buyer and its Affiliate shall not be entitled to enforce such rights directly), and (B) no such assignment, transfer or delegation shall release or discharge the Sellers’ Guarantor or any other Remaining Seller Group Member from such obligations, including any such obligations in respect of Claims, Indemnity Claims or Tax Claims;

(y)                                             with respect to such rights and obligations that are Ongoing Rights and Obligations, such assignment, transfer or delegation of (A) any rights may transfer such rights (including the full entitlement to enforce such rights) to the Retained Business Buyer and its Affiliates and (B) any obligations shall fully release the Sellers’ Guarantor and the Remaining Seller Group Members from any liability on such obligations;

(iii)                               the Former Seller Group Members that become such as a result of the Retained Business Sale shall be entitled to retain all or any of their rights and obligations under this Agreement and the other Transaction Documents relating to the Sold Business, provided that, (A) with respect to such obligations that are part of Ongoing Rights and Obligations, the Sellers’ Guarantor and the Remaining Seller Group Member shall be released from any and all liability for such obligations, and (B) with respect to such rights and obligations that are not Ongoing Rights and Obligations the RTA Representative (x) shall use its commercially reasonable efforts to cause such Seller Group members to assign or transfer such rights to the Remaining Seller Group Members or to permit the Remaining Seller Group Members alone to enforce such rights on behalf

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

of the Former Seller Group Members against the Bemis Group members, and (y) shall cause such Former Seller Group Members to delegate, and the Sellers’ Guarantor or any other Remaining Seller Group Member to assume, such obligations, including any such obligations in respect of Claims, Indemnity Claims or Tax Claims, whereupon the delegating Former Seller Group Members shall be fully released therefrom; and

(iv)                              notwithstanding clauses (ii) and (iii) above, the provisions of Schedule 10 shall apply in relation to the Intellectual Property covered thereby.

(d)                                 Each of the RTA Representative and Bemis agrees to execute or cause its Affiliates to execute such instruments of assignment, delegation or transfer and such other documents as Bemis or the RTA Representative, respectively, may reasonably request to effect the foregoing.

(e)                                  The Ongoing Rights and Obligations are the rights and obligations of any Seller Group member hereunder or under any Transaction Document that relate to (i) all ongoing trading arrangements and the provision of services, facilities and benefits between (x) the Transferred Business and the Bemis Group and (y) the Sold Business; (ii) ongoing transitional or long-term services or arrangements for the supply, lease or licensing of goods, equipment or other tangible or intangible property between (x) the Transferred Business or the Bemis Group and (y) the Sold Business, as applicable, including under the Transitional Services Agreement; (iii) the separation from the Seller Group of the Transferred Business, including the Shelbyville Food Site, in such manner that they become autonomous; (iv) the Sellers’ obligations to deliver documents or to take other actions under Parts A, D, E or F of Schedule 8 (Closing and Post-Closing Arrangements) and to cooperate and exercise commercially reasonable efforts to obtain Third Party Consents under Article 4.6 and Part F of Schedule 8 (Closing and Post-Closing Arrangements); (v) any other ongoing operating arrangements, obligations and (vi) any arrangements of a similar nature to those in the foregoing clauses of this Article 36.5(e).

36.6                           Any purported assignment, transfer or delegation in contravention of this Article 36 shall be void.

ARTICLE 37.

FURTHER ASSURANCES AND CERTAIN COVENANTS

37.1                           Without prejudice to Articles 4.5, 4.6 and Schedule 8 (Closing and Post-Closing Arrangements), each of the Sellers and Bemis shall execute (or procure the execution of) such further documents as may be required by Law or be necessary or beneficial to implement this Agreement.

37.2                           The RTA Representative and Bemis shall procure that their respective Affiliates comply with all obligations under this Agreement which are expressed to apply to any such Affiliates.

37.3                           Bemis shall, and shall procure that each member of the Bemis Group shall, (at the Sellers’ expense) also give such reasonable assistance to any member of the Seller Group as the RTA Representative or any of the Sellers may reasonably request in relation to:

(a)                                  any third party proceedings by or against any member of the Seller Group so far as they relate to the Transferred Business prior to the Closing, including proceedings relating to employees’ claims or Taxation; and

(b)                                 the preparation of consolidated audited or unaudited accounts and/or local statutory accounts for the Sellers’ Guarantor or any other member of the Seller Group for the year ended December 31, 2009 or any interim period thereof.

37.4                           The Seller of the relevant Sale Business shall (at Bemis’s expense) give such reasonable assistance to Bemis or any member of the Bemis Group in relation to any third party proceedings by or against Bemis or such member of the Bemis Group so far as they relate to such Sale Business.

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

ARTICLE 38.

DISPUTE RESOLUTION

38.1                           The parties to this Agreement agree to attempt to resolve any Dispute by way of negotiation between senior executives who have authority to settle such Dispute. In furtherance of the foregoing, any Disputing Party may initiate the negotiation by way of written notice (an Escalation Notice) demanding an in-person meeting involving representatives of the Disputing Parties at a senior level of management of the Disputing Parties (or if the Disputing Parties agree, of the appropriate strategic business unit or division within such party). A copy of any Escalation Notice shall be given to the Chief Legal Officer of each Disputing Party (which shall state that it is an Escalation Notice pursuant to this Agreement). Any agenda, location or procedures for such negotiation may be established by the Disputing Parties from time to time; provided, however, that the negotiations shall be completed within thirty (30) days of the date of receipt by a party of the Escalation Notice or within such longer period to which the Disputing Parties may agree in writing prior to the expiration of the initial thirty (30) day period.

38.2                           (a) If the Dispute has not been resolved by negotiation as provided in Article 38.1 within thirty (30) days of the date of receipt by a party of an Escalation Notice or such extended period as may be agreed by the Disputing Parties, or should the Disputing Parties fail to meet within the said thirty (30) day period, the Disputing Parties shall endeavour to settle the Dispute by mediation. The party wishing to refer a Dispute to mediation shall give written notice to the other (the Mediation Notice) describing the Dispute, requiring that the Dispute be submitted to mediation and proposing the name of a suitable person to be appointed mediator.

(b)                                 If the other party rejects the proposed mediator and the Disputing Parties are unable to agree on a mediator within fifteen (15) days of receipt by a party of a Mediation Notice, then either Disputing Party may request the Centre for Effective Dispute Resolution to appoint a mediator from the Centre for Effective Dispute Resolution panel of distinguished neutrals.

(c)                                  The mediator shall be entitled to make recommendations to the Disputing Parties which, unless the Disputing Parties otherwise agree in a writing, shall not be binding upon them.

(d)                                 The mediation shall continue until the earliest to occur of the following: (i) the Disputing Parties reach written agreement as to the resolution of the Dispute, (ii) the mediator makes a finding that there is no possibility of resolution through mediation, or (iii) sixty (60) days have elapsed since the receipt of a Mediation Notice (each, a Mediation Expiration Event). Following the occurrence of any Mediation Expiration Event described above (and, in the case of (i) above, unless the written agreement between the parties expressly limits the ability of the parties to pursue any claim or related claim), subject to Article 40 (Interpretation, Governing Law and Jurisdiction) the parties may seek any and all available remedies regarding the Dispute in law or in equity.

(e)                                  Each Disputing Party shall bear its own costs in connection with the mediation; the fees and disbursements of the mediator shall be borne equally by the Disputing Parties.

(f)                                    If the Disputing Parties accept any recommendation made by the mediator or otherwise reach agreement as to the resolution of the Dispute, such resolution shall not become binding upon the Disputing Parties until it is recorded in a written agreement executed by each of the Disputing Parties.

(g)                                 Any mediation held in accordance with this Article 38 is confidential and without prejudice. In the event that a Dispute is referred to a court in accordance with Article 38.2 Paragraph (d), the mediator or any other neutral involved in the mediation shall not take part in such court proceeding, whether as a witness or otherwise, and any notes or other records generated by him and any recommendation made by him in connection with the mediation shall not be used in evidence or relied upon by either Disputing Party without the consent of the other Disputing Party and of the mediator, and neither Disputing Party shall make use as evidence nor rely upon information supplied, or arguments raised (or the fact that an argument was not raised), by the other Disputing Party in the mediation, all of which shall be deemed to be part of settlement discussions and privileged from any disclosure or use.

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

ARTICLE 39.

BULK SALES

39.1                           United States.                     The Sellers and Bemis agree to waive compliance with Article 5 of the Uniform Commercial Code as adopted in each of the jurisdictions in which any of the Sale Assets are located to the extent that Article 5 of the Uniform Commercial Code is applicable to the transactions contemplated hereby.

39.2                           Canada.  APC and Bemis (on its own behalf and on behalf of the Canadian Purchaser) agree to waive compliance with the requirements of the provisions of the Bulk Sales Act (Ontario) and with Section 6 of the Retail Sales Tax Act (Ontario), and any other applicable provincial bulk sales legislation or retail sales tax legislation, as may be applicable in respect of the purchase and sale of the APC Sale Business. Notwithstanding the foregoing, APC agrees to indemnify and save harmless Bemis or the relevant Designated Transferee from and against any claims, demands, actions, causes of action, damage, loss, costs, liability or expense which Bemis or the Canadian Purchaser may suffer or be exposed to by virtue of the non-compliance with the Bulk Sales Act (Ontario) or other applicable provincial bulk sales legislation, other than in respect of any Assumed Obligation.

ARTICLE 40.

INTERPRETATION, GOVERNING LAW AND JURISDICTION

40.1                           The Schedules and Exhibits (and Disclosure Letter) of this Agreement form part of this Agreement and terms used in this Agreement shall be interpreted in accordance with Schedule 20 (Definitions and Interpretation).

40.2                           This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of law.  Subject to Article 38 (Dispute Resolution), each party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contained in or contemplated by this Agreement, exclusively in the Chancery Court of Delaware and, if that court does not have or does not accept jurisdiction, the other Federal or state courts in the State of Delaware (together, the Chosen Courts), and solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts; (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts; (iii) waives any objection that the Chosen Courts are an inconvenient forum, waives any right to request transfer to another forum, and waives any claim that the Chosen Courts do not have jurisdiction over any party hereto and (iv) agrees that service of process upon such party in any such action or proceeding shall be effective (and all objections to the adequacy of service of process shall be waived and not made) if notice of any complaint or action in the Chosen Courts is given in accordance with Article 28 (Notices) of this Agreement.  Each party hereto irrevocably designates C.T. Corporation as its agent and attorney-in-fact for the acceptance of service of process and making an appearance on its behalf in any such claim or proceeding and for the taking of all such acts as may be necessary or appropriate in order to confer jurisdiction over it before the Chosen Courts and each party hereto stipulates that such consent and appointment is irrevocable and coupled with an interest. Each party hereto irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

SCHEDULE 1

SELLERS AND SALE SHARES, SALE BUSINESSES AND CROSS-GROUP LOANS

PART A:  TARGET COMPANIES

	Column 1	Column 2	Column 3	Column 4	Column 5	Column 6	Column 7	Column 8	Column 9
No.	Relevant Share Seller(s)	Target Holding Company	Business Segment(s)	Target Jurisdiction	Allocated Consideration	Sale Shares	Shareholdings of Employees of the Transferred Business	Subsidiaries (Direct and Indirect)	Designated Transferee(s)
1.	A. Compagnie Générale De Participation Industrielle et Financiere B. Pechiney Plastic Packaging, Inc. C. Alcan Holdings Switzerland AG	Envaril Plastic Packaging S.R.L.	Food Americas	Argentina	A. USD 2,960,867 B. USD 39,127 C. USD 6	A. 30,289,207 quotas (98.696%)(1) B. 400,260 quotas (1.304%) (2) C. 66 quotas	N/A	Envaril Plastic Packaging Uruguay SA	Bemis (pending designation of other Designated Transferees if applicable)

(1)

The number and proportion of quotas in Envaril Plastic Packaging S.R.L. held by CGPIF may change prior to Closing as a result of a planned recapitalization of Envaril Plastic Packaging S.R.L. pursuant to Schedule 14 (Cross-Group Debt).

(2)

The number and proportion of quotas in Envaril Plastic Packaging S.R.L. held by PPPI may change prior to Closing as a result of a planned recapitalization of Envaril Plastic Packaging S.R.L. pursuant to Schedule 14 (Cross-Group Debt).

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

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	Column 1	Column 2	Column 3	Column 4	Column 5	Column 6	Column 7	Column 8	Column 9
No.	Relevant Share Seller(s)	Target Holding Company	Business Segment(s)	Target Jurisdiction	Allocated Consideration	Sale Shares	Shareholdings of Employees of the Transferred Business	Subsidiaries (Direct and Indirect)	Designated Transferee(s)
2.	A.Compagnie Générale De Participation Industrielle et Financiere B.Pechiney Plastic Packaging, Inc.	Envatrip S.A.	Food Americas	Argentina	A. USD 475,000 B. USD 25,000	A. 3,707,850(3) shares (95%) B. 195,150 shares (5%)(4)	N/A	N/A	Bemis (pending designation of other Designated Transferees if applicable)

3.	Rio Tinto Brasil Ltda.	Alcan Embalagens Do Brasil Ltda.	Food Americas	Brazil	USD 100,000,000	95,367,149 shares (100%)(5)	Mr. Mario Brigido (1 share) Mr. Ronaldo Ramos (1 share)	N/A	Bemis (pending designation of other Designated Transferees if applicable)

4.	A.Compagnie Générale De Participation Industrielle et Financiere B.Pechiney Plastic Packaging, Inc.	Alcan Empaques Mexico, S.A. De C.V.(6)	Food Americas	Mexico	A. USD 7,999,999 B. USD 1(7)	A. 49,999 shares (100%) B. 1 share	N/A	N/A	Bemis (pending designation of other Designated Transferees if applicable)

(3)	The proportion of shares in Envatrip S.A. held by CGPIF may change prior to Closing as a result of a planned recapitalization of Envatrip S.A. pursuant to Schedule 14 (Cross-Group Debt).

(4)	The proportion of shares in Envatrip S.A. held by PPPI may change prior to Closing as a result of a planned recapitalization of Envatrip S.A. pursuant to Schedule 14 (Cross-Group Debt).

(5)

The number of shares in Alcan Embalagens do Brasil Ltda. Held by Rio Tinto Alcan Brasil Ltda. may change prior to Closing as a result of a planned recapitalization of Alcan Embalagens de Brasil Ltda. pursuant to Schedule 14 (Cross-Group Debt).

(6)	Alcan Empaques Mexico, S.A. de C.V. owns 1 variable share in Alcan Packaging Mexico.

(7)	The Allocated Consideration for Alcan Empaques Mexico, S.A. de C.V. is gross of the Pension Adjustment Amount.

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

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	Column 1	Column 2	Column 3	Column 4	Column 5	Column 6	Column 7	Column 8	Column 9
No.	Relevant Share Seller(s)	Target Holding Company	Business Segment(s)	Target Jurisdiction	Allocated Consideration	Sale Shares	Shareholdings of Employees of the Transferred Business	Subsidiaries (Direct and Indirect)	Designated Transferee(s)
5.	A.Compagnie Générale De Participation Industrielle et Financiere B. Pechiney Plastic Packaging, Inc.	Alcan Packaging Mexico, S.A. De C.V.	Food Americas	Mexico	A. USD 106,999,990 B. USD 10

A. 10,435,203 variable  shares and 9 fixed shares (100%)(8)

B.  1 fixed share

Note: 1 variable share in this company shall be automatically transferred with the transfer of Alcan Empaques Mexico, S.A. De C.V.

							N/A	N/A	Bemis (pending designation of other Designated Transferees if applicable)

6.	Financière Européenne D’emballages Pechiney	Danaflex Packaging Corporation Limited	Food Americas	New Zealand	USD 16,000,000	1. 1,191,122 shares (100%)	N/A	N/A	Bemis (pending designation of other Designated Transferees if applicable)

7.	AL Holding USA LLC	Alcan Packaging Thermaplate, Inc.	Food Americas	USA (New Jersey)	USD 35,500,000	1. 400 (100%)	N/A	N/A	Bemis (pending designation of other Designated Transferees if applicable)

(8)

The number and proportion of shares in Alcan Packaging Mexico held by CGPIF may change prior to Closing as a result of a planned recapitalization of Alcan Packaging Mexico pursuant to Schedule 14 (Cross-Group Debt).

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

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PART B:  SALE BUSINESSES

	Column 1	Column 2	Column 3	Column 4	Column 5		Column 6
No.	Relevant Asset Seller	Sale Business Description	Relevant Business Segment	Asset Seller Jurisdiction	Allocated Consideration		Designated Transferee
1.	Alcan Packaging Canada, Ltd.	APC Sale Business	Food Americas	Canada	USD	48,000,000	Bemis (pending designation of other Designated Transferees if applicable)

2.	Pechiney Plastic Packaging, Inc.	PPPI Sale Business	Food Americas	USA (Delaware)	USD	630,000,000	Bemis (pending designation of other Designated Transferees if applicable)

3.	Alcan Packaging Food and Tobacco, Inc.	APFT Sale Business	Food Americas	USA (Delaware)	USD	195,000,000	Bemis (pending designation of other Designated Transferees if applicable)

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

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PART C:  CROSS-GROUP LOANS

Column 1	Column 2	Column 3	Column 4
Cross-Group Loan Seller	Counterparty	Cross-Group Loan Amount (as at May 31, 2009) (US$)(9)	Cross-Group Loan Purchaser
FEEP	Alcan Packaging Mexico	20,342,151	Bemis (pending designation of other Designated Transferees if applicable)

FEEP	Alcan Packaging Mexico	19,596,613	Bemis (pending designation of other Designated Transferees if applicable)

FEEP	Envaril	6,309,936	Bemis (pending designation of other Designated Transferees if applicable)

FEEP	Envaril	1,625,000	Bemis (pending designation of other Designated Transferees if applicable)

RTA Holdco 3	Envaril	1,500,000	Bemis (pending designation of other Designated Transferees if applicable)

RTA Holdco 3	Envaril	1,257,000	Bemis (pending designation of other Designated Transferees if applicable)

RTA Holdco 3	Envaril	1,100,000	Bemis (pending designation of other Designated Transferees if applicable)

RTA Holdco 3	Envaril	490,000	Bemis (pending designation of other Designated Transferees if applicable)

(9)

The Cross-Group Loan Amounts are provided by the RTA Representative in good faith and are not representative of the Cross-Group Loan Purchase Prices, which shall be determined in accordance with Article 2 and Schedule 15 (Post-Closing Financial Adjustments).

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

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PART D:  AP2F PATENTS

Seller	Allocated Consideration		Designated Transferee
Sale procured by the RTA Representative	US$	70,000,000	Bemis (pending designation of other Designated Transferees if applicable)

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

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INDICATIVE STATEMENT OF CROSS-GROUP DEBTS

The below table is an indicative statement of the outstanding amounts of all potential Cross-Group Non-Trading Debts, based on figures provided by the RTA Representative and accurate as at May 31, 2009. The amounts of these debts will change continuously in the run-up to Closing.  The default treatment set forth in the below table in respect of each Cross-Group Non-Trading Debt will apply in the event that the relevant Cross-Group Non-Trading Debt cannot be eliminated prior to Closing in accordance with the principles set forth in Schedule 14 (Cross-Group Debt).

A. Cross-Group Non-Trading Payables

	Target Debtor Entity/ Business and Whether Asset Sale/ Share Sale Applies	Retained Group Creditor and whether receivable is associated with Sale Business (if applicable)	Default Treatment at Closing	Payable Amount (May 2009) (US$)
1.	Alcan Packaging Food and Tobacco Inc. (Food Americas) / Asset Sale	Alcan Products Corporation (Other) / N/A	Not to be assumed by Bemis.	348,000,000

2.	Pechiney Plastic Packaging, Inc. (Other) / Asset Sale	Alusuisse Aluminium USA Inc. / N/A	Not to be assumed by Bemis.	134,204,000

3.	Alcan Packaging Canada Ltd. (Food Americas) / Asset Sale	Alcan Packaging Canada Ltd. (Tobacco) / No	Not to be assumed by Bemis.	53,481,876

4.	Pechiney Plastic Packaging, Inc. (Food Americas) / Asset Sale	Alcan Packaging Food and Tobacco Inc./No	Not to be assumed by Bemis.	66,351,063

5.	Alcan Packaging Mexico S.A. de C.V. / Share Sale	FEEP / N/A	Cross-Group Loan	20,342,151

6.	Alcan Packaging Mexico S.A. de C.V. / Share Sale	FEEP / N/A	Cross-Group Loan	19,596,613

7.	Alcan Packaging Canada Ltd. (Food Americas) / Asset Sale	Alcan Packaging Canada Ltd. (Pharma) / No	Not to be assumed by Bemis.	13,343,104

8.	Alcan Packaging Canada Ltd. (Food Americas) / Asset Sale	FEEP / N/A	Not to be assumed by Bemis.	11,307,677

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

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	Target Debtor Entity/ Business and Whether Asset Sale/ Share Sale Applies	Retained Group Creditor and whether receivable is associated with Sale Business (if applicable)	Default Treatment at Closing	Payable Amount (May 2009) (US$)
9.	Envaril Plastic Packaging S.R.L. / Share Sale	FEEP / N/A	Cross-Group Loan	7,934,936

10.	Pechiney Plastic Packaging, Inc. (Other) / Asset Sale	PMC Lease Company / N/A	To be paid down in July on exercise of purchase option pursuant to equipment lease	7,318,038

11.	Envaril Plastic Packaging S.R.L. / Share Sale	RTA Holdco 3 Limited / N/A	Cross-Group Loan	4,347,000

12.	Pechiney Plastic Packaging Inc. (Food Americas) / Asset Sale	Cebal Mexicana LP / N/A	Not to be assumed by Bemis.	4,068,612

13.	Pechiney Plastic Packaging, Inc. (Food Americas) / Asset Sale	Alcan Packaging Food and Tobacco Inc. (Food Americas) / Yes	Not to be assumed by Bemis.	2,316,697

14.	Pechiney Plastic Packaging Inc. (Other) / Asset Sale	FEEP / N/A	Not to be assumed by Bemis.	116,532

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

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B. Cross-Group Non-Trading Receivables

	Target Creditor Entity (Business Segment) and Whether Asset Sale/ Share Sale Applies	Retained Group Debtor and whether payable obligation is associated with Sale Business (if applicable)	Default Treatment at Closing	Receivable Amount (May 2009) (US$)
15.	Alcan Packaging Food and Tobacco Inc. (Food Americas) / Asset Sale	Alusuisse Aluminium USA Inc. (Other) / N/A	Not to be transferred to Bemis.	187,571,357

16.	Pechiney Plastic Packaging, Inc. (Other) / Asset Sale	Alcan Packaging Food and Tobacco Inc. / Yes	Not to be transferred to Bemis.	59,260,849

17.	Alcan Packaging Canada Ltd. (Food Americas) / Asset Sale	FEEP / N/A	Not to be transferred to Bemis.	23,858,186

18.	Pechiney Plastic Packaging, Inc. (No ascribed Business segment) / Asset Sale	Alcan Corporation / N/A	Not to be transferred to Bemis.	15,876,800

19.	Alcan Embalagens do Brasil / Asset Sale	Alcan Packaging do Brasil Ltda / N/A	Pay-down at Closing as a Cross-Group Non-Trading Receivable.	8,602,800

20.	Alcan Packaging Mexico S.A. de C.V. / Share Sale	FEEP / N/A	Pay-down at Closing as a Cross-Group Non-Trading Receivable.	2,921,772

21.	Pechiney Plastic Packaging, Inc. (Other) / Asset Sale	Alcan Packaging Food and Tobacco Inc. / Yes	Not to be transferred to Bemis.	3,895,354

22.	Danaflex Packaging Corporation Limited / Share Sale	FEEP / N/A	Pay-down at Closing as a Cross-Group Non-Trading Receivable.	2,641,615

23.	Pechiney Plastic Packaging Inc. (Beauty) / Asset Sale	Cebal Mexicana LP / N/A	Not to be transferred to Bemis.	11,339,773

24.	Alcan Embalagens do Brasil Ltda / Share Sale	TPI Molplastic Ltda / N/A	Pay-down at Closing as a Cross-Group Non-Trading Receivable.	1,291,838

25.	Pechiney Plastic Packaging, Inc. (Other) / Asset Sale	Cebal Mexicana LP /N/A	Not to be transferred to Bemis.	2,497,961

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

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	Target Creditor Entity (Business Segment) and Whether Asset Sale/ Share Sale Applies	Retained Group Debtor and whether payable obligation is associated with Sale Business (if applicable)	Default Treatment at Closing	Receivable Amount (May 2009) (US$)
26.	Alcan Embalagens do Brasil Ltda / Share Sale	Cebal Brasil Ltda / N/A	Pay-down at Closing as a Cross-Group Non-Trading Receivable.	595,680

27.	Alcan Embalagens do Brasil Ltda / Share Sale	TPI Molplastic Ltda / N/A	Pay-down at Closing as a Cross-Group Non-Trading Receivable.	1,291,838

28.	Alcan Embalagens do Brasil / Share Sale	Alcan Packaging do Brasil Ltda / N/A	Pay-down at Closing as a Cross-Group Non-Trading Receivable.	12,978

29.	Alcan Embalagens do Brasil Ltda / Share Sale	Cebal Brasil Ltda / N/A	Pay-down at Closing as a Cross-Group Non-Trading Receivable.	7,306

30.	Pechiney Plastic Packaging, Inc. (Other) / Asset Sale	Alcan Packaging Food and Tobacco Inc. / Yes	Not to be transferred to Bemis.	5,656

31.	Alcan Embalagens Do Brasil Ltda / Share Sale	Rio Tinto Brasil Ltda / N/A	Pay-down at Closing as a Cross-Group Non-Trading Receivable.	603

32.	Pechiney Plastic Packaging, Inc. (Beauty) / Asset Sale	Alcan Packaging Food and Tobacco Inc. / Yes	Not to be transferred to Bemis.	686

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

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SCHEDULE 2

ALLOCATION OF CONSIDERATION AMONG SALE ASSETS

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

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SCHEDULE 3

TRANSITIONING OF BANK ACCOUNTS

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

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SCHEDULE 4

WARRANTIES

PART A:  GENERAL

1.             The Seller Group and Information

1.1           Authorisations, valid obligations, filings and consents

(a)           Each Seller and the Sellers’ Guarantor has obtained all authorisations from its board of directors, executive board, supervisory board or comparable governing body and if required, from its holders of equity interests or shares (other than those required to satisfy the closing conditions set out in Article 3 of this Agreement) required to empower it to enter into and perform its obligations under this Agreement and, where relevant, under the other Transaction Documents which, if not obtained, would impair in any material respect its ability to enter into or perform its obligations under this Agreement or any of the other Transaction Documents.

(b)           The obligations of each Seller and the Sellers’ Guarantor under this Agreement shall, when entered into, constitute its valid and legally binding obligations, enforceable against it in accordance with their terms.

(c)           The obligations of each member of the Seller Group, each member of the Target Group and each Asset Seller under this Agreement and any Transaction Document to which it is a party shall, upon it becoming party to this Agreement or the relevant Transaction Document, constitute such person’s valid and legally binding obligations, enforceable against such person in accordance with their terms.

(d)           Entering into and performing its obligations under this Agreement and the other Transaction Documents shall not:

(i)            cause any Seller or any Target Company to breach any provision of its memorandum or articles of association, by-laws or other constitutional documents; or

(ii)           (subject to fulfillment of the conditions set out in Article 3 (Conditions to Closing) of this Agreement) result in a breach by any Seller or any Target Company of any (i) Laws, or (ii) order, judgment or ruling of any court or competent Governmental Authority by which, in any such cases, it is bound, which would impair in any material respect its ability to enter into and perform such obligations or could reasonably be expected to give rise to a Relevant Loss.

1.2           The Seller Group, the Sale Shares and the Target Companies

(a)           Each Seller and each Target Company:

(i)            is duly organised and validly incorporated or formed and, where the concept is recognised by the Laws of its jurisdiction of incorporation or formation, in good standing; and

(ii)           is validly existing (to the extent such concept is recognised by the Laws of its jurisdiction of incorporation or formation) under the Laws of its jurisdiction of incorporation or formation; and

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

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(iii)          is duly registered in so far as required under the Laws of its jurisdiction of incorporation or formation.

(b)           Each Target Company and each Asset Seller has the power in accordance with its memorandum of association, articles of association, by-laws or other constitutional documents to conduct its business to the extent such business comprises a portion of the Transferred Business.

(c)           The information set out in Columns (3), (6), (7) and (8) of Part A of Schedule 1 (Sellers and Sale Shares, Sale Businesses and Cross-Group Loans) is accurate, save that Bemis acknowledges that, where expressly indicated, the information contained in Column 6 may change prior to Closing as a result of the implementation of the principles set forth in Article 16, Schedule 14 (Cross-Group Debt) and Schedule 15 (Post Closing Financial Adjustments).

(d)           All the Sale Shares are validly allotted and, to the extent issued, are fully paid or properly credited as fully paid, and no person has any outstanding liability to pay any additional contributions on the Sale Shares to the Target Company by which they were issued.

(e)           All unissued Securities of the Target Companies are free from any Third Party Encumbrance.

(f)            Except as stated in Schedule 1, no person, other than one or more Target Companies, owns any Shares or debt capital of any Target Company and there are in existence no rights to or options for the issue or allotment or transfer of any Sale Shares or debt capital of the Target Companies, nor any rights to convert any Securities of the Target Companies into Shares or debt capital having different rights.

(g)           Each Share Seller is, or shall upon Closing be, entitled to procure the transfer of the Sale Shares set opposite that Seller’s name in Column 6 of Part A of Schedule 1 and each Asset Seller shall at Closing be entitled to procure the transfer of the Sale Assets, in each case in a manner which shall comply with its obligations under this Agreement with respect to that transfer.

(h)           Subject to Third Party Consents been obtained, upon the delivery of and payment for the Sale Assets at Closing, the bills of sale and assignments or such other instruments to be executed and delivered by each Asset Seller at Closing shall vest in the Designated Transferee valid title to the Sale Assets being transferred therefrom, free and clear of all Third Party Encumbrances.

(i)            No Seller and no Target Company has entered into or is otherwise subject to any agreement pursuant to which any person which is not a Target Company has a legally enforceable right (exercisable now or in the future and whether contingent or not) to require (i) the issue or transfer by a Seller or a Target Company of any Sale Shares or debt capital of any Target Company, or (ii) the transfer (other than in the ordinary course of business) of any Sale Assets (other than pursuant to this Agreement or the other Transaction Documents or to any Target Company).

(i)            The Target Companies have no subsidiaries other than those listed at Column 8 of Part A of Schedule 1.

1.3           Other interests

(a)           No Target Company owns any Securities issued by any body corporate which is not a Target Company, other than as a result of day to day investment activities pursued in the ordinary course of that Target Company’s treasury activities and functions.

(b)           None of the Target Companies is bound by any legally enforceable obligation to acquire any share or debt capital securities in any person which is not a Target Company except pursuant to one or

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

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more of the Transaction Documents other than as a result of day to day investment activities pursued in the ordinary course of that Target Company’s treasury activities and functions

(c)           None of the Target Companies is a party to any shareholders’ agreement or similar agreement which controls the voting or disposition of its shares or debt securities.

(d)           None of the Target Companies controls the management of any body corporate that is not a Target Company.

1.4           Constitutional Records

(a)           The constitutional records of each Target Company which are required to be maintained by the Laws of its jurisdiction of incorporation or formation have been maintained in accordance with such Laws where failure to do so could reasonably be expected to give rise to a Relevant Loss.

(b)           Each Target Company has complied with the requirements of all Laws binding on it as to the maintenance and filing of accounting records with any competent Governmental Authority.

(c)           The constitutional records of each Target Company are in the possession of or under the control of a Target Company, are properly maintained and are accurate.

2.             Projections/Data Room

As at the time they were prepared, the Projections were prepared in good faith and with no intention to deceive Bemis. The Data Room was prepared in good faith and with no intention to deceive.

3.             Accounts and Assets

3.1           Accounts

(a)           The Transferred Business Audited Carve-out Accounts: (i) were prepared from the books of account and ledgers of each of the Target Group and, insofar as they relate to the Sale Businesses, of the Seller Group, and (ii) present fairly, in all material respects, the combined financial position, results of operations and cash flows and changes in comprehensive income (loss) and invested equity of the Transferred Business, taken as a whole (without giving effect to the exclusion from the Transferred Business of the Excluded Obligations pursuant to, or any other terms of, this Agreement or the Transaction Documents, including Bemis acquiring the Medflex Operations but not acquiring any part of the business of the Asheville plant or certain assets of the Neenah Technical Center), as of the dates thereof and for the periods covered thereby in conformity with GAAP applied on a consistent basis across the periods covered thereby (except as disclosed in the notes to the Transferred Business Audited Carve-out Accounts), taking into account and subject to (x) the rules applicable to “carve-out” accounts, including Staff Accounting Bulletin Topic 1.B.1 (SAB No. 55), and (y) the statements in Note 1 of the Transferred Business Audited Carve-out Accounts;

(b)           The Transferred Business Q1 Unaudited Carve-out Accounts: (i) were prepared from the books of account and ledgers of the Target Group and of the Seller Group insofar as they relate to the Sale Businesses, and (ii) present fairly, in all material respects, the combined financial position, results of operations and cash flows and changes in comprehensive income (loss) and invested equity of the Transferred Business, taken as a whole (without giving effect to the exclusion from the Transferred Business of the Excluded Obligations pursuant to, or any other terms of, this Agreement or the Transaction Documents, including Bemis acquiring the Medflex Operations but not acquiring any part of the business of the Asheville plant or certain assets of the Neenah Technical Center), as of the dates thereof and for the periods covered thereby in accordance with

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

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GAAP applied on a consistent basis across the periods covered thereby (except as disclosed in the notes thereto), taking into account and subject to (x) the rules applicable to “carve-out” accounts, including Staff Accounting Bulletin Topic 1.B.1 (SAB No. 55), and the related statements in Note 1 to the Transferred Business Q1 Unaudited Carve-out Account, (y) the fact that they are interim condensed financial statements in accordance with Article 10 of Regulation S-X of the U.S. Securities and Exchange Commission, including the absence of certain footnotes therefrom and (z) ordinary year-end adjustments which, assuming the Proposed Transactions had not been completed at the time of such adjustments, would not reasonably be expected to be material individually or in the aggregate;

(c)           The Transferred Business Management Accounts: (i) were prepared from the books of account and ledgers of each of the Target Group and, insofar as they relate to the Transferred Business, of the Seller Group; and (ii) are management accounts which have been prepared by the Seller Group to present the Transferred Business, taken as a whole (without giving effect to the exclusion from the Transferred Business of the Excluded Obligations pursuant to, or any other terms of, this Agreement or the Transaction Documents, including Bemis acquiring the Medflex Operations but not acquiring any part of the business of the Asheville plant);

(d)           The reconciliation of total assets, total liabilities, invested equity, business group profit (as defined for purposes of the Transferred Business Management Accounts) and net income in the Transferred Business Management Accounts to the corresponding amounts in the Transferred Business Audited Carve-out Accounts and Transferred Business Q1 Unaudited Carve-out Accounts, (i) was prepared in good faith with no actual intention to mislead Bemis and (ii) includes the material adjustments (and an explanation thereof in reasonable detail) that are necessary to be made in order to reconcile numerically the Transferred Business Management Accounts to the Transferred Business Audited Carve-out Accounts and Transferred Business Q1 Unaudited Carve-out Accounts as of the corresponding dates and for the corresponding periods, including such adjustments as are necessary for the Transferred Business Audited Carve-out Accounts and the Transferred Business Q1 Unaudited Carve-out Accounts to be in conformity with GAAP, as and to the extent provided in Paragraphs 3.1(a)(ii), and 3.1(b)(ii), respectively;

(e)           The books of account and ledgers of the Target Companies and of the Asset Sellers with respect to the Sale Businesses are up-to-date, have been maintained in accordance with applicable Law and contain accurate and complete records of all matters required to be dealt with by such books, in each case in all material respects.

(f)            As of April 2, 2009, Rio Tinto plc (i) had designed and maintained disclosure controls and procedures to ensure that material information required to be disclosed by Rio Tinto plc in the annual report for the year ended December 31, 2008 that it filed under applicable Law with the US Securities and Exchange Commission were reported to the Sellers’ senior management during the period in which this report was prepared and (ii) had disclosed, as of December 31, 2008, based on the most recent evaluation of Rio Tinto plc’s internal control over financial reporting, to the auditors of Rio Tinto plc (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting of Rio Tinto plc that were reasonably likely to affect adversely in any material respect Rio Tinto plc’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involved management or other employees who have a significant role in the internal controls over financial reporting of Rio Tinto plc, and no such significant deficiency, material weakness or fraud had been so disclosed with respect to the Target Companies or the Sale Businesses. Bemis acknowledges that the disclosure controls and procedures and internal controls over financial reporting referred to above are designed and maintained for purposes of, and their effectiveness, and any significant deficiencies, material weaknesses or other defects and any questions or issues involving materiality in relation therewith, are assessed with regard to Rio Tinto plc and its subsidiaries, as a whole, and not for any subdivision thereof, including all or any members of the Target Group and the Sale Businesses, and for purposes of and with reference to the consolidated

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

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financial statements of Rio Tinto plc prepared in accordance with International Financial Reporting Standards.

(g)           Without limiting the generality of the foregoing Warranties:

(i)            Except as disclosed in the Disclosure Letter, the accounts receivables of the Transferred Business are recorded in the most recent Transferred Business Management Accounts in conformity with GAAP, and are not subject to any receivables factoring, securitization or similar arrangement.

(ii)          Except as disclosed in the Disclosure Letter, inventory has been recorded in the most recent Transferred Business Management Accounts and valued primarily using moving average cost in conformity with GAAP.

3.2           No Undisclosed Liabilities

Except for (a) liabilities and obligations reflected in the Transferred Business Audited Carve-out Accounts or the Transferred Business Q1 Unaudited Carve-out Accounts; (b) liabilities and obligations incurred since December 31, 2008 in the ordinary course of business, Liabilities which may give rise to Claims, Tax Claims or Indemnity Claims hereunder, Excluded Obligations and Liabilities which shall be required to be reflected in the Closing Statements; and (c) as otherwise disclosed herein or in Attachment A-3 of the Disclosure Letter (specific disclosure), the Subsidiaries have no liabilities of the kind which would, if in existence on December 31, 2008, have been required to be reflected in the Transferred Business Audited Carve-out Accounts (excluding, for the avoidance of doubt liabilities required to be disclosed in footnotes under GAAP taking into account and subject to (x) the rules applicable to “carve-out” accounts, including Staff Accounting Bulletin Topic 1.B.1 (SAB No. 55), and (y) the statements in Note 1 of the Transferred Business Audited Carve-out Accounts;).

3.3           Assets of the Business

(a)           The assets of the Target Group and the Sale Assets include all of the assets of the Target Group and all of the assets of the Asset Sellers that are Related to the Sale Businesses (excluding the Excluded Assets).

(b)           Since December 31, 2008, no Asset Seller or Target Company has disposed of any tangible asset on terms which it is reasonable to expect will cause a material reduction of the ability of the Transferred Business to generate profit.

(c)           There is not now outstanding any Third Party Encumbrance in favor of any person which is not a member of the Target Group or an Asset Seller over any of the Sale Assets or over the whole or any part of the undertaking, property or assets of the Target Group.

(d)           All of the tangible assets forming part of a Sale Business of an Asset Seller or the business of a Target Company are in the possession or under the control of or control of a member of the Target Group or an Asset Seller except any which is leased, licensed or subject to a right of use negotiated at arm’s length.

(e)           Since December 31, 2008, no Target Company has and no Asset Seller has suffered the loss or destruction of a fixed asset of a Target Company or in respect of an Asset Seller, that is a Sale Asset, which has resulted in or is likely to result in a Relevant Loss.

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

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4.             Events Since December 31, 2008

Since December 31, 2008, except as permitted by or contemplated in this Agreement or any Transaction Document or as disclosed in the Transferred Business Audited Carve-out Accounts or the Transferred Business Q1 Unaudited Carve-out Accounts:

(a)           no Target Company has authorised, paid or effected a cash dividend, or effected any distribution for no consideration, of assets other than cash, to a person which is not a Target Company or a member of the Seller Group;

(b)           no Target Company has issued or agreed to issue any shares or any loan capital to any person which is not a Seller or a Target Company nor granted any option or right to any such share or loan capital;

(c)           no Target Company has redeemed or purchased or agreed to redeem or purchase any of its shares or loan capital or in any other way carried out a reduction of its issued share capital, other than from a Seller or a Target Company;

(d)           no Target Company has agreed to reduce its paid up share capital other than (i) capital held by a Seller or a Target Company or (ii) by the payment of dividends other than pursuant to a transaction with a Target Company;

(e)           no corporate or legal restructuring including any plan of complete or partial liquidation, dissolution, merger or consolidation has been implemented in relation to any Target Company or Asset Seller other than pursuant to a transaction with a Target Company;

(f)            no Target Company has agreed to acquire or dispose of any subsidiary (including a Subsidiary) or any business which was a part of the Transferred Business for consideration exceeding US$10 million other than pursuant to a transaction with a Target Company;

(g)           the Asset Sellers have not, the Target Companies have not sold any fixed assets which, at the time of the sale, had an aggregate value in the relevant accounting records in excess of US$10 million for consideration which was thirty percent (30%) or more below such value except to a Target Company or pursuant to one of the Transaction Documents;

(h)           the Asset Sellers have not, and the Target Companies have not released in whole or in part any debtor in respect of indebtedness recorded as an asset exceeding US$350,000 in the Transferred Business Audited Carve-out Accounts except in connection with a commercial arrangement negotiated at arm’s length;

5.             Indebtedness and Security

5.1           Indebtedness

(a)           The performance by the Sellers of any of their obligations under this Agreement or any of the other Transaction Documents shall not result in a material breach of, or give any person (other than a Target Company) a right to terminate, any agreement under which any Target Company owes Financial Debt exceeding US$10 million to any person other than a Target Company or a Seller Group member except, in each case, as permitted or required by one or more of the Transaction Documents.

(b)           So far as the relevant Seller is aware, no event or circumstance has occurred (other than as required or permitted by one or more of the Transaction Documents) which, upon giving notice or lapse of time, shall entitle any person (other than a member of the Seller Group or a Target

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

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Company) to require repayment of any Financial Debt of a Target Company in excess of US$5 million before its contractually stated maturity or to terminate the right of a Target Company to draw borrowed funds in excess of US$5 million under any loan agreement from a person other than a member of the Seller Group, a Target Company or a member of the Bemis Group.

(c)           There are no external borrowings in excess of US$5 million owed by any Target Company as at the date of this Agreement to any person other than any member of the Seller Group or any other Target Company.

(d)           The aggregate Financial Debt of the Target Companies does not exceed any maximum stipulated in any debenture, charge or other document binding on any Target Company.

(e)           No Target Company has received written notice from any person other than a member of the Seller Group of an intention to require repayment of any Financial Debt before the stated date of its maturity or to enforce any security given in relation to such Financial Debt and the relevant Seller is not aware of any circumstances which shall or might give rise to such a notice or of any contravention of or default in any of the terms of any such Financial Debt.

5.2           Guarantees and Security

There is not outstanding any agreement or arrangement which establishes any binding guarantee, indemnity, suretyship, form of comfort or support (including the providing of security) given by any Target Company in respect of the obligations or solvency of any person that is not a Target Company or a member of the Seller Group.

6.             Regulatory Matters/Licences

This Section 6 does not apply to Environmental Matters, Property Matters, matters relating to Intellectual Property, matters relating to Information Technology, matters relating to Employment (including matters relating to Target Employees, Business Employees, Former Employees or Employee Benefits Arrangements of any kind), Tax Matters or matters relating to defective products.

6.1           Licences

Each member of the Target Group has all material Governmental Authorizations required by applicable Laws to enable it to carry on its business in the places and in the manner in which it is carried on as at the date of this Agreement and (i) all such Governmental Authorizations are valid, binding and in full force and effect and (ii) no member of the Target Group has received written notice from any Governmental Authority alleging a violation of any Governmental Authorizations or stating that any Governmental Authorizations is being or may be revoked or terminated.

6.2           Anti-Competitive Agreements and Practices

(a)           So far as the Sellers are aware no Target Company has at any time since January 1, 2008 been a party to any agreement, arrangement, concerted practice or course of conduct which comprised a breach of Competition Law and could reasonably be expected to give rise to a Relevant Loss.

6.3           Foreign Corruption Practices Act

No Asset Seller or member of the Target Group and, as far as the relevant member of the Seller Group is aware, none of their respective officers, directors or employees has taken any action that would result in a violation of the Foreign Corrupt Practices Act, including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

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official” (as such term is defined in the Foreign Corrupt Practices Act) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the Foreign Corrupt Practices Act or any similar Law of another jurisdiction;

6.4           Grants

(a)           No act or transaction has been effected or agreed to be effected by Sellers or any member of the Target Group, including the sale of the Sale Assets and the Sale Shares in consequence of which:

(i)            any member of the Target Group is or may be liable to refund or repay the whole or part of any grant, subsidy or allowance in excess of US$100,000 for any single grant, subsidy or allowance or more than US$2,000,000 in the aggregate for all such grants, subsidies and allowances; or

(ii)           any such grant, subsidy or allowance in excess of US$100,000 for any single grant, subsidy or allowance or more than US$2,000,000 in the aggregate for all such grants, subsidies and allowances for which application has been made by any member of the Target Group shall or may not be paid or shall or may be reduced.

7.             Contracts

This Section 7 does not apply to Environmental Matters, Property Matters, matters relating to Intellectual Property, matters relating to Information Technology, matters relating to Employment (including matters relating to Target Employees, Business Employees, Former Employees or Employee Benefits Arrangements of any kind), Tax Matters or matters relating to defective products.

7.1           As of the date of this Agreement, (i) no Target Company and no Asset Seller is in material breach of a Material Contract and (ii) the relevant Seller is not aware that any counterparty to a Material Contract has committed a material breach of a Material Contract.

7.2           The Material Contracts set forth in Sections 13 of the Project Ocean Data Room and the Supplements to the Data Room and Section 1 of the Unredacted Data Room (lists of which appear at Supplements to the Data Room 13.1.1.2 (in the case of Customer Contracts), 13.2.1.1 (in the case of Food Americas Supplier Contracts) and 13.2.6.1 (in the case of Global Supplier Contracts)) constitute accurate copies of all Material Contracts to which a member of the Target Group or an Asset Seller is party and such Material Contracts are valid and binding and enforceable in accordance with their terms.

7.3           Except in the ordinary course of business, no tender, quotation or offer issued by the Target Group or any Asset Seller and still outstanding is or shall be capable merely by an order acceptance or other action by another party of giving rise to a Material Contract.

7.4           No contract requires a member of the Target Group or an Asset Seller which is party thereto to pay commissions that are not in the ordinary course.

7.5           the relevant Seller is not aware of any contract to which a Target Company or an Asset Seller is a party or by which a Target Company or Asset Seller is otherwise bound which materially restricts, by reference to a defined geographical area and/or a defined category of counterparty and/or a defined product or service, the manner in which it may conduct its business.

8.             Group Dependence

(a)           Sections 13 of the Project Ocean Data Room and the Supplements to the Data Room and Section 1 of the Unredacted Data Room contain accurate copies of all written contracts representing at least

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

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US$10 million pursuant to which a Target Company or Asset Seller will at Closing be entitled to receive any supply of goods or services from any member of the Seller Group.

(b)          Accurate copies of all of the Hedges between the Target Group or any Asset Seller and a third party representing at least US$10 million are set out in the Data Room.

9.             Litigation and Investigations

This Paragraph 9 does not apply to matters which are insured.

9.1           Litigation

So far as the relevant Seller is aware, no Asset Seller or Target Company is a plaintiff or defendant in any material litigation or arbitration proceedings and no such proceedings have been threatened in writing by notice to or from any member of the Seller Group or Target Company. Proceedings shall be deemed to be material if they seek damages exceeding US$2,500,000, if they seek any injunctive relief or if they could reasonably be expected to, individually or in the aggregate, prevent or materially delay the Proposed Transactions if adversely determined.

9.2           Investigations

No Target Company is subject to any ongoing investigation by a Governmental Authority concerning it or any other Target Company which can reasonably be expected to give rise to a Relevant Loss.

10.          Insolvency etc.

10.1         Winding up

(a)           No Target Company and no Asset Seller has received any written notice that an undischarged order has been made, petition presented or meeting convened for the winding up of any Target Company or Asset Seller or for the appointment of a liquidator (provisional or otherwise) and so far as the relevant Seller is aware, no such notice is threatened.

(b)           No Target Company and no Asset Seller has made any filing or convened any meeting to propose a winding up or the appointment of a liquidator (provisional or otherwise).

10.2         Administration and receivership

(a)           No Target Company and no Asset Seller has presented any petition or made any filing seeking any form of legal protection against enforcement by its creditors (including a petition for an administration order or a Chapter XI filing under the US Bankruptcy Code of 1978, as amended).

(b)           No Target Company and no Asset Seller has received any undischarged written notice concerning the appointment of a receiver (including any administrative receiver or the equivalent to a receiver or administrative receiver in the relevant jurisdiction) in respect of the whole or any material part of its assets and so far as the relevant Seller is aware, no such notice is threatened.

(c)           The Target Group and the Asset Sellers (to the extent related to the Sale Businesses) have not given any powers of attorney and no other authority express, implied or ostensible which is still outstanding or effective to any person to enter into any contract or commitment to do anything on its behalf other than the authority of employees, representatives or agents of the Target Group and/or the Seller Group to enter into routine trading contracts in the normal course of their duties.

10.3         Solvency

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

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(a)           AHS is not insolvent or bankrupt under the Law of its jurisdiction of incorporation, unable to pay its debts as they fall due and has not proposed or become liable to any arrangement (whether by court process or otherwise) under which its creditors (or any group of them) would receive less than the amounts due to them.

(b)           There are no proceedings in relation to any compromise or arrangement with creditors or any winding up, bankruptcy or insolvency proceedings concerning any member of the Seller Group or any Target Company.

(c)           No steps have been taken to enforce any security over any material assets of any member of the Target Group or an Asset Seller and no event has occurred to give the right to enforce such security and so far as the relevant Seller is aware, no such steps have been threatened.

11.          Insurances

11.1         Insurance

(a)           The document at 13.9.14 of the Supplements to the Data Room containing summary particulars of each Centrally Arranged Insurance Policy as it relates to the Transferred Business under which a Target Company is insured is accurate in all material respects as at the date of such document.

(b)           The document at 12.2.2 of the Supplements to the Data Room containing summary particulars of any outstanding claims made by or on behalf of any Target Company under any Centrally Arranged Insurance Policy is accurate in all material respects as at the date of such document.

(c)           Since December 31, 2008, no member of the Target Group has suffered any uninsured losses in excess of US$5 million.

(d)           The Centrally Arranged Insurance Policies relating to the Transferred Business are valid, binding and enforceable and in full force and effect;

(e)           All premiums due and payable under the Centrally Arranged Insurance Policies relating to the Transferred Business have been paid and no notice of cancellation has been received with respect to any Centrally Arranged Insurance Policy and, so far as the relevant Seller is aware, no such notice is threatened nor are there any circumstances existing that could reasonably be expected to give rise to any such notice.

PART B:  INTELLECTUAL PROPERTY

This Part B does not apply to Information Technology Matters.

1.             Intellectual Property used by the Transferred Business

(a)           All owned Intellectual Property which is used by the Transferred Business (Transferred Business IP) is either owned by a Target Company or will be transferred, licensed or made available to a Target Company or such other entity as Bemis may designate in accordance with Schedule 10 (Intellectual Property) of this Agreement or, in the case of the AP2F Patents, pursuant to Article 2.

(b)           A list of Licensed IP appears in Section 6.25 of the Supplements to the Data Room. True, accurate and complete copies of the license agreements with respect to the Licensed IP appear in those Sections of the Supplements to the Data Room identified in Section 6.25 of the Supplements to the Data Room.

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

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(c)           No Target Company requires the use of any Intellectual Property belonging to any person which is not a Target Company other than Intellectual Property transferred , licensed or made available to such Target Company (or another Target Company or such other entity as Bemis may designate) pursuant to Schedule 10 of this Agreement or, in the case of the AP2F Patents, pursuant to Article 2, pursuant to an agreement contained in Section 6.25 of the Supplements to the Data Room.

(d)           Except as contemplated herein, the ability to use any Transferred Business IP and the terms of use of the Transferred Business IP will not be adversely affected by the acquisition of the Sale Shares or the Sale Assets by Bemis.

(e)           So far as the relevant Seller is aware, neither the validity nor subsistence of any Registered Intellectual Property included within the Transferred Business IP, nor the right, title or interest of any Asset Seller or member of the Target Group in such Registered Intellectual Property, is the subject of any current, pending or threatened challenge, claim or proceedings (including for opposition, cancellation, revocation or rectification). So far as the relevant Seller is aware, there are no facts or matters which could reasonably be expected to give rise to any such challenge, claim or proceedings.

(f)            So far as the relevant Seller is aware, the Transferred Business IP is free of all payment obligations and other Third Party Encumbrances and is not subject to any judgments or limitations or restrictions on use or otherwise.

(g)           There is no proceeding, order, contract or other arrangement that prohibits or restricts any member of the Target Group from any use of the Transferred Business IP.

(h)           No person has any rights in the Transferred Business IP that could cause any reversion or renewal of rights in favour of that person or termination of a member of the Target Group’s rights in such Transferred Business IP.

2.             No infringement

(a)           No claim has been made by a third party alleging that any Target Company or Asset Seller is infringing or misusing any Transferred Business IP.

(b)           No claim has been made by a third party against any Target Company or Asset Seller (so far as such claim relates to the Transferred Business) which disputes the right of any Target Company or Asset Seller to use any Intellectual Property owned by it.

(c)           So far as the relevant Seller is aware, no circumstances exist which are reasonably likely to give rise to any claim referred to in Paragraphs 2(a) and 2(b) of this Part B.

(d)           No claim has been made by any Target Company or Asset Seller which alleges that a third party is infringing or misusing or is likely to infringe or misuse any Transferred Business IP.

3.             Data protection

(a)           As at the date of this Agreement, each Asset Seller and each Target Company was in compliance with all applicable data protection Laws, guidelines and industry standards in so far as they relate to the Transferred Business where a failure to do so would be likely to give rise to a Relevant Loss.

(b)           No written notice or allegation has been received by any member of the Seller Group or any Target Company from a competent Governmental Authority alleging that any member of the Seller Group or any Target Company has not complied with any applicable data protection Laws

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

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in relation to the Transferred Business where such non-compliance would be likely to give rise to a Relevant Loss.

PART C:  INFORMATION TECHNOLOGY

1.             Information Technology

(a)           No Asset Seller or member of the Target Group has received written notice from a third party alleging that it is in default under any licence or contract to which it is a party for Information Technology in relation to the Transferred Business.

(b)           As far as the relevant Seller is aware, none of the Information Technology of an Asset Seller or Target Company used in relation to the Transferred Business, in the twelve (12) months prior to the date of this Agreement, failed and the data that they process has not been corrupted.

(c)           Set forth in the Data room and the Disclosure Letter are copies of all such material contracts and licences relating to Information Technology used in relation to the Transferred Business entered into by a member of the Seller Group and a third party (outside of the Target Group) from which an Asset Seller or Target Company is entitled to benefit.

(d)           Each member of the Target Group has taken commercially reasonable steps at all times to assure that all Information Technology residing on the Systems is free of viruses and other disruptive technological means.

(e)           Each item of Information Technology used in relation to the Transferred Business is functional and operational substantially in accordance with the specifications and documentation relating to that Information Technology and has been documented in accordance with industry standard practices.

(f)            The computer software source and object code comprising the Information Technology used in relation to the Transferred Business does not incorporate, depend upon or require for its functionality any source or object code or other Intellectual Property that is not wholly-owned or appropriately licensed by a member of the Target Group with such exceptions as would not reasonably be expected to result in a Relevant Loss.

PART D:  REAL ESTATE

1.             General

(a)           Schedule 16 (Properties) itemises the Properties which form part of the Transferred Business, including, for each Property that is leased, the name of the current landlord to the extent known to the relevant Seller.

(b)           The Properties include the only leased land and buildings used or occupied by the Transferred Business.

2.             Title

(a)           Where any Property is identified in Schedule 16 (Properties) as being “owned”, the estate or interest vested in the relevant member of the Target Group or Asset Seller is an interest which is permanent and which may not be terminated by any third party other than as a result of a condemnation proceeding brought by a competent Government Authority and with respect to such properties located in the U.S., are owned in fee simple. Further, with respect to each Property, the

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

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applicable member of the Target Group is the owner of such Property and such Property shall be free and clear of all Third Party Encumbrances.

(b)           The relevant Target Company or Asset Seller identified as the legal owner of a Property in Schedule 16 (Properties) exclusive possession of such Property free and clear of Third Party Encumbrances.

(c)           Each Property or its owner benefits from all rights (including access to public roads) and is served by all services and utilities necessary for the continued use by the relevant Target Company or Asset Seller of the Property in the manner in which it is currently used.

3.             Adverse Interests

Other than pursuant to the lease of a portion of the land owned by PPPI and located at 475 North Kirk Road, Batavia, IL, 60510, USA to Dodd Properties L.P. (documentation in respect of which appears at Sections 5.3.2.1.39 to 5.3.2.1.41 of the Project Ocean Data Room), no Target Company or Asset Seller, to the extent related to the Transferred Business, is bound by any obligation to sell or lease any of the Properties to any person which is not a Target Company or to acquire any new land or buildings other than pursuant to this Agreement or any of their Transaction Documents.

4.             Disputes

So far as the relevant Seller is aware, there are no disputes which relate to any Property or its ownership, possession, use or occupation which are reasonably likely to materially adversely affect any Target Company’s or Asset Seller’s ability to carry on its existing business from that Property or which are likely to give rise to a Relevant Loss.

5.             Planning and Use

(a)           The current use of each of the Properties does not breach any Law, permission or consent which regulates the construction, demolition, alteration or use of land or buildings.

(b)           All planning and use consents required in connection with the use of each of the Properties have been obtained and remain in full force.

(c)           No Asset Seller or Target Company has received any notice of any requirement of any competent Governmental Authority which could reasonably be expected to prevent any Property from continuing to be used in the manner and for the purpose for which it is now used, including any notices of condemnation with respect to the Properties located in the United States.

6.             Leased Properties

(a)           In the case of any Properties which are leased or the subject of a licence or equivalent interest, the relevant member of the Target Group has paid up-to-date the rent and all other sums due under the lease or licence (a Lease).

(b)           There are no provisions in any Lease which prohibit any member of the Target Group or Asset Seller from carrying on its existing business forming part of the Transferred Business, from the Property to which the Lease relates.

(c)           No Target Company or Asset Seller has received a notice from a landlord which alleges a material breach of any covenants or conditions contained in any Lease.

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

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(d)           The relevant Seller is not aware of a material breach by the landlord of any covenants or conditions contained in any Lease which is likely materially to affect a Target Company’s or Asset Seller’s ability to carry on its existing business from that Property and to give rise to a Relevant Loss.

(e)           So far as the relevant Seller is aware no Lease is invalid.

(f)            True, complete and accurate copies of the Leases have been delivered to Bemis in the Data Room.

7.             Defaults

No Target Company or Asset Seller has received written notice that any person which is not a Target Company has become entitled to exercise a right or power of entry or to take possession or restrict the continued possession, enjoyment or use by any of the Target Companies of any of the Properties.

This Part D does not apply to Environmental Matters or litigation matters.

PART E:  ENVIRONMENTAL/HEALTH AND SAFETY

This Part E does not apply to Property Matters.

1.             Notice of Claims

No member of the Seller Group or member of the Target Group has received any notice, claim, demand, complaint or other communication alleging any actual or potential non-compliance with or Liability in relation to the Transferred Business with respect to Hazardous Matter and/or under Environmental Laws and the relevant Seller is not aware of any basis for the same except as would not reasonably be expected to give rise to a Relevant Loss.

2.             Environmental Insurance

All insurance cover for any environmental risk obtained by or on behalf of any member of the Target Group or any Asset Seller has been disclosed in Attachment A-11 and E of the Disclosure Letter.

3.             Health and Safety

(a)           The business of each member of the Target Group and each Asset Seller forming part of the Transferred Business has at all times been conducted in compliance with all applicable Laws concerning health and safety matters including all and any regulations or orders made or issued under any such Laws and any relevant codes of practice, guidance notes and the like issued by Governmental Authorities that have the force of law (Health and Safety Legislation) except as would not reasonably be expected to give rise to a Relevant Loss.

(b)           All licences, consents, permits, registrations, filings, exemptions, approvals, authorisations or the like made or issued pursuant to or under, or required by, Health and Safety Legislation for the lawful carrying on of the business of each of the Target Companies and Asset Sellers forming part of the Transferred Business and/or the lawful use or occupation of the Properties (Health and Safety Permits) have been obtained (copies of which are set out in the Data Room) and are held by a member of the Target Group or relevant Asset Seller and are in full force and effect and the terms and conditions have been complied with at all times except as would not reasonably be expected to give rise to a Relevant Loss.

(c)           The relevant Seller is not aware of any events, states of affairs, conditions, circumstances, activities, practices, incidents or actions which have occurred and have not been remedied or are occurring or are in existence in connection with the conduct of the business of any member of the

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

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Target Group or any Asset Seller forming part of the Transferred Business or use of the Properties which have resulted in Liability under Health and Safety Legislation except as would not reasonably be expected to give rise to a Relevant Loss.

(d)           The relevant Seller is not aware of any material work, repairs, construction, remedial action or expenditure that is currently required in relation to Health and Safety Legislation in order to carry on lawfully the business of each member of the Target Group and each Asset Seller forming part of the Transferred Business as presently conducted at the Properties or to continue to use the Properties except as would not reasonably be expected to give rise to a Relevant Loss.

(e)           No member of the Seller Group and no member of the Target Group has received any notice, claim, demand or other communication alleging any contravention of or actual or potential liability under Health and Safety Legislation or Health and Safety Permits in relation to the Transferred Business except as would not reasonably be expected to give rise to a Relevant Loss.

(f)            Since December 31, 2008, neither any member of the Target Group nor any Asset Seller has received any written notice of any civil, criminal, regulatory or administrative action, claim, complaint, demand or investigation relating to any Liability under or non-compliance under Health and Safety Legislation or Health and Safety Permits in relation to the Transferred Business except as would not reasonably be expected to give rise to a Relevant Loss.

(g)           Warranties in this Part E shall be the exclusive representations and warranties with respect to any Environmental Matters or health and safety matters.

PART F:  EMPLOYMENT

1.             Compliance with Applicable Laws

Prior to the date hereof, each Target Company and Asset Seller (with respect to the Transferred Business) was in compliance in all material respects with all applicable Laws and their own policies relating to labor and employment matters, including fair employment practices, terms and conditions of employment, contractual obligations, equal employment opportunity, non-discrimination, immigration, wages, hours, benefits, workers’ compensation, the payment of social security and similar Taxes, occupational safety and plant closing.

2.             Employment

Document 4.1.33 in the Supplements to the Data Room sets forth an accurate and complete list of all Target Employees and Business Employees having 28 grades (representing professional employer and supervising junior managers but not hourly workers or clerical employees) and above who earn a base salary in excess of US$200,000 per annum, including each such employee on leave of absence or layoff status, along with the position, date of hire, seniority, compensation and material benefits, scheduled increases in compensation and benefits, scheduled promotions and service credited for purposes of vesting and eligibility to participate under any Target Benefits Plan or Seller Benefits Plan.

3.             Trade Unions

True, accurate and complete copies of all collective bargaining agreements between any Asset Seller, member of the Seller Group or member of the Target Group and any trade union or other employees’ representative body for any group of Target Employees or Business Employees exceeding fifty (50) in number appear in Sections 4 of the Project Ocean Data Room and of the Supplements to the Data Room (the Collective Bargaining Agreements). Each Asset Seller and member of the Seller Group has complied in all material respects with its obligations under the Collective Bargaining Agreements and any recognition agreement for any such union or representative body.

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

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4.             WARN Act Compliance

As of the date hereof, no Target Company or Asset Seller has implemented any plant closing or layoff of employees within 90 days prior to the date hereof that could implicate the Worker Adjustment and Retraining Notification Act of 1988, or any similar foreign, state or local Law.

5.             Industrial Action

To the relevant Seller’s knowledge, there have been no union organizing or elections made or threatened, no current, pending or threatened strikes, material labour disputes, slowdowns, work stoppages, or lockouts, against any Asset Seller, with respect to Sales Assets, or any member of the Target Group by or on behalf of any group of the Business Employees exceeding 51 in number (Industrial Action) and no such Industrial Action has occurred by or on behalf of any union, works council, employee representative or other labor organization in the three (3) years preceding the date of this Agreement, in each case, except as otherwise disclosed in Attachments A-9 and F of the Disclosure Letter.

6.             Employee Transfers

No Asset Seller, member of the Seller Group or member of the Target Group has transferred any of the Business Employees into the Transferred Business or transferred any individuals out of the Transferred Business on or prior to twelve (12) months before Closing other than for valid business purposes or as contemplated in Schedule 12 (Employment Terms and Employee Benefits) to this Agreement or as otherwise disclosed in Attachment F of the Disclosure Letter.

7.             No Change-of-Control Payments

There is no agreement with any Business Employee that entitles such Business Employee to additional or accelerated compensation or remuneration payable by a member of the Target Group as a result of the Closing hereunder or the completion of the transactions contemplated herein exceeding in the aggregate US$2.5 million per annum except for any Collective Bargaining Agreements, Target Benefits Plans, the LTIPs, EPA 37, EPA 38 and Retention Plans referred to in Part C of Schedule 12 and as otherwise contemplated in such Schedule 12, for the other agreements or arrangements that are disclosed in Attachment F of the Disclosure Letter or as required by applicable Law.

8.             Incentive Schemes

All existing schemes for share incentives, share options, profit sharing, bonuses, commissions or other financial incentives owed by a member of the Target Group to any Business Employee or Target Employee (other than statutory schemes or schemes required by applicable Law) disclosed in Sections 4 of the Project Ocean Data Room and of the Supplements to the Data Room insofar as any member of the Target Group has any actual or potential liability in respect of such scheme which exceeds in aggregate US$2.5 million.

9.             Employee Loans

No Target Company has any loans outstanding to any current or former director, officer or employee in respect of amounts in excess of US$2.5 million in the aggregate.

10.          Share Rights

None of the Target Companies is a party to a contract or arrangement with any of its current or former directors, officers or employees under which such individual is entitled to acquire shares in any member of the Target Group.

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

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11.          Offers of Employment

No offer has been made of a contract of employment or for individual services in any position within the Transferred Business with a base salary or remuneration in excess of US$200,000 per annum (excluding bonuses, benefits or other financial incentives) by any member of the Seller Group or any member of the Target Group to any individual which has not yet been accepted and has not lapsed.

12.          Increase in Costs

Other than as disclosed in Sections 4 of the Project Ocean Data Room and of the Supplements to the Data Room, no member of the Target Group is bound by any obligation which shall increase the aggregate costs in respect of the Target Employees’ and Business Employees ‘ remuneration or benefits by more than US$2.5 million per annum.

13.          Events since December 31, 2008

Since December 31, 2008, except as permitted by or contemplated in this Agreement or any Transaction Document:

(h)           the Asset Sellers and the Target Companies have not engaged or dismissed any Key Employee and neither the Target Group nor any Asset Seller (to the extent Related to a Sale Business) has materially changed the terms of service of any such Key Employee;

(i)            no sum or benefit has been paid or granted or agreed to be paid or granted to any Key Employee who is a Target Employee or a Business Employee by way of remuneration, bonus, benefit, incentive or otherwise in excess of the amounts paid or granted to them by the Target Group or the Asset Seller at December 31, 2008 so as to increase their total emoluments by more than US$5 million;

PART G:  PENSIONS AND BENEFIT PLANS

1.             Disclosure of Target Benefits Plans

(a)           There have been disclosed in Sections 4 of the Project Ocean Data Room and of the Supplements to the Data Room, complete and accurate copies or summary descriptions of (i) all material Target Benefits Plans providing for defined post-employment benefits accruing during the employment period (Target Defined Benefits Plans), (ii) all material trust deeds, resolutions and rule changes relating to the Target Defined Benefits Plans, and (iii) the most recent actuarial valuation reports related to the Target Defined Benefits Plans prepared.

(b)           For material Target Benefits Plans that are not Target Defined Benefits Plans, there have been disclosed in Sections 4 of the Project Ocean Data Room and of the Supplements to the Data Room a list of all such plans.

(c)           Except as disclosed in Sections 4 of the Project Ocean Data Room and of the Supplements to the Data Room, no proposal has been announced and no agreement has been made by any Target Company to establish any new Target Benefit Plans or to provide any additional or increased benefits under any existing Target Benefit Plans, in each case for Business Employees, Target Employees or Former Employees.

(d)           No. U.S. Benefit Plan is a Target Benefits Plan.

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

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2.             Compliance, Registration and Funding

(a)           Each Target Benefits Plan or Seller Benefits Plan of a US Asset Seller in each case for Target Employees or Business Employees working in the United States that is a “single employer plan” within the meaning of Section 4001(a)(15) of ERISA and an “employee pension benefit plan” subject to, and within the meaning of Section 3(2) of, ERISA, and that is intended to be qualified under Section 401(a) and 501(a) of the Code has received an unrevoked favourable determination letter from the IRS with respect to such Target Benefits Plan’s qualified status. Nothing has occurred or is expected to occur that could adversely affect the qualified status of such Target Benefits Plan or its tax-exempt status.

(b)           No member of the Target Group or ERISA Affiliate sponsors or contributes to, or has sponsored or been required to contribute to, within the last six years, any “multiemployer plan” as defined in ERISA, except for the plans referred to in Paragraph 1.6 of Part B of Schedule 12, and subject to Bemis’s indemnity obligations in respect thereof set forth in Schedule 12, and as disclosed in the Disclosure Letter.

(c)           Since December 31, 2008, all United States Target Benefits Plans have complied with and have been operated and maintained in good faith compliance in all material respects with Section 409A of the Code and the guidance promulgated thereunder, to the extent applicable.

(d)           The Target Benefits Plans have been duly registered, qualified or approved by a Governmental Authority, where so required.

(e)           Each Target Benefits Plan has been established, maintained, funded, operated and administered in compliance in all material respects with its terms and applicable Laws, including but not limited to, any relevant, Tax or social security or non-discrimination requirements, Collective Bargaining Agreements and any other statutory requirements relating to provision of benefits under Employee Benefits Arrangements.

(f)            With respect to any Employee Benefit Arrangement maintained by Thermaplate or any ERISA Affiliate of Thermaplate, there does not exist any material liability (i) under Title IV of ERISA (including withdrawal liability under any “multi employer plan” as defined under Section 3(37) of ERISA, other than those referred to in Paragraph 1.6 of Part B of Schedule 12 and subject to Bemis’s indemnity obligations in respect thereof set forth in Schedule 12, (ii) Sections 302 or 406 of ERISA, (iii) Section 412, 4971 or 4975, 4980B of the Code, or (iv) any voluntary employees’ beneficiary association under Section 501(c)(9) of the Code in each case, that would be a liability of any member of the Target Group or Bemis or any member of the Bemis Group following the Closing.

3.             Funding

(a)           All payments, premiums (including proportionate back service premiums) and contributions required to be made to any Target Benefits Plan (or to any insurance company or third party in connection with any Target Benefits Plan) by applicable Law or by the terms of any Target Benefits Plan, or by any contract on which a Target Group Member is obligated thereto have been timely made to the appropriate payee. All income Taxes and wage Taxes that are required by applicable Law to be withheld by any member of the Target Group from benefits paid under a Target Benefit Plan have been properly withheld and remitted (unless not yet due) to the appropriate depository or Governmental Authority, as applicable.

(b)           Except as contemplated in this Agreement, no Target Benefits Plan has been or is in the process of being (or is proposed to be) wound up (in whole or in part) or closed to new entrants (in whole or in part) and no plan, proposal or intention to do so has been communicated to any Target Employee or Business Employee or Target Benefits Plan’s trustees/managers, as applicable.

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

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SCHEDULE 5

LIMITATIONS ON LIABILITY

1.             Time Limits

1.1           No member of the Seller Group shall be liable for any Claim or Indemnity Claim unless it receives from Bemis written notice describing in reasonable detail the matters on which the Claim or Indemnity Claim is based and the legal basis for the Claim or Indemnity Claim together with Bemis’s estimate (on a without prejudice basis) of the amount of the Claim or Indemnity Claim in accordance with Article 8  or Article 12.5 of this Agreement:

(a)           not later than  ***  after the *** following Closing, in the case of a Claim (other than Title Warranties Claims);

(b)           ***    following Closing in relation to the matter giving rise to a Title Warranty Claim;

(c)           not later than the first Business Day after expiry of  *** commencing on the Closing Date, in the case of an Environmental Indemnity Claim (or, in the case of any Environmental Indemnity Claim arising out of any emergency which presents an immediate threat to human health or safety, in response to any order by a Government Authority which requires immediate Remediation measures or, to avoid a requirement of any Law or a Governmental Authority to interrupt production at any of the Properties, that in each case has occurred within the *** period prior to expiry of such  *** period, within one month after the end of such *** period); or, if earlier, the expiry of the relevant statutory limitation period in relation to the matters giving rise to that Environmental Indemnity Claim; or

(d)           for any Indemnity Claim (other than an Environmental Indemnity Claim), *** .

2.             Thresholds for Claims

2.1           Without prejudice to any thresholds for any Indemnity Claims pursuant to the provisions of this Agreement applicable thereto, no member of the Seller Group shall be liable in respect of any Claim other than Claims for breach of the Title Warranties:

(a)           unless the amount of the liability of that member of the Seller Group pursuant to that single Claim exceeds *** (in which case Bemis shall be entitled to assert the full amount claimed) and for this purpose a number of separate but substantially the same Claims arising out of the same circumstances shall be treated as a single Claim; and

(b)           unless the aggregate amount of the liability of all members of the Seller Group for all Claims not excluded by Paragraph 2.1(a) above exceeds *** and then only for the excess above such ***  .

2.2           The threshold set out in Paragraph 2.1(a) of this Schedule 5 shall not apply in respect of any Claim arising out of or in relation to any statement in a Warranty which is qualified by reference to a Relevant Loss, if the amount of the Relevant Loss is greater than *** for the purposes of that statement.

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

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3.             Maximum limit for Claims

3.1           The cumulative aggregate amount of the liability of all members of the Seller Group for all Claims, all Tax Claims and all Indemnity Claims arising under this Agreement and any other Transaction Document, except for Claims for breach of the Title Warranties, Pension Indemnity Claims and Indemnity Claims in respect of Excluded Obligations (other than pursuant to clauses (iv) and (v) of the definition thereof herein), shall not exceed *** .

4.             Claim to be withdrawn unless litigation commenced

4.1           Any Claim and any Indemnity Claim shall be deemed to have been withdrawn six (6) months after the expiry of the relevant limitation periods specified in this Schedule or in the case of an Environmental Indemnity Claim in Article 12.2 of this Agreement, unless either (a) legal proceedings in respect of it have by then been commenced by being both issued and served or (b) an Escalation Notice has been delivered pursuant to Article 38.1 within the relevant limitation period specified in this Schedule and legal proceedings are then served in respect of it not later than four (4) months after the service of the Escalation Notice, and in each case, no new Claim or Indemnity Claim, as the case may be, may be made in respect of the matters giving rise to such Claim or Indemnity Claim.

5.             Claims only to be brought under relevant Warranties

5.1           Bemis acknowledges and agrees that the only Warranties given in relation to:

(a)           financial statements are those contained in Paragraph 3.1 of Part A of Schedule 4 Warranties and no other Warranty is given in relation to financial statements;

(b)           Intellectual Property matters are those contained in Part B of Schedule 4 and no other Warranty is given in relation to Intellectual Property matters;

(c)           Information Technology are those contained in Part C of Schedule 4 and no other Warranty is given in relation to Information Technology;

(d)           Property Matters are those contained in Part D of Schedule 4 and no other Warranty is given in relation to Property Matters;

(e)           Environmental Matters and health and safety matters are those contained in Part E of Schedule 4 and no other Warranty is given in relation to Environmental Matters;

(f)            Employment Matters are contained in Part F and Part G of Schedule 4 and no other Warranty is given in relation to Employment Matters; and

(g)           Tax Matters are the Tax Warranties contained in Part D of Schedule 13 (Tax) and no other Warranty is given in relation to Tax Matters.

6.             Matters provided for, etc.

6.1           Without prejudice to Part F of Schedule 15, the amount which may be claimed under any Claim or Indemnity Claim in respect of any actual or contingent Liability, Cost or any other matter, fact or circumstance, shall be reduced by:

(a)           the aggregate amount of any provisions and/or reserves recorded or reflected, in respect of any actual, potential or contingent Liabilities, Costs or other matters, facts or circumstances of the relevant kind, in the preparation of the Perimeter Net Debt

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

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Statement, the Perimeter Working Capital Statement, the Transferred Business Management Accounts, the Transferred Business Audited Carve-out Accounts or the Transferred Business Q1 Unaudited Carve-out Accounts;

(b)           the amount of all items (accruals and other entries) recorded or reflected, in respect of any actual or accruing Liabilities, Costs or other matters, facts or circumstances of the relevant kind, in the preparation of the Perimeter Net Debt Statement, the Perimeter Working Capital Statement, the Transferred Business Management Accounts, the Transferred Business Audited Carve-out Accounts or the Transferred Business Q1 Unaudited Carve-out Accounts or taken into account in the determination of the Pensions Adjustment;

(c)           the amount of all general provisions or reserves recorded or reflected in the preparation of the Perimeter Net Debt Statement or the Perimeter Working Capital Statement.

6.2           The amount which may be claimed under any Claim or Indemnity Claim in respect of any matter, fact or circumstance which relates to any transfer, expenditure or use of cash at or prior to Closing shall be reduced by the amount by which, as a consequence of the relevant matter, fact or circumstance, the aggregate amount of Cash recorded in the Perimeter Net Debt Statement or the Perimeter Working Capital Statement or taken into account in the determination of the Pensions Adjustment is less than it would have been if the relevant matter, fact or circumstance had not arisen.

7.             Contingent liabilities

7.1           If any Claim or Indemnity Claim is based upon a Liability or Cost which is contingent only, no member of the Seller Group shall be liable to make any payment unless and until such contingent Liability or Cost gives rise to an obligation to make a payment, provided that this Paragraph shall not operate to avoid a Claim or Indemnity Claim made in respect of a contingent Liability or Cost within the applicable time limits specified in Paragraph 1 of this Schedule or elsewhere in this Agreement, as applicable, if the notice of such Claim or Indemnity Claim has been served before the expiry of the relevant period (even if such Liability does not become an actual or quantifiable Liability, as the case may be, until after the expiry of such period).

8.             No liability for Claims arising from acts or omissions of Bemis

8.1           No member of the Seller Group shall be liable for any Claim or any Indemnity Claim to the extent that it would not have arisen but for, or has been increased or not reduced as a result of, any voluntary act, omission or transaction carried out:

(a)           after Closing by or at the direction of Bemis or any member of the Bemis Group (or its respective directors, employees or agents or successors in title); or

(b)           before Closing by any member of the Seller Group or any member of the Target Group at the written direction or request of any member of the Bemis Group or with the consent of Bemis.

9.             Bemis’s duty to mitigate

9.1           Bemis shall procure that reasonable best efforts are made to avoid or mitigate any Liability or Cost which it or any of its Affiliates (including any Target Company) may suffer in consequence of any breach by any Seller of the terms of this Agreement or any other Transaction Document or any matter, fact or circumstance that may give rise to a Claim or an Indemnity Claim.

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

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10.          Insured Claims

10.1         No member of the Seller Group shall be liable in respect of any Claim or any Indemnity Claim to the extent that the matter, fact or circumstance giving rise to such Claim or Indemnity Claim, or on which it is based, is covered by a policy of insurance.

11.          Net financial benefit

11.1         No member of the Seller Group shall have any liability in respect of any Claim or any Indemnity Claim insofar as any corresponding saving or net quantifiable financial benefit accrues to Bemis or any of its Affiliates (including any Target Company) or any member of the Bemis Group from any matter, fact or circumstance giving rise to such Claim or Indemnity Claim, or on which it is based, including the amount (if any) by which any Tax for which Bemis or any member of the Bemis Group would otherwise have been accountable or liable to be assessed is reduced as a result of such matter, fact or circumstance.

12.          No liability for new legislation or changes in rates of tax

12.1         No member of the Seller Group shall have any liability in respect of any Claim or Indemnity Claim (other than an Indemnity Claim in respect of an Excluded Obligation (other than pursuant to clauses (iv) and (v) of the definition thereof herein)) if and to the extent it is attributable to, or the amount of such Claim or Indemnity Claim is increased as a result of, any (i) legislation not in force at the date of this Agreement; (ii) change of Law (or any change in interpretation on the basis of case law), regulation, directive, requirement or administrative or accounting practice after the date of this Agreement; or (iii) change in the rates of Taxation in force at the date of this Agreement.

13.          No double recovery; certain limitations to recovery

13.1         Bemis shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of any one Liability or Cost or matter, fact or circumstance which gives rise to more than one Claim, Indemnity Claim or Tax Claim.

13.2         Each Indemnity Claim shall be deemed to be satisfied by the payment by or on behalf of the person against whom the Indemnity Claim is made of an amount equal to the Liability or Cost to which the matter, fact or circumstance which forms the basis of the Indemnity Claim gives rise.

13.3         Without prejudice to the generality of the foregoing, no member of the Seller Group shall have any liability in respect of:

(a)           any Claim if and to the extent that the Liability, Cost or other matter, fact or circumstance in respect of which the Claim is asserted is capable of being the subject of an Indemnity Claim or Tax Claim; or

(b)           an Indemnity Claim or a Tax Claim if and to the extent that the Liability, Cost or other matter, fact or circumstance on which such Indemnity Claim or any Tax Claim is based has been included in a Claim which has been satisfied or in a Claim under any other Transaction Document which has been satisfied; or

13.4         No member of the Seller Group makes any representation or warranty under any of the Transaction Documents, and no member of the Seller Group shall have any liability under any of the Transaction Documents, and no Claim or Indemnity Claim may be made, in respect of any of the following:

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

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(a)                                  any loss of any right, entitlement or asset or any increase in any Liability or Cost resulting from a failure to obtain a consent from any customer, supplier, landlord, planning authority or other person or body in relation to the Proposed Transactions (other than those referred to in Paragraph 1.1 of Part A of Schedule 4 (Warranties));

(b)                                 without prejudice to Part C (LTIP) of Schedule 12 (Employment Terms and Employee Benefits), any failure to make any LTIP, or incentivization or retention payment to any Target Employee, Business Employee or Former Employee;

(c)                                  without prejudice to Part B of Schedule 12 (Employment Terms and Employee Benefits), any Liability or Cost, or failure to discharge any Liability or Cost, to any Target Employee, Business Employee or Former Employee in respect of remuneration, compensation, pensions or other Employee Benefits Arrangements of any kind;

(d)                                 any charges levied by any member of the Seller Group on, or paid to any member of the Seller Group by, a Target Company or Asset Seller which has owned or operated a Transferred Business having been, or being alleged to have been, of amounts which were either less than or greater than the fair value of the benefits in respect of which they were levied or paid;

(e)                                  any matter referred to in Article 3.1(b), 3.1(c) or 3.1(d) or any other delay or failure to obtain any Third Party Consent or Governmental Consent required for the execution, delivery or performance of this Agreement or any Transaction Document or otherwise in relation to the Proposed Transactions;

(f)                                    without prejudice to the terms of the accounts warranties in Paragraph 3.1 of Schedule 4 (Warranties), any Costs or Losses incurred or arising in connection with any leased properties which are not occupied, any onerous or unprofitable contracts, any Inventory not being sold or being sold for less than its value as stated in the accounting records of the relevant member of the Target Group or any Asset Seller or in the Perimeter Working Capital Statement, or any insufficiency or alleged insufficiency of the value of the tangible assets of any member of the Target Group;

(g)                                 without prejudice to the accounts warranties in Paragraph 3.1 of Schedule 4 (Warranties); or the RTA Representative’s obligations under Article 16 to procure payment of the Cross-Group Non-Trading Receivables and the Cross-Group Trading Receivables, any failure or inability of any member of the Target Group to obtain payment in full of any book debt, receivable or other amount owed to it by any person other than a Seller Group member; or

(h)                                 any customer ceasing at any time to purchase goods of any description from any member of the Seller Group or any Target Company or reducing the quantity or price of goods so purchased or indicating any intention to do any of the foregoing.

13.5                           No member of the Seller Group makes any representation or warranty under any of the Transaction Documents, and no member of the Seller Group shall have any Liability under any of the Transaction Documents and no Claim, Indemnity Claim or Tax Claim may be made insofar as referrable to a Loss or Cost arising from any fact matter or circumstance which, wholly or partly, can be remedied by expenditure on the maintenance or repair of any leased or owned asset comprising a failure to incur any such expenditure or to incur such expenditure in sufficient amounts but this is without prejudice to any right Bemis may have to make a Claim, Indemnity Claim or Tax Claim for any other Loss or Cost which would not have arisen but for a failure by an Asset Seller or a Target Company to incur such expenditure.

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

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14.                               Consequential loss, etc.

14.1                           No member of the Seller Group shall have any liability under this Agreement or any other Transaction Document in respect of any punitive, special, indirect or consequential damages, loss of revenue or profit, any loss calculated as a multiple of reduced revenue, profit, or cash flow (or other measure of financial or operational performance), loss of contract or claim, loss of goodwill or loss of possible business after Closing, whether actual or prospective, and without prejudice to the generality of the foregoing, the terms Liabilities and Costs (when such terms are used to define the amount of any Claim, Tax Claim or Indemnity Claim) shall not include any such amount, revenues or  measure of financial or operational performance, except with respect to Third Party Claims.

14.2                           For the avoidance of doubt and without prejudice to Paragraph 13.2 or 14.1 of this Schedule 5, with respect to (a) any Claim arising out of any Third Party Claim against a Bemis Group member or (b) any Indemnity Claim, Bemis shall be entitled to recover only the actual amount required to be paid (whether pursuant to settlement, court order or otherwise) by Bemis or the relevant Bemis Group member to third parties and, in respect of Environmental Indemnity Claims, any Costs of Remediation, and without prejudice to the generality of the foregoing, any Liabilities or Costs (when such terms are used to define the amount of any Claim or Indemnity Claim) shall not include any such amount.

15.                               Bemis’s knowledge

No member of the Seller Group shall have any liability for any Claim for any breach of any of the Warranties if and to the extent that the facts, matters or circumstances giving rise to the relevant Claim was known by any member of the Key Bemis Team to be a breach of any of the Warranties.

16.                               Waiver of right of set-off

Bemis definitively waives and relinquishes any right of set-off or counterclaim, deduction or retention which it might otherwise have in respect of any Claim, Indemnity Claim or Tax Claim against or out of any payments which Bemis or any relevant member of the Bemis Group may be obliged to make (or procure to be made) pursuant to this Agreement or any other Transaction Document.

17.                               Sellers to have opportunity to remedy breaches

If a breach of this Agreement or any other Transaction Document by any Seller, or a breach of any Warranty is capable of remedy, Bemis shall only be entitled to compensation if it gives the Seller written notice of the matter, fact or circumstance giving rise to the breach or other Claim or Indemnity Claim and such matter, fact, circumstance or breach is not remedied within sixty (60) days after the date on which such notice is served on the Seller. Without prejudice to its duty to mitigate any loss, Bemis shall (or shall procure that Bemis or any relevant member of the Bemis Group shall) provide all reasonable assistance to the relevant Seller to remedy any such matter, fact, circumstance or breach, provided that Bemis will not be obliged to take or permit action which in its opinion, acting reasonably, will materially damage Bemis’s legitimate commercial interests.

18.                               Bemis to recover benefits from third parties

Where Bemis or any member of the Bemis Group is entitled to recover (whether by insurance, payment, discount, credit, relief or otherwise) from a third party a sum which indemnifies or compensates Bemis or any member of the Bemis Group (in whole or in part) in respect of the liability or loss which is the subject of a Claim or Indemnity Claim, Bemis or a relevant member of the Bemis Group shall, before steps are taken to enforce the Claim or Indemnity Claim against the Seller concerned following notification under Paragraph 1 of this Schedule, first use reasonable best efforts to enforce such recovery and keep the Sellers informed of the progress of any action taken. Any actual recovery (net of any Taxation and less any

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

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reasonable costs of recovery, including any increased insurance premiums) shall reduce or satisfy (as the case may be) the Claim or Indemnity Claim to the extent of that recovery, provided that Bemis will not be obliged to take or permit action which in its opinion, acting reasonably, will materially damage Bemis’s legitimate commercial interests.

19.                               Recovery from third party

Where any member(s) of the Seller Group has or have made a payment to Bemis in relation to any Claim or Indemnity Claim and Bemis or any member of the Bemis Group is entitled to recover (whether by insurance, payment, discount, credit, relief or otherwise) from a third party a sum which compensates Bemis or any member of the Bemis Group (in whole or in part) in respect of the matter, fact or circumstance which gave rise to the Claim or Indemnity Claim, Bemis or a relevant member of the Bemis Group shall (i) promptly notify the Seller of the fact and provide such information as it may reasonably require; (ii) take all steps or proceedings as it may reasonably require to enforce such right; and (iii) pay to it or as it may direct promptly after receipt an amount equal to the lesser of (x) the amount recovered from the third party (net of any Taxation and less any reasonable costs of recovery) and (y) the amount of the payments from member(s) of the Seller Group, provided that Bemis will not be obliged to take or permit action which in its opinion, acting reasonably, will materially damage Bemis’s legitimate commercial interests.

20.                               Tax Claims

Schedule 13 (Tax) specifies limits on the liability of a member of the Seller Group for any Tax Claims.

21.                               Closing Statement Remedies

The procedures set out in Article 16 (Cross-Group Debt, Treasury and Hedging), Schedule 14 (Cross-Group Debt) and the dispute procedures referred to in Schedule 15 (Post-Closing Financial Adjustments) shall be the sole and exclusive remedies for claims relating to the compilation of the Closing Statement and the calculations of Perimeter External Debt, Cash, Working Capital and Cross-Group Non-Trading Debt.

22.                               Fraud

None of the limitations on the liability of the Sellers set out in this Schedule 5 shall apply to any Claim or Tax Claim which arises from the fraud of a Seller.

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

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SCHEDULE 6

PURCHASER’S WARRANTIES

1.                                      Incorporation

Bemis is duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its formation, has all power and authority to carry on its business as now being conducted and to own its properties and is duly licensed or qualified and in good standing in each other jurisdiction in which its properties are located or in which failure to qualify would materially and adversely affect the conduct of its business.

2.                                      Authority to Enter into Transaction Documents and Consents

(a)                                  The execution, delivery and performance by Bemis of this Agreement, each other Transaction Document and all other documents to be executed by it pursuant to or in connection with this Agreement or any Transaction Document are within Bemis’s corporate power and have been duly authorized by all necessary corporate action.

(b)                                 This Agreement, and upon their execution the other Transaction Documents, constitute (or upon execution will constitute) valid and binding obligations of Bemis, enforceable against Bemis in accordance with their respective terms.

(c)                                  Assuming that the Conditions have been satisfied, the execution, delivery and performance of this Agreement and the other Transaction Documents by Bemis do not and will not contravene, or constitute a default under, any provision of applicable Law, of the certificate or articles of incorporation or by-laws of Bemis, of any judgment, order, decree of any Governmental Authority, or of any agreement or instrument binding on Bemis or its assets, where (in each case) the breach would adversely affect its ability to enter into or perform its obligations under any such document.

3.                                      Financing

(a)                                  Bemis has and at Closing shall have sufficient funds to effect the Closing and all other transaction contemplated by this Agreement.  Exhibit 8 (Facilities Agreements) hereto sets forth a true and complete copy of the Facilities Agreements as executed and delivered by each party thereto and in effect as of the date hereof.

(b)                                 The Facilities Agreements are in full force and effect are valid and binding obligation of each party thereto enforceable against such party in accordance with their terms and do not conflict with terms of, nor adversely affect the rights of any Seller Group member under, this Agreement, the Share Purchase Agreement or any Transaction Document.

(c)                                  The Facilities Agreements obligate the banks thereunder to provide additional financing to Bemis at Closing in the amount of at least US$1 billion subject only to the conditions precedent expressly set forth therein and are not subject to documentation or due diligence conditions.  Bemis is not aware of any event, fact or circumstance that could reasonably be expected to cause any such condition precedent not to be satisfied at Closing and believes that all such conditions will be satisfied at Closing.

(d)                                 Bemis and each of the Designated Transferees is and, immediately before, at and immediately after, and giving effect to, Closing and the incurrence of the financing under the Facilities

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

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Agreements and any refinancing and other financing incurred by Bemis and its Affiliates (including the incurrence of any obligations or guarantees or the grant of any security in connection therewith) shall be, Solvent (in each case, individually and on a consolidated basis).

(e)                                  No steps have been taken to enforce any security over any assets of Bemis (or any Bemis Group member) and no event has occurred to give the right to enforce such security.

4.                                      Brokers and Finders

No member of the Bemis Group has employed any broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement, the other Transaction Documents and any other agreements executed in connection with this Agreement or the other Transaction Documents who would be entitled to a broker’s, finder’s or similar fee or commission in connection therewith or upon the consummation thereof that would be payable, or cause any liability to be incurred, by the Sellers or any of their respective Affiliates.

5.                                      Securities Act

Bemis is acquiring the Sale Shares, the Sale Assets and the Cross-Group Loans solely for the purposes of investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act. Bemis acknowledges that the Sale Shares, the Sale Assets and the Cross-Group Loans are not registered under the Securities Act or any applicable state or foreign securities Law, and that the Sale Shares, the Sale Assets and the Cross-Group Loans may not be transferred, sold or otherwise disposed of except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and pursuant to state and foreign securities Laws as applicable.

6.                                      Litigation

No Bemis Group member is subject to any outstanding injunction, judgment or order, of any Governmental Authority nor is there litigation pending or, so far as it or Bemis is aware, threatened against it, at Law, in equity or otherwise by any Governmental Authority or any other person which, if adversely determined, could reasonably be expected to, individually or in the aggregate, prevent or materially delay the transactions contemplated hereby.

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

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SCHEDULE 7

CONDUCT OF THE TRANSFERRED BUSINESS PRE-CLOSING

PART A:  NEGATIVE COVENANTS

The RTA Representative shall procure that other than (a) in respect of a transaction with another Target Company or an Asset Seller (b) in order to implement this Agreement (including Schedule 14 (Cross-Group Debt)) or any other Transaction Document or as permitted by this Agreement; or (c) as contemplated in Article 4.2 of this Agreement, between the date of this Agreement and the Closing each member of the Target Group and each Asset Seller shall conduct the business carried on by it which forms part of the Transferred Business only in the ordinary course and, without limiting the foregoing, without the prior written consent of Bemis (which consent shall not be unreasonably withheld or delayed):

1.                                      no Target Company will issue any additional share or loan capital or Securities or give or agree to give any option, right to acquire or call (whether by conversion, subscription or otherwise) in respect of any of its share or loan capital or Securities;

2.                                      no Target Company will amend its memorandum or articles of association, bylaws or other constitutional documents;

3.                                      no Target Company will give any guarantee, indemnity or security in respect of any Liability of any other person, other than as security for borrowings of itself or another Target Company or of Bemis;

4.                                      no Target Company or Asset Seller will, other than in the ordinary course of business, grant any security interest over any of the Properties except to secure indebtedness or obligations of itself or a Target Company or Asset Seller;

5.                                      no Target Company or Asset Seller will shut down a Plant except where required by Law or a Governmental Authority;

6.                                      no Target Company or Asset Seller will recognise any new trade union or other employee representative body in relation to Target Employees or Business Employees  or enter into any new Collective Bargaining Agreement or amend in any material respect an existing Collective Bargaining Agreement in each case in relation to Target Employees or Business Employees, in each case to be assumed by Bemis or a Bemis Group Member hereunder in each case other than in the ordinary course of business, as required by Law or in a manner that does not cause the aggregate annual employee costs of all Target Companies to increase by more than ten percent (10%);

7.                                      no Target Company or Asset Seller will assume any additional legal obligation to contribute to any Target Benefits Plan in respect of any individual who is not an employee of a Target Company or of an Asset Seller at the date of this Agreement (except as required (a) by Law or the terms of any existing Collective Bargaining Agreement, or any other existing agreement or (b) by any Target Benefits Plan, in respect of any new employees provided that such engagement is not in violation of this Schedule);

8.                                      no Target Company or Asset Seller will terminate any Target Benefits Plan or replace any Target Benefit Plan to materially increase the obligations to fund such Target Benefits Plan except in the ordinary course of business or as required by Law or enter into any new Target Benefits Plan, except as required by Law;

9.                                      no Target Company or Asset Seller will increase any Business Employee’s entitlement to any bonus, benefits, option or other incentive arrangement except in the ordinary course of business, or materially

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

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change any other material terms of service of any Key Employee or dismiss any Key Employee other than for good cause;

10.                               no Target Company or Asset Seller will enter into any new employment contracts or amend any existing employment contracts which give the relevant individual an annual base salary in excess of US$200,000 (excluding bonuses, benefits or other financial incentives) or which shall cause the aggregate annual employee costs in respect of the Target Employees and the Business Employees to increase by more than five (5) percent, save in respect of normal pay increases and promotions made in the ordinary course of business in good faith and on commercially reasonable terms;

11.                               no Target Company or Asset Seller will create or amend any employee share scheme and/or grant or issue any options under any such scheme, in each case with respect to Securities in any member of the Target Group or in any member of the Seller Group (other than pursuant to any obligation existing at the date of this Agreement);

12.                               no Target Company or Asset Seller will enter into any transaction with any other member of the Seller Group or vary the terms of any agreements between any member of the Target Group and any member of the Seller Group, in either case in any respect that is reasonably likely to give rise to a Relevant Loss;

13.                               no Target Company or Asset Seller will grant, modify, dispose of or terminate, or agree to grant, modify, dispose of or terminate any rights or enter into any agreement (including any licence, franchise, assignment, lien, encumbrance, charge, agreement or arrangement) relating to any Transferred Business IP; except as part of an arms length commercial arrangement with a prospective customer;

14.                               no Target Company will enter into any agreement with any Governmental Authority, a works council or similar group that is not on arms length terms and that creates any material obligation for any member of the Target Group;

15.                               no Target Company or Asset Seller will vary the material terms of any Material Contract except as part of a commercial arrangement negotiated at arms length with a Customer, Supplier or other part in the ordinary course of business;

16.                               no Target Company will make any loan other than in the ordinary course of business or as part of the participation of a member of the Target Group in the Treasury Arrangements;

17.                               no Target Company or Asset Seller will transfer any fixed asset (other than a receivable) of the Transferred Business with a value of more than US$10 million to a member of the Seller Group;

18.                               no Target Company will make any acquisition or disposition of any asset having a value in excess of US$20 million other than an asset acquired or disposed of in the ordinary course of business;

19.                               no Target Company will take any action which would alter its jurisdiction of residence or domicile for tax purposes or make any election other than in the ordinary course of business in connection with Taxation that could reasonably be expected to have a material adverse effect on any Target Company before, on or after Closing;

20.                               no Target Company will make any capital contribution to, or investment in, or acquire or dispose of, any interest in any person (other than another Target Company) or business (other than part of the Transferred Business), or acquire any option or right to do so, including by merger or consolidation;

21.                               no Target Company will engage in any corporate or legal restructuring or reorganization including any plan of complete or partial liquidation, dissolution, merger, consolidation, reduction of its issued share capital or recapitalization, in each case except as contemplated in this Agreement or any Transaction Document;

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

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22.                               no Target Company or Asset Seller will do anything to cause any of the Centrally Arranged Insurance Policies to terminate or which would make any of the Centrally Arranged Insurance Policies void or voidable;

23.                               no Target Company will settle or agree to settle any legal proceedings where the remedy against it includes any relief other than the payment of money;

24.                               no Target Company or Asset Seller will enter into any contract or otherwise accept any legally binding obligations to do any of the foregoing;

provided that nothing in this Part A shall give to Bemis, directly or indirectly, rights to control or direct the business operations of a member of the Target Group or any Asset Seller prior to Closing.  Prior to Closing, each member of the Target Group and each Asset Seller shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations.

PART B:  POTENTIAL PRE-CLOSING REORGANIZATION TRANSACTIONS

Without prejudice to Article 36.5 and notwithstanding anything to the contrary in this Schedule 7 (Conduct of the Transferred Business) above or anywhere else in this Agreement or in any other Transaction Document, the parties hereto acknowledge that the Seller Group members may desire to sell or dispose of portions of the Retained Business to one or more Retained Business Buyers.  Accordingly, to the extent necessary or desirable to facilitate any such sale or disposition of portions of the Retained Business, Bemis agrees that nothing in this Agreement or any Transaction Document shall prevent any Seller Group member from effecting any transaction without the consent of Bemis whereby (i) any Share Seller may sell, transfer or deliver any Sale Shares to, or otherwise be substituted as the seller of such Sale Shares hereunder by, another Seller Group member (which shall thereafter be the Share Seller in respect of such Sale Shares hereunder); (ii) any Asset Seller may sell, convey, transfer, assign or deliver, or cause to be assumed, any Sale Assets or Assumed Obligations or all or any portion of a Retained Business (and for the avoidance of doubt any Excluded Obligations that are Liabilities of the Retained Business) to, or otherwise be substituted as the seller of such Sale Assets or transferor of such Assumed Obligations hereunder by, another Seller Group member (which shall thereafter be the Asset Seller in respect of such Sale Assets or Assumed Obligations hereunder); (iii) any Cross-Group Loan Seller may sell or assign Cross-Group Loan to, or be otherwise substituted as the seller of such Cross-Group Loan hereunder by, another Seller Group member (which shall thereafter be the Asset Seller in respect of such Sale Assets or Assumed Obligations hereunder), and/or (iv) AP2F may transfer to any Seller Group member all right, title and interest in the AP2F Patents, which Seller Group member the RTA Representative agrees to cause to effect the transactions in relation to the AP2F Patents contemplated to be effected by AP2F hereunder.

PART C:  POSITIVE COVENANTS

The RTA Representative shall procure that, except where Bemis has agreed otherwise in writing or in accordance with the transactions contemplated by this Agreement or any other Transaction Document, prior to Closing, each Target Company and each Asset Seller shall:

1.                                      to the extent relating to the Transferred Business, maintain its accounting ledgers and other records in all material respects in accordance with applicable Law as they have been maintained in the year preceding the date of this Agreement;

2.                                      pay its creditors under the Material Contracts within any contractually agreed time for payment, except to the extent it is contesting in good faith the amount of such payment

3.                                      provide to Bemis when available monthly accounts prepared in a manner consistent with the most recent Transferred Business Management Accounts and redacted in the same manner as the Transferred Business Management Accounts provided to Bemis were redacted prior to the date hereof;

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

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provided that nothing in this Part C shall give to Bemis, directly or indirectly, rights to control or direct the business operations of a member of the Target Group or any Asset Seller prior to Closing.  Prior to Closing, each member of the Target Group and each Asset Seller shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations.

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

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SCHEDULE 8

CLOSING AND POST-CLOSING ARRANGEMENTS

PART A:  SELLERS’ OBLIGATIONS

1.                                      Closing shall take place at the office of Sullivan & Cromwell LLP at 125 Broad Street, New York, NY 10004, United States of America, or at such other location notified by the RTA Representative not later than 5 Business Days prior to Closing. The transfer of any Sale Shares or Cross-Group Loan shall in any case take place in a jurisdiction other than the UK.

2.                                      At Closing, the RTA Representative shall procure that the Sellers shall and the Sellers shall deliver or procure that there is delivered to Bemis (or made available to Bemis’s reasonable satisfaction) the following:

(a)                                  all necessary documents, duly executed where so required, to enable the Cross-Group Loans to be transferred to Bemis or its relevant Designated Transferee;

(b)                                 all necessary documents, duly executed where so required, to the transfer to Bemis or its relevant Designated Transferee (subject only to the same being duly stamped where required) of the AP2F Patents;

(c)                                  in respect of each Target Company the resignation of each director, manager, officer, company secretary and auditor of that Target Company as may be notified by the Bemis Representative not later than seven (7) Business Days prior to Closing;

(d)                                 a copy (certified by a duly appointed officer as true and correct) of a resolution of the board (or equivalent) or, as applicable, president or supervisory board of directors of each Seller and the Sellers’ Guarantor (or, if required by the Law of its jurisdiction or its articles of association, by-laws or equivalent constitutional documents, of the holders of its Securities) authorizing the execution of this Agreement and the other Transaction Documents and the performance of the transactions contemplated hereby and thereby;

(e)                                  deliver the Transitional Services Agreement, duly executed by the RTA Representative, in full force and effect, substantially in the form attached hereto as Exhibit 9, with such amendments as may be required in the ordinary course of business as expressly contemplated herein or as may be agreed in writing by or on behalf of the parties therein;

(f)                                    a receipt for the Initial Consideration payable on Closing in accordance with Article 2 in form reasonably satisfactory to Bemis;

(g)                                 in relation to the Target Companies incorporated in the jurisdictions listed below:

Argentina

(i)                                     for Envatrip:

(A)                              a duly executed, certified and apostilled Share Purchase Agreement enabling title in all of the issued and outstanding shares of Envatrip to pass to Bemis or its Designated Transferee, duly certified by a Notary Public and duly legalized if applicable;

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

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(B)                              a letter to the Board of Directors of Envatrip notifying them of the transfer of all of the issued and outstanding shares of Envatrip and all political and economic rights thereto, to Bemis or its relevant Designated Transferee, in accordance with section 215 of the Argentine Corporate Law (No. 19,550);

(C)                              a copy (certified by a duly appointed officer as true and correct) of a resolution of the Board of Directors of Envatrip acknowledging the transfer of all of the issued and outstanding shares to Bemis; and

(D)                             evidence in the corporate books that all such issued and outstanding shares have been transferred to Bemis or its Designated Transferee.

(ii)                                For Envaril:

(A)                     a duly executed quota assignment agreement effected otherwise than by way of public deed enabling title in all of the issued and outstanding quotas of Envaril to pass to Bemis or its Designated Transferee, with signatures thereto witnessed by a Notary Public and duly legalized if applicable, to be filed with the Public Registry of Commerce and any other local authorities as may be required;

(B)                     a letter to the Managers notifying them of the assignment of all of the issued and outstanding quotas in Envaril, and all political and economical rights thereto, in favor of Bemis or its relevant Designated Transferee, in accordance with section 152 of the Argentine Corporate Law (No.19,550);

(C)                       a copy (certified by a duly appointed officer as true and correct) of a resolution of the Managers of Envaril acknowledging the transfer of the quotas to Bemis or its Designated Transferee;

(D)                      evidence in the corporate books that all of the issued and outstanding quotas of Envaril have been transferred to Bemis or its Designated Transferee; and

(E)                        to the extent practicable, a duly legalized and apostilled certificate evidencing the registration of the assignment of quotas in Envaril to PPPI and AHS with the Public Registry of Commerce of the City of Buenos Aires.

Brazil

(iii)                             Powers of attorney (along with documents evidencing that such powers of attorney were duly issued and authorized), valid and enforceable in Brazil, granted by each shareholder of Embalagens, to a Brazilian resident individual designated by Bemis, with powers to represent such shareholders in the transfer of their respective corporate interests in Embalagens to Bemis or the Designated Transferee;

(iv)                            amendment to the articles of association (alteração do contrato social) duly executed by the legal representatives of the applicable shareholders, dated as of the Closing Date and setting forth the transfer of the totality of their respective shares to the Designated Transferee; provided that such amendments shall be valid and shall not comprise a breach of the corporate documents of any of the selling shareholders of Embalagens;

(v)                               in relation to Embalagens, Debt Clearance Certificates issued by each of the following bodies: Brazilian Federal Revenue Service - ‘RFB’; Brazilian Social Security Institute - ‘INSS’; and Severance Indemnity Fund for Employees - ‘FGTS’; provided that all such Debt Clearance Certificates shall be valid;

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

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(vi)                            local purchase agreement enabling title in all of the issued and outstanding shares of Embalagens to pass to Bemis or its Designated Transferee, duly executed by the legal representatives of each of Embalagens’ shareholders and the Designated Transferee, expressly setting forth the purchase price paid for the those shares;

(vii)                         irrevocable power of attorney granted by the management of Embalagens designating individuals approved by Bemis to operate Embalagens until completion of the registration of the amendment to the articles of association with the local Commercial Registry; and

(viii)                      if the relevant Designated Transferee is a non-resident of Brazil, the Central Bank access code and exchange control files (if any) in relation to Embalagens.

Mexico

(ix)                              A duly executed share purchase agreement for all issued and outstanding shares in Alcan Packaging Mexico and Alcan Empaques Mexico, enabling title in all of the issued and outstanding shares of Alcan Packaging Mexico and Alcan Empaques Mexico to pass to Bemis or its Designated Transferee(s);

(x)                                 the original final share certificates representing the total issued share capital of Alcan Packaging Mexico and Alcan Empaques Mexico duly endorsed in ownership by the applicable Sellers in favor of Bemis or the Designated Transferees;

(xi)                              original of the letters of resignation executed by the members of the Board of Directors and Examiners of Alcan Packaging Mexico and Alcan Empaques Mexico; and

(xii)                           the original of a certificate issued by the Secretary of Alternate Secretary of the Board of Directors of Alcan Empaques Mexico certifying that the corresponding entry regarding the transmission of shares has been inserted in the company’s Stock Registry Book pursuant to Article Fourteenth of said company; and

(xiii)                      copies certified by the secretary of the board of directors certifying the minutes with resolutions of the shareholders of each of Alcan Packaging Mexico and Alcan Empaques Mexico authorizing the share transfer to Bemis and/or the Designated Transferees.

New Zealand

A written resolution of the present directors of Danaflex:

(xiv)                       revoking all mandates to bankers and giving authority in favour of the persons notified by Bemis to operate the bank accounts of Danaflex;

(xv)                          revoking all powers of attorney of the current directors and confirming that all current delegations to employees / contractors of Danaflex have been revoked; and

(xvi)                       appointing such persons as Bemis may notify to be the directors of Danaflex.

United States

(xvii)                    The share certificates relating to all the Sale Shares of Thermaplate, properly endorsed or accompanied by duly executed instruments of transfer so as to transfer such Sale Shares to Bemis or its relevant Designated Transferee.

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

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3.                                    The obligations of the Sellers listed in Paragraphs 2(g)(i)(B), 2(g)(ii)(A), 2(g)(ii)(B), 2(g)(iii), 2(g)(iv), 2(g)(v), 2(g)(vi), 2(g)(viii), 2(g)(ix), 2(g)(x), 2(g)(xii) of this Part A and in Paragraph 1.1.(a), 1.1(c) and 1.1(f) of Part E below shall constitute the Material Deliverables required subject to Article 5.4 to be delivered or performed or procured to be delivered or performed by the Sellers pursuant to Article 5.3 (subject to Article 4.6(c)) and such Material Deliverables can only be waived by Bemis.

PART B:  PURCHASER’S OBLIGATIONS

1.                                    At Closing, Bemis shall:

(a)                                pay the amount to be paid by it in cash at Closing in accordance with Article 2 (Consideration);

(b)                               if applicable, issue and deliver the Bemis Common Stock to be issued and delivered by it pursuant to Article 2.15(b) in accordance with the terms and subject to the conditions of the Share Purchase Agreement and make the deliveries required to be made in respect of the issuance and delivery of such Bemis Common Stock provided in the Share Purchase Agreement;

(c)                                deliver (or ensure that there is delivered to the RTA Representative) a copy of a resolution (certified by a duly appointed officer as true and correct) of the board or, as applicable, president or supervisory board of directors of Bemis and each Designated Transferee (or, if required by the Law of its jurisdiction or its articles of association, by-laws or equivalent constitutional documents, of its shareholders), authorizing the execution of and the performance by it of its obligations under this Agreement and each of the other Transaction Documents to be executed by it;

(d)                               deliver the Transitional Services Agreement, duly executed by Bemis, in full force and effect substantially in the form attached hereto as Exhibit 9, with such amendments as may be required in the ordinary course of business as expressly contemplated herein or as may be agreed in writing by or on behalf of the parties therein;

(e)                                the Beauty Supply Agreements, duly executed by the relevant Bemis Affiliate(s) and Seller Group member(s), in full force effect;

(f)                                  in relation to the jurisdictions listed below, deliver the following additional documents:

Brazil

(i)                                   Empowerment documents and power of attorney granted by the non resident Designated Transferee of Embalagens;

Argentina

(ii)                                A duly executed share purchase agreement enabling title in all of the issued and outstanding shares of Envatrip to pass to Bemis or its Designated Transferee, duly certified by a Notary Public and duly legalized if applicable; and

(iii)                             a duly executed quota assignment agreement effected otherwise then by way of public deed enabling title in all of the issued and outstanding quotas of Envaril to pass to Bemis or its Designated Transferee with signatories thereto witnessed by a Notary Public and duly legalized if applicable, to be filed with the Public Registry of Commerce and any other local authorities as may be required.

2.                                    The obligations of Bemis listed in Paragraph 1 of this Part B and in Paragraph 1 of Part C and in Paragraph 1 of Part D below shall constitute the Material Deliverables required to be delivered or performed or

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

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procured to be delivered or performed by Bemis pursuant to Article 5 and may only be waived by the RTA Representative on behalf of the Sellers.

PART C:  CROSS-GROUP DEBT

Prior to Closing, the Sellers and Bemis shall use good faith efforts to give effect to the principles set forth in Schedule 14 (Cross-Group Debt).

PART D:  GENERAL

1.                                    If any document listed in this Schedule 8 is required to be notarized, the parties shall execute such document at such location as may be agreed by the Sellers and Bemis at least five (5) Business Days before Closing where a notary with the required qualification shall be present and shall hold such document under an escrow agreement pending Closing.

2.                                    All documents and items delivered at Closing pursuant to this Schedule 8 shall be held by the recipient to the order of the person delivering the same until such time as Closing shall be deemed to have taken place. Simultaneously with:

(a)                                delivery of all documents and all items required to be delivered at Closing (or waiver of its delivery by the person entitled to receive the relevant document or item); and

(b)                               receipt of an electronic funds transfer to the Sellers’ Bank Account in immediately available funds of the Initial Consideration and the Cross-Group Loan Purchase Price;

the documents and items delivered in accordance with this Schedule shall cease to be held to the order of the person delivering them and Closing shall be deemed to have taken place.

PART E:  ASSET SELLERS’ OBLIGATIONS

1.                                    Items to be Delivered by the Asset Sellers

1.1                               At Closing, subject to Article 4.6(c), each Asset Seller shall deliver, or cause to be delivered, to Bemis such duly executed customary instruments of transfer and other documents required to effect the conveyance, assignment, transfer, assumption and delivery (as applicable) of the Sale Assets and the Assumed Obligations of the Sale Business being sold by such Asset Seller, which documents shall include:

(a)                                a bill of sale and assignment and assumption of rights and obligations agreement substantially in the form attached hereto as Schedule 18 (the Rights and Obligations Agreement) pursuant to which the Sale Assets except Business Owned Real Property, Business Leased Real Property and motor vehicles shall be transferred to, and the Assumed Obligations assumed by, Bemis or the relevant Designated Transferee(s), as applicable (and in each case, of the Sale Business being sold by such Asset Seller);

(b)                               a transfer, assignment and assumption agreement substantially in the form attached hereto as Schedule 19 with any modification as may be required by a landlord (the Business Leased Real Property Transfer, Assignment and Assumption Agreement) pursuant to which Business Leased Real Property of the Sale Business being sold by such Asset Seller shall be transferred, assigned and assumed;

(c)                                in respect of each of the Business Owned Real Properties of the Sale Business being sold by such Asset Seller, recordable quitclaim deeds customary for commercial real estate transactions in the states in which each such Business Owned Real Property is located

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

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and any such other appropriate and necessary documents of transfer as the case may require in respect of each of such Business Owned Real Properties, pursuant to which such Business Owned Real Properties shall be transferred and conveyed provided that in respect of the Shelbyville Food Site, the relevant document to be delivered at Closing shall be the lease agreement referred to in Article 4.12(c), unless the sub-division plat contemplated in Article 4.12(c)(iii) has been recorded prior to Closing, in which case the document to be delivered at Closing shall be a recordable quitclaim deed customary for commercial real estate transactions in the state of Kentucky, and for the avoidance of doubt the Material Deliverable required in respect of the Shelbyville Food Site shall be such lease agreement unless the sub-division plat has been recorded, in which case the Material Deliverable shall be a recordable quitclaim deed customary for commercial real estate transactions in the state of Kentucky;

(d)                                 in respect of motor vehicles, such appropriate and necessary documents of transfer customary for the sale and transfer of the title of motor vehicles;

(e)                                a resolution in writing of the directors and the shareholder of APC consenting to the transfer of the APC Sale Business;

(f)                                  either (i) a letter of credit and an escrow agreement issued and executed pursuant to Article 24.6 or (ii) an instrument executed by Rio Tinto plc assuming AHS’s obligations upon the guarantee provided in Article 24;  and

(g)                               a letter from APC that it agrees to indemnify and hold Bemis harmless from and against any and all liabilities, obligations or costs arising out of any unpaid annual assessments made by the Health and Safety Commission pursuant to the Industrial Accidents and Occupational Diseases Act, in relation to the period prior to Closing; and

1.2                               such evidence as Bemis may reasonably require of the release or the non crystallisation of any Third Party Encumbrances affecting the applicable Sale Assets or any of them.

2.                                    Taking Possession of the Sale Businesses

Subject to Article 4.6, Article 4.12, Part G and Part F of this Schedule 8, and the other provisions of this Agreement, the Asset Sellers shall give vacant possession of each Business Owned Real Property and shall permit Bemis or the relevant Designated Transferee(s) to enter into and take possession of all the applicable Sale Assets at Closing.

PART F:  NON-ASSIGNABILITY OF ASSETS

1.                                    Notwithstanding anything to the contrary contained in this Agreement and without prejudice to Article 4.6 and Article 4.12 to the extent that the sale, assignment, sublease, transfer, conveyance or delivery or attempted sale, sublease, assignment, transfer, conveyance or delivery to Bemis or any Designated Transferee of any contract or other asset that would be a Sale Asset or any claim or right or any benefit arising thereunder or resulting therefrom is prohibited by any applicable Law or would require any Third Party Consents and such Third Party Consents shall not have been obtained prior to Closing, Closing shall proceed without the sale, assignment, sublease, transfer, conveyance or delivery of such contract or other asset.

2.                                    Following Closing, Bemis shall use commercially reasonable efforts and procure that each Designated Transferee uses commercially reasonable efforts to obtain promptly such Third Party Consents, and at Bemis’s written request the relevant Asset Seller and each relevant member of the Seller Group shall use its commercially reasonable efforts to give all reasonable assistance to Bemis and each relevant Designated Transferee to obtain, with the cooperation of Bemis and its relevant Designated Transferees, any material Third Party Consents in respect of any Material Contract or any other material asset that would be a Sale

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

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Asset; provided, further, that no member of the Seller Group shall be required to pay any consideration therefor or be obligated to make any commitment, incur any Liability and that any payment or commitment made or Liability assumed by any member of the Target Group or Asset Seller shall be assumed by Bemis as an Assumed Obligation.

3.                                    Pending such material Third Party Consent, the parties shall cooperate with each other in any reasonable and lawful arrangements designed to provide to the relevant Designated Transferee the benefits or use of such contract or other asset and to the relevant Asset Seller and the Seller Group the benefits, including any indemnities, that they would have obtained had the contract or other asset been conveyed to such Designated Transferee at Closing.  Once the material Third Party Consent for the sale, assignment, sublease, transfer, conveyance or delivery of any such contract or other asset not sold, assigned, subleased, transferred, conveyed or delivered at Closing is obtained, the relevant Asset Seller shall assign, transfer, convey and deliver such contract or other asset to the relevant Designated Transferee at no additional cost (but without prejudice to Paragraph 2 of this Part F).

4.                                    To the extent that any contract or other asset cannot be transferred or the full benefits or use of any such contract or other asset cannot be provided to the relevant Designated Transferee following Closing pursuant to this Part F, then Bemis (on behalf of the Designated Transferee) and the relevant Asset Seller shall enter into such arrangements (including subleasing, sublicensing or subcontracting) to provide to the parties hereto (or their Affiliates) the economic and operational equivalent, to the extent permitted and, if Third Party Consent is required for such arrangement, to the extent such consent has been received, of obtaining such material Third Party Consent and the performance by Bemis of the obligations thereunder; provided that any such arrangements shall be limited to a period of six (6) months unless the RTA Representative elects at its sole discretion to procure the relevant Asset Seller to continue such arrangement after such period.  The relevant Asset Seller shall hold in trust for and pay to Bemis (or the relevant Designated Transferee as directed by Bemis) promptly upon receipt thereof, all income, proceeds and other monies received by such Asset Seller or any of the members of the Seller Group in connection with its use of any contract or other asset (net of any taxes and any other costs imposed upon such Asset Seller or any member of the Seller Group) in connection with the arrangements under this Part F. Bemis shall pay to the relevant Asset Seller, promptly upon receipt of any invoice such Asset Seller, all losses generated by such Asset Seller or any of its Affiliates in connection with Bemis’s or the relevant Designated Transferees’ use of any asset in connection with the arrangements under this Part F.

5.                                    To the extent that Bemis is unable to obtain a release from a relevant landlord as it relates to the guarantee of a Seller’s obligation under a Lease with respect to a Business Leased Property in accordance with Article 4.6(a)(iii)(B), Bemis shall be responsible for and shall indemnify and keep indemnified the relevant member of the Seller Group from and against any and all Liabilities and Costs that may arise or accrue under such guaranty from and after the date of the assignment of such Business Leased Property.

PART G:  MISLOCATED ASSETS

1.                                    If a Seller or Bemis or any of their respective Affiliates discovers at any time during the twelve (12) months from the Closing Date that there exists any contract or other asset owned or leased by a member of the Seller Group with respect to which there is clear and convincing evidence that such contract or other asset was Related to a Sale Business as at Closing (and was not an Excluded Asset), then, subject to Part F of this Schedule 8, the RTA Representative shall procure for the relevant member of the Seller Group to use commercially reasonable efforts to transfer (or procure the transfer) to Bemis (or any of its Affiliates reasonably designated by it) all right, title and interest in and to such contract or other asset owned or leased by the relevant member of the Seller Group at no additional cost to Bemis (or its Affiliates) in a manner and on terms consistent with the relevant provisions of this Agreement including Paragraph 2 of Part F of this Schedule 8 and the other Transaction Documents.

2.                                    If a Seller or Bemis or any of their respective Affiliates discovers at any time during the 12 months from the Closing Date that there exists any contract or other asset owned or leased by a member of the Bemis Group with respect to which there is clear and convincing evidence that such contract or other asset was not

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

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Related to a Sale Business as at Closing (or was otherwise an Excluded Asset), Bemis shall transfer (or procure the transfer) to the relevant member of the Seller Group (or any of its Affiliates reasonably designated by the RTA Representative) all right, title and interest in and to such contract or other asset owned or leased by the relevant member of the Bemis Group at no additional cost to the relevant member of the Seller Group (or its Affiliates) in a manner and on terms consistent with the relevant provisions of this Agreement and the other Transaction Documents.

3.                                    Subject to Paragraphs 1 and 2 of this Part G and the limitations set forth in Part F; with respect to any contract or other asset that is the subject of Paragraph 1 or 2 of this Part G and that is required by a member of both the Seller Group and the Bemis Group:

(a)                                the party in possession of such contract or other asset, shall from Closing hold (or procure that an Affiliate holds) such contract or other asset in trust for its own (or any of its Affiliates) benefit and for the benefit of the other party (or its Affiliates) and its successors in title absolutely; and

(b)                               the party in possession of the contract or other asset, shall (so far as it lawfully may) give all such reasonable assistance to the other party (or any of its Affiliates) as the other party may reasonably require to enable the other party (or any of its Affiliates) to make use of and share the contract or other asset, (at no cost to the other party except that the other party shall pay to the party in possession its pro rata share (based upon the respective use by each party) of the direct out of pocket expenses in connection with the operation and maintenance of such contact or other asset) including providing access to all relevant books, documents and other information in relation to such contract or other asset as the other party may reasonably require and, if possible, taking all such reasonable action as may be necessary in order to transfer the relevant part of the relevant contract or other asset, from time to time.

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

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SCHEDULE 9

DISCLOSURE LETTER

Delivered separately as of the date hereof.

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

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SCHEDULE 10

INTELLECTUAL PROPERTY

1.                                    The RTA Representative will cause all other members of the Seller Group to comply with the following arrangements.

2.                                    With effect from Closing (i) any member of the Seller Group other than AP2F which is the owner of any US Exclusive IP will assign all of its right, title and interest in the US Exclusive Registered IP to a US incorporated Affiliate of Bemis specified by Bemis free of charge and, (ii) the RTA Representative will procure that no member of the Seller Group will seek to restrict Bemis or its Affiliates from using all US Exclusive Know-how in connection with the Transferred Business and any of their other businesses for no charge in any part of the world or grant the liberty to use any of it to any other person, provided that if any member of the Seller Group shall cease to be a member of the Seller Group by virtue of a sale to a third party, the covenant of the RTA Representative under (ii) will be satisfied if it procures the third party to enter into a covenant in substantially the same terms in favour of Bemis.

3.                                    If any US Exclusive IP or US Exclusive Know-how is identified by Bemis or a member of the Seller Group after Closing, it will be dealt with in accordance with Paragraph 2 above.

4.                                    All US Exclusive IP of which the Sellers are aware at the date of this Agreement is listed in Parts B-1 to B-6 inclusive and C-1 of this Schedule 10.

5.                                    If Bemis or a member of the Seller Group identifies any Mixed Registered IP owned or controlled by a member of the Seller Group after Closing, the RTA Representative will procure that Bemis and its Affiliates are granted a non-exclusive licence to use it without limitation in time or geographical extent and for no charge.

6.                                    If Bemis or a member of the Seller Group identifies any Mixed Know-how after Closing, the RTA Representative will procure that no member of the Seller Group will seek to restrict Bemis or any of its Affiliates from using it in connection with the Transferred Business or any of their other businesses for no charge and in any part of the world provided that if any member of the Seller Group shall cease to be a member of the Seller Group by virtue of a sale to a third party, the covenant of the RTA Representative under this paragraph will be satisfied if it procures the third party to enter into a covenant in substantially the same terms in favour of Bemis.

7.                                    If Bemis or a member of the Seller Group discovers that Bemis or one of its Affiliates owns, holds or controls any Mixed IP or Mixed Know-how whether as a result of the implementation of this Agreement or the Transaction Documents or otherwise, Bemis shall procure that the Seller Group and its Affiliates and any Retained Business Buyer and the Affiliates of the Retained Business Buyer shall be granted a non-exclusive license to use such Mixed IP and freedom to use such Mixed Know-how in connection with that business without limitation in time or geographical extent and for no charge.

8.                                    If Bemis or a member of the Seller Group discovers that Bemis or one of its Affiliates holds or controls any RTA IP or RTA Know-how, Bemis shall procure (a) that all right, title and interest held by Bemis or any of its Affiliates in the RTA IP is assigned for no charge to such members of the Seller Group as it may specify or, if the RTA Representative so requires, to a Retained Business Buyer or one of its Affiliates, (b) that the members of the Seller Group or any Retained Business Buyer and its Affiliates, shall be at liberty to use all such RTA Know-how in any part of the world for no charge and (c) that Bemis and its Affiliates will not use such RTA Know-how in any part of the world nor grant the freedom or right to do so to any other person.

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

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9.                                    Insofar as any intellectual property rights, trade secrets or know-how are comprised in the arrangements referred to in Part D of this Schedule 10, no member of the Seller Group will take any action or pursue any remedy against Bemis in respect of any use by Bemis or any of its Affiliates thereof except insofar as such use causes the Seller or any of its Affiliates or any Business Successor or any of its Affiliates to be liable to any third party (including any licensor) in which case Bemis will indemnify and keep indemnified each member of the Seller Group (including any entity which is an Affiliate of the Seller at the date of this Agreement but subsequently ceases to be) and any member of the Seller Group and its Affiliates against all such liabilities and all charges and expenses incurred as a consequence of defending or discharging claims in respect of such liabilities.

10.                             One or more members of the Seller Group has entered into an agreement (the *** Agreement) with the *** to develop certain packaging products and other matters for which certain intellectual property is to be licensed to *** and/or certain of its Affiliates including those with US Serial Numbers 12/195, 203 and 12/195, 215 and related applications and other Intellectual Property (the *** IP). Bemis agrees that, subject to paragraph 11 below insofar as it owns or controls any *** IP it will grant to such members of the Seller Group, Retained Business Buyer or Affiliate of a Retained Business Buyer and the RTA Representative may require a non-exclusive license (in each case with the right to sub-license to *** and its Affiliates) without limitation in time or geographical extent to deal with the *** IP as necessary or desirable to implement the *** Agreement including by granting an identical license to *** or to such of its Affiliates or other persons as it may specify in consideration of an annual royalty equal to 1.5 per cent per annum of the aggregate annual gross revenues (if any) earned from *** under the *** Agreement in each calendar year by all members of the Seller Group and any Retained Business Buyer and any of its Affiliates.

11.                             The RTA Representative will use reasonable commercial efforts to negotiate in good faith with *** arrangements which will enable Bemis to assume the rights and obligations of the relevant members of the Seller Group under the *** Agreement in relation to the implementation of the *** Agreement in Canada, the USA, Mexico and South America.

12.                             Insofar as any Intellectual Property applications or filings which relate solely to the Transferred Business have been filed with one or more national or international registries on behalf of a member of the Seller Group (including an Asset Seller) (US Exclusive IP Applications), the relevant member of the Seller Group shall, at or as soon as practicable after Closing, transfer such Exclusive IP Applications to Bemis as soon as lawfully possible and provide Bemis with all information required by Bemis for Bemis to continue to progress the registration process in respect of such US Exclusive IP Applications. Bemis agrees that it shall be responsible for any Liabilities and Costs associated with such US Exclusive IP Applications that are incurred after Closing.

13.                             If Bemis or a member of the Seller Group discovers that Bemis or one of its Affiliates holds or controls, any Intellectual Property applications or filings which have been filed with one or more national or international registries on behalf of a member of the Seller Group (including an Asset Seller) and that relate solely to the Retained Business (RTA IP Applications), Bemis shall procure that such RTA IP Applications are transferred to such member of the Seller Group as the RTA Representative may designate and shall provide the RTA Representative with all information required by the RTA Representative for the RTA Representative to continue to progress the registration process in respect of such RTA IP Applications. The Sellers agree that they shall be responsible for any Liabilities and Costs associated with such RTA IP Applications after such time as they are transferred to the Sellers in accordance with this paragraph 13.

14.                             Insofar as any Intellectual Property applications or filings have been filed with one or more national or international registries on behalf of a member of the Seller Group (including an Asset Seller) which relate to the Transferred Business and the Retained Business (Mixed IP Applications), Bemis and its Affiliates will, as soon as the Mixed IP Applications are granted, be granted a non-exclusive licence to use it without limitation in time or geographical extent and for no charge.

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

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15.                             If Bemis or a member of the Seller Group discovers that Bemis or one of its Affiliates holds any Mixed IP Applications, Bemis shall continue to progress the registration process in respect of such Mixed IP Applications and procure that at the time that such Mixed IP Applications are granted, the Seller Group and its Affiliates and any Retained Business Buyer and the Affiliates of the Retained Business Buyer shall be entitled to use such Mixed IP in connection with that business without limitation in time or geographical extent and for no charge.

16.                             The Sellers shall indemnify Bemis and any member of the Bemis Group against all Costs and Liabilities suffered or incurred by them (including Costs and Liabilities incurred prior to Closing) arising from or relating to any breach or non-performance by Alcan Packaging Thermaplate, Inc. of its contractual obligations under the JTA.

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

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SCHEDULE 11

INFORMATION TECHNOLOGY

1.                                    On or prior to Closing, the Alcan IT Services Master Agreement, the Alcan IT Services Agreement (IS Solutions services) and the Alcan IT Services Agreement (Infrastructure services), each dated January 1, 2005 among Alcan Inc., Pechiney S.A. and each of the aluminium, PMG, engineered products and packaging businesses of the Seller Group, as such agreements may have been amended or supplemented as of Closing, shall be terminated with respect to the Target Companies and the Asset Sellers with respect to the Transferred Business, as the case may be, with effect from the Closing, with no further liability of any party thereto except as may have arisen prior to such termination.

2.                                    The RTA Representative shall use its commercially reasonable efforts (provided that no member of the Seller Group shall be obligated to make any commitment, incur any liability or make any payment and that any payment or commitment made or liability assumed by any member of the Target Group shall be assumed by Bemis) to procure:

(a)                                the assignment with effect from the Closing Date of the Material IT Contracts (as the same may have been amended or supplemented as of the Closing Date), in full or where the RTA Representative so elects (including in order to retain for the benefit of the Target Group the benefits of the related Material IT Contract) in part, to a Target Company or another Bemis Group member, for the benefit of (i) the Target Companies and (ii) with respect to the Sale Businesses only, Bemis’s relevant Designated Transferees, granting them rights to use software or rights to receive services substantially similar to that which they have the right to use or receive under such Material IT Contracts (as the same may have been amended or supplemented as of the Closing Date), it being agreed that, following any such assignment, the relevant members of the Seller Group shall no longer bear any liability in respect of the Material IT Contracts except as may have arisen prior to such assignment and that Bemis shall be responsible for and shall indemnify and keep indemnified the relevant members of the Seller Group from and against any and all Liabilities and Costs that may arise from the date of such assignment as a result of such assignment; or

(b)                               where the RTA Representative so elects (including in order to retain for the benefit of the Target Group the benefits of the related Material IT Contract), the execution and delivery of a new agreement with effect as of the Closing Date for the benefit of (i) the Target Companies and (ii) with respect to the Sale Businesses only, Bemis’s relevant Designated Transferees, granting rights to use software or rights to receive services substantially similar to those which they have the right to use or receive under such Material IT Contracts (as the same may have been amended or supplemented as of the Closing Date), including, for the avoidance of doubt, pursuant to the Alcan Master Service Agreement dated April 30, 2007 between Alcan Inc. and Getronics Canada Inc. (as the same may have been amended or supplemented as of the Closing Date), on substantially similar terms, including price and remaining duration as under such agreement; it being agreed that following any such new agreement, the relevant members of the Seller Group shall no longer bear any liability in respect of the relevant Material IT Contract except as may have arisen prior to such new agreement, and Bemis shall be responsible for and shall indemnify and keep indemnified the relevant members of the Seller Group from and against any and all Liabilities and Costs that may arise from the date of such new agreement as a result of such new agreement; and

(c)                                notwithstanding Paragraphs 2(a) and 2(b), a Target Company or a Bemis Group member to execute and deliver, for the benefit of the Target Companies, and with respect to the Sale Businesses only, the member of the Bemis Group that acquires such Sale Businesses hereunder, a new agreement with effect from the Closing Date granting it rights to use services substantially similar to those which they have the right to receive, as of the date hereof, pursuant to, the Master

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

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Information Technology Service Agreement dated December 1, 2002 between Alcan Inc. and *** (as the same may have been amended or supplemented as of the Closing Date), and in the case of a new agreement on substantially similar terms, including remaining duration as such agreement, except as amended pursuant to this Paragraph, provided that the following amendments shall have been made:

(i)                                     such Master Information Technology Service Agreement shall have been amended:

(A)                              to comprise, with effect as from Closing, substantially similar services for the servers of the Target Companies and for the Sale Businesses, which servers, as of the date hereof, are subject to the Contrat Cadre de Prestations de Services Informatiques dated May 30, 2005 between Alcan Inc. and *** ,  as the services being provided with respect to such servers under such Contrat Cadre de Prestations de Services Informatiques as of the date hereof; and

(B)                                not to comprise, with effect as from Closing, services with respect to servers of members of the Seller Group that as of the date hereof are being provided under such Master Information Technology Service Agreement; and

(ii)                                the Contrat Cadre de Prestations de Services Informatiques referred to in sub-Paragraph 2(c)(i)(A) above shall have been amended (A) to provide for substantially similar services to be provided with respect to such servers of the members of the Seller Group as from the Closing Date, and (B) for the benefits thereof to cease to be available to the Target Companies or with respect to the Sale Businesses as from the Closing Date, it being agreed that following any such execution, the relevant Sellers shall no longer bear any liability in respect of the agreements referred to in Paragraphs 2(c)(i) and (ii) above except as may have arisen prior to such assignment, and Bemis shall be responsible for and shall indemnify and keep indemnified members of the Seller Group from and against any and all liabilities, losses and costs that may arise thereunder as from such assignment.

3.                                      The obligations of the RTA Representative under Paragraph 2 are to use commercially reasonable efforts to procure that any Material IT Contract to be assigned, replaced or granted pursuant to Paragraph 2 shall be so assigned, replaced or granted and contain similar pricing or other terms, including duration, to the Material IT Contract being assigned, replaced or granted; however, the RTA Representative does not undertake to procure that such result be achieved, and no member of the Seller Group shall be obligated to make any commitment, incur any liability or make any payment in order to achieve such result or discharge the RTA Representative’s commercially reasonable efforts obligation, and any such payment or commitment made or Liability assumed by any member of the Target Group or the Seller Group shall be assumed by Bemis. In the event that the RTA Representative considers that it is reasonably likely for the counterparty to the Material IT Contract referred to in Paragraph 2 above not to consent to the execution and delivery of any new agreement for the benefit of the Target Companies or Bemis Group members for the Sale Businesses as contemplated in such Paragraphs, the RTA Representative may provide notice thereof to Bemis, whereupon the RTA Representative’s obligations under such Paragraphs shall lapse with respect to such Material IT Contract, and the RTA Representative and Bemis shall negotiate in good faith the provision by the Seller Group to the Bemis Group of transitional services in respect of such Material IT Contract, subject to the provisions of the Transitional Services Agreement, including with respect to third party consents and approvals.

4.                                      Each of the RTA Representative and Bemis shall cooperate and use their respective commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing all things necessary, proper or advisable to fulfill as promptly as practicable the provisions of this Schedule 11.  In particular, Bemis shall cooperate with the RTA Representative in good faith in connection with the matters contemplated in Paragraphs 2 and 3 above and

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

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shall provide any information reasonably requested by the counterparty to the Material IT Contracts referred to in such Paragraphs, and the RTA Representative shall keep Bemis informed of any issues arising in connection with the matters contemplated in Paragraphs 2 and 3 above and shall consult with Bemis with respect to alternative possible solutions.

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

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SCHEDULE 12

EMPLOYMENT TERMS AND EMPLOYEE BENEFITS

PART A:  EMPLOYMENT TERMS

1.                                      EMPLOYMENT OF BUSINESS EMPLOYEES

(a)                                  Following the Closing, Bemis intends to operate the Target Group and Sale Businesses in a substantially similar manner as the Target Group and Sale Businesses were operated by the Seller Group immediately prior to the Closing.  Nothing in this Paragraph 1 of Part A of Schedule 12 is intended to modify the parties’ agreements set forth in this Schedule 12.

(b)                                 Effective as of the Closing Date, Bemis or another member of the Bemis Group shall continue to employ (i) the Business Employees whose employment continues automatically by operation of applicable Law relating to employment and (ii) the Target Employees.

(c)                                  Where applicable Law relating to employment does not provide for the required automatic continuation of the employment of Business Employees in connection with the transactions contemplated hereby or provides for the automatic termination of employment or for the right of Business Employees to request termination (whether or not such request is binding on the employer under applicable Law), as soon as practicable prior to Closing Bemis or one of its Affiliates shall offer new employment effective at Closing to all Business Employees deemed by Bemis to be necessary to the operation of the Target Group and Sale Businesses immediately after Closing on substantially similar terms and conditions as those provided to similarly situated employees of the Bemis Group, provided that the relevant Sellers grant reasonable access with respect to human resources matters to key Business Employees prior to Closing as reasonably determined by, and at times and pursuant to arrangements reasonably acceptable to, the RTA Representative and Bemis.  Offers of employment to Business Employees deemed by Bemis to be necessary to the operation of the Business who are on leave as of the Closing Date shall be made to such Business Employees promptly following the date any such Business Employee presents himself as able to work, provided that such Business Employee presents himself no later than sixty (60) calendar days following Closing.

(d)                                 For any Business Employee who works in the Chicago Shared Service Center who will provide transition services to Seller following the Closing Date and who is deemed by Bemis to be necessary to the operation of the Business, Bemis or one of its Affiliates shall offer new employment to each such Business Employee with effect from Closing.

2.                                      TERMS OF EMPLOYMENT—POST-CLOSING COVENANTS

(a)                                  Effective as of the Closing, Hired Employees and Target Employees shall become eligible to participate under the applicable medical, dental, health, life insurance or disability plan(s) maintained by Bemis or any relevant other member of the Bemis Group in the same manner as similarly situated Bemis Group member employees, and Bemis shall or shall cause such plan to waive any pre-existing condition limitations for conditions that would have been covered under the applicable medical, dental, health, life insurance or disability plan(s) of the Seller Group in which such Hired Employee or Target Employee participated immediately prior to participation in a Bemis Group plan.

(b)                                 Bemis shall, and shall cause the Bemis Group members to, recognize the respective service with Seller Group and Target Group members of all Hired Employees and Target Employees for purposes of eligibility and vesting under (i) Bemis’s vacation policy, (ii) Bemis’s recognition of

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

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service program and (iii) each benefit plan of Bemis and the Bemis Group in which the Hired Employees and Target Employees are eligible to participate (in each case in accordance with the terms of such policy, program or plans).

3.                                      COLLECTIVE BARGAINING AGREEMENTS

(a)                                  The Bemis Group members shall not be required to assume or to comply with any Collective Bargaining Agreement covering any Business Employee employed in the United States.  Bemis may elect to conduct exploratory non-binding discussions with any collective bargaining representative prior to Closing for the purpose of negotiating a tentative agreement, subject to Closing and majority support.  Bemis shall recognize and discharge any collective bargaining obligation based on lawful successor status to the extent required by applicable Law.

(b)                                 Bemis shall, and shall ensure that each relevant other member of the Bemis Group shall, be responsible for, assume and comply with all Collective Bargaining Agreements and any other agreement with any trade union or employees’ representative body of Target Employees (or where required by applicable Law, Hired Employees employed outside the United States) or any of them (including with all obligations thereunder with respect to any pending grievances, complaints or other litigation).

(c)                                  *** .

4.                                      SEVERANCE

(a)                                  Any Hired Employee or Target Employee who has his or her employment with Bemis or the relevant member of the Bemis Group terminated:

(i)  no later than *** from Closing shall receive severance benefits equal to the benefits such employee would have been eligible to receive under terms of the Pechiney Plastic Packaging, Inc. Severance Benefits Plan, as amended and restated as of October 1, 2001 and as further amended effective June 25, 2009 (such arrangements, collectively, the PPPI Severance Benefit Plan), had such employee remained employed by the Seller Group up to his or her date of termination; provided that (A) *** under this Paragraph 4(a)(i) of Part A of this Schedule 12; and

(ii)  after *** from Closing shall receive the severance benefits for which such employee is eligible under Bemis’s severance policies then in effect; provided that *** under this Paragraph 4(a)(ii) of Part A of this Schedule 12.

(b)                                 Bemis shall indemnify the Sellers and keep the Sellers indemnified from and against any and all Liabilities and Costs incurred or suffered by any member of the Seller Group relating to or arising out of any termination or severance payments or benefits due any Business Employee:

(i)                                     under the terms of the PPPI Severance Benefits Plan, which shall apply for purposes of this Part A of Schedule 12 to all the Business Employees, regardless which Asset Seller employs them prior to Closing, who meet the other eligibility requirements therein (such arrangements, to any Business Employee who *** ; or

(ii)                                  *** .

5.                                      CERTAIN LIABILITIES

Bemis shall indemnify the Sellers and keep the Sellers indemnified from and against, any and all Liabilities and Costs incurred or suffered by any member of the Seller Group with respect to employment of any

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

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Hired Employees or Target Employees by any member of the Bemis Group or the Target Group on or after Closing relating to or arising out of or under:

(a)                                                  any applicable Law relating to the employment of Hired Employees or Target Employees (including, without limitation, Title VII of the Civil Rights Act of 1964, the Civil Rights Acts of 1991, the Age Discrimination in Employment Act of 1990, the Equal Pay Act, the Americans with Disabilities Act of 1990, ERISA, any Law relating to immigration, the payment of wages, salaries or other compensation, hours, benefits, collective bargaining, the payment of social security and similar taxes, federal contracting, worker’s compensation and occupational safety, and any other Law regulating the terms and conditions of employment), including without limitation any claims for salaries and wages, wrongful discharge, severance or otherwise, and any policy, agreement, understanding or promise, written or oral, formal or informal, with respect to Hired Employees or Target Employees;

(b)                                                 any employment agreement, including, without limitation, any Collective Bargaining Agreement (whether or not assumed by Bemis or any Bemis Group member in accordance herewith) or other agreement with any trade union or employees’ representative body of Hired Employees, Target Employees or any of them (including, without limitation, obligations with respect to any pending grievances, complaints or other litigation), or under the U.S. National Labor Relations Act by or in relation to Hired Employees or Target Employees; and

(c)                                                    the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended, and the rules and regulations promulgated thereunder, for Hired Employees or Target Employees.

Bemis shall also indemnify and keep the Sellers indemnified from and against any and all Liabilities and Costs incurred or suffered by any member of the Seller Group solely as a result of any action or inaction of the Bemis Group with respect to any Business Employee, Target Employee or Former Employee that is not a result of any action or inaction by the Seller Group that violates any applicable Law or legal or contractual obligation of the Seller or any Affiliate thereof.

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

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PART B: EMPLOYEE BENEFITS

1.                                      TARGET BENEFITS PLANS

The Target Group shall remain responsible for all Target Benefit Plans and shall continue to pay, whether before or after the Closing Date, and Bemis shall bear and after the Closing Date shall pay or cause to be paid, all Target Benefit Plan expenses and benefits and the members of the Seller Group shall have no obligations and shall incur no Liabilities or Costs on or after the Closing Date with respect to such Target Benefit Plans.

2.                                      SELLER BENEFIT PLANS

Except as otherwise specifically provided in Paragraph 3 below, (i) as of the Closing Date, the Hired Employees and Target Employees shall cease to accrue or be entitled to further benefits under the Seller Benefit Plans and the Seller Group shall remain solely responsible for any and all liabilities under the Seller Benefit Plans.  To the extent applicable, all Target Group members shall cease to be an adopting employer of all Seller Benefit Plans as of the Closing Date.

3.                                      PARTICULAR PROVISIONS FOR CERTAIN TARGET BENEFITS PLANS AND SELLER BENEFIT PLANS

(a)                                  Canada

The Alcan Packaging Canada Pension Plan, the Alcan Packaging Canada Supplemental Retirement Plan and any assets and liabilities related to benefits thereunder for Hired Employees and Former Employees shall be retained by the Seller Group.

(b)                                 United States

(i)                                     Except as provided in this Paragraph 3(b), neither Bemis nor any of its Affiliates shall assume, or have any obligation or liability whatsoever with regard to, any US Benefit Plan, including any liability arising under or in connection with any US Benefit Plan providing retiree medical or other post-retirement benefits.

(ii)                                  No member of the Seller Group shall be responsible for and Bemis shall be solely responsible for and shall assume, and shall indemnify the members of the Seller Group and keep the Seller Group members indemnified from and against, any and all Liabilities, and Costs incurred or suffered by any member of the Seller Group relating to or arising out of or under (whether before, on or after Closing and whether out of any action, event, circumstance or omission before, on or after Closing) any U.S. Benefit Plan that is a multi-employer plan in respect of any withdrawal liability, within the meaning of Section 4201 of ERISA, or contingent withdrawal liability, within the meaning of Section 4204 of ERISA, including without limitation the GCIU Employer Retirement Fund, the Western Conference of Teamsters Pension Trust Plan, the West Teamsters Pension Trust and the IUE-CWA Pension Fund.

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

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(iii)                               Notwithstanding Paragraph 3(b)(i) above, if between the date of this Agreement and the Closing Date, Bemis, in its sole discretion, determines that it would prefer to enter into an agreement described in Section 4204 of ERISA (a Section 4204 Agreement), the relevant Seller Group member shall (i) enter into such Section 4204 Agreement, (ii) amend this Agreement to the extent necessary to effect a Section 4204 Agreement, and (iii) comply with the terms of such Section 4204 Agreement.

(iv)                              As of the Closing Date, each U.S. Hired Employee shall be allowed to participate in a Bemis 401(k) Plan in accordance with the terms and conditions of such Bemis 401(k) Plan and such Bemis 401(k) Plan shall agree to accept rollovers of U.S. Hired Employee account balances from any Seller 401(k) Plan (provided such balances constitute an “eligible rollover distribution” under Code Section 402(c)).  Effective as of the Closing Date, the relevant Seller shall cause all U.S. Hired Employees to be fully vested in all benefits accrued under any U.S. Benefit Plan which is intended to be tax-qualified under Code Section 401(a).

(v)                                 For each U.S. Hired Employee who is eligible to participate in the non-account balance portion of the Alcan Group Benefit Plan for Retired Salaried Employees (Grandfathered Salaried Employee), the relevant Seller shall amend (or cause to be amended) the Alcan Group Benefit Plan for Retired Salaried Employees to provide as follows:

(A)                              the relevant Seller shall extend eligibility for benefits under the Alcan Group Benefit Plan for Retired Salaried Employees (as then in effect) to each Grandfathered Salaried Employee who satisfies the following conditions:

(1)                                  the Grandfathered Salaried Employee attains age 55 and completes 15 years of continuous service at the Closing or within one (1) year following the Closing (continued service with Bemis during such 1-year period shall be included as continuous service for that purpose);

(2)                                  the Grandfathered Salaried Employee retires from Bemis; and

(3)                                  the Grandfathered Salaried Employee commences receiving benefits under one of the U.S. Retained Plans within six (6) months after such retirement;

(B)                                the relevant Seller shall provide limited transitional retiree medical credits to each Grandfathered Salaried Employee who is not eligible for benefits in accordance with paragraph (vii)(A) above, but meets all of the following special eligibility requirements:

(1)                                the Grandfathered Salaried Employee attains age 50 at the Closing or within (1) year following the Closing and the sum of his or her age and service calculated in years and months (Number of Points) is at least 60 at that date (continued service for Bemis during such 1-year period shall be included as continuous service for that purpose);

(2)                                the Grandfathered Salaried Employee retires from Bemis and upon such retirement would have satisfied the age and service criteria for eligibility for benefits under the Alcan Group Benefit Plan for Retired Salaried Employees, as in effect on the Closing (crediting service with Bemis as service with the relevant Seller for all purposes of this sub-paragraph (2)); and

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

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(3)                                  the Grandfathered Salaried Employee commences benefits under one of the U.S. Retained Plans within six (6) months after such retirement, each Grandfathered Salaried Employee who meets these special eligibility requirements will receive credits under a notional account at retirement for eligible medical expenses in an amount that is equal to the greater of:

(x)            $15,000, and

(y)                                 $2,500 multiplied by the Number of Points in excess of 55 (determined as of one year following the Closing and rounded to the next whole number).

(C)                                the relevant Seller shall provide limited transitional retiree medical credits to each Grandfathered Salaried Employee who is not eligible for benefits in accordance with sub-paragraph (A) or sub-paragraph (B) above, but meets all of the following special eligibility requirements:

(1)                                  the Grandfathered Salaried Employee did not attain age 50 at the Closing or within (1) year following the Closing but his or her Number of Points was at least 75 at that date;

(2)                                  the Grandfathered Salaried Employee retires from Bemis and upon such retirement would have satisfied the age and service criteria for eligibility for benefits under the Alcan Group Benefit Plan for Retired Salaried Employees, as in effect on the Closing (crediting service with Bemis as service with the Seller for all purposes of this sub-paragraph (2)); and

(3)                                  the Grandfathered Salaried Employee commences benefits under one of the U.S. Retained Plans within six (6) months after such retirement,

each Grandfathered Salaried Employee who meets these special eligibility requirements will receive credits under a notional account at retirement for eligible medical expenses in an amount that is equal to the greater of:

(x)            $15,000, and

(y)                                 $2,500 multiplied by the Number of Points in excess of 65 (determined as of one year following the Closing and rounded to the next whole number).

(D)                               the relevant Seller shall provide limited transitional retiree medical credits under a notional account at retirement for eligible medical expenses in an amount of $15,000, to each Grandfathered Salaried Employee who is not eligible for benefits in accordance with sub-paragraph (A), (B) or (C) above, but meets all of the following special eligibility requirements:

(1)                                  the Grandfathered Salaried Employee retires from Bemis and upon such retirement would have satisfied the age and service criteria for eligibility for benefits under the Alcan Group Benefit Plan for Retired Salaried Employees, as in effect on the Closing (crediting service with Bemis as service with the Seller for all purposes of this sub-paragraph (1)); and

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

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(2)                                  the Grandfathered Salaried Employee commences benefits under one of the U.S. Retained Plans within six (6) months after such retirement,

(viii)                        For each U.S. Hired Employee who is eligible to participate in the account balance portion of the Alcan Group Benefit Plan for Retired Salaried Employees (Non-Grandfathered Salaried Employee), the relevant Seller shall amend (or cause to be amended) the Alcan Group Benefit Plan for Retired Salaried Employees to provide as follows:

(A)                              the relevant Seller shall extend eligibility for benefits accrued at Closing in the retiree medical account under the Alcan Group Benefit Plan for Retired Salaried Employees (as then in effect and without the addition of interest credits thereafter) to each Non-Grandfathered Salaried Employee who satisfies the following conditions:

(1)                                  the Non-Grandfathered Salaried Employee attains age 60 and completes 15 years of continuous service at the Closing or within (1) year following the Closing (continued service for Bemis during such 1-year period shall be included as continuous service for that purpose);

(2)                                  the Non-Grandfathered Salaried Employee retires from Bemis; and

(3)                                  the Non-Grandfathered Retired Employee commences receiving benefits under one of the U.S. Retained Plans within six (6) months after such retirement;

(ix)                                For each U.S. Hired Employee who is eligible to participate in the Alcan Group Benefit Plan for Retired Union Employees (Grandfathered Hourly Employees), the relevant Seller shall amend (or cause to be amended) the Alcan Group Benefit Plan for Retired Union Employees to provide as follows:

(A)                              the relevant Seller shall extend eligibility for benefits under the Alcan Group Benefit Plan for Retired Union Employees (as then in effect) to each Grandfathered Hourly Employee who satisfies the following conditions:

(1)                                  the Grandfathered Hourly Employee attains age 55 and completes 15 years of service (after age 40 for a Grandfathered Hourly Employee who is a member of USW (formerly PACE Union) and the IAM unions) at the Closing or within (1) year following the Closing (continued service for Bemis during such 1-year period shall be included as continuous service for that purpose);

(2)                                  the Grandfathered Hourly Employee retires from Bemis; and

(3)                                  the Grandfathered Hourly Employee commences receiving benefits under one of the U.S. Retained Plans within six (6) months after such retirement;

(B)                                the relevant Seller shall provide a cash payment in the amount of US$2,500 to each Grandfathered Hourly Employee who is not eligible for benefits in accordance with sub-paragraph (A) above, but meets all of the following special eligibility requirements:

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

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(1)                                  the Grandfathered Hourly Employee retires from Bemis and upon such retirement would have satisfied the age and service criteria for eligibility for benefits under the Alcan Group Benefit Plan for Retired Hourly Employees, as in effect as in on the date of Closing (crediting service with Bemis as service with the Seller for all purposes of this sub-paragraph (B)); and

(2)                                  the Grandfathered Hourly Employee commences benefits under one of the U.S. Retained Plans within six (6) months after such retirement.

Within five (5) days following each anniversary of the Closing, Bemis shall provide a written list of the Hired Employees who were continuously employed by Bemis throughout the period from Closing to each such anniversary, and at any other time when a Seller Group so requests, so the Seller can determine who is eligible for the benefits provided by paragraphs 3(b)(vii) to (ix).

4.                                      STATUTORY PLANS

On or after Closing, Bemis shall be responsible for, and shall indemnify the Sellers and keep the Sellers and each Seller Group member indemnified from and against, all contributions and other liabilities to statutory social security, pensions or other benefits plans operated under public Law, statute or regulation in any jurisdiction in respect of Hired Employees, Target Employees and Former Employees.

PART C:  LTIPs, EPA, RETENTION PLANS

Each relevant member of the Seller Group also shall, retain, comply with and indemnify Bemis and each member of the Bemis Group from and against any and all liabilities, losses and costs incurred or suffered by any member of the Bemis Group relating to the Downstream Business Long-Term Cash Incentive Plan (9 September, 2008), Alcan Long-Term Cash Incentive Plan (19 September, 2007) (collectively, LTIPs), Alcan Executive Performance Award (EPA) Plan for Grades 38 and above (January 2007) (EPA 38) and Alcan Employee Performance Award Plan Up to Grade 37 (May 2004) (EPA 37) and any Employee Benefit Arrangements providing for retention or change of control payments made or promised in order to induce any Business Employee or Target Employee to continue his or her employment with the relevant Target Group member or Seller Group member (collectively, Retention Plans).  Following the Closing, the LTIPS, EPA 38, EPA 37 and Retention Plans shall be the responsibility of and administered by the relevant member of the Seller Group at its discretion (including without limitation regarding whether or not to make any payments thereunder in respect of any outstanding grants).

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

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SCHEDULE 13

TAX

PART A

INTERPRETATION

For the avoidance of doubt, in the event of a conflict between the other terms of the Agreement and this Schedule 13, the terms of this Schedule 13 shall govern.  The terms of this Schedule 13 shall survive Closing.  Unless otherwise defined in this Schedule, all capitalized terms shall have the meanings ascribed to them in Schedule 20 (Definitions and Interpretation) to the Agreement.

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

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PART B

TRANSFER TAXES

1.                                      TRANSFER TAX AND VAT

1.1                                 All Transfer Taxes arising in respect of the acquisition of the Sale Shares and the Cross-Group Loans shall be borne equally by Bemis on the one part and the relevant Share Seller or Cross-Group Loan Seller on the other. All Transfer Taxes arising in respect of the acquisition of the AP2F Patents shall be borne equally by Bemis on the one part and the relevant member of the Seller Group which is selling the AP2F Patents on the other, subject to the proviso that, if the member of the Bemis Group which acquires the AP2F Patents is not a company formed under the Law of a state of the United States, that relevant member of the Seller Group shall not be required to bear an amount in excess of half of the Transfer Taxes which would have arisen if the AP2F Patents had been acquired by Bemis.

1.2                                 The party which has, or whose group member has, the primary obligation (by Law or by custom) (the Payer) to do so shall file all necessary returns and other documentation relating to such Transfer Taxes and the relevant Share Seller or Cross-Group Loan Seller, or AP2F or Bemis, as the case may be, shall cause their respective Affiliates to sign any such returns or other documentation (except that a party shall not be required to sign any document which it reasonably considers not to be accurate and correct in all material respects). To the extent that any Transfer Taxes are required to be remitted to any Governmental Authority, the Payer shall discharge such obligation and whichever of (a) Bemis and (b) the relevant Share Seller or Cross-Group Loan Seller or AP2F is not the Payer or is not a member of whichever of the Bemis Group or the Seller Group the Payer belongs to, shall pay an amount equal to one-half of such Transfer Taxes to the Payer or at its direction, in accordance with Paragraph 1.1, by the later of (i) five (5) Business Days after receiving a demand from the Payer to do so and (ii) two (2) Business Days before the date on which that obligation would have had to be discharged in order to avoid incurring a liability to interest or a charge or penalty.

1.3                                 All Transfer Taxes arising in respect of the acquisition of the Sale Assets and the assumption of the Assumed Obligations, in either case from PPPI, shall be borne by Bemis (including in respect of any mislocated assets related to the relevant Sale Business). Bemis shall, or shall procure that its Affiliate shall, to the extent permissible under applicable Law, prepare and file all necessary returns and other documentation relating to such Transfer Taxes and shall pay such Transfer Taxes.  PPPI shall cooperate with any reasonable requests from Bemis in connection with such Transfer Taxes, including signing any returns or documents required by Law to be signed by it (except that PPPI shall not be required to sign any document which it does not consider to be accurate and correct in all material respects). Bemis shall indemnify PPPI and each Affiliate of PPPI against any Costs incurred in connection with such Transfer Taxes.

1.4                                 All Transfer Taxes arising in respect of the acquisition of the Sale Assets and the assumption of the Assumed Obligations, in either case from APC or APFT, as the case may be (the Relevant Seller), shall be borne by the Relevant Seller (including in respect of any mislocated assets related to the relevant Sale Business).  The Relevant Seller shall, to the extent permissible under applicable Law, prepare and file all necessary returns and other documentation relating to such Transfer Taxes and shall pay such Transfer Taxes. Bemis shall cooperate with any reasonable requests from the Relevant Seller in connection with such Transfer Taxes, including procuring the signing of any returns or documents required by Law to be signed by it or any member of the Bemis Group (except that Bemis shall not be required to procure the signing of any document which it does not consider to be accurate and correct in all material respects).  The Relevant Seller and the Seller Group shall indemnify Bemis and each member of the Bemis Group against any Costs incurred in connection with such Transfer Taxes.

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

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1.5                                 To the extent that any VAT is chargeable on any supply pursuant to this Agreement, the person making the supply (the Supplier) shall deliver to the recipient of the supply (the Recipient): (i) a valid VAT invoice where required by applicable Law or practice; and (ii) any other documentation as may be reasonably requested by the Recipient to assist it to recover the VAT chargeable or payable, in each case, in such form and within such timing as may be required by Law. An amount equal to the amount of VAT chargeable or payable by the Supplier on the supply shall be paid in addition to the consideration provided in this Agreement, by the Recipient to the Supplier within five (5) Business Days of receipt of a valid VAT invoice (or where no invoice is required, within five (5) Business Days of demand) or, if later, two (2) Business Days before the date on which the obligation to account for the VAT would have had to be discharged in order to avoid liability to interest or a charge or penalty. The Supplier shall account for all amounts in respect of VAT paid to it by the Recipient to the appropriate Tax Authorities in compliance with applicable Laws.

1.6                                 Subject to Paragraph 1.7 the relevant Asset Seller and the relevant Designated Transferee shall each enter into, on a timely basis, any election or take any other action reasonably requested by the other, to the extent permitted by Law, to permit the sale and transfer of any Sale Asset without giving rise to Transfer Taxes or a charge to VAT.

1.7                                 Within 10 Business Days of Closing, Canadian Purchaser shall notify APC in writing whether it intends to provide to APC a draft joint election under section 167 of the Excise Tax Act (Canada) (and any corresponding election under any other applicable Canadian provincial VAT Laws to the extent there are assets in that province to which VAT could reasonably be expected to otherwise apply) and/or the equivalent election in respect of Quebec Sales Tax (QST) and if it so intends, shall within 10 Business Days of Closing provide to APC such a draft joint election.  The Canadian Purchaser will have no obligation to provide such a draft joint election and if it chooses not to do so, Paragraph 1.5 shall apply.  Within 10 Business Days following receipt of any such draft joint election, APC and Canadian Purchaser shall each sign and Canadian Purchaser shall submit, in accordance with applicable law and practice, the joint election (the GST Election) in the form of the draft joint election as amended to include any reasonable comments of APC. Canadian Purchaser shall forthwith provide evidence, in form reasonably acceptable to APC, that the GST Election has been duly and timely submitted. Canadian Purchaser and APC shall promptly notify the other in the event of having any material communication with the Canada Revenue Agency in respect of any such GST Election or the VAT treatment of the sale of the Sale Assets and shall consult with, and take account of the reasonable comments of, the other prior to making any material response to such communication.

1.8                                 In the event that, notwithstanding the GST Election, it is determined by the Canada Revenue Agency that there is a liability of the Canadian Purchaser to pay, or of APC to collect and remit, any VAT in respect of all or part of the relevant Sale Assets, an amount equal to such VAT shall be forthwith paid by the Canadian Purchaser to the Canada Revenue Agency (if so determined by the Canada Revenue Agency) or otherwise to APC.  APC shall pay and remit that amount to the Canada Revenue Agency.

1.9                                 Bemis covenants that the Canadian Purchaser shall be effectively registered for VAT to the extent required for an effective GST Election and that Canadian Purchaser shall comply with its obligations under this Agreement.

1.10                           Without prejudice to the generality of Paragraph 1.6 above, at least seven (7) Business Days prior to Closing the Canadian Purchaser shall provide APC with a draft purchase exemption certificate in respect of Ontario Retail Sales Tax. At Closing the Canadian Purchaser shall deliver the duly completed purchase exemption certificate to APC in the form of the draft certificate, amended to include any reasonable comments of APC. The Canadian Purchaser shall take any other action reasonably requested by APC in order to claim exemption from Ontario Retail Sales Tax in respect of the relevant Sale Assets to the maximum extent permitted by law.  APC shall take all reasonable steps to provide the Canadian Purchaser in a timely manner with a description of the

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

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categories of the relevant Sale Assets, so as to enable the Canadian Purchaser to deliver at Closing the duly completed purchase exemption certificate in respect of Ontario Retail Sales Tax.

1.11                           To the extent permitted by Canadian law, if APC so requests, (i) Bemis shall cause the Canadian Purchaser to jointly elect with APC in a timely manner and in the prescribed form, to have section 22 of the Income Tax Act (Canada) (ITAC) (and any corresponding provisions of any applicable Canadian provincial or territorial income tax legislation as may be relevant) apply in respect of the amount paid by the Canadian Purchaser to APC for the accounts receivable of APC comprised in the Sale Assets that are the proper subject of the joint election.  In the event that APC and the Canadian Purchaser jointly elect, APC (and not the Canadian Purchaser) shall be responsible for filing the requisite election form with the Canada Revenue Agency and such other form as may be required by any relevant provincial or territorial Tax Authority.  APC and the Canadian Purchaser shall prepare their respective Tax Returns in a manner consistent with such joint elections.

1.12                           To the extent permitted by Canadian law, if APC so requests, Bemis shall cause the Canadian Purchaser to jointly elect in a timely manner and in the prescribed form to have section 20(24) and 20(25) of the ITAC (and any corresponding provision of any Canadian provincial or territorial income tax legislation as may be relevant) apply to the obligations of APC in respect of any undertakings which arise from the operation of the business in Canada and to which Paragraph 12(1)(a) of the ITAC (or any relevant corresponding provision of any Canadian provincial or territorial income tax legislation) applies.  The Canadian Purchaser and APC acknowledge that APC is transferring assets to the Canadian Purchaser which have a value equal to the elected amount as consideration for the assumption by the Canadian Purchaser of such obligations of APC.  In the event that APC and the Canadian Purchaser jointly elect, APC (and not the Canadian Purchaser) shall be responsible for filing the requisite election form with the Canada Revenue Agency and such other form as may be required by any relevant Canadian provincial or territorial Tax Authority.  APC and the Canadian Purchaser shall prepare their respective Tax Returns in a manner consistent with such joint elections.

1.13                           To the extent permitted by Canadian law, if APC so requests, Bemis shall cause the Canadian Purchaser to, and APC shall, on a timely basis and using the prescribed forms (or, if such forms are not available, in any manner acceptable to the Canada Revenue Agency), execute joint elections (or take any other action reasonably necessary) so that Paragraph 56.4(3)(b) of the ITAC, as proposed by the Department of Finance in Bill C-10, Income Tax Amendments Act 2006 (or such similar provisions as are or may be enacted) (and any corresponding provisions of any applicable Canadian provincial income tax legislation), applies to any amount received or deemed to be received in respect of the covenant in Article 20 (Non-Compete).  If such elections are executed, or such other action taken, APC agrees to, and Bemis covenants that Canadian Purchaser agrees to:

(a)                                  make any filing and take any other action reasonably necessary to give effect to such elections or other action under this sub-Paragraph; and

(b)                                 prepare their respective Tax Returns in a manner consistent with such joint elections or other action.

2.                                      US WAGE WITHHOLDING

2.1                                 The parties agree that, with respect to the US Hired Employees (other than those of Thermaplate), the standard procedure set forth in US Revenue Procedure 2004-53, 2004-2 C.B. 320 shall apply.

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

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PART C

COVENANTS

1.                                      CLOSING DELIVERABLES

1.1                                 The RTA Representative and Bemis shall cooperate to provide each other on or before the Closing Date, any sale-for-resale certificates or exemption certificates reasonably required by the RTA Representative or Bemis (as the case may be) to minimize (or eliminate) the imposition of sales Tax or use Taxes in respect of the sale of the Sale Businesses.

1.2                                 On Closing, each Share Seller that is selling a Target Company formed under the laws of one of the states of the United States and every Asset Seller that is conveying an item of real property physically located in one of the states of the United States or the Virgin Islands, shall provide to a person to be designated by Bemis at least four (4) Business Days prior to Closing a certification of non-foreign status in compliance with Treas. Reg. §1.1445-2(b)(2).

1.3                                 Each seller of Sale Shares, Sale Assets, AP2F Patents or Cross-Group Loans that is formed under the laws of one of the states of the United States shall provide to a person to be designated by Bemis at least four (4) Business Days prior to Closing a completed US Form W-9, signed under penalties of perjury, if it is reasonable for Bemis or a member of the Bemis Group to request such a Form W-9 to be provided.  Each seller of Sale Shares, Sale Assets AP2F Patents or Cross-Group Loans that is not formed under the laws of one of the states of the United States shall provide to a person to be designated by Bemis at least four (4) Business Days prior to Closing a completed US Form W8-BEN, signed under penalties of perjury, if it is reasonable for Bemis or a member of the Bemis Group to request such a Form W8-BEN to be provided.  Any such request shall be made in writing by Bemis or a member of the Bemis Group at least fifteen (15) Business Days prior to Closing.

2.                                      RETURNS ETC.

2.1                                 The RTA Representative or its duly authorised agent shall, at the relevant Share Seller’s cost, prepare the Tax Returns of, or relating to, each Target Company for all tax accounting periods ended on or prior to Closing, to the extent that the same shall not have been prepared before Closing.  The RTA Representative shall ensure that each such Tax Return shall be sent to Bemis no later than twenty (20) Business Days before the expiry of the time limit for submitting that return to the relevant Tax Authority without incurring interest or penalties taking into account, where relevant, any timely filed requests to extend that time limit.  The RTA Representative shall take into account any reasonable and timely comments made by Bemis in preparing the Tax Returns.  Where the Tax Return in question is a group or consolidated Return including matters relating to a Target Company, the RTA Representative shall not be required to disclose to Bemis pursuant to this Paragraph any part of that Tax Return (except for any pro forma Tax Return prepared solely with respect to that Target Company).

2.2                                 Bemis shall procure that each Target Company shall cause those Tax Returns which are mentioned in Paragraph 2.1, and which are filed after the Closing Date, to be authorised, signed and submitted in a timely manner to the appropriate Tax Authority without amendment or with such amendments as the RTA Representative shall agree and shall give the RTA Representative or its agent all such assistance as may be required to file those Tax Returns and documents with the appropriate authorities; provided that Bemis shall not be obliged to procure that any Target Company take any such action as is mentioned in this sub-clause in relation to any Tax Return that is not true and accurate in all material respects.  The relevant Share Seller shall pay (or cause to be paid) all Taxes shown as due on such Tax Returns.

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

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2.3                                 The RTA Representative or its duly authorised agent shall prepare all documentation and deal with all matters (including correspondence) relating to the Tax affairs of each Target Company for all Tax accounting periods ended on or prior to the Closing Date and Bemis shall procure that each Target Company shall confer such authority and afford such access to its books, accounts and records as is necessary and reasonable to enable the RTA Representative or its duly authorised agent to prepare those Tax Returns and conduct matters relating thereto in accordance with the RTA Representative’s rights under this clause.  If the RTA Representative or its duly authorized agent wishes to file an amended Tax Return in relation to a Tax accounting period of a Target Company ended on or prior to the Closing Date, then it shall consult with Bemis about whether such a filing would have a material adverse effect in respect of the Tax affairs of that Target Company or any other member of the Bemis Group for any period commencing after Closing. The RTA Representative shall not proceed to file such a Tax Return if Bemis can identify a material negative Tax impact to the Target Company in a period (or portion thereof) beginning after Closing that is more likely than not to occur if the amended Tax Return were filed in the manner desired by the RTA Representative. Notwithstanding the foregoing sentence, the RTA Representative shall be entitled to file such an amended Tax Return in any case where such a filing (i) is required by Law; or (ii) solely enables the relevant Target Company to utilise net operating losses arising in Argentina or Mexico in respect of a period (or portion thereof) beginning before Closing. The relevant Share Seller shall reimburse any reasonably incurred external expenses of the Bemis Group in assisting the RTA Representative in filing an amended Tax Return in relation to a Tax accounting period of a Target Company ended on or prior to the Closing Date.

2.4                                 Subject to Paragraphs 4 and 5, nothing done by a Target Company pursuant to this clause shall in any respect restrict or reduce any rights Bemis may have to make a claim against the relevant Share Seller under this Schedule in respect of any such Tax Liability.

2.5                                 In respect of any Straddle Period, Bemis shall procure that the Tax Returns of each of the Target Companies shall be prepared on a basis which is consistent with the manner in which the Tax Returns of each of the Target Companies concerned were prepared for all Tax accounting periods ending prior to the Closing Date except to the extent that this is incompatible with applicable Law.

2.6                                 Bemis shall procure that each of the Target Companies provide to the RTA Representative all Tax Returns relating to the Straddle Period no later than twenty (20) Business Days before the expiry of the time limit on which such Tax Returns are required to be filed with the appropriate Tax Authority without incurring interest or penalties or, if earlier, in the case of Danaflex, three (3) months after the end of the relevant Tax accounting period, taking into account, where relevant, any timely filed requests to extend that time limit.  Bemis shall further procure that each of the Target Companies shall include the RTA Representative’s reasonable comments before those Tax Returns are submitted to the appropriate Tax Authority.  The relevant Share Seller shall pay to Bemis its share (as determined under this Schedule) of any Tax shown as due thereon in accordance with Paragraph 10 (Due Date for payment).

2.7                                 The RTA Representative shall provide such assistance as Bemis shall reasonably request in preparing all Tax Returns relating to the Straddle Period.

2.8                                 Each of the RTA Representative and Bemis shall take all reasonable steps to procure that any time limit for filing a Tax Return or other information with an appropriate Tax Authority is extended in a timely manner, where it has been requested in writing by the other party to do so.

2.9                                 Bemis shall, at the request of the RTA Representative, procure that each Target Company provides such information and assistance as the RTA Representative may reasonably require in relation to any pre-Closing period or the Straddle Period, in connection with its obligations under this clause or the Tax affairs of the relevant Share Seller or any member of the Seller Group.  The relevant

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

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Share Seller shall reimburse Bemis’s or the Target Company’s reasonably incurred external expenses in respect thereof.

2.10                           For the purposes of determining the amount of a Tax or a Tax Liability (or right to repayment thereof) attributable to periods (or parts thereof) ending on or prior to Closing, a Tax accounting period of the relevant Target Company shall be deemed to have ended on, and at the time of, Closing if and to the extent that that would not otherwise be the case; provided that, in the case of Taxes that are imposed as a fixed amount per period, the amount of the Tax Liability imposed for the period ending on Closing shall be determined by multiplying the amount of Tax for the whole Straddle Period by a fraction, the numerator of which is the number of days in the period prior to and including Closing and the denominator of which is the total number of days in the Straddle Period.  If, on the Closing Date, a transaction occurs after Closing and outside of the ordinary course of business, while the Target Company is under Bemis’s control, Bemis shall procure that the Target Company shall treat the transaction for all US Federal income tax purposes as occurring at the beginning of the following day in accordance with Treas. Reg. §1.1502-76(b)(1)(ii)(B).

2.11                           Each relevant Share Seller shall terminate, or cause the Target Companies to terminate, as of the Closing Date, all Tax sharing agreements or similar agreements addressing the sharing or surrender of Tax losses, credits or other allowances (but only with respect to the Target Companies) and Bemis shall procure that, with effect from the Closing Date, the Target Companies shall not pursue any claims or entitlements under any such agreements in respect of the period on or prior to the Closing Date.

3.                                      INDEMNITY

3.1                                 The relevant Share Seller (in respect of the Target Sub-Group it is selling) and the relevant Asset Seller (in relation to the Sale Assets it is selling) and AP2F (in relation to the AP2F Patents) shall indemnify and hold harmless Bemis (and the relevant Target Company) from and against:

(a)                                  Tax Liabilities (other than Transfer Taxes) that are imposed on the Target Companies, or Tax Liabilities (other than Transfer Taxes) of the Seller Group relating to the Sale Businesses, or Tax Liabilities of AP2F (other than Transfer Taxes) relating to the AP2F Patents, in each case for periods (or portions thereof) ending on or prior to Closing;

(b)                                 Tax Liabilities arising as a result of the non-compliance with Section 6 of the Retail Sales Tax Act (Ontario) and any other applicable provincial retail sales Tax or bulk sales (or similar) legislation, as contemplated by Article 39.2.

(c)                                  any stamp duty (including any interest, fines or penalties), which is paid by a Target Company after the Closing Date on any instrument executed by a Target Company prior to the Closing Date but only where:  (a) it is necessary to stamp the instrument as a result of the refusal of a Tax Authority to allow a material benefit to a Target Company without the production of such document, or (b) such instrument is required by the court, arbitrator or referee to be stamped in order to be produced as evidence in civil proceedings or a hearing (having force of Law) before an arbitrator or referee to which such instrument is material, or (c) stamping such instrument is necessary to effect registration in respect of the holding of a material asset and such registration is necessary to protect the rights of the Target Company in respect thereof; or

(d)                                 any Costs (other than Taxation) properly incurred by Bemis or a Target Company in connection with any Taxes (or with any successful claim therefor) for which the relevant Share Seller or Asset Seller or AP2F is required to indemnify Bemis under this Schedule; or

(e)                                  any Tax Liabilities of a Target Company arising in a period (or portion thereof) beginning after Closing to the extent they are the direct result and consequence of the satisfaction, capitalization, distribution or transfer of (i) a Cross-Group Loan after the Closing Date; or (ii) a Cross-Group

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

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Non-Trading Receivable that is in existence after the Closing Date, but only to the extent that the Tax Liability does not exceed the Tax Liability which would have arisen if the relevant Cross-Group Loan or Non-Trading Receivable had been repaid at Closing at its outstanding principal amount together with accrued but unpaid interest as at Closing; or

(f)                                    any Tax Liabilities of a Target Company formed under the laws of Argentina arising in a period (or portion thereof) beginning after Closing to the extent they are the direct result and consequence of the satisfaction, capitalization or discharge of a Cross-Group Loan or Cross-Group Non-Trading Receivable after the Closing Date, but only to the extent those Target Companies are insolvent under the Law of Argentina on the Closing Date and the Tax Liability at issue is a direct result and consequence of the fact that the Target Companies were insolvent under the Law of Argentina on the Closing Date. For the purposes of this Paragraph 3.1(f), a Target Company formed under the Law of Argentina shall be regarded as “insolvent” at a given date if at that date (i) the shares or members’ quotas (as the case may be) of that Target Company do not have a fair market equity value of at least US$1; or (ii) the outstanding Cross-Group Loans of that Company have a fair market value which is less than their face value.

(g)                                 Where Clause 3.1(f) applies, Bemis shall procure that all reasonable steps are taken as promptly as practicable following Closing (and taking into account the procedures and proposals in Schedule 14) so as to ensure, in a manner which minimises to the greatest extent practicable the Tax Liability of a Target Company, that (i) the shares or members’ quotas (as the case may be) of each Target Company formed under the Law of Argentina have a fair market equity value of at least US$1; and (ii) the outstanding Cross-Group Loans of that Company have a fair market value not less than their face value.

3.2                                 In any case falling within Paragraph (b) or (c) of the definition of Tax Liability the amount that is to be treated for the purposes of this Schedule as a Tax Liability of the Target Company (the Deemed Tax Liability) shall be determined as follows:-

(a)                                  in a case which falls within Paragraph (b), the Deemed Tax Liability shall be the amount of the repayment that would have been obtained but for the loss, reduction or setting off mentioned in that sub-Paragraph; and

(b)                                 in a case which falls within Paragraph (c), the Deemed Tax Liability shall be the amount of Tax which becomes payable but which would have been saved or relieved but for the loss or reduction of such Relief.

4.                                      LIMITS ON PARAGRAPH 3

The indemnity in Paragraph 3 (Indemnity) and the Tax Warranties shall not cover any Tax Liability or related cost or expense of a Target Company:

4.1                                 to the extent that that Tax Liability does not relate to US Taxes and arises or is increased as a result only of any increase in rates of Tax or any change in Law or practice or any withdrawal of any extra-statutory concession by a Tax Authority or any change in accountancy practice or principles, being an increase, withdrawal or change made, in any such case, after the Closing Date with retrospective effect; or

4.2                                 to the extent that that Tax Liability would not have arisen but for a voluntary transaction, action or omission carried out or effected by Bemis or a Target Company, or any other member of the Bemis Group, at any time after Closing, other than any such transaction, action or omission carried out or effected under a legally binding commitment of a Target Company created on or before Closing; or

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

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4.3                                 to the extent that that Tax Liability arises by reason of a voluntary disclaimer by a Target Company after Closing of the whole or part of any Relief to which it is entitled or by reason of the revocation by a Target Company or a member of the Bemis Group after Closing of any claim for Relief made (whether provisionally or otherwise) by it prior to Closing other than at the RTA Representative’s request; or

4.4                                 to the extent that that Tax Liability does not relate to US Taxes and arises as a direct result and consequence of any changes required after Closing under generally accepted accounting practice in a relevant jurisdiction in the bases, methods or policies of accounting of Bemis or a Target Company or any member of the Bemis Group and, for the avoidance of doubt, an increased risk of audit of a Target Company as a result of such a change is not considered a direct result and consequence for these purposes; or

4.5                                 to the extent that that Tax Liability does not relate to US Taxes and has been made good by insurers or otherwise compensated for without cost to Bemis, the relevant Designated Transferee or a Target Company provided that if a Tax Liability has been made good by insurers but there is an increase in the premium payable which is directly referable to that Tax Liability, then the limitation in this Paragraph 4.5 shall not apply to the expense incurred by Bemis, the relevant Designated Transferee or a Target Company in respect of that increased premium; or

4.6                                 to the extent that that Tax Liability arises or is increased as a consequence of any failure by Bemis to comply with any of its obligations under this Schedule; or

4.7                                 to the extent that that Tax Liability does not relate to US Taxes and arises as a direct result and consequence of a cessation of, any trade or business carried on by a Target Company, being a cessation occurring on or after Closing and, for the avoidance of doubt, an increased risk of audit of a Target Company as a result of such a cessation is not considered a direct result and consequence for these purposes; or

4.8                                 to the extent that Bemis or any member of Bemis’s Group has already made recovery in respect of that Tax Liability by means of a claim for breach of any of the Warranties or under Paragraph 3 or otherwise under the Agreement or any related agreement; or

4.9                                 to the extent that that Tax Liability comprises interest, penalties, charges or costs insofar as attributable to the unreasonable delay or default of any member of the Bemis Group after the Closing Date; or

4.10                           to the extent that that Tax Liability is a Transfer Tax or VAT governed by Part B of this Schedule; or

4.11                           to the extent that Tax Liability is reflected as a liability or a reduction in an asset in the calculation of Perimeter Working Capital, in the Perimeter Closing Statements, in accordance with Schedule 15 (Post Closing Financial Adjustments); or

4.12                           to the extent that that Tax Liability has been discharged on or prior to Closing; or

4.13                           if or to the extent that that Tax Liability relates to a mere timing difference between the recognition of gains and losses in the financial statements of a Target Company and their recognition in respect of that Target Company for Tax accounting purposes; or

4.14                           if, or to the extent that that Tax Liability arises from or as a result of any election under Section 338(g) of the Code in respect of Thermaplate by any member of the Bemis Group.

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

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4.15                           if, or to the extent that, Embalagens has a Tax Liability to the Brazilian Tax Authority in respect of the prior underpayment of Brazilian Federal Tax in respect of the plant at Maua and which is referred to in the 16 April 2007 infraction notice received by Embalagens and more particularly described in the Disclosure Letter, and which liability is fully reflected as such in the Perimeter Closing Statements.

5.                                      EXCLUSIONS

5.1                                 The liability of a relevant Share Seller or Asset Seller under this Schedule shall be subject to the limitations in Schedule 5 of the Agreement (Limitations on Liability) to the extent they are expressed to apply to this Schedule.

5.2                                 No member of the Seller Group shall be liable for any Tax Claim unless it receives from Bemis written notice describing in reasonable detail the matters on which the Tax Claim is based not later than five (5) Business Days after the expiry of the relevant statutory limitation period in respect of the issue which is the subject of that Tax Claim.

5.3                                 Bemis shall not pursue any Tax Claim (other than a Tax Claim in respect of corporate income Tax) against the relevant Share Seller or Asset Seller:

(a)                                  with respect to any Target Company unless the total of all non-corporate income Tax Claims with respect to that Target Company exceeds ***  in which case the relevant Share Seller shall be liable for the full amount of the Tax Claims subject to the provisions of this Schedule 13; and

(b)                                 with respect to the APFT Sale Business unless the total of all non-corporate income Tax Claims with respect to the APFT Sale Business exceeds ***  in which case APFT shall be liable for the full amount of the Tax Claims subject to the provisions of this Schedule 13; and

(c)                                  with respect to the PPPI Sale Business unless the total of all non-corporate income Tax Claims with respect to the PPPI Sale Business exceeds *** in which case PPPI shall be liable for the full amount of the Tax Claims subject to the provisions of this Schedule 13; and

(d)                                 with respect to the APC Sale Business unless the total of all non-corporate income Tax Claims with respect to the APC Sale Business exceeds *** in which case APC shall be liable for the full amount of the Tax Claims subject to the provisions of this Schedule 13.

5.4                                 Bemis shall not, and shall procure that each Target Company and each other member of the Bemis Group shall not, enforce any statutory right of recovery against any member of the Seller Group in respect of a Tax Liability to the extent that the Bemis Group or a Target Company has made a recovery in respect of that liability under this Schedule and Bemis and the Target Companies shall not be entitled to make a claim under this Schedule in respect of a Tax Liability to the extent that it, or a member of the Bemis Group, has made a recovery in respect of that liability under any statutory right or otherwise.

6.                                      MITIGATION

6.1                                 Bemis shall, at the direction in writing of the RTA Representative, procure that each Target Company shall take all such steps as the RTA Representative may require to:-

(a)                                  use in the manner hereinafter mentioned all such Reliefs, arising as a consequence of or by reference to any Event occurring on or before the Closing Date or in respect of a period ended on

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

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or before Closing Date which are not treated as an asset of the Target Company in the calculation of Perimeter Working Capital (but not Reliefs arising as a consequence of or by reference to an Event occurring after the Closing Date or in respect of a period (or portion thereof) commencing after the Closing Date), as are available to that Target Company to reduce or eliminate any Tax Liability in respect of which Bemis would have been able to make a claim against the relevant Share Seller under this Schedule (such Reliefs including Reliefs made available to a company by means of a surrender or other method of transfer from another company), the said use being to effect the reduction or elimination of any such Tax Liability to the extent specified by the RTA Representative and permitted by Law, and to provide to the RTA Representative, at the relevant Share Seller’s expense, a certificate from the auditors (for the time being) of that Target Company (or another nationally recognized accounting firm in the United States) confirming that all such Reliefs have been so used; and

(b)                                 make all such claims and elections specified by the RTA Representative in respect of any Tax accounting period of a Target Company commencing before the Closing Date as have the effect of reducing or eliminating any such Tax Liability as is mentioned in Paragraph 6.1(a), provided that no such claim or election shall require that Target Company to use any Relief which arises solely as a consequence of or by reference to an Event occurring after the Closing Date or in respect of a period (or any portion thereof) commencing after the Closing Date or is treated as an asset in the calculation of Perimeter Working Capital and provided further that the claim or election shall be in compliance with applicable Law.  If the RTA Representative or its duly authorized agent wishes a Target Company to make a claim or election in relation to a Tax accounting period of a Target Company commencing before the Closing Date, then it shall consult with Bemis about whether such a filing would have a material adverse effect in respect of the Tax affairs of that Target Company or any other member of the Bemis Group for any period commencing after Closing.  The RTA Representative shall not file an election if Bemis can identify a material negative Tax impact on the Target Company for a period (or portion thereof) beginning after the Closing Date that would be more than likely to occur if the election were filed. Notwithstanding the foregoing sentence, the RTA Representative shall be entitled to file such an election in any case where such a filing solely enables the relevant Target Company to utilise net operating losses arising in Argentina or Mexico in respect of a period (or portion thereof) beginning before Closing.

6.2                                 In the event that the Reliefs referred to in Paragraph 6.1(a) are not available because they have been used by a Target Company or a member of the Bemis Group after the Closing Date other than in accordance with Paragraph 6.1 or otherwise ceased to be available to a Target Company because of a voluntary act outside the ordinary course of business of a member of the Bemis Group, the relevant Tax Liability shall be deemed for the purpose of this Schedule and the Tax Warranties to be reduced or eliminated as if such Reliefs had been available and applied in accordance with Paragraph 6.1.

7.                                      RELIEFS ETC.

7.1                                 If the auditors for the time being of a Target Company (or other nationally recognized accounting firm in the United States) shall certify (at the request and expense of the RTA Representative) that any Tax Liability which has resulted in a payment having been made or becoming due from the relevant Share Seller or a member of the Seller Group under this Schedule or for breach of the Tax Warranties shall give rise to a Relief for a Target Company which would not otherwise have arisen, the Target Company is able to use the Relief in order to effect a reduction in Taxes that would otherwise have to be paid by the Target Company, the statute of limitations for the period in which the Relief is used has closed without the relevant Tax Authority successfully challenging the Relief, and the auditor (or other accounting firm) certifies that the use of the Relief shall not have the effect of rendering another Target Company Tax attribute irrevocably incapable of utilisation, then the amount of that Relief shall be dealt with in accordance with Paragraph 7.2; save to the extent that it can be dealt with under Paragraph 7.6.  If the Relief in question is a deduction from or offset against income, profits or gains, the amount to be so dealt with shall be a

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

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sum equal to the amount of Tax that shall be saved through the use of that Relief on the basis of the rates of Tax current on the date of the certification made by the auditors (or another accounting firm) under this sub-clause, and on the assumption that there are no other Reliefs available to the Target Company (other than deductions in computing profits for the purposes of Tax).

7.2                                 Where it is provided under Paragraph 7.1 that any amount (the Relevant Amount) is to be dealt with in accordance with this Paragraph:-

(a)                                  the Relevant Amount shall first be set off against any payment then due from the relevant Share Seller or a member of the Seller Group under this Schedule or for breach of any Tax Warranty; and

(b)                                 to the extent there is an excess, a refund shall be made to the relevant Share Seller or a member of the Seller Group of any previous payment or payments made by relevant Share Seller or that member of the Seller Group under this Schedule or for breach of any Tax Warranty and not previously refunded under this clause up to the amount of such excess; and

(c)                                  to the extent that the excess referred to in Paragraph 7.2(b) is not exhausted under that sub-paragraph, the remainder of that excess shall be carried forward and set off against any future payment or payments which become due from relevant Share Seller or a member of the Seller Group under this Schedule or for breach of any Tax Warranty.

7.3                                 Where any such certification as is mentioned in Paragraph 7.1 has been made, the RTA Representative or Bemis may request the auditors for the time being of the relevant Target Company (or other nationally recognized accounting firm in the US) to review such certification in the light of all relevant circumstances, including any facts which have become known only since such certification, and to certify whether such certification remains correct or whether, in the light of those circumstances, the amount that was the subject of such certification should be amended.

7.4                                 If the auditors (or other nationally recognized accounting firm in the US) certify under Paragraph 7.3 that an amount previously certified should be amended, that amended amount shall be substituted for the purposes of Paragraph 7.3 as the Relevant Amount in respect of the certification in question in place of the amount originally certified, and such adjusting payment (if any) as may be required by virtue of the above-mentioned substitution shall be made as soon as practicable by the relevant Share Seller or member of the Seller Group or (as the case may be) to the relevant Share Seller or member of the Seller Group.

7.5                                 If a relevant Share Seller or a member of the Seller Group has made a payment under Paragraph 3 (Indemnity) or for breach of the Tax Warranties and a Target Company or another member of the Bemis Group either is immediately entitled at the due date for the making of that payment to recover from any person (not being a Target Company but including any Tax Authority) any sum in respect of the Tax Liability that has resulted in that payment becoming due from the relevant Share Seller or a member of the Seller Group, or at some subsequent date becomes entitled to make such a recovery, then Bemis shall procure that the Target Company or other member of the Bemis Group entitled to make that recovery shall promptly notify the RTA Representative of its entitlement and shall, if so required by the RTA Representative and at the sole expense of the relevant Share Seller or other member of the Seller Group, promptly take all appropriate steps (including any steps requested by the RTA Representative) to enforce that recovery (keeping the RTA Representative fully and promptly informed of the progress of any action taken), and Bemis shall pay to the relevant Share Seller (or to such person as the RTA Representative directs) whichever is the lesser of:

(a)                                  any sum so recovered by the Target Company or other member of the Bemis Group in respect of that Tax Liability (including any interest or repayment supplement paid by the Tax Authority or

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

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other person on or in respect thereof less any Tax chargeable on the Target Company or other member of the Bemis Group in respect of that interest or repayment supplement); and

(b)                                 the amount paid by the relevant Share Seller or the relevant member of the Seller Group under Paragraph 3 (Indemnity) or for breach of the Tax Warranties in respect of that Tax Liability.

Notwithstanding the foregoing, Bemis shall not be required to pay the aforementioned amount if and to the extent that:

(i)                                     without prejudice to the provisions of Paragraph 4.5 regarding insurance arrangements, this would require a member of the Bemis Group (other than a Target Company with respect to rights that it held before Closing or a Designated Transferee with respect to rights that it acquires by virtue of acquiring the Sale Business) to exercise a right of recovery against a person (other than a Tax Authority) where that right exists independently of this Agreement; or

(ii)                                  this would otherwise require a Target Company or another member of the Bemis Group to exercise a right of recovery against a Tax Authority involving the use of any Relief: (A) to which any member of the Bemis Group is entitled, other than a Relief to which the Target Company is entitled or a Relief to which a Designated Transferee becomes entitled by virtue of acquiring the Sale Assets; or (B) by the Target Company where that Relief arises by reference to an Event occurring in, or by reference to a period (or a portion of a period) beginning after Closing; or (C) which is a Relief reflected as an asset in the Perimeter Closing Statements.

7.6                                 If a Target Company is or may be entitled to receive from any Tax Authority a repayment or reduction for Taxation relating to any period (including a portion of a Tax accounting period) ended on or before the Closing Date in excess of the amount (if any) included as an asset in the calculation of Perimeter Working Capital in respect of such repayment or reduction, then:

(a)                                  Bemis shall give the RTA Representative full details of the entitlement as soon as practicable and in any event within ten (10) Business Days of Bemis becoming aware of the entitlement arising;

(b)                                 Bemis shall at the request of the RTA Representative promptly take all appropriate steps (including any steps requested by the RTA Representative) to procure that the repayment or reduction shall be obtained, keeping the RTA Representative fully informed of the progress of any action taken; and

(c)                                  Bemis shall procure that an amount equal to the repayment or reduction (including any repayment supplement or interest) received by Bemis, a Target Company or any other member of the Bemis Group less any amount taken into account in the Perimeter Net Debt or Perimeter Working Capital Statements in respect of the repayment or reduction and any additional Tax incurred by the recipient in respect of the repayment or reduction shall be paid to the relevant Share Seller (or to another member of the Seller Group at the RTA Representative’s direction) within five (5) Business Days of receipt.

For the avoidance of doubt, the relevant Share Seller shall not be entitled to any refunds of Taxes or Tax Liability resulting from the carryback of a Tax attribute that was generated in a period beginning after the Closing Date and carried back to a period (or portion thereof) ending on or prior to the Closing Date. In addition, the relevant Share Seller shall not be entitled to a refund of Taxes (other than US Taxes) resulting solely from a reduction of Tax rates or a change in Law which occurs after Closing but with retroactive effect.

7.7                                 Bemis shall procure that Danaflex files in a timely manner any necessary Tax Returns, amended Tax Returns and/or Refund claims required to ensure that the New Zealand Foreign Investor Tax Credit to which Danaflex becomes entitled as a result of paying a dividend prior to Closing (the FITC) is applied to generate a refund and/or elimination (the NZ Refund) of the corporate income

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

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Tax otherwise payable by Danaflex in respect of the following Tax accounting periods in the following order:

(a)                                  the Tax accounting period ended 31 December 2009;

(b)                                 the Tax accounting period ended 31 December 2008.

Promptly following Danaflex receiving the benefit of the NZ Refund (whether by way of refund and/or elimination of its liability to corporate income Tax), Bemis shall procure that an amount (the Further Sum) is paid to FEEP. The Further Sum shall be:

(i)                                     the New Zealand dollar amount of the NZ Refund (including any associated interest or repayment supplement); less

(ii)                                  any Tax (quantified in New Zealand dollars) to which Danaflex is subject in respect of the NZ Refund; less

(iii)                               an amount in New Zealand dollars equal to the New Zealand corporate income Tax to which Danaflex would otherwise be subject in respect of the period from 1 January 2009 to the Closing Date, (treating that period as being a Tax accounting period if it would not otherwise be such a period) and for which FEEP would otherwise be liable under Paragraph 7.1.

The Further Sum quantified as aforesaid will be translated into US Dollars at the spot rate of exchange at which New Zealand dollars can be converted into US Dollars at close of business in New Zealand on the date when Danaflex receives the benefit of the NZ Refund.  For the avoidance of doubt, Bemis shall procure that Danaflex files its Tax Return for the Tax accounting period ended 31 December 2009 not later than 30 April 2010.  No Further Sum shall be payable under this Paragraph 7.7 if and to the extent that an amount corresponding to that Further Sum is (i) reflected as an asset in the Perimeter Working Capital; or (ii) the Supplementary Dividend which gives rise to the Further Sum does not have the effect of reducing Perimeter Working Capital nor increasing Perimeter Net Debt nor giving rise to a liability of FEEP under Paragraph 3.1; or (iii) the New Zealand corporate Tax liability for 2008 has not been paid on or prior to the Closing Date.

8.                                      CLAIMS PROCEDURE

8.1                                 Upon Bemis, a Designated Transferee or a Target Company, becoming aware of a Tax Notice which may give rise to a Tax Claim, Bemis shall within twenty (20) Business Days of such person becoming aware of such Tax Notice, give written notice of that Tax Notice to the RTA Representative or, as the case may be, procure that the relevant Target Company or Designated Transferee gives written notice of that Tax Notice to the RTA Representative, and Bemis shall further procure that that Target Company or Designated Transferee (if the relevant Share Seller or Asset Seller assures the Designated Transferee and that Target Company to their reasonable satisfaction that they shall be indemnified against all losses, costs, damages and expenses, including interest on overdue Tax, which may be incurred thereby) takes such action and gives such information and assistance in connection with the affairs of that Target Company or Designated Transferee as the RTA Representative may reasonably by written notice request to avoid, resist, appeal or compromise the issue that is the subject of the Tax Notice; provided that Bemis shall not be obliged to procure that the Target Company or Designated Transferee appeal against any Tax Assessment if, the RTA Representative having been given written notice of that Tax Assessment in accordance with the preceding provisions of this Paragraph 8.1, that Target Company or Bemis has not within thirty (30) days thereafter received instructions in writing from the RTA Representative, in accordance with the preceding provisions of this Paragraph 8.1, to make that appeal.

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

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8.2                                 The actions which the RTA Representative may reasonably request under Paragraph 8.1 shall include that Target Company or Designated Transferee applying to postpone (so far as legally possible) the payment of any Tax and/or allowing the RTA Representative to take on or take over at its own expense the conduct of all or any proceedings of whatsoever nature arising in connection with the Tax Notice in question, and, if the RTA Representative takes on or takes over the conduct of proceedings, Bemis shall provide and shall procure that that Target Company or Designated Transferee provides such information and assistance as the RTA Representative may reasonably require in connection with the preparation for and conduct of those proceedings.  The relevant Share Seller or Asset Seller shall reimburse that Target Company’s or Designated Transferee’s reasonably incurred external expenses in respect thereof.

8.3                                 In a case where the RTA Representative has not, pursuant to Paragraph 8.1, requested that an issue that is the subject of a Tax Notice be avoided, resisted, appealed or compromised, Bemis shall procure that no claim, action or issue in respect of which the relevant Share Seller or Asset Seller or a member of the Seller Group could be required to make a payment under this Schedule or for breach of any Warranty is settled or otherwise compromised without the RTA Representative’s prior written consent, such consent not to be unreasonably withheld or delayed. Bemis shall not, and shall procure that each Target Company or Designated Transferee and any of their respective advisers shall not, submit any correspondence or send any other document to any Tax Authority where Bemis or any such person is aware, or could reasonably be expected to be aware, that the effect of submitting such correspondence or sending such document could be to put such Tax Authority on notice of any matter which could give rise to, or could increase, a Tax Claim, without first affording the RTA Representative a reasonable opportunity to comment thereon and without including such comments so far as it is reasonable to do so.

8.4                                 The RTA Representative shall not settle any issue that is the subject of a Tax Notice with respect to a Target Company or Designated Transferee in a manner which it should be aware, acting reasonably, would materially and adversely affect Bemis or that Target Company in respect of a taxable period ending after the Closing Date without Bemis’s prior consent (which shall not be unreasonably withheld or delayed).

8.5                                 Notwithstanding anything to the contrary in this Paragraph 8, Bemis shall not be obliged to procure that any Target Company or Designated Transferee appeals any issue that is the subject of a Tax Notice in any forum beyond the first independent judicial body competent to hear appeals against the decisions of the relevant Tax Authority, unless the RTA Representative first obtains an opinion from leading Tax counsel to the effect that such appeal has a reasonable prospect of success.

9.                                      DUE DATE OF PAYMENT

9.1                                 Unless otherwise specified, where a relevant Share Seller or Asset Seller becomes liable to make any payment under Paragraph 2 or 3, the due date for the making of that payment shall be:-

(a)                                  the later of the date falling five (5) Business Days after written demand therefor is made by Bemis; and two (2) Business Days before the date that is the last date on which the Target Company or Designated Transferee would have had to have paid the Tax that has given rise to the liability of the relevant Share Seller or Asset Seller under this Schedule in order to avoid incurring a liability to interest or a charge or penalty in respect of that Tax Liability; or

(b)                                 in a case falling within Paragraphs (b) or (c) of the definition of Tax Liability, the date falling seven days after the date when the RTA Representative has been notified by the Target Company or Bemis that the auditors for the time being of the Target Company or Designated Transferee (or other nationally recognized accounting firm in the United States) have certified, at the request of Bemis or the Target Company, that the relevant Share Seller or Asset Seller has a liability for a determinable amount under Paragraph 3 and has received a copy of such certification.

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

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9.2                                 If any payment required to be made by a Share Seller or Asset Seller under this Schedule is not made by the due date for the making thereof, then, except to the extent that the liability of the relevant Share Seller or Asset Seller under Paragraph 3 compensates Bemis for the late payment by virtue of its extending to interest and penalties, that payment shall carry interest from that due date until the date when the payment is actually made at the Default Interest Rate.

10.                               DEDUCTIONS FROM PAYMENTS, ETC.

10.1                           All sums (other than interest) which a relevant Share Seller or Asset Seller is required to pay under this Schedule shall be paid free and clear of all deductions or withholdings whatsoever, save only as may be required by Law.

10.2                           If any deductions or withholdings are required by Law to be made from any of the sums payable as mentioned in Paragraph 10.1, the relevant Share Seller or Asset Seller shall be obliged to pay to the recipient such sum as shall, after the deduction or withholding has been made, leave the recipient with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

11.                               COUNTERCOVENANT

11.1                           Bemis covenants with each relevant Share Seller or Asset Seller to procure that the relevant Designated Transferee pays to the relevant Share Seller or Asset Seller (or to any other member of the Seller Group as directed by the RTA Representative) (by way, to the extent possible of adjustment to the Consideration payable for the relevant Sale Shares or, as the case may be, the Sale Assets, under the Agreement but not so as to limit the amount payable where not possible) an amount equal to any of the following:

(a)                                  any liability or increased liability to Tax of any member of the Seller Group that arises as a result of or by reference to (i) any reduction or disallowance of any Tax losses or other Relief that would otherwise have been available to the relevant member of the Seller Group in connection with any consolidation arrangements with Thermaplate; or (ii) any carryback from Thermaplate of any Tax attribute into a consolidated return relating to a member of the Seller Group where and to the extent that such reduction or disallowance or carryback occurs as a result of any voluntary transaction, action or omission taken after the Closing Date by Thermaplate other than at the written direction, or with the written consent, of the RTA Representative;

(b)                                 any liability or increased liability to Tax of any member of the Seller Group which arises in respect of income, profits or gains or Events of any Relevant Company (whether or not such Tax is actually assessed on that Relevant Company) where (and to the extent that):

(i)                                     the liability for that Tax arises in circumstances such that Bemis would not have been entitled to make a claim against any relevant Share Seller or Asset Seller under Paragraph 3 of this Schedule in respect of that Tax had it been paid by the Relevant Company; or

(ii)                                  an amount has been paid by a relevant Share Seller or Asset Seller under Paragraph 3 of this Schedule in respect of that Tax.

and, for the purposes of this Paragraph, the term “Relevant Company” shall mean a Target Company and any other member of the Bemis Group; and

(c)                                  any costs and expenses properly incurred by the relevant Share Seller or Asset Seller or any member of the Seller Group in connection with any such liability or increased liability to Tax (or Tax Notice therefor) or in taking any action under this Paragraph 11.

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

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11.2                           The RTA Representative shall not, and shall procure that each member of the Seller Group shall not, enforce any statutory right of recovery against Bemis or any member of the Bemis Group in respect of a liability to Tax to the extent that it has made a recovery of that liability under Paragraph 11.1 and the RTA Representative shall not be entitled to make a claim under Paragraph 11.1 in respect of a liability to Tax to the extent that it, or a member of the Seller Group, has made a recovery in respect of that liability under any statutory right or otherwise.

11.3                           (a)           Upon the RTA Representative becoming aware of a Tax Notice relevant for the purposes of this Paragraph, the RTA Representative shall forthwith give written notice of that Tax Notice to Bemis, and the RTA Representative shall or, as the case may be, shall procure that each relevant member of the Seller Group (a relevant Associate) will (if Bemis shall indemnify the relevant Share Seller or Asset Seller and/or the relevant Associate to the reasonable satisfaction of the relevant Share Seller or Asset Seller against all losses, costs, damages and expenses, including interest on overdue Tax, which may be incurred thereby) take such action and give such information and assistance in connection with the affairs of the relevant Share Seller or Asset Seller and/or the relevant Associate as Bemis may reasonably and promptly by written notice request to avoid, resist, appeal or compromise the Tax Notice: provided that the RTA Representative shall not be obliged to appeal against any Tax Assessment or to procure that the relevant Associate appeals against any Tax Assessment if, Bemis having been given written notice of the receipt of that Tax Assessment in accordance with the preceding provisions of this sub-clause, the RTA Representative or the relevant Associate has not within 30 days thereafter received instructions in writing from Bemis, in accordance with the preceding provisions of this sub-clause, to make that appeal.

(a)                                  The actions which Bemis may reasonably request under sub-Paragraph 11.3(a) shall include (without limitation) the RTA Representative and/or the relevant Associate applying to postpone (so far as legally possible) the payment of any Tax and/or allowing Bemis to take on or take over at its own expense the conduct of all or any proceedings of whatsoever nature arising in connection with the Tax Notice in question, and, if Bemis takes on or takes over the conduct of proceedings, the RTA Representative shall provide and/or shall procure that the relevant Associate shall provide such information and assistance as Bemis may reasonably require in connection with the preparation for and conduct of those proceedings.  In a case where Bemis has not, pursuant to sub-Paragraph 11.3(a) requested that an issue that is the subject of a Tax Notice be avoided, resisted, appealed or compromised, the RTA Representative shall procure that no claim, action or issue in respect of which Bemis could be required to procure a payment under this Paragraph 11 is settled or otherwise compromised without the RTA Representative’s prior written consent, such consent not to be unreasonably withheld or delayed.  The RTA Representative shall, and shall procure that each relevant Associate and any of their respective advisers shall not submit any correspondence or send any other document to any Tax Authority where the RTA Representative or any such person is aware, or could reasonably be expected to be aware, that the effect of submitting such correspondence or sending such document could be to put such Tax Authority on notice of any matter which could give rise to, or could increase, a Tax Claim, without first affording Bemis a reasonable opportunity to comment thereon and without including such comments so far as it is reasonable to do so.

Notwithstanding anything to the contrary in this Paragraph 11, the RTA Representative shall not be obliged to appeal, nor to procure that any relevant Associate appeals any issue that is the subject of a Tax Notice in any forum beyond the first relevant independent judicial body competent to hear appeals against the decisions of the relevant Tax Authority, unless Bemis first obtains an opinion from leading Tax counsel to the effect that such appeal has a reasonable prospect of success.

11.4                           (a)           Where Bemis becomes liable to procure any payment under Paragraph 11.1, the due date for the making of that payment, in cleared funds, shall be the date that is the later of the date falling five (5) Business Days after written demand therefor is made by the RTA Representative;

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

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and two (2) Business Days before the last date on which the relevant Share Seller or Asset Seller or, as the case may be, the relevant Associate would have had to have paid to the appropriate Tax Authority the Tax that has given rise to Bemis’s liability under Paragraph 11.1 in order to avoid incurring a liability to interest or a charge or penalty in respect of that Tax.

(b)                                 If any payment, in cleared funds, required to be procured by Bemis under Paragraph 11.1 is not made by the due date for the making thereof, then, except to the extent that Bemis’s liability under Paragraph 11.1 compensates the relevant Share Seller or Asset Seller or, as the case may be, the relevant Associate for the late payment by virtue of its extending to interest and penalties, that payment shall carry interest from that due date until the date when the payment is actually made, in cleared funds, at the Default Interest Rate.

11.5                           (a)           All sums (other than interest) procured to be paid by Bemis under this Part shall be paid free and clear of all deductions or withholdings whatsoever, save only as may be required by law.

(b)                                 If any deductions or withholdings are required by law to be made from any of the sums payable as mentioned in Paragraph 11.5(a), Bemis shall be obliged to procure payment of such sum as will, after the deduction or withholding has been made, leave the recipient with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

11.6                           Bemis shall procure that at Closing, Envaril will be acquired by a member of the Bemis Group which is not resident in Argentina for Tax purposes; and that the quotas of Envaril will be transferred to that member of the Bemis Group otherwise than by a public deed issued by a notary public.

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

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PART D

TAX WARRANTIES

Subject to Article 6, each Share Seller (in respect of the Target Sub-Group it is selling) represents and warrants to Bemis that the statements comprising the Tax Warranties are accurate as at the date of the Agreement and at the Closing Date if expressly stated to be true as of the Closing Date. The relevant Share Seller shall indemnify Bemis for any Costs incurred by a member of the Bemis Group after Closing arising from any breach of any Tax Warranty. The Tax Warranties shall survive the Closing Date.

1.                                      Tax events since the Accounts Date

Since the Accounts Date:

1.1                                 each Target Company has not declared, made or paid any dividend or other distribution other than as contemplated by this Agreement; and

1.2                                 no Tax accounting period of a Target Company has ended; and

1.3                                 neither the execution of this Agreement nor Closing shall result in or give rise to any Liability for Tax of any Target Company that has not been provided for in the Transferred Business Audited Carve-out Accounts.

2.                                      Tax Returns, disputes, records and claims, etc.

2.1                                 So far as the relevant Seller is aware, each Target Company has made or caused to be made, within any appropriate time limits, all proper returns required to be made, and has supplied or caused to be supplied, within any appropriate time limits, all material information required to be supplied, to any Tax Authority within the last six years.  All such returns are accurate and complete in all material respects and each Target Company has paid timely in full or has set up an adequate reserve in respect of all Taxes for all the periods covered by such returns.

2.2                                 No Target Company has any lien in respect of Taxes over any material asset, except for Taxes not yet due and payable.

2.3                                 So far as the relevant Seller is aware, each Target Company has prepared, kept and preserved full and sufficient records in relation to Tax as required by law.

2.4                                 Except as provided or noted in the Transferred Business Audited Carve-out Accounts, there is no material dispute or disagreement outstanding with any Tax Authority regarding liability or potential liability to any Tax recoverable from any Target Company nor regarding the availability of any Relief from Tax to any Target Company.  No Target Company has granted or been requested to grant an extension of the statute of limitations applicable to any assessment or demand for Taxes.

2.5                                 The Target Company has duly submitted, within any appropriate time limits, all claims, elections, disclaimers or withdrawals of claims which have been assumed to have been made for the purposes of the Transferred Business Audited Carve-out Accounts except to the extent that the relevant time limit has not expired.

2.6                                 No Target Company has received any notice from any Tax Authority which required or shall or may require it to withhold Tax from any payment made since the Accounts Date or which shall or may be made after the date of this Agreement.

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

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2.7                                 No action has been taken by any Target Company in respect of which any consent or clearance from a Tax Authority was required, save in circumstances where such consent or clearance was validly obtained and where any conditions attaching thereto were and shall at Closing continue to be met.

2.8                                 No Target Company has made an election on Internal Revenue Service Form 8832.

2.9                                 No Target Company that is formed under the laws of one of the states of the United States has entered into a transaction that is considered a “listed transaction” as defined in section 6707A(c)(2) of the Code and Treas. Reg. §1.6011-4(b)(2), and no Target Company in any other jurisdiction has entered into any Tax-advantaged transaction which is required to be disclosed or reported under any similar legislation in such other jurisdiction.

3.                                      Transfer Taxes

All documents necessary to establish or register title to any asset whose value is in excess of US$5,000,000 owned by any Target Company and which are in the possession of any Target Company have been duly stamped and/or any stamp duty, stamp duty reserve tax, stamp duty land tax, or similar Transfer Tax (including interest or penalties) in respect of such documents has been paid.

4.                                      Value Added Tax

So far as the relevant Seller is aware, each Target Company is registered for the purposes of VAT in any relevant jurisdiction and has been so registered at all times when it has been required to be so registered; each Target Company has, in all material respects, made, given, obtained and kept complete, correct and up-to-date returns, records, invoices and other documents appropriate or required for those purposes and is not in arrears with any payments or returns due and has not been required by any relevant Tax Authority to give security in respect of any such Tax.

5.                                      Duties, etc.

So far as the relevant Seller is aware, all material VAT, import duty and other Taxes or charges payable upon the importation of goods and all excise duties payable in respect of any assets (including trading stock) imported, owned or used by each Target Company have been paid or provided for in full.

6.                                      Deductions and withholdings

Each Target Company has made all deductions in respect, or on account of, any Tax from any payments made by it which it is obliged to make and it has accounted as required to the appropriate Tax Authority for (i) all amounts so deducted, and (ii) for any payroll Tax, national insurance, social security or similar contributions which it is required to make.

7.                                      Residence

7.1                                 Each Target Company is and has at all times been resident in its jurisdiction of incorporation for Tax purposes and has never been treated on any Tax Return or notified as being treated as resident in any other jurisdiction for Tax purposes.

7.2                                 No material claim for Tax has been made in the last six (6) years by a Tax Authority against a Target Company in any jurisdiction where that Target Company does not file Tax Returns.

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

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8.                                      Agency, etc.

No Tax Authority has asserted that any Target Company has become an agent, manager or factor of, or fiscal representative of or for, any person not resident for Tax purposes in that Target Company’s jurisdiction of incorporation.

9.                                      Withholding tax

As of the Closing Date, for the purposes of Article 23.10(a), less than fifty percent (50%) of the fair market value of the assets of Alcan Packaging Mexico and Alcan Empaques consist of real property or real property interests located in Mexico, as defined in the double taxation treaties between Mexico and the French Republic and Mexico and the United States of America.

(i)            As of the Closing Date, APC will not be a “non-resident” within the meaning of the Income Tax Act (Canada) (ITAC).

(ii)           The Share Seller in respect of Embalagens is resident in Brazil for Tax purposes.

10.                               Absence of Stock Ownership

As at the date of this Agreement and as of the Closing Date, except with respect to any shares issued pursuant to Article 2 (Consideration) of this Agreement, neither the RTA Representative nor any of its Affiliates own any shares of Bemis’s outstanding stock.

11.                               Absence of Attribute Reduction

As of the Closing Date, the sale of Alcan Packaging Thermaplate, Inc. shall not result in any attribute reduction of the type described in United States Treas. Reg. §1.502-36(d).

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

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PART E

ALLOCATION

1.                                      ALLOCATION OF CONSIDERATION AMONG SALE ASSETS

1.1                                 The amount of the consideration attributable to each class of Sale Assets (as classified for Canadian income tax purposes) where the Asset Seller of the relevant Sale Business is APC shall be determined by allocating the final consideration for the relevant Sale Business as set out in the Final Business Allocation among the Sale Assets of that Sale Business in accordance with the relative fair market value of each Sale Asset. Where the Asset Seller of the relevant Sale Business is APFT or PPPI, the consideration for each such Sale Business shall be determined, based on the final consideration for the relevant Sale Business as set out in the Final Business Allocation, in accordance with Section 1060 of the Code and applicable Treasury Regulations thereunder (which consideration shall, for the avoidance of doubt include the amount of any liabilities discharged as determined for purposes of Section 1060 of the Code), and an allocation of such consideration shall be made amongst the various classes of Sale Assets in accordance with Section 1060 of the Code and any applicable Treasury Regulations thereunder and based on a valuation study conducted by an independent appraiser of repute who shall value the fixed assets.

1.2                                 As promptly as practicable, and no later than sixty (60) Business Days after the date the Final Business Allocation is determined, Bemis shall prepare and deliver to the RTA Representative an allocation schedule allocating the final consideration to the Sale Assets of APC in accordance with Paragraph 1.1 (the Proposed Allocation Schedule) provided, however, that in no event shall the Proposed Allocation Schedule be delivered to the RTA Representative less than ninety (90) Business Days prior to the date on which APC is required to file its corporate income tax return for the taxable period in which Closing occurred (such date to be provided by the RTA Representative to Bemis at least one month in advance).  With respect to Sale Assets of PPPI and APFT, as promptly as practicable, and no later than sixty (60) Business Days, after the Final Business Allocation is determined, Bemis shall prepare and deliver to the RTA Representative an IRS Form 8594 (the Proposed Form 8594) allocating the consideration paid for the Sale Assets of PPPI and APFT amongst the classes of assets as required in IRS Form 8594; provided, however, that in no event shall the Proposed Form 8594 be delivered to the RTA Representative less than ninety (90) Business Days prior to the date on which PPPI and/or APFT, or any consolidated group of which PPPI and/or APFT is a member, is required to file its US federal income tax return (including any extensions of such filing deadline that the RTA Representative may, in its sole discretion, obtain) for the taxable year in which the Closing occurred (such date to be provided by the RTA Representative to Bemis at least one month in advance).  The RTA Representative shall have thirty (30) Business Days following delivery of the Proposed Allocation Schedule or Proposed Form 8594, as the case may be, during which to notify Bemis in writing (an Allocation Notice of Objection) of any objections to the Proposed Allocation Schedule or Proposed Form 8594, setting forth in reasonable detail the basis of its objections.  If the RTA Representative fails to deliver an Allocation Notice of Objection in accordance with this Paragraph 1.2, the Proposed Allocation Schedule or Proposed Form 8594, as the case may be, shall be conclusive and binding on all parties to the Agreement and shall become the Final Allocation Schedule or the Final Form 8594.  If the RTA Representative submits an Allocation Notice of Objection, then (A) for twenty (20) Business Days after the date Bemis receives the Allocation Notice of Objection, Bemis and the RTA Representative shall use commercially reasonable efforts to agree on the allocations (if agreement is reached the agreed schedule shall become the Final Allocation Schedule or Final Form 8594) and (B) failing such agreement, the matter shall be resolved in accordance with Paragraph 1.3.

1.3                                 If the RTA Representative and Bemis have not agreed on the Final Allocation Schedule or Final Form 8594 within twenty (20) Business Days after delivery of an Allocation Notice of Objection, then the RTA Representative and Bemis shall each have the right to deliver notice to the other

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

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party of its or their intent to refer the matter for resolution to an internationally recognised firm of accountants (the Accounting Expert) to be selected by mutual agreement of the RTA Representative and Bemis, or failing that, to be chosen by an independent third party that is mutually agreeable to the RTA Representative and Bemis. The Accounting Expert shall act as expert and not as arbitrator. Within two (2) Business Days of selection of the Accounting Expert, the RTA Representative and Bemis shall each deliver to the other and to the Accounting Expert a notice setting forth in reasonable detail their proposed allocations.  The RTA Representative and Bemis shall make readily available to the Accounting Expert all relevant books and records and any work papers (including those of their respective accountants, to the extent permitted by such accountants) relating to the Proposed Allocation Schedule or the Proposed Form 8594 and all other items reasonably requested by the Accounting Expert in connection therewith.  Within fifteen (15) Business Days after receipt of the proposed allocations, the Accounting Expert shall deliver the Final Allocation Schedule and provide a written description of the basis for its determination of the allocations therein; provided that, if the Accounting Expert requests a hearing before making a determination, such hearing shall be held within twenty (20) Business Days of delivery by the RTA Representative and Bemis of their respective proposed allocations and the delivery of the Final Allocation Schedule shall be made within ten (10) Business Days of such hearing.  The Final Allocation Schedule determined by the Accounting Expert shall be binding except in the case of manifest error.  The fees and expenses of the Accounting Expert shall be apportioned among the RTA Representative and Bemis as the Accounting Expert shall determine.  Each party shall bear the costs of its own counsel, witnesses (if any) and employees.

1.4                                 If a price adjustment in respect of the Sale Business sold by APC is made in accordance with Articles 2.12, 2.13 or 2.14, in each case in accordance with the Allocation Percentages, such adjustment shall be allocated across the relevant Sale Assets according to the proportion the existing allocation to a Sale Asset determined in accordance with Paragraph 1.1 above bears to the final consideration for the relevant Sale Business as set out in the Final Business Allocation except to the extent that such adjustment is made in respect of a particular Sale Asset or Sale Assets in which case the adjustment shall be allocated to such Sale Asset or Sale Assets. Where the Asset Seller of the relevant Sale Business is PPPI or APFT, the allocation shall be made in accordance with Section 1060 of the Code and any applicable Treasury Regulations.

1.5                                 In the event an allocation of consideration attributable to a Sale Asset is required at a time, or to a level of detail, not practicable in accordance with the above procedure (including without limitation for the purposes of any Transfer Tax or VAT), the RTA Representative and Bemis shall co-operate to agree such allocation by reference to the fair market value of the relevant Sale Asset.

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

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SCHEDULE 14

CROSS-GROUP DEBT

This Schedule sets out the principles which the RTA Representative and Bemis intend to follow to seek to reduce or eliminate certain Cross-Group Debts owed between the Target Group and Seller Group at or prior to Closing.  The RTA Representative undertakes to use good faith efforts to achieve the principles set out in this Schedule 14 in a manner which does not give rise to adverse fiscal, financial or economic consequences for any member of the Seller Group or any member of the Bemis Group.  To the extent that it does not prove workable to implement a principle in respect of a Cross-Group Debt substantially as set out in this Schedule, the relevant Cross-Group Debt will be settled at Closing in accordance with the provisions of Article 16 (Cross-Group Debt, Treasury and Hedging) or sold as a Cross-Group Loan in accordance with Article 1.

To the extent that any additional equity is subscribed in any Target Company pursuant to a transaction implemented in accordance with this Schedule 14, Bemis and the RTA Representative shall negotiate in good faith to agree any necessary changes to the Initial Allocation Percentage.

Brazil

1.                                      Prior to Closing, the receivables of Embalagens owed by each of Alcan Packaging do Brasil Ltda., TPI Molplastic Ltda. and Cebal Brasil Ltda. and any other member of the Seller Group, including any accrued but unpaid interest thereon (the Embalagens Receivables) will if possible be transferred to Rio Tinto Brasil Ltda. against a proportional cancellation/redemption of the latter’s equity interest in Embalagens.

2.                                      Between the date of this Agreement and Closing, the RTA Representative will use good faith efforts to minimise fluctuations in the value of such receivables (on a no-recourse basis).

3.                                      Cash in Embalagens in excess of working capital requirements may also be lent or distributed by Embalagens, if feasible, according to the preference of Bemis.  This may be achieved as part of the procedure referred to in Paragraph 1 above.

New Zealand

4.                                      At or before Closing, it is proposed that Financière Européene d’Emballages Pechiney (FEEP) will repay to Danaflex NZ$2,632,350 and such amount will be distributed by Danaflex to FEEP.  Such distribution will be made by Danaflex in accordance with its organizational documents and the Laws of New Zealand.

5.                                      Following such distribution, at Closing any residual amount owed by FEEP to Danaflex following the distribution referred to in Paragraph 4 above will be treated as a Cross-Group Non-Trading Receivable to be dealt with in accordance with Article 16.

Argentina

6.                                      Exhibit 5 (Amounts Owed by Envaril to the Retained Group) contains an illustrative statement showing various Cross-Group Non-Trading Payables and Cross-Group Trading Payables of Envaril as at May 31, 2009.

7.                                      At or before Closing, it is proposed that the rights subsisting in Envaril’s loans with FEEP and Envaril’s loans with RTA Holdco 3 Limited (as indicated in Exhibit 5 (Amounts Owed by Envaril to the Retained Group)) will be converted to a capital contribution in Envaril paid for by the issue of new capital to be transferred to Bemis as Sale Shares at Closing; the “Trade” and “Capital” payables of Envaril with PPPI

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will be converted to a capital contribution paid for by the issue of new capital to be transferred to Bemis as Sale Shares at Closing.

8.                                      Given that the quota capital of Envaril is relatively large and the company has accrued losses, a preferable alternative may be for some or all of the loans and payables to be offset against such accrued losses by way of forgiveness.

9.                                      At or before Closing, it is proposed that the payables labelled “Other” payables in Exhibit 5 (Amounts Owed by Envaril to the Retained Group) would be forgiven by PPPI and Alcan France, free of any consideration given by Envaril if this can be achieved with no Tax charge arising.

10.                               At or before Closing, it is proposed that Envaril should release, free of consideration, trading amounts owed to it by Envatrip.  Alternatively, these payables could be converted to a capital contribution in Envatrip paid for by the issue of new capital in Envatrip to Envaril.

United States

11.                               At or before Closing, it is proposed that Thermaplate should distribute to its immediate shareholder AL Holding USA LLC the receivable then owed to Thermaplate by APFT (approximately US$ 9,300,000 as at May 31, 2009).

Mexico

12.                               The parties note that the receivable of Alcan Packaging Mexico owed to it by FEEP (approximately US$ 3 million as at May 31, 2009) has been set off against one of Alcan Packaging Mexico’s payables owed to FEEP.

13.                               At or before Closing, it is proposed that the residual payables of Alcan Packaging Mexico owed to FEEP (approximately US$ 37 million in aggregate as at May 31, 2009) should be assigned to CGPIF, which would release the payables in exchange for new shares in Alcan Packaging Mexico, to be transferred by CGPIF to Bemis as Sale Shares at Closing.

14.                               Between the date of this Agreement and Closing, the RTA Representative shall use good faith efforts (on a non-recourse basis) to minimise amounts booked to non-functional currency accounts of Alcan Packaging Mexico.

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SCHEDULE 15

POST CLOSING FINANCIAL ADJUSTMENTS

PART A:  PREPARATION OF THE CLOSING STATEMENT

1.                                      The RTA Representative shall prepare (or, cause to be prepared) the initial draft of the Perimeter Closing Statements and will deliver it to Bemis within seventy-five (75) days after Closing.

2.                                      Bemis may deliver to the RTA Representative a written notice (an Objection Notice) not more than forty-five (45) days after receipt of the draft Perimeter Closing Statements stating any matters to which it objects in the draft Perimeter Closing Statements.  Any Objection Notice must set out in reasonable detail Bemis’s reasons for objection and must specify both the nature and amount of each adjustment which, in Bemis’s opinion, is required to be made to the draft Perimeter Closing Statements to enable them to comply with the requirements of this Agreement and must state the reasons why such adjustments are necessary. Except for the matters specifically set out in any Objection Notice, Bemis will be deemed to have agreed the draft Perimeter Closing Statements in full forty-five (45) days after receipt of the draft Perimeter Closing Statements and shall not be entitled to dispute any matters not addressed in the Objection Notice in the manner required by this paragraph 2 or to introduce new or different reasons for objecting to matters addressed in the Objection Notice except pursuant to paragraphs 6(a), (b) or (c) below.

3.                                      If Bemis delivers an Objection Notice in accordance with paragraph 2 of this Part A, the RTA Representative and Bemis will use reasonable commercial efforts to meet and discuss the objections of Bemis and to agree the adjustments (if any) required to be made to the draft Perimeter Closing Statements, in each case not later than thirty (30) days after receipt by the RTA Representative of the Objection Notice.

4.                                      If Bemis confirms in writing that it is satisfied with the draft Perimeter Closing Statements (either as originally delivered by the RTA Representative or after adjustments agreed between the RTA Representative and Bemis pursuant to paragraph 3 of this Part A), or if Bemis has not delivered an Objection Notice in accordance with paragraph 2 within the forty-five (45) day period referred to in paragraph 2 of this Part A, the draft Perimeter Closing Statements (incorporating any adjustment agreed under paragraph 3 of this Part A) will constitute the Perimeter Closing Statements for the purposes of this Agreement.

5.                                      If the RTA Representative and Bemis do not reach agreement on any matter referred to in an Objection Notice within thirty (30) days after receipt by the RTA Representative of the Objection Notice, the matter in dispute will be referred (on the application of either the RTA Representative or Bemis) for determination by an independent firm of US certified public accountants of international standing as jointly instructed by them or, if no such firm has been instructed within twenty-one (21) days after the end of the thirty (30) day period referred to above, as appointed by the President for the time being of the Institute of Chartered Accountants in England and Wales (the Firm) upon the application of either the RTA Representative or Bemis or both of them.

6.                                      The Firm will be instructed to use all reasonable efforts to make its decision within seventy-five (75) days (or such other date as the RTA Representative, Bemis and the Firm may agree in writing) following acceptance by the Firm of its appointment.  The Firm will be required to implement the following procedures:-

(a)                                  each of the RTA Representative and Bemis will prepare a written statement, within twenty-five (25) days after the Firm’s appointment, setting out its arguments in relation to the matters in dispute which (together with all relevant supporting documents which the author wishes to annex)

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shall be submitted to the Firm for determination and copied (together with all such supporting documents) at the same time to the other party;

(b)                                 following the delivery of their submissions (and supporting documents) to each other, the Firm will invite each of the RTA Representative and Bemis to comment on the other’s submission not later than fifteen (15) days after such delivery and will copy the comments to each party within two (2) days after receiving them.  The Firm will then invite each of them to comment on the other’s comments within a further ten (10) Business Days after copying the original comments to them;

(c)                                  thereafter, the RTA Representative and Bemis will submit no further comments or arguments except as requested by the Firm but, if the Firm does so request, it will be required to repeat the procedures referred to in sub-paragraph (b) above in relation to any further comments or arguments submitted in response to its request;

(d)                                 any response to a request by the Firm for information from either the RTA Representative or Bemis shall be copied to the other party at the same time as it is delivered to the Firm and the party receiving a copy of the information may, within ten (10) Business Days after receipt of such information, comment once only on that information, and shall deliver a copy of such comment to the party who provided the information at the same time as it is delivered to the Firm.

(e)                                  the Firm will not communicate with the RTA Representative or Bemis on any material matter without also communicating the same information to the other and giving the other a period of five (5) Business Days to comment on the matter;

(f)                                    to the extent that the Firm requires any oral submissions, it shall permit each of the RTA Representative and Bemis to be present while any such submissions are being made by the other party;

(g)                                 each of Bemis and the RTA Representative shall respectively provide to the Firm or procure that the Firm is provided with all information and records which the Firm reasonably requires including:

(i)                                     from their respective advisers (other than legally privileged communications);

(ii)                                  in the case of Bemis, the relevant Records (the Relevant Records) and personnel of the Transferred Business and, where relevant, of Bemis and other members of the Bemis Group; and

(iii)                               in the case of the Sellers, the Relevant Records and personnel of those members of the Seller Group which have relevant knowledge of the Transferred Business.

(h)                                 the Firm shall:

(i)                                     be entitled (but not obliged) to disregard any written statement or comments not delivered to the Firm within the time period stipulated;

(ii)                                  be entitled to require the RTA Representative and Bemis to attend one or more meetings and to raise inquiries with them about any matters which the Firm considers relevant;

(iii)                               in the absence of other agreement between the RTA Representative and Bemis, to determine the procedure to be followed in undertaking its determination, insofar as the procedures are not set out in this Part A; and

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(iv)                              be entitled to appoint advisers (including legal advisers) if required.

(i)                                     the Firm’s authority shall be limited to resolving disputed matters addressed in an Objection Notice delivered in accordance with paragraph 2 above, unless the RTA Representative and Bemis otherwise agree in writing;

(j)                                     the Firm shall be directed to make all its determinations in accordance with the requirements of this Schedule 15;

(k)                                  subject to sub-paragraph (l) below, the Firm shall determine (using legal advice as appropriate) any question of legal construction of this Agreement but only in so far as relevant to its determination of the matters in dispute;

(l)                                     if any question arises in relation to the matters referred to in paragraph 5 of Part F of this Schedule 15 the Firm shall be required (i) to notify the RTA Representative and Bemis of the matters in question and give full details of the reasons why they are in question; (ii) to take independent legal advice on it from an internationally recognised law firm which has not advised the RTA Representative or Bemis in the eighteen (18) months preceding the date of this Agreement and (iii) to give the RTA Representative and Bemis a period of not less than twenty (20) Business Days to make written submissions on the matters so notified;

(m)                               the Firm shall be directed to determine the correct amount to be included in the Perimeter Closing Statements in respect of each matter in dispute and the Firm’s determination shall be final;

(n)                                 in giving its determination, the Firm shall state in writing to RTA Representative and Bemis what adjustments (if any) are necessary, to the draft Perimeter Closing Statements in respect of the matters in dispute in order to finally determine the Perimeter Closing Statements; and

(o)                                 the parties expressly waive, to the extent permitted by Law, any rights of recourse to the courts or to arbitration or mediation they may otherwise have to challenge the Firm’s determination except in relation to any departure from the procedures specified in this Part A.

7.                                      The RTA Representative and Bemis shall each be responsible for their own costs in connection with the preparation, review and agreement or determination of the Perimeter Closing Statements. The fees and expenses of the Firm (including the costs of any legal advice it may take) shall be borne equally between the RTA Representative and Bemis.

8.                                      Bemis shall without charge provide to, and procure that the RTA Representative and its accountants and, if applicable, the Firm, are provided with, reasonable access to the books and records, accounts, documents, computer files, personnel (who shall give prompt information and explanations) and premises of each member of the Target Group and, where relevant, of Bemis and other members of the Bemis Group for the period from the Closing Date to the date on which the draft Perimeter Closing Statements are finally agreed or determined.

9.                                      Bemis shall co-operate with the RTA Representative and shall permit the RTA Representative and/or its accountants and, if applicable, the Firm, to take copies (including electronic copies) of the Relevant Records and shall provide all assistance reasonably requested by the RTA Representative to facilitate the preparation of the draft Perimeter Closing Statements.

10.                               Following the delivery of the draft Perimeter Closing Statements pursuant to paragraph 1 the RTA Representative and Bemis shall each ensure that the other and its accountants and, if applicable, the Firm, shall be given full access to its and its accountants’ working papers relating to the draft Perimeter Statements and to the adjustments proposed in the Objection Notice and any other submissions in relation to the Perimeter Closing Statements.

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11.                               When the Perimeter Closing Statements have been agreed or determined in accordance with this Part A, the amounts shown in the Perimeter Closing Statements in respect of Perimeter Capex, Perimeter Working Capital, Perimeter External Debt, Perimeter Cash, the Cross-Group Non Trading Payables and the Cross-Group Non Trading Receivables shall be final and binding for the purposes of this Agreement.

12.                               The Firm shall act as an expert (and not as an arbitrator) in making its determination which shall, in the absence of fraud or manifest error, be final and binding on the parties and, in particular, without limitation, the Firm’s determination of any fact which it has found it necessary to determine for the purposes of its determination pursuant to this paragraph 12 shall be final and binding on the parties for all purposes.

13.                               For the avoidance of doubt, each of Bemis and the RTA Representative agrees that it shall not, and shall procure that none of its Affiliates shall, dispute any payment amount in respect of an item determined by the Perimeter Closing Statement (other than in the circumstances set out in this Schedule 15) nor raise another claim in respect of the same.

14.                               For the avoidance of doubt, no part of the Perimeter Closing Statements (including the Perimeter Capex Statement, the Perimeter Working Capital Statement, and the Perimeter Net Debt Statement) shall be deemed to be agreed or determined until the Perimeter Completion Statements in their entirety are agreed or otherwise determined in accordance with this Schedule 15.

15.                               Each of the parties will hold in confidence the information it receives from other parties or Affiliates of other parties pursuant to this Part A except to the extent required to enforce their rights under the Transaction Documents.

PART B:  FORM OF CLOSING STATEMENTS

1.                                      The Perimeter Closing Statements will be prepared in accordance with the requirements of this Schedule 15.

2.                                      Perimeter Closing Statements will comprise a statement of the Perimeter Capex, a statement of the Perimeter Working Capital and a statement of the Perimeter Net Debt in each case (i) as at the Determination Time and (ii) relating to the businesses of which the assets and liabilities were reflected in the balance sheet comprised in the 2008 Management Accounts (the Reported Businesses). The Perimeter Net Debt Statement will comprise statements of Perimeter External Debt, Perimeter Cash, all Non Trading Receivables, all Cross-Group Non Trading Receivables and all Cross-Group Non Trading Payables in each case as at the Determination Time.

3.                                      The Perimeter Capex Statement, the Perimeter Working Capital Statement and Perimeter Net Debt Statement will be compiled, and will present the information they contain, as if the information they contain were extracted from a consolidated balance sheet of a group of companies with a single holding company, members of which owned only the assets, and were liable only for the liabilities, of the Reported Businesses as at the Determination Time with all arrangements giving rise to Intra Perimeter Balances (as defined in paragraph 4 of this Part B) and all Intra Perimeter Balances themselves being eliminated.

4.                                      Individual closing statements will be prepared for each of the Reported Businesses and will record the relevant assets and liabilities on the same basis as the Perimeter Closing Statements except that they will include balances arising between each Target Company in a Target Sub-Group and each Target Company in another and between Asset Sellers (or their Designated Transferees by operation of this Agreement or otherwise) and between a Target Company in a Target Sub-Group and an Asset Seller (or its Designated Transferee by operation of this Agreement or otherwise) (Intra Perimeter Balances).  Further details on Individual Closing Statements are set out in paragraph 9 of Part H of this Schedule 15.

5.                                      The Individual Closing Statements will be the basis for modifying the allocation of the Final Consideration among Share Sellers and Asset Sellers on the basis set out in paragraph 9 of Part H of this Schedule 15 but

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nothing contained in them will affect the aggregate amount of the Final Consideration, which will be established solely by reference to the Perimeter Closing Statements on the basis provided for in this Schedule 15.

6.                                      The preparation of the Individual Closing Statements and any disputes in relation to them will be dealt with in accordance with this Schedule 15 in compliance with the requirements applicable to the preparation and review of the Perimeter Closing Statements.

PART C:  HIERARCHY OF REQUIREMENTS

1.                                      The Perimeter Closing Statements shall be prepared:

(a)                                  in accordance with the overriding specific requirements of Part G of this Schedule 15;

(b)                                 subject to paragraph 1(a) above, in accordance with the requirements of Part D of this Schedule 15;

(c)                                  subject to paragraphs 1(a) and 1(b) above, in accordance with the requirements of Part E of this Schedule 15;

(d)                                 subject to paragraphs (a) to (c) above, in accordance with the requirements of Part F of this Schedule 15;

(e)                                  subject to paragraphs 1(a) to (d) above, (i) using the accounting policies, principles, procedures, methodologies, bases, practices, conventions, rules, management judgment approaches and estimation techniques used for the purposes of and reflected in the 2008 Management Accounts (ii) applied in a manner consistent with their application in the preparation of the 2008 Management Accounts; and

(f)                                    subject to paragraphs 1(a) to (e) above, under GAAP applicable as at December 31, 2008.

2.                                      The requirements in sub-paragraphs (a) to (f) of paragraph 1 of this Part C are set out in the priority in which they are to be applied and each sub-paragraph will  apply to a matter only if, or to the extent that, a preceding requirement does not address it.

PART D:  GENERAL REQUIREMENTS

1.                                      Except as expressly otherwise required by this Schedule 15, the balances in the Perimeter Net Debt Statement and the Perimeter Working Capital Statement will be those in the MaRCC Codes recorded in Exhibit 6.  Exhibit 6 shows the relevant MaRCC Codes as configured by AMADEUS.

2.                                      The Perimeter Capex Statement will record the Perimeter Capex.

3.                                      Matters of a kind which are recorded under a particular MaRCC Code in Exhibit 6 will be recorded under the same MaRCC Code in the Perimeter Closing Statements.

4.                                      Each of the MaRCC Code items shown in Exhibit 6 will be recorded as part of Perimeter Net Debt (showing whether they are Perimeter External Debt or Cross-Group Debt) or as part of Perimeter Working Capital in the same way as shown in Exhibit 6 except that, where any item or matter is to be recorded under any of the MaRCC Codes in Exhibit 6 is struck through by a line in Exhibit 6, no reserve, provision deduction, accrual, write-off or other entry will be made in respect of the item or matter except to the extent that this is not prohibited by paragraph 5 of Part F of this Schedule 15.

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5.                                      If there should be any conflict between a requirement of this Schedule 15 and the information contained in Exhibit 6, this Schedule 15 will take precedence.

6.                                      The Perimeter Net Debt Statement will include a table setting out particulars of all Perimeter Cash, all Perimeter External Debt, all Non Trading Receivables, all Cross-Group Non-Trading Receivables and all Cross-Group Non Trading Payables, including, in each case, the relevant debtor, creditor, currency, outstanding principal amount and, if applicable, accrued but unpaid interest as at the Determination Time for each of them.

7.                                      The Perimeter Net Debt Statement and Perimeter Working Capital Statement will be prepared as if they were derived from a consolidated balance sheet and all of the assets of the Reported Businesses which they record were held by a body corporate and the liabilities of the Reported Businesses they record were obligations of the same body corporate, but recognising that Perimeter External Debt owed by an Asset Seller and Cross-Group Non Trading Payables (including Cross-Group Loans) owed by an Asset Seller are not indemnified by or sold to any Designated Transferee under this Agreement and Cross-Group Non Trading Receivables owed to an Asset Seller, and Perimeter Cash held by an Asset Seller, are not transferred pursuant to this Agreement.  Accordingly, no entries will be recorded or reflected in the Perimeter Net Debt Statement in respect of any actual or contingent assets or liabilities of the Asset Sellers and entries in respect of the Trading Receivables against which they are indemnified and Trading Payables they sell under this Agreement will only appear in the Perimeter Working Capital Statement.

8.                                      The assets sold by an Asset Seller under this Agreement will include certain Trading Receivables owed to it or accruing from (i) a Target Company, (ii) another Asset Seller or (iii) another member of the Seller Group.

9.                                      The liabilities assumed under this Agreement by a Designated Transferee will include certain Trading Payables owed by the Asset Seller in connection with the Reported Businesses or accruing from the Asset Seller to (i) a Target Company, (ii) an Asset Seller of another Reported Business or (iii) another member of the Seller Group.

10.                               The assets and liabilities referred to in paragraphs 8 (i) and (ii) and 9 (i) and (ii) above will be taken into account in the Individual Closing Statements but only those referred to in paragraphs 8 (iii) and 9 (iii) above may be recorded or reflected in any way in the Perimeter Closing Statements.

11.                               The Perimeter Closing Statements will be prepared as if the arrangements provided for in Articles 4.12 and 4.13 of this Agreement and any special arrangements in relation to the Medflex Operations and the Shelbyville plants had not been implemented and were not required.  The commercial consequences of those arrangements will be regulated on terms established separately from this Schedule 15; that is, as if the Food Americas business had notionally been sold in a condition unaffected by those arrangements but, immediately thereafter, those arrangements had been implemented on separate commercial terms, except that all Capex relating to the Medflex Operations and Shelbyville fixed assets will be included in Perimeter Capex.

PART E:  REQUIREMENTS RELATED TO TIMING AND CURRENCY

1.                                      The Perimeter Closing Statements shall be drawn up as at the Determination Time.

2.                                      The Perimeter Closing Statements shall be drawn up as if the Determination Time were midnight New York time on the last day of a financial year.

3.                                      The Perimeter Closing Statements shall only reflect information relating to circumstances as at the Determination Time except as provided in paragraph 4 of this Part E and any relevant paragraph of Part G.

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4.                                      Subject to any relevant paragraph of Part G, the Perimeter Closing Statements shall reflect events occurring and information received after the Determination Time only insofar as they provide additional evidence of conditions existing at the Determination Time and only to the extent that those events occur or that information is received before the delivery of an Objection Notice pursuant to paragraph 2 of Part A of this Schedule 15.

5.                                      The Perimeter Closing Statements shall take no account of the effects of any post Closing reorganisations or, any post Closing intentions or obligations of the RTA Representative or Bemis or any of their respective affiliates.

6.                                      The Perimeter Closing Statements will be expressed in US dollars. For the purposes of drawing up the Perimeter Closing Statements, amounts included or reflected in Perimeter Capex, Perimeter Net Debt or Perimeter Working Capital which are denominated in local ledgers or other accounting records in currencies other than US dollars, and obligations and entitlements denominated in any such currency, shall be translated into US dollars at the Exchange Rate applicable for the Determination Time.

7.                                      The Perimeter Working Capital Target has provisionally been set at ***.  It is agreed by the parties that:

(a)                                  unless otherwise agreed by the RTA Representative and Bemis before Closing, this is deemed to be comprised of *** (subject to reduction under paragraph 23 of Part G of this Schedule 15) composed in the average Perimeter Working Capital at month end for the twelve (12) months ended April 30, 2009 (the LTM Component) plus a separate fixed amount equal to ***;

(b)                                 in determining the LTM Component, non US$ balances have been translated from the currencies referred to below into US$ at the exchange rates set out below:

CURRENCY	Rates to the US$
Argentine Peso	3.8500
Brazil Real	2.2300
Canadian Dollar	1.2195
Mexican New Peso	13.6000
New Zealand Dollar	1.7400

(c)                                  the Perimeter Working Capital Target shall be rebased and finally determined as an amount expressed in US$ by recalculating the LTM Component using the Exchange Rate at the Closing Date and then adding to the result of such recalculation the sum of  ***.

8.                                      The Perimeter Working Capital Statement will be prepared to show the actual components of Perimeter Working Capital at the Determination Time with non US$ balances translated into US$ at the Exchange Rate applicable for the Determination Time.

9.                                      The effect of the arrangements required by paragraphs 7(c) and 8 above is (and is intended to be) as follows:-

(a)                                  if all US$ and non US$ balances in the Perimeter Working Capital at the Determination Time were the same as those in the LTM Component, the Perimeter Working Capital will equal the Perimeter Working Capital Target as rebased in accordance with paragraph 7(c) above; and

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(b)                                 if (i) the non US$ balances in the Perimeter Working Capital at the Determination Time are greater (or less) than those in the LTM Component but (ii) the US$ balances are unaltered and (iii) the relevant exchange rates referred to in paragraph 7(b) above remain unaltered at the Determination Time, the Perimeter Working Capital will be correspondingly greater (or less) than the Perimeter Working Capital Target by the amount of the excess (or shortfall) translated into US$ at the Exchange Rate applicable for the Determination Time.

PART F:  MATTERS ARISING FROM THE PROPOSED TRANSACTION

1.                                      The Perimeter Closing Statements shall be prepared:

(a)                                on a going concern basis;

(b)                                so as to take no account of the consequences of the Proposed Transactions except as required by this Schedule 15;

(c)                                 so as to include no asset, prepaid expense, deferred charge, charge, provision, reserve, deduction, accrual, write off or other entry in respect of any liability, cost, charges or expense payable or incurred:

(i)                                    by reference to or in connection with the change of ownership of any Target Company or any of the assets, obligations or liabilities dealt with pursuant to this Agreement or any actual or anticipated change in management strategy, direction or priority of any part of the Transferred Business following such change of ownership (including any Termination Costs for Business Employees); or

(ii)                                in respect of any asset which cannot be transferred to or held for the benefit of a Designated Transferee in accordance with this Agreement or any liability, cost, charge or expense which would be transferred to or assumed by a Designated Transferee but for the fact that it abates or terminates as a consequence of the Proposed Transactions, or is not indemnified against under this Agreement (including as a result of a failure to obtain a Third Party Consent); and

(d)                                 so as to take no account of the costs of Bemis or any of its Affiliates or of any of the Sellers or any of their Affiliates in connection with the Proposed Transactions (including costs of the preparation, delivery, review and resolution of the Perimeter Closing Statements and pre-payment or break costs of Bemis of replacing any External Debt at or after Closing); and

(e)                                 to exclude all break costs, prepayment charges and similar levies attributable to the Proposed Transactions in relation to External Debt or otherwise.

2.                                      The consideration and other terms of this Agreement and the other Transaction Documents have been established on the basis that:-

(a)                                 certain matters are not to give rise to any Claims, Tax Claims or Indemnity Claims or adjustments to the consideration payable under this Agreement; and

(b)                                certain actual or potential liabilities are the subject of indemnities from Sellers and are not to give rise to any adjustment pursuant to this Schedule 15 to the consideration payable under this Agreement.

3.                                      The matters referred to in paragraph 2(a) above are:-

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(a)                                Without prejudice to the Warranties in paragraph 3.1(g) of Schedule 4 (Warranties) to this Agreement and to the requirements of Part G of this Schedule 15, accounting values of debtors and inventory of any kind (including the Inventory);

(b)                                onerous leases and onerous contracts;

(c)                                 group dependence and group recharges;

(d)                                Third Parties Consents not being obtained (e.g. customers, suppliers, landlords or Governmental Authorities).

4.                                      The matters referred to in paragraph 2(b) above are:-

(a)                                environmental liabilities (see Article 12.2);

(b)                                product liability (see Article 12.1(a));

(c)                                 liability connected with past disposals (see Article 12.1(c));

(d)                                pensions/OPEB/other Employee Benefits Arrangements, LTIP, EPA 37, EPA 38, Retention Plans and certain other employee remuneration entitlements (see Schedule 12 (Employment Terms and Employee Benefits));

(e)                                 tax (see Schedule 13);

(f)                                  litigation (see Article 12.1(b));

(g)                                 compliance with Laws (see Article 12.1(d)); and

(h)                                Excluded Obligations (see Article 12.1(f)).

5.                                      As a consequence of the matters and arrangements referred to in paragraphs 3 and 4 of this Part F, the Closing Statements will depart from the 2008 Management Accounts for the year ended December 31, 2008 and from Exhibit 6 and shall not  include or reflect any reserve, provision, accrual, deduction, write off or other entry in establishing Perimeter Net Debt or Perimeter Working Capital in respect of (a) any of the matters referred to in paragraph 13.4 of Schedule 5 to this Agreement or (b) any actual or contingent, known or estimated, cost, liability charge or expense in respect of which any person is entitled to assert an Indemnity Claim or a Tax Claim in respect of any Corporate Income Tax.

PART G:  OVERRIDING SPECIFIC REQUIREMENTS

The following specific requirements will apply to the preparation of the Perimeter Closing Statements:

1.                                      Double Counting. No asset or liability may be recorded or reflected more than once within Perimeter Capex, Perimeter Working Capital, Perimeter Cash, Perimeter External Debt, Non Trading Receivables, Cross-Group Non Trading Payables or Cross-Group Non Trading Receivables.

2.                                      Intra-perimeter Assets/Liabilities. All amounts in respect of transactions and balances exclusively between any members of the Target Group and all amounts of the kind referred to in paragraphs 8 (i) and (ii) and 9 (i) and (ii) of Part D above shall be entirely excluded.

3.                                      Packaging Assets/Liabilities. The Perimeter Closing Statements shall not take into account any Excluded Assets or Excluded Obligations.  The extent of the allocation of any asset or liability cost, charge, or

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expense or any provision or reserve to the Reported Businesses in the Perimeter Closing Statements shall, save as otherwise provided in this Schedule 15, be determined in the same way as the allocations of such items made in preparing the 2008 Management Accounts.

4.                                      Interest.  For the avoidance of doubt, interest will be recorded as follows:-

(i)                                   interest accrued but not yet paid on Perimeter Cash as at the Determination Time will be recorded as part of Perimeter Cash;

(ii)                                interest accrued but not yet paid on Perimeter External Debt as at the Determination Time will be recorded as part of Perimeter External Debt;

(iii)                             interest accrued but not yet paid on Cross Group Debt as at the Determination Time will be recorded as part of the amounts on which they accrue;

(iv)                             interest accrued as at the Determination Time, except on Cross Group Debt, Perimeter External Debt or Cash will be included as interest receivable or, as applicable, interest payable in Perimeter Working Capital.

5.                                      Recharges.  Recharges, including without limitation those of the kind recorded in MaRCC Code 717 of the Asset Seller PPPI, shall be allocated to Sale Businesses consistently with the practice applied to recharges in 2008 as reflected in the 2008 Management Accounts and:

(a)                                 shall form part of the items invoiced in accordance with Article 16.2 notwithstanding that they may not be, or may not relate to, liabilities incurred to third parties (i.e. persons who are not members of the Seller Group);

(b)                                 shall be payable in accordance with this Agreement by the Designated Transferees acquiring the Sale Businesses or Target Companies to which they are allocated; and

(c)                                 shall be accrued for as expenses in Perimeter Working Capital to the extent (but not further) that they are outstanding at the Determination Time and are paid by the time required in Article 16.2.

6.                                      Operating Leases.  In relation to operating leases, the only amounts included in the Perimeter Closing Statements will be rental due and payable in respect of the period up to the Closing Date which remains unpaid at that date and prepayments in respect of rental payments in advance (made for rent in relation to the period after the Determination Time) paid prior to the Determination Time which will be accrued in Perimeter Working Capital and not in Perimeter Net Debt.

7.                                      Pensions. In respect of any Target Benefit Plans or other Employee Benefits Arrangements for the provision of pensions or other post-retirement benefits (including medical) to any Target Employee, Business Employee or Former Employee (or any other present or former employee of the Seller Group), the Perimeter Closing Statements shall make no accrual and include no provision reserve or other entry.  No amount will be included in the Perimeter Closing Statement in respect of the balance of any funding surplus or deficit in relation to any such Employee Benefits Arrangements.

8.                                      LTIP. Without prejudice to paragraph 5 of Part F of this Schedule 15, no provision, accrual or change will be recorded or reflected in Perimeter Net Debt or Perimeter Working capital in respect of any liability, cost, charge or expense related to the LTIP.

9.                                      Deferred Tax. The Perimeter Closing Statements shall include no provision, reserve, accrual, write off, asset, debtor, receivable or other entries in relation to deferred tax, whether as an asset or a liability.

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10.                               Tax. The Perimeter Closing Statements shall include no provision, reserve, accrual, write-off, asset, debtor, receivable or other entries in relation to Tax whether as an asset or a liability other than: (i) VAT; (ii) any other sale, goods, use or transaction Tax; and (iii) any social security and other employment-related taxes (whether or not income taxes and whether or not collected by withholding) and including any related interest or penalties in each case.  Such Tax will be recorded in Perimeter Working Capital and not in Perimeter Net Debt, provided that no provision shall be made in respect of Tax relating to the infraction notice dated April 16, 2007 received by Embalagens and more particularly described in the Disclosure Letter, or, for the avoidance of doubt, for Tax within Part B of Schedule 13.

11.                               Trust Cash.  There shall be excluded from the Perimeter Net Debt Statement any Cash received by a member of the Target Group on or prior to the Closing Date and held on trust for a person which is not a Target Company, an Asset Seller (on a basis which causes it to be transferred under this Agreement before or after Closing) or a member of the Bemis Group (including a Designated Transferee).

12.                               Bemis Cash. There shall be excluded from the Perimeter Net Debt Statement any Cash contributed to the Target Group as part of Closing by or on behalf of Bemis, its Affiliates or their respective lenders or equity providers.

13.                               Cash to be repaid. Except for cash provided as described in paragraph 10 above, all cash which will be used to repay or discharge any Perimeter External Debt, Cross-Group Non Trading Payables or Cross-Group Trading Debt owed by any member of the Target Group at Closing will nonetheless be included in Perimeter Cash and will thus reduce Perimeter Net Debt.

14.                               Bemis Debt.  All liabilities to Bemis, any of its Affiliates or any of their respective lenders or funders will be excluded from Perimeter Net Debt and Perimeter Working Capital.

15.                               Non Trading Debt.  All Perimeter External Debt, Non Trading Receivables, Cross-Group Non Trading Receivables and Cross-Group Non Trading Payables of the Asset Sellers and Target Companies will be excluded from Perimeter Working Capital and those of the Asset Sellers will be excluded altogether from the Perimeter Closing Statements.

16.                               Trading Debt.  Trading Receivables and Trading Payables of the Asset Sellers will be recorded in Perimeter Working Capital and excluded from Perimeter Net Debt.

17.                               Cross-Group Trading Receivables and Cross-Group Trading Payables.  All amounts invoiced under Article 16.2 of this Agreement by a member of the Seller Group or a Target Company, all Trading Payables and Trading Receivables of the Target Companies and Asset Sellers will be accrued for as payables or, as applicable, receivables in Perimeter Working Capital but excluded from Perimeter Net Debt.  However, any amount invoiced by a member of the Seller Group or a Target Company under Article 16 which is not paid within sixty (60) days after Closing shall be excluded from Perimeter Capex, Perimeter Working Capital and Perimeter Net Debt.

18.                               Hedging Unwind Costs. Any amounts owed as at the Determination Time as between a Target Company and any members of the Seller Group in connection with a Hedge or the termination of a Hedge (including any amounts owed, outstanding, accrued or recharged in relation to the service costs for the provision of Hedge(s)) shall be excluded from Perimeter Net Debt but included in Perimeter Working Capital.

19.                               Hedges. Hedges outstanding with third parties at the Determination Time will be marked to market and the resultant amount included in Perimeter Working Capital as a current asset or liability but excluded from Perimeter Net Debt.

20.                               Dividends. For the avoidance of doubt, there will be included in the Perimeter Closing Statement any Perimeter Cash of the Target Group which is used on the Closing Date to pay any dividend on Sale Shares declared by a Target Company on or before the Determination Time and any corresponding liability of a Target Company in respect of a dividend declared on or before the Determination Time which is so paid on

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

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the Closing Date shall constitute a Cross-Group Non Trading Payable and shall be included as such in the Perimeter Net Debt Statement.

21.                               Capital Expenditure. On the basis provided in paragraph 11 of Part D, Capex creditors, to the extent that they remain unpaid at the Determination Time, will be treated as Capex spent in Perimeter Capex and the same amount (but not more) in respect of them will be accrued for in determining Perimeter Working Capital. No entry for Capex creditors will appear or be reflected in Perimeter Net Debt.

22.                               TSA.  No accrual, provision, reserve, deduction, creditor or other entity will be reflected in Perimeter Net Debt or Perimeter Working Capital in respect of the arrangements provided for under the Transitional Services Agreement.

23.                               Restructurings.  No provision, reserve, account, creditor or other deduction will be included or reflected in Perimeter Capex, Perimeter Working Capital or Perimeter Net Debt in respect of any costs arising or expected to arise in connection with any redundancy, dismissal or other restructuring costs or any planned closures of operations (including any obligations to contribute to government or other social plan funds).

24.                               Insured current assets.  No accrual, reserve, provision deduction or other entry will be recorded a reflected in Perimeter Capex, Perimeter Net Debt or Perimeter Working Capital in respect of any loss, liability, cost charge or expense which is insured insofar as insurance monies are recovered in respect of it before or after Closing.  Any right to claim under Article 15 of this Agreement and any right to claim under or in respect of a valid insurance policy (under Article 15 of this Agreement or otherwise), in respect of an asset which is not a fixed asset to which paragraph 25 below applies, will be recorded as a trade debtor (net of any excess or deductible which is not capable of being claimed) in Perimeter Working Capital (attributed to the Target Company or Designated Purchaser for whose benefit the claim exists or, if not identified, attributed to all Target Companies and Designated Purchasers in the Initial Allocation Percentages).

25.                               Insured fixed assets. If any averaged amounts in respect of insurance receivables relating to loss, destruction or damage to a fixed asset are included in the LTM Component (as defined in paragraph 7 (a) of Part E of this Schedule 15) these sums will be deducted from the LTM Component of *** referred to in paragraph 7 of Part E of this Schedule 15 and all such receivables subsisting as at the Determination Time from insurers will be excluded from the Perimeter Capex Statement, the Perimeter Working Capital Statement and the Perimeter Net Debt Statement, provided that any amount so receivable in respect of a loss of, or damage to, a fixed asset will be included as a trade debtor only insofar as it exceeds the cost of replacing any such asset lost with a comparable asset in substantially the same condition or the cost of repairing any such asset which is damaged to restore it to the condition in which it was before the damage occurred

26.                               Agreed Capital Reorganisations.  Insofar as implemented at or before the Determination Time, the arrangements provided for in Schedule 14 (Cross-Group Debt) will be reflected in the Perimeter Net Debt and Perimeter Working Capital by excluding balances in respect of certain payables and/or receivables which are removed or reduced as contemplated by Schedule 14 including as follows:

(a)                                Cross-Group Non Trading Receivables distributed as proposed in Schedule 14 will not be paid and will be excluded from Perimeter Capex, Perimeter Net Debt and Perimeter Working Capital.

(b)                                Cross-Group Non Trading Payables which are discharged by set-off as proposed in Schedule 14 will not be paid in cash at Closing or transferred as Cross-Group Loans and will be excluded from Perimeter Capex, Perimeter Net Debt and Perimeter Working Capital.

(c)                                 Cross-Group Non Trading Payables which are contributed or capitalized as proposed in Schedule 14 will be excluded from Perimeter Capex, Perimeter Net Debt and Perimeter Working Capital.

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

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27.                               Consideration. For the avoidance of doubt no entry shall be made or reflected in the Perimeter Closing Statements in respect of the obligations of Bemis or any Designated Transferee to pay for the AP2F Patents under Articles 2.3 or 2.9 or to purchase any Cross-Group Loans under Articles 2.2 or 2.8.

PART H:  FINANCIAL ADJUSTMENTS

1.                                      Within five (5) Business Days after the Perimeter Closing Statements have been finally agreed or determined in accordance with this Schedule 15, the adjustments referred to in paragraph 2 to 9 shall be made to the consideration payable for the Sale Shares and Sale Businesses at Closing.

Perimeter Working Capital

2.                                      In relation to Perimeter Working Capital:

(a)                                 if the Perimeter Working Capital is greater than the Perimeter Working Capital Target, the relevant Designated Transferees shall pay to the Sellers of Sale Shares and Sale Businesses (in the proportions determined in accordance with paragraph 9 of this Part H) an amount in US$ equal to the difference.

(b)                                 if the Perimeter Working Capital is less than the Perimeter Working Capital Target, the Sellers of Sale Shares and Sale Businesses shall pay to the relevant Designated Transferees (in the proportions determined in accordance with paragraph 9 of this Part H) an amount in US$ equal to the difference.

External Debt

3.                                      In relation to Perimeter External Debt:

(a)                                 if the Perimeter External Debt is less than the aggregate Perimeter Estimated External Debt, the relevant Designated Transferees shall pay to the Sellers of Sale Shares (in the proportions determined in accordance with paragraph 9 of this Part H) an amount in US$ equal to the difference; or

(b)                                 if the Perimeter External Debt is greater than the aggregate Perimeter Estimated External Debt, the Sellers of Sale Shares shall pay to the relevant Designated Transferees (in the proportions determined in accordance with paragraph 9 of this Part H) an amount in US$ equal to the difference.

Perimeter Cash

4.                                      In relation to Perimeter Cash:

(a)                                 if the Perimeter Cash is greater than the aggregate Estimated Perimeter Cash, the relevant Designated Transferees shall pay to the Sellers of Sale Shares (in the proportions determined in accordance with paragraph 9 of this Part H) an amount in US$ equal to the difference; or

(b)                                 if the Perimeter Cash is less than the aggregate Estimated Perimeter Cash, the Sellers of Sale Shares shall pay to the relevant Designated Transferees (in the proportions determined in accordance with paragraph 9 of this Part H) an amount in US$ equal to the difference.

Cross-Group Non Trading Debt

5.                                      In relation to Cross-Group Non Trading Debt:

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

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(a)                                 if (i) the aggregate amount of the Perimeter Cross-Group Non Trading Payables of a Target Sub-Group (other than Cross-Group Loans) as recorded in the  Perimeter Closing Statements is greater than the aggregate amount of the Estimated Cross-Group Non Trading Payables (excluding the aggregate amount of the Estimated Cross-Group Loans) of that Target Sub-Group or (ii) the amount of the Cross-Group Non Trading Receivables of a Target Sub-Group as recorded in the  Perimeter Closing Statements is less than the aggregate amount of the Estimated Cross-Group Non Trading Receivables of that Target Sub-Group, each Share Seller for that Target Sub-Group shall pay to the relevant Designated Transferee an amount in US$ equal to the difference (applying the Initial Allocation Percentage to such amount where the Share Sellers exceed one in number);

(b)                                 if (i) the aggregate amount of  the Perimeter Cross-Group Non Trading Payables (other than Cross-Group Loans) of a Target Sub-Group as recorded in the  Perimeter Closing Statements is less than the aggregate amount of the Estimated Cross-Group Non Trading Payables of that Target Sub-Group or (ii) the amount of the Cross-Group Non Trading Receivables as recorded in the Perimeter Closing Statements is greater than the aggregate amount of the Estimated Cross-Group Non Trading Receivables of that Target Sub-Group, then the relevant Designated Transferee shall pay to the Share Seller or Share Sellers of that Target Sub-Group an amount in US$ equal to the difference (applying the Initial Allocation Percentage to such amount where the Share Sellers exceed one in number).

Non Trading Receivables

6.                                      In relation to Non Trading Receivables:

(a)                                 if the aggregate amount of the Non Trading Receivables of a Target Sub-Group as recorded in the  Perimeter Closing Statements is greater than the aggregate amount of the Estimated Non Trading Receivables of that Target Sub-Group, each Designated Transferee for that Target Sub-Group shall pay to the relevant Share Seller or Share Sellers an amount in US$ equal to the difference (applying the Initial Allocation Percentage to such amount where the Share Sellers exceed one in number);

(b)                                 if the aggregate amount of the Non Trading Receivables of a Target Sub-Group as recorded in the Perimeter Closing Statements is less than the aggregate amount of the Estimated Non Trading Receivables of that Target Sub-Group, the relevant Share Seller or Share Sellers of that Target Sub-Group shall pay to the relevant Designated Transferee(s) an amount in US$ equal to the difference (applying the Initial Allocation Percentage to such amount where the Share Sellers exceed one in number).

Cross-Group Loans

7.                                      In relation to Cross-Group Loans:

(a)                                 if the aggregate amount recorded in the  Perimeter Closing Statements in respect of  Cross-Group Loans owed by any member of a Target Sub-Group is greater than the aggregate amount of Initial Cross-Group Loan Consideration payable for such Cross-Group Loans under Article 2 the relevant Share Seller or Share Sellers of that Target Sub-Group shall pay to the relevant Designated Transferee an amount in US$ equal to the difference (applying the Initial Allocation Percentage to such amount where the Share Sellers exceed one in number); or

(b)                                 if the aggregate amount recorded in the Perimeter Closing Statements in respect of Cross-Group Loans owed by any member of a Target Sub-Group is less than the aggregate amount of Initial Cross-Group Loan Considerations payable for such Cross-Group Loans under Article 2 the relevant Designated Transferee shall pay the relevant Share Seller or Share Sellers an amount in US$ equal to the difference (applying the Initial Allocation Percentage to such amount where the Share Sellers exceed one in number).

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

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Perimeter Capex

8.                                      In relation to Perimeter Capex:

(a)                                 if the Perimeter Capex is less than the Capex Target, the Sellers of Sale Shares and Sale Businesses will pay to the relevant Designated Transferees an amount in US$ equal to the difference (in the proportions determined in accordance with paragraph 9 of this Part H);

(b)                                 if the Perimeter Capex is greater than the Capex Target, the relevant Designated Transferees will pay to the Sellers of the Sale Shares and the Sale Businesses an amount in US$ equal to the difference (in the proportions determined in accordance with paragraph 9 of this Part H) provided that for this purpose if the Perimeter Capex exceeds the Capex Target by more than ten (10) per cent no adjustment payment will be required in respect of the excess above the ten (10) per cent.

Allocation

9.                                      It is recognised by the parties that the Individual Closing Statements for the Sale Businesses are expected to comprise only a capex statement and a working capital statement and that no statement of Cash, External Debt, Cross-Group Non Trading Payables or Cross-Group Non Trading Receivables will be required.

The Individual Closing Statements, if prepared, will cause the adjusting payments required by paragraphs 1 to 4 and 8 of this Part H to be allocated among (i) the Share Sellers and the Assets Sellers and (ii) the relevant Designated Transferees as required below (the adjusting payments provided for in paragraphs 5, 6 and 7 of this Part H do not require further allocation under this paragraph 9):

Perimeter Working Capital

(a)                                The Perimeter Working Capital Target will be allocated among the Target Sub-Groups and the Sale Businesses in proportion to their average working capital during the twelve months ended April 30, 2009 and adjusted for currency in the same way as the Perimeter Working Capital Target in accordance with Part E.

The allocations will be reasonably proportionate to any differences between (a) the allocated portion of the Perimeter Working Capital Target, and (b) the working capital shown in the Individual Closing Statements, for each Target Sub-Group and each Sale Business (applying the Initial Allocation Percentage to such difference where the Share Sellers exceed one in number).

Cash and External Debt

(b)                                The Cash and Perimeter External Debt shown in the Perimeter Closing Statements will relate only to the Target Sub-Groups and the allocations will relate only to the Share Sellers and Designated Transferees of each Target Sub-Group and the allocation of any payment in respect of each such matter will be determined by measuring the differences between (a) the Cash and External Debt for the relevant Target Sub-Group as shown or reflected in the Estimated Perimeter Cash and Estimated External Debt, and (b) those items as shown or reflected in the Perimeter Closing Statement for the relevant Target Sub-Group (and applying the Initial Allocation Percentage where the Share Sellers exceed one in number).

Capex

(c)                                 The Capex Shortfall or Capex Excess will be allocated among the Asset Sellers and the Share Sellers in accordance with their Initial Consideration Ratios.

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

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In the event that allocation cannot be made by reference to the Individual Closing Statements for any reason, the parties agree that payments under paragraphs 2, 3, 4, 5, 6 and 7 shall be allocated to each Share Seller and each Asset Seller in accordance with the Initial Consideration Ratios.

Cross-Group Loans

10.                               Within 5 Business Days after the  Perimeter Closing Statements have been finally agreed or determined in accordance with Schedule 15, the following adjustments shall be made to the Initial Cross-Group Loan Consideration as between Gross-Group Loan Sellers and Designated Transferees which purchase Cross Group Loans:

(a)                                 if the amount set out in the  Perimeter Closing Statements in respect of a Cross-Group Loan is less than the amount set out in the Estimated Cross-Group Non Trading Payables in respect of that Cross-Group Loan, the relevant Cross-Group Loan Seller shall pay the relevant Designated Transferee an amount in US$ equal to the difference; or

(b)                                 if the amount set out in the  Perimeter Closing Statements in respect of a Cross-Group Loan is greater than the amount set out in the Estimated Cross-Group Non Trading Payables in respect of that Cross-Group Loan, the relevant Designated Transferee shall pay the relevant Cross-Group Loan Seller an amount in US$ equal to the difference.

General

11.                               Any payment required to be made pursuant to any of paragraphs 2 to 10 inclusive of this Part H shall be paid by whichever of the Sellers or Designated Transferees is required to pay it together with interest at LIBOR plus one (1) per cent per annum for the period from (but excluding) the Closing Date to (and including) the date of payment, calculated on a daily basis.

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

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SCHEDULE 16

PROPERTIES

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

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SCHEDULE 17

ENVIRONMENTAL INDEMNITY - KNOWN ENVIRONMENTAL MATTERS

1.                                      Sellers’ indemnity to Bemis pursuant to Article 12.2(a) of the Transaction Agreement shall include any Environmental Matter identified on or before the date of this Agreement through the following investigations or assessments (Known Environmental Matters):

(i)                                     All Recognized Environmental Conditions as defined in ASTM Standard E 1527-05 (or such similar condition as may be established under comparable local standard) identified in the Phase I Environmental Site Assessments (ESAs) listed below (Identified REC) that (i) are identified actual conditions (or subsequently confirmed to be actual conditions through investigation or action by a Governmental Authority) and (ii) constitute violations of Environmental Law or are shown by such ESA, subsequent investigation or action by a Governmental Authority to require remediation pursuant to any Environmental Law.

(ii)                                  Identified as a result of Phase II ESAs conducted, in accordance with ASTM standards (or comparable local standards) or environmental investigations, in each case conducted within one year of the Closing,  for the following purposes:

(A)          investigating an Identified REC pursuant to recommendation in a Phase I ESA;

(B)           investigating any Environmental Law violation or Environmental Matter identified in a Phase II ESA, environmental investigation or asbestos survey listed below;

provided that, to the extent that an Environmental Matter identified in a Phase II ESA does not relate to a previously identified REC such matter shall not be deemed to be a Known Environmental Matter.

(iii)                               Any Environmental Matter identified with specificity in any of the documents listed below as constituting an actual or alleged breach of or Liability under applicable Environmental Laws.

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

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KNOWN ENVIRONMENTAL LIABILITIES

For any document listed below, all attachments, including any prior report attached to a document, are a part of the document and incorporated by reference for purposes of documenting known environmental liabilities.

***

United States

Newark, California

•                  ***

•                  No Further Action Letter, with attached Case Closure Summary, California Regional Water Quality Control Board, San Francisco Bay Region, October 3, 2008

•                  Letter regarding Recommendation for Spills, Leaks, Investigation, and Cleanup Case Closure, with attached Case Closure Summary, Alameda County Water District, May 21, 2008

•                  ***

•                  ***

***

Boscobel, Wisconsin

•                  ***

•                  ***

•                  ***

•                  Notice of Intent to File Civil Administrative Penalty Action against Pechiney Plastic Packaging, Inc., Boscobel, Wisconsin, US Environmental Protection Agency, Region 5, March 30, 2009

***

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

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SCHEDULE 18

FORM OF BILL OF SALE AND ASSIGNMENT AND ASSUMPTION OF
RIGHTS AND OBLIGATIONS AGREEMENT

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

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SCHEDULE 19

FORM OF BUSINESS LEASED REAL PROPERTY TRANSFER, ASSIGNMENT AND ASSUMPTION AGREEMENT

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

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SCHEDULE 20

DEFINITIONS AND INTERPRETATION

1.                                      Definitions. In this Agreement, the following words and expressions shall have the following meanings:

Accounting Expert has the meaning given to it in Schedule 13 (Tax);

Accounts Date means December 31, 2008;

additional amount has the meaning given to it in Article 23.6;

affected party has the meaning given to it in Article 5.4;

Affiliate means, in relation to any person, any other person Controlling, Controlled by or under common Control with that person;

Agreement or this Agreement means this Sale and Purchase Agreement by and among the RTA Representative, the Share Sellers, the Asset Sellers, the Cross-Group Loan Sellers, AHS and Bemis, dated July 5, 2009, and all exhibits and schedules attached hereto;

AHS has the meaning given to it in on Page 1 of this Agreement;

Alcan Empaques Mexico means Alcan Empaques Mexico S.A. de C.V.;

Alcan Packaging Mexico means Alcan Packaging Mexico S.A. de C.V.;

Allocation Notice of Objection has the meaning given to it in Schedule 13 (Tax);

Allocation Percentage means, in relation to a Share Seller or an Asset Seller, the consideration allocated to that Share Seller or Asset Seller in the Final Business Allocation divided by the aggregate consideration for the Sale Shares or Sale Businesses or both (as relevant) in the Final Business Allocation, expressed as a percentage;

AMADEUS means the Hyperion consolidation system operated by the Seller Group for the management accounting and reporting relating to the Seller Group and the Transferred Business;

Americas means the United States, Canada, Mexico, Brazil and Argentina;

Antitrust Approval means each of (i) the expiration or termination of the period referred to in Article 3.1(b) and (ii) the approval referred to in Article 3.1(c);

AP2F means Alcan Packaging Flexible France S.A.;

AP2F Patents means those patents set out in Part C-1 of Schedule 10 (Intellectual Property);

AP2F Patents Purchase Price has the meaning given in Article 2.3;

APC means Alcan Packaging Canada Limited;

APC Sale Business means the Sale Assets and Assumed Obligations related to the Food Americas Business carried out by APC at and using the plants and facilities located at the addresses specified in Schedule 16 (Properties) for APC and accounted for under the MaRCC Codes for the Food Americas Business;

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

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APFT means Alcan Packaging Food and Tobacco, Inc.;

APFT Sale Business means the Sale Assets and Assumed Obligations related to the Food Americas Business carried out by APFT at and using the plants and facilities located at the addresses specified in Schedule 16 (Properties) for APFT and accounted for under the MaRCC Codes for the Food Americas Business;

Asset Seller means each entity listed as a seller of a Sale Business in Column 1 of Part B of Schedule 1 (Sellers and Sale Shares, Sale Businesses and Cross-Group Loans);

Assumed Obligations means all the Sale Trading Payables, performance obligations and all other Liabilities of each Asset Seller incurred or arising in connection with a Sale Business to be sold by it under or pursuant to this Agreement except for the Excluded Obligations, and when used in this Agreement in relation to the Sale Businesses shall mean the Assumed Obligations of each Asset Seller taken together;

Beauty Contract Proposal has the meaning given in Article 4.13;

Beauty Supply Agreements has the meaning given in Article 4.13;

Bemis has the meaning given to it on page 2 of this Agreement;

Bemis 401(k) Plan means a defined contribution plan that is tax-qualified under Code Section 401(a) maintained by Bemis or one of its Affiliates that includes a Code Section 401(k) feature;

Bemis Common Stock means shares of common stock, par value US$0.10 per share, of Bemis, Inc.;

Bemis Group means Bemis, its Affiliates and any other person with whom Bemis or any of its Affiliates is grouped, connected or associated for relevant Tax purposes, including, after Closing, the Target Group;

Business Allocation Percentage means the consideration allocated to the relevant Target Sub-Group or Sale Business set out in Column 5 of Part A or Column 5 of Part B of Schedule 1 over the aggregate consideration allocated to the Target Sub-Groups and Sale Businesses in Column 5 of Part A and Column 5 of Part B of Schedule 1 expressed as a percentage;

Business Day means a day when banks are generally open for business in the State of New York and the City of London;

Business Employees means the current (whether actively employed or on leave, including short term disability leave, but excluding long term disability leave) employees employed (a) at or in relation to the Properties comprised in the Target Group and Sale Businesses as of the Closing Date (including for the plant situated on the Shelbyville Property only those employees employed exclusively in the Target Group and Sale Businesses), (b) otherwise exclusively in relation to the plants, other facilities and operations comprising the Target Group and Sale Businesses as of the Closing Date, including the members of corporate management for the Target Group and Sale Businesses headquartered in Chicago or elsewhere with responsibilities exclusively for the Target Group and Sale Businesses, and (c) ten (10) individuals providing non-Information Technology services and twenty five (25) individuals providing Information Technology services, in each case employed at the Chicago Shared Service Center, selected prior to Closing by Bemis after consultation with and subject to the consent of the RTA Representative, which shall not be unreasonably withheld or delayed, (i) in each case of clauses (a) and (b), other than any Target Employees and (ii) in the case of clause (a) excluding the seven (7) employees involved in Med-Flex R&D currently located at the Neenah Technical Center;

Business Information means all information existing at the Closing Date that is owned by any Asset Seller (to the extent Related to a Sale Business) including but not limited to details of customers, suppliers, distributors and agents, sales targets, sales statistics, market share statistics, market surveys and information relating to future business development or planning, information relating to discounts, commissions and rebates received and/or paid,

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

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information relating to budgets and financial statements, information relating to Intellectual Property (to the extent such Intellectual Property is a Sale Asset and not an Excluded Asset) and information relating to litigation or legal advice, in whatever form (including DVDs, computer disks or tapes) that information may be recorded or stored and that can be read, copied or printed without a security key, but excluding any such items to the extent (i) they are included in or primarily related to any Excluded Assets or Excluded Obligations; (ii) any Law prohibits their transfer or (iii) any transfer thereof otherwise would subject any Asset Seller or any of its Affiliates to any material liability;

Business Inventory means all raw materials, supplies, work in progress, parts and components and finished goods owned by any Asset Seller at the Closing Date that is (i) exclusively related to or used in the Sale Business to be sold by such Asset Seller; or (ii) if related to or used in such Sale Business but also related to or used in the Retained Business, then only to the extent accounted for under the MaRCC Codes for such Sale Business;

Business Leased Real Property means the real property that is subject to leases governing real property used or leased by an Asset Seller and owned by persons other than an Asset Seller and listed in Part B of Schedule 16 (Properties);

Business Leased Real Property Transfer, Assignment and Assumption Agreement has the meaning given to it in Paragraph 1.1(b) of Part E of Schedule 8 (Closing and Post Closing Arrangements);

Business Machinery and Equipment means all machinery, motor vehicles, office, warehouse and factory furniture, fixtures and fittings and equipment owned by any Asset Seller (i) wherever situated to the extent exclusively related to or exclusively used in the Sale Business to be sold by such Asset Seller (excluding for the avoidance of doubt any machinery and equipment relating to the Cartridges Business located at the Asheville plant or (ii) situated upon or within and are fixtures to Business Owned Real Property or Business Leased Real Property (whether or not exclusively related or used in such Sale Business) other than as specified in Exhibit 2 (Excluded Equipment);

Business Owned Real Property means the real property and the improvements located thereon owned by the Asset Sellers and listed in Part A of Schedule 16 (Properties), including, for the avoidance of doubt, the Shelbyville Food Site;

Business Records means all books and records in whatever form (including DVDs, computer disks or tapes that can be read, copied or printed without a security key) containing or relating to Business Information or on which Business Information is recorded or stored;

Canadian Purchaser means the Designated Transferee in respect of the Sale Business to be sold by APC;

Cartridges Business means that portion of the Food Americas Business relating to the manufacture and sale of cartridges packaging products carried out by PPPI at the Asheville plant;

Cash at any time includes all cash in hand, all cash held in any account with a bank or other financial institution electronic transfers initiated as at that time, all cheques received but not yet presented or presented but not yet cleared (except where returned unpaid), all cash received from customers but not yet allocated to a particular sale or transaction and all cash equivalents (including certificates of deposit, money market investments, quoted debt or equity securities and all other readily realizable securities);

Cash Pooling Accounts has the meaning given to it in Paragraph 1(a) of Schedule 3 (Transitioning of Bank Accounts);

Centrally Arranged Insurance Policy means any of the master insurance policies negotiated and entered into by the Seller Group insofar as they are related to the Transferred Business, as identified at Document 13.9.7 of the Project Ocean Data Room and Document 13.9.14 of the Supplements to the Data Room;

CGPIF means Compagnie Générale De Participation Industrielle et Financière;

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

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Chicago Shared Service Center means the shared service centre for the Food Americas Business and certain portions of the Retained Business maintained at the offices and facilities located at 8870 West Bryn Mawr Avenue, Chicago, IL 60631-3543, USA;

Chosen Courts has the meaning given to it in Article 40.2;

Claim means any claim, action or proceeding by Bemis in connection with any Warranty or any other provision hereof or of any Transaction Document, other than a Tax Claim or an Indemnity Claim;

Claim Notice has the meaning given to it in Article 8.1(a);

Closing means completion of the sale and purchase of the Sale Assets, the Sale Shares, the AP2F Patents and the Cross-Group Loans and the assumption of the Assumed Obligations, in accordance with the provisions of this Agreement;

Closing Date has the meaning given to it in Article 5.1;

Closing Exchange Rate means the Exchange Rate as of the Closing Date or the first subsequent date on which an Exchange Rate is available;

Code means the United States Internal Revenue Code of 1986, as amended. References to Treas. Reg. shall be to regulations issued pursuant thereto;

Collective Bargaining Agreements has the meaning given to it in Part F of Schedule 4 (Warranties);

Common Use Agreement has the meaning given to it in Article 4.12;

Competent Authority means any government or governmental, semi-governmental, administrative, regulatory or judicial body, department, commission, authority, agency or entity empowered to grant an Antitrust Approval in Mexico and the United States of America;

Competing Business has the meaning given to it in Article 20.5(a);

Competition Condition means the Conditions specified in Articles 3.1(b) and 3.1(c);

Competition Law means any United States, European Union or national Law, and any regulation or order validly made under any such Law, which penalizes, restricts or prohibits specified conduct on the basis that it restricts or is potentially harmful to competition;

Conditions means the conditions to Closing set out in Article 3.1;

Confidential Information has the meaning given to it in Article 26.1;

Confidentiality Agreement means the agreement by and among Bemis, Rio Tinto plc and certain other parties thereto, dated June 10, 2008;

Connected Persons has the meaning given to it in Article 30.1;

Control means the ability, directly or indirectly, to direct the affairs of a person, whether by means of ownership, contract or otherwise; and Controlling and Controlled shall be construed accordingly;

Controlled Seller Group Member means Rio Tinto Limited and Rio Tinto plc and any of their controlled Affiliates as of the date of this Agreement, for so long as such person remains a controlled Affiliate of Rio Tinto Limited and Rio Tinto plc;

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

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Costs means, subject to Paragraph 14 of Schedule 5 (Limitations on Liability), losses, damages, costs charges or expenses (including interest, penalties and reasonable legal costs and costs of investigation) and expenses (including Taxation), in each case of any nature whatsoever;

Covered Employee means any Target Employee or Business Employee (i) in an executive or managerial position with grade 41 and above of the Rio Tinto Alcan grading system or (ii) primarily engaged in commercial or research and development functions;

Covered Person means an individual who was employed by any member of the Retained Business (i) in an executive or managerial position with grade 41 and above of the Rio Tinto Alcan grading system; or (ii) primarily engaged in commercial or research and development functions;

Cross-Group Debt means Cross-Group Non-Trading Debt, Cross-Group Trading Payables and Cross-Group Trading Receivables;

Cross-Group Loan has the meaning given in Article 16.6, including all interest accrued thereon at the Determination Time (whether or not then due or payable);

Cross-Group Loan Purchase Price has the meaning given to it in Article 2.2;

Cross-Group Loan Purchaser means Bemis or its Designated Transferee nominated by it under Article 1.13 to purchase a Cross-Group Loan;

Cross-Group Loan Seller means each entity listed as a seller of a Cross-Group Loan in column 1 of Part C of Schedule 1 (Sellers and Sale Shares, Sale Businesses and Cross-Group Loans) and any other person to whom a Cross-Group Loan is owed at any relevant time;

Cross-Group Non-Trading Debt means the Cross-Group Non-Trading Payables and the Cross-Group Non-Trading Receivables;

Cross-Group Non-Trading Payable means a debt, which is not a Trading Payable or a Cross-Group Loan, which is owed immediately before the Determination Time (whether or not then due or payable) by a Target Company to a member of the Seller Group (which may for this purpose include an Asset Seller), and all interest accrued thereon as at the Determination Time;

Cross-Group Non-Trading Receivable means a debt, which is not a Trading Receivable, which is owed immediately before the Determination Time (whether or not then due or payable) to a Target Company by a member of the Seller Group (which may for this purpose include an Asset Seller), and all interest accrued thereon as at the Determination Time;

Cross-Group Trading Payable means a Sale Trading Payable or a Trading Payable of a Target Company in each case in favor of a member of the Seller Group (which may for this purpose include an Asset Seller) to the extent accrued as at the Determination Time (whether or not then due or payable) as recorded or reflected in the Perimeter Closing Statements together with any interest accrued thereon as at the Determination Time;

Cross-Group Trading Receivable means a Sale Trading Receivable or a Trading Receivable of a Target Company which, in each case, relates to an obligation of a member of the Seller Group (which may for this purpose include an Asset Seller) to the extent accrued as at the Determination Time (whether or not then due or payable) as recorded or reflected in the Perimeter Closing Statements together with any interest accrued thereon as at the Determination time;

Customer Contracts means all contracts, arrangements and commitments entered into and orders received on or before the Closing Date by or on behalf of any Asset Seller with customers for the sale or supply of goods or

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

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services by such Asset Seller in each case to the extent exclusively related to a Sale Business which at Closing remain to be performed in whole or in part;

Danaflex means Danaflex Packaging Corporation Limited;

Data Room means the virtual data room maintained by Merrill Corporation at the direction of the Sellers and their respective Affiliates comprising the documents and other information relating to the Transferred Business made available to Bemis, from July 2, 2008 as evidenced by the Data Room DVD.  The Data Room is composed of three sub-data rooms (i) Project Ocean Data Room; (ii) Unredacted Data Room and (iii) Supplements to the Data Room;

Data Room DVD means the digital versatile discs (DVDs) containing the documents and other information in the Data Room in electronic form that can be read, copied and printed without a security key, copies of which have been signed by or on behalf of the Sellers;

Debt Free/Cash Free Price has the meaning given to it in Article 2.1;

Default Interest Rate means LIBOR plus one (1) percent per annum;

Designated Transferees means each of those wholly owned and Controlled Affiliates of Bemis that Bemis may, by written notice given to the RTA Representative at least ten (10) Business Days prior to Closing, designate as (i) transferees in lieu of Bemis of Sale Shares in Column 9 of Part A of Schedule 1 (Sellers and Sales Shares, Sale Businesses and Cross-Group Loans); (ii) transferees in lieu of Bemis of Sale Assets in Column 5 of Part B of Schedule 1; (iii) Cross-Group Loan Purchasers in lieu of Bemis in Column 4 of Part C of Schedule 1, as applicable; and (iv) transferees in lieu of Bemis of AP2F Patents in Part D of Schedule 1; provided that if no such Affiliate is designated in respect of any Sale Shares, Sale Assets, Cross-Group Loans or AP2F Patents, Bemis shall be the “Designated Transferee” thereof;

Determination Time means midnight on the Closing Date in New York;

Direct Claim has the meaning given to it in Article 8.7;

Disclosure Letter means the letter, dated the date hereof, attached to this Agreement as Schedule 9 (Disclosure Letter);

Dispute means any dispute, action or controversy arising from or in relation to a Claim or an Indemnity Claim;

Disputing Parties means those parties to this Agreement who become party to a Dispute, and Disputing Party shall mean any one of them, as the context requires;

Distribution Contracts means all agency, distributorship, franchise and other like agreements entered into by any Asset Seller (in each case to the extent exclusively related to a Sale Business) which at Closing remain to be performed in whole or in part;

Embalagens means Alcan Embalagens do Brasil Ltda.;

Embalagens Receivables has the meaning given to it in Schedule 14 (Cross-Group Debt);

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

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Employee Benefits Arrangement means any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement (and whether an early retirement or otherwise), vacation, employment, consulting, change of control, disability, death benefit, hospitalization, medical insurance, life insurance, welfare, severance or other employee benefit plan, agreement, arrangement or understanding but excludes any statutory social security, pensions or other benefits plans operated under public Law, statute or regulation in the relevant jurisdiction;

Envaril means Envaril Plastic Packaging, S.R.L.;

Envatrip means Envatrip S.A.;

Environment means any and all organisms (including man), ecosystems, property and the following:  (i) air (including the air within buildings and the air within other natural or man-made structures, whether above or below ground); (ii) water (including water under or within land or in drains sewers and coastal and in-land waters); and (iii) land (including land under water);

Environmental Indemnity Claim means any claim, action or proceeding by Bemis under the indemnities expressly provided in Article 12.2;

Environmental Laws means any and all Laws as in effect at Closing applicable to the Target Group, the Properties and/or the Former Properties and/or the conduct of the business of each of the Target Group and which regulate the storage, treatment, transport, disposal, release, emission, or discharge of Hazardous Matter whether existing at, in, under, from, or transported to or from, any of the Properties or Former Properties on or prior to the Closing Date, and remedies in respect of Harm from Hazardous Matter, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Water Pollution Control Act, the Clean Air Act, the Emergency Planning and Community Right to Know Act, the Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodanticide Act and the Solid Waste Disposal Act, and any similar Law in any other jurisdiction in which the Target Group conducts business or the Properties or Former Properties are located;

Environmental Matters means (i) any matter, conduct or condition to the extent in violation of any Environmental Law and (ii) any unlawful release of Hazardous Matter or presence of Hazardous Matter above applicable regulatory thresholds existing as of the Closing Date and giving rise to Liability under applicable Environmental Law, and, in each case, any investigation, remediation and correction thereof required by applicable Environmental Law;

Environmental Permits means any and all licenses, consents, permits, registrations, filings, exemptions, approvals, authorizations or the like, made or issued pursuant to or under, or required by, Environmental Laws for the lawful carrying on of the business of the each member of the Target Group and/or the lawful use or occupation of the Properties;

Environmental Services Agreement has the meaning given to it in in Article 4.12(d);

EPA 37 has the meaning given in Part C of Schedule 12 (Employment Terms and Employee Benefits);

EPA 38 has the meaning given in Part C of Schedule 12 (Employment Terms and Employee Benefits);

Equity Underwriting has the meaning given to it in Article 4.8;

ERISA means the Employee Retirement Income Security Act of 1974, as amended;

ERISA Affiliates means any trade or business, whether or not incorporated, that together with a member of the Target Group or any Asset Seller would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA (or any comparable provision of Law in any other jurisdiction);

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

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ESA has the meaning given to it in Schedule 17 (Environmental Indemnity - Known Environmental Matters);

Escalation Notice has the meaning given to it in Article 38.1;

Estimated Closing Statements means the statements to be delivered in accordance with Article 2.4 showing the Estimated Net Debt, Estimated Non-Trading Receivables, Estimated Cross-Group Non-Trading Receivables, Estimated Cross-Group Non-Trading Payables, Estimated External Debt and Estimated Perimeter Cash;

Estimated Cross-Group Loans means the estimate of Cross-Group Loans as at the Determination Time, as recorded in the Estimated Closing Statements;

Estimated Cross-Group Non-Trading Payables means the estimate of the Cross-Group Non-Trading Payables as at the Determination Time, as recorded in the Estimated Closing Statements;

Estimated Cross-Group Non-Trading Receivables means the estimate of the Cross-Group Non-Trading Receivables as at the Determination Time, as recorded in the Estimated Closing Statements;

Estimated External Debt means the estimate of the Perimeter External Debt as at the Determination Time as recorded in the Estimated Closing Statements;

Estimated Non-Trading Receivables means the estimate of the Non-Trading Receivables as at the Determination Time, as recorded in the Estimated Closing Statements;

Estimated Perimeter Cash means the estimate of the Perimeter Cash of a Target Company as at the Determination Time and any interest accrued thereon as at the Determination Time, as recorded in the Estimated Closing Statements;

Event means any transaction, action or omission, any change in the residence of any person for the purposes of any Tax, the death of any person and shall also include Closing;

Exchange Act means the US Securities and Exchange Act of 1934, as amended;

Exchange Rate means, with respect to a particular currency for a particular day, the spot rate of exchange (the closing-mid-point) for conversion of that currency into US dollars on such date as published in the London edition of the Financial Times first published thereafter or, where no such rate is so published in respect of that currency for that date, at the rate quoted by Barclays Bank PLC or, if no such rate quote is available, from Standard Chartered PLC as at the close of business in London on such date or the first subsequent date on which such a rate is quoted;

Excluded Assets means, in relation to a Sale Business to be sold by an Asset Seller under or pursuant to this Agreement:

(a)                                  all Cross-Group Non-Trading Receivables of such Asset Seller, in each case together with all interest thereon, whether accrued before or after Closing;

(b)                                 any asset or class of assets excluded from the defined terms specified within the definition of “Sale Assets” by virtue of the limitations or qualifications expressed or implied therein;

(c)                                  all Tax assets (including duty and tax refunds and prepayments) and all Tax returns (and all books and records including working papers related thereto) of such Asset Seller or any of its Affiliates other than a Target Company;

(d)                                 all Cash of such Asset Seller;

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

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(e)                                  all bank accounts maintained by or for such Asset Seller;

(f)                                    the benefits of all Excluded Contracts of such Asset Seller, except any amounts owing to such Asset Seller at Closing to the extent of any Sale Trading Receivables accounted for under a MaRCC Code for such Sale Business in respect of a Hedge, Shared Contract or Supplier Contract that is an Excluded Contract;

(g)                                 all insurance policies held by such Asset Seller or any of its Affiliates and all insurance proceeds which such Asset Seller or any of its Affiliates has a right to receive as of the Determination Date;

(h)                                 all rights such Asset Seller may have or directly or indirectly benefit from under or in relation to any Sale Contracts or any other Sale Assets or Assumed Obligations to or in respect of payment or performance guarantees from any member of the Seller Group;

(i)                                     any equity interest in any Affiliate of such Asset Seller;

(j)                                     all rights in connection with and assets of the Seller Benefit Plans of such Asset Seller;

(k)                                  all personnel records, other than the Business Employees’ records, the transfer of which is not prohibited by applicable Law;

(l)                                     Intellectual Property other than Intellectual Property owned by such Asset Seller and exclusively used in the Sale Business being sold by such Asset Seller (it being understood that the provisions of Schedule 10 (Intellectual Property) shall apply to any Intellectual Property subject thereto); and

(m)                               all Non Trading Receivables of such Asset Seller;

(n)                                 any other assets not Related to a Sale Business to be sold by such Asset Seller under or pursuant to this Agreement;

and when used in this Agreement in relation to the Sale Businesses shall mean the Excluded Assets of each Asset Seller taken together;

Excluded Contracts means (i) any Hedges with a member of the Seller Group (including any other Asset Seller) or a Target Company; (ii) all Shared Contracts; and (iii) all Supplier Contracts except those Supplier Contracts entered into (a) by an Asset Seller under which goods and/or services are (x) exclusively related to the Sale Business to be sold by such Asset Seller or (y) provided for the exclusive use and/or benefit of one or more Plants or facilities located on or at Business Owned Real Property and/or Business Leased Real Property of such Asset Seller; or (b) by APFT in respect of services which are provided for the exclusive use and/or benefit of the Shelbyville Property and which are necessary pursuant to the terms of this Agreement to enable Bemis to provide transitional and/or long-term services relating to the Shelbyville Systems to APFT (or any of its Affiliates), and in the case of each of clauses (ii) and (iii) including but not limited to those contracts listed on Exhibit 1 (Excluded Contracts);

Excluded Obligations means, in respect of each Asset Seller, (i) all performance obligations and all payment obligations arising out of or in connection with Excluded Contracts and all other Excluded Assets (other than any Sale Trading Payables in respect of a Hedge, Shared Contract or Supplier Contract that is an Excluded Contract to the extent accounted for at Closing under a MaRCC Code for the Sale Business to be sold by such Asset Seller); (ii) its Perimeter External Debt, Cross-Group Non-Trading Payables and Cross-Group Loans (if any), in each case including all interest thereon whether accrued before or after Closing; (iii) all Liabilities exclusively arising out of or in connection with any Excluded Assets of such Asset Seller; (iv) Tax liabilities for which a Tax Covenant Claim can properly be made; and (v) any Liability in respect of an Indemnity Claim for which an Asset Seller is liable under this Agreement, but only (A) after giving effect to the time limits, thresholds, maximum limits and all other qualifications, reductions, exclusions and other limitations provided for in Schedule 5 (Limitations on

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

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Liability) or elsewhere in this Agreement that are applicable to such Liability and/or the related Indemnity Claim and (B) to the extent that such Asset Seller (or one of its Affiliates) accepts to or, following a Final Adjudication, is required to pay any amounts for such Indemnity Claim (in each case to the extent of such payment);

Exhibits means Exhibits 1 to 9 to this Agreement, and Exhibit shall be construed accordingly;

Facilities Agreements means (a) the Commitment Letter, dated July 5, 2009, among Bemis, as borrower, and J.P. Morgan Securities Inc., Wachovia Capital Markets, LLC, BNP Paribas Securities Corp. and Banc of America Securities LLC as Lead Arrangers, and certain of their Affiliates (the Commitment Letter), together with the draft Term Loan Agreement among Bemis, the lenders from time to time party hereto, Wells Fargo Bank, National Association, as syndication agent, Bank of America, N.A. and BNP Paribas, as co-documentation agents, and JPMorgan Chase Bank, N.A., as administrative agent (the Term Loan Agreement), and (b) the Amended and Restated Long Term Credit Agreement, dated as of April 29, 2008, by and among Bemis, Bemis Swansea Limited, JPMorgan Chase Bank, N.A., individually and as administrative agent and issuer, and the other financial institutions signatory thereto (the Credit Agreement), as further amended by Amendment No. 1 to such Amended and Restated Long Term Credit Agreement, dated July 5, 2009, by and among Bemis, Bemis Swansea Limited, JPMorgan Chase Bank, N.A., individually and as administrative agent and issuer, and the other financial institutions signatory thereto (the Amendment No. 1), in each case attached as Exhibit 8 (Facilities Agreements) to this Agreement;

FEEP has the meaning given to it in Schedule 14 (Cross-Group Debt);

Final Adjudication has the meaning given to it in Article 8.8;

Final Allocation Schedule has the meaning given to it in Paragraph 1.2 of Part E of Schedule 13 (Tax);

Final Business Allocation has the meaning given to it in Article 2.11;

Final Consideration has the meaning given to it in Article 2.1;

Final Determination has the meaning given to it in Article 2.11;

Final Form 8594 has the meaning given to it in Paragraph 1.2 of Part E of Schedule 13 (Tax);

Financial Debt means liabilities in the nature of borrowing, including bank debt and finance lease obligations;

Firm has the meaning given to it in Schedule 15 (Post Closing Financial Adjustments);

FITC has the meaning given to it in Schedule 13 (Tax);

Fixed Adjudication has the meaning given to it in Article 8.8;

Foil Supply and Distribution Agreement means the agreement entered into by and between Alcan Inc. and Novelis Foil Products, a division of Novelis Inc., effective as of January 6, 2005.

Food Americas Business means the business carried out by the Target Companies and the Asset Sellers at the Plants and facilities located at the addresses specified in Schedule 16 (Properties) and accounted for under the MaRCC Codes for the Food Americas Business, excluding for the avoidance of doubt the Cartridges Business;

Foreign Corrupt Practices Act means the US Foreign Corrupt Practices Act of 1978, as amended;

Former Employees means the employees formerly employed, as of the Closing Date, by the Target Group or at or in relation to the plants and other facilities and operations comprising, or otherwise in relation to, any Sale

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

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Business (including as part of corporate management for the Sale Businesses or the Target Group headquartered off premises);

Former Properties means all land and premises previously used by a member of the Target Group or under the past ownership, occupation or control of a member of the Target Group and shall exclude the Properties;

Former Seller Group Members has the meaning given to it in Article 36.5.

Further Sum has the meaning given to it in Schedule 13 (Tax);

GAAP means United States generally accepted accounting principles and practices of the Financial Accounting Standards Board (and its predecessors) and the American Institute of Certified Public Accountants otherwise specified, as in effect on the date hereof or, with respect to any financial statements, as in effect on the date of the relevant financial statements or, where another date is specified, as of such date;

Goodwill means the goodwill of any Asset Seller in relation to a Sale Business including the exclusive right for Bemis to represent itself as carrying on any Sale Business in succession to such Asset Seller;

Governmental Authority means any governmental authority, governmental agency, court or tribunal with power to issue legally binding orders, directions or judgments or to enact or promulgate primary or secondary legislation;

Governmental Consents means all licenses, permits, certificates and other authorizations and approvals related to the Transferred Business and issued by or obtained from a Governmental Authority, and for the avoidance of doubt including the Shelbyville Permits;

Grandfathered Hourly Employees has the meaning given in Schedule 12 (Employee Terms and Employee Benefits);

Grandfathered Salaried Employee has the meaning given in Schedule 12 (Employee Terms and Employee Benefits);

Harm means harm or damage to, or other interference with, the Environment and includes any detrimental effects on the health of living organisms or other interference with the ecosystems of which they form part and, in the case of humans, includes offense caused to any of their senses or harm or damage to their property;

Hazardous Matter means any substance, material, liquid, solid, gas or other matter of whatsoever nature, which is an actual or likely cause of or is otherwise capable of causing Harm, is listed, defined, designated or classified as hazardous, radioactive, toxic, a pollutant, a contaminant, or otherwise regulated, under any Environmental Laws or Health and Safety Legislation, including petroleum, oil and all derivatives thereof or synthetic substitutes thereof and asbestos or asbestos-containing materials;

Health and Safety Legislation has the meaning given to it in Part E of Schedule 4 (Warranties);

Health and Safety Permits has the meaning given to it in Part E of Schedule 4 (Warranties);

Hedge means any hedging arrangement or derivative entered into by a Target Company or an Asset Seller in connection with a Sale Business, including any hedging arrangement relating to foreign exchange rates or aluminium prices;

Hired Employees means (i) Business Employees whose employment continues with a member of the Bemis Group after the Closing Date under applicable employment Law and (ii) any Business Employee who accepts an offer of employment and becomes an employee of Bemis or any other member of the Bemis Group all as set forth in Part A of Schedule 12;

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

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HSR Act means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

Identified REC has the meaning given to it in Schedule 17 (Environmental Indemnity - Known Environmental Matters);

Indemnified Party has the meaning given to it in Article 8.1;

Indemnifying Party has the meaning given to it in Article 8.1;

Indemnity Claim means (a) any claim, action or proceeding by Bemis or any Bemis Group member under any of (i) the indemnities expressly provided in Article 12.1 (other than those provided under Article 12.1(e) in respect of any breach of any Warranty); (ii) the indemnities expressly provided hereunder with respect to Excluded Obligations (other than pursuant to clause (iv) or (v) of the definition thereof herein); and (iii) the indemnity expressly provided in Schedule 10 (Intellectual Property); (b) any Environmental Indemnity Claim; and (c) and any Pensions Indemnity Claim;

Individual Closing Statements means the individual statements to be prepared in relation to the Target Groups, Target Companies and Sale Businesses in accordance with Schedule 15 (Post Closing Financial Adjustments);

Industrial Action has the meaning given to it in Part E of Schedule 4 (Warranties);

Information Memorandum means the confidential information memorandum dated June, 2008 prepared in relation to the proposed sale of the Transferred Business and certain other businesses of the Seller Group;

Information Technology means any and all forms of (i) computer software and programs, including applications and operating systems and in each case whether in source, object or machine form; (ii) the Systems; (iii) computer hardware; and (iv) telephone and reprographic facilities in each case to the extent set out in Schedule 11 hereto or in the Transitional Services Agreement;

Initial Allocation Percentage means, in relation to a Share Seller, the consideration allocated to that Share Seller in Column 5 of Part A of Schedule 1 divided by the aggregate consideration allocated to the Target Sub-Group in Column 5 of Part A of Schedule 1, expressed as a percentage;

Initial Asset Consideration has the meaning given to it in Article 2.7(a);

Initial Consideration Ratio means, for each Seller, the ratio, in relation to the Debt Free/Cash Free Price, of the Initial Share Consideration, the initial Cross-Group Loan Purchase Price and/or the Initial Asset Consideration to which it is entitled under Article 2;

Initial Cross-Group Loan Consideration means the consideration payable for Cross-Group Loans pursuant to Article 2.8;

Initial Share Consideration has the meaning given to it in Article 2.6;

Intellectual Property means all rights in and in relation to: patents, trade marks, service marks, domain names, design rights, copyright, inventions, trade secrets, research and development, confidential know-how and other intellectual property which, in each case, is protected by Law (whether statutory or otherwise), other than any Information Technology;

Intra Perimeter Balance has the meaning given to it in Part B of Schedule 15;

Inventory means all raw materials, supplies, work in progress, parts and components and finished goods owned by the Target Group or forming part of the Transferred Business at Closing;

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

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ITAC has the meaning given to it in Schedule 13;

JTA means the Joint Technology Agreement dated January 1, 2002 between Alcan International Limited, Alcan Packaging Services Limited and various other parties, a copy of which appears at Section 6.7 of the Project Ocean Data Room;

Key Employee means each Plant managing director and each other director, manager, officer or employee earning a base salary or remuneration in excess of US$200,000 per annum, excluding bonuses, benefits or other financial incentives;

Key Bemis Team means Gene Wulf, Stan Jaffy, Jerry Krempa and Scott Ullem;

Known Environmental Matters has the meaning given to it in Schedule 17 (Environmental Indemnity - Known Environmental Matters);

Law means any, national, federal, state, provincial, regional, local, municipal or other law, treaty, constitution or statute and any primary or secondary legislation enacted or promulgated by a Governmental Authority acting within its powers, including any rules and regulations promulgated by any such Governmental Authority;

Lease has the meaning given to it in Paragraph 6(a) of Part D of Schedule 4 (Warranties);

Liabilities means, subject to Paragraph 14 of Schedule 5 (Limitations on Liability), all duties, obligations, demands, claims, actions, assessments and liabilities of every description, whether deriving from contract, common law, statute or otherwise, whether present or future, actual or contingent or ascertained or unascertained and whether owed or incurred severally or jointly or as principal or surety;

LIBOR means the display rate per annum of the offered quotation for deposits in US dollars for a period of one month which appears on the appropriate page of the Reuters Screen (or such other page as the parties may agree) at or about 11:00 a.m. London time on the date on which payment of the sum under this Agreement was due but not paid;

Licensed IP means the Intellectual Property licensed to any Target Company or any Asset Seller, whether by a member of the Seller Group or a third party, including but not limited to the Intellectual Property listed in Section 6.25 of the Supplements to the Data Room;

Locations has the meaning given to it in Article 20.5(a);

Longstop Date means October 2, 2009 or such later date to which it may be extended pursuant to Article 9 (Termination) or by agreement of the parties;

LTIP has the meaning given to it in Part C of Schedule 12 (Employment Terms and Employee Benefits);

2008 Management Accounts means the unaudited balance sheet as at, and the unaudited income statement for the year ended, December 31, 2008, forming part of the Transferred Business Management Accounts;

MaRCC means the consolidated accounting system of the Seller Group and the Target Group;

MaRCC Code means the unique designating code that is assigned to each business activity of each member of the Seller Group and the Target Group for the purposes of MaRRC as illustrated in relation to MaRCC Codes for the Food Americas Business in Exhibit 6 (Net Debt/Working Capital Table);

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

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MaRCC Codes for the Food Americas Business means the MaRRC Codes assigned to the Food Americas Business, including those MaRRC Codes shown in Exhibit 6 (Net Debt/Working Capital Table), but excluding for the avoidance of doubt MaRCC Codes assigned to the Cartridges Business;

MaRCC Codes for the Medflex Operations means the MaRRC Codes assigned to the Medflex Operations, including MaRCC Code 746;

Material Adverse Change means:

(a) any event, change, circumstance, development or other matter, which arises or occurs after the date hereof and prior to Closing which gives rise, or could reasonably be expected to give rise, either individually or in combination with other such events, changes, circumstances, developments or other matters, to a material adverse change in the financial condition or results of operations of the Transferred Business as a whole, provided that none of the following, either alone or in combination, shall constitute or be taken into account in determining the occurrence of a Material Adverse Change under this Paragraph (a), if it results from or arises in connection with:

(A)          any event, change, circumstance, development or other matter generally affecting the food packaging industry in any market in which any member of the Target Group or the Sale Businesses, carries on business, except to the extent that any such matter or circumstance has a disproportionately greater adverse impact on the Target Group and the Sale Businesses taken as a whole, as compared to the other companies operating in the same industries and markets in which the Target Group and the Sale Businesses operate;

(B)           any event, change, circumstance, development or other matter that is or results from a change in the global economy or in the economy in any market in which any member of the Target Group or the Sale Businesses carries on business or any financial credit, banking, currency, commodities or securities markets or capital markets generally or any changes in currency conversion or interest rates or in monetary policy;

(C)           any act of God or other calamity, national or international, political or social condition (including the engagement by any country in hostilities, whether commenced before or after the date hereof, and whether or not pursuant to a declaration of a national emergency or war) or any military or terrorist attack;

(D)          any change of Law or change of any generally accepted accounting practices or principle or in the manner in which it is applied;

(E)           any action taken or not taken, or any matter occurring, pursuant to or as permitted by this Agreement or any of the Transaction Documents or at the request of, or consented to by, Bemis;

(F)           the announcement, existence or implementation of all or any of the transactions provided for in this Agreement or the other Transaction Documents (including any loss of or change in relationship with any business partner, including a supplier, customer or landlord, or any actual or threatened departure of any employee or officer), including any of the foregoing which would not have arisen but for the identity of Bemis or any anticipated action of Bemis with respect to the business of any Target Company or the Sale Businesses;

(G)           any loss of revenue from agreed or anticipated sales of packaging products which arises in circumstances where Bemis, or any of its Affiliates, obtains an order in any relevant jurisdiction from a Person who is a customer or an Affiliate of a customer of the Target Group or the Sale Businesses as at the date hereof;

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

20-14

(H)          any event, change, circumstance, development or other matter disclosed, allowed, provided or reserved for in the Management Accounts, the Transferred Business Audited Carve-out Accounts, the Transferred Business Q1 Carve-Out Accounts or the Transferred Business Q2 Carve-out Accounts or is provided for or otherwise taken into account in any of the Closing Statements or in establishing the Pensions Adjustment;

(I)            any actual or alleged insufficiency of Capex, any failure to make any LTIP or other incentivization or retention payments, any liability to any present, past or future employee including any Target Employee, Business Employee or Former Employee in respect of remuneration, compensation, pensions post employment benefits or other Employee Benefits Arrangements of any kind;

(J)            any strike, labor dispute, slowdown, work stoppage or lock-out affecting the Target Companies or the Sale Businesses;

(K)          any Excluded Obligation or any other event, change, circumstance, development or other matter (or any combination thereof) which is, or the effects of which are, the Liability or Cost of any member of the Seller Group in accordance with the provisions of this Agreement, or which, or the effects of which, are covered by insurance;

(L)           any matter, fact or circumstance referred to in Paragraphs 13.4(a), (f), (g) or (h) of Schedule 5 (Limitations on Liability);

(M)         any item or items specified in the Disclosure Letter; or

(N)          (x) any failure by any of the Target Companies or the Sale Businesses to meet the Projections or any other projections or estimate of results or (y) any failure to seek or obtain any consent necessary or desirable for the Proposed Transaction from any third party (including from any landlord, customer, supplier, Governmental Authority or regulatory body), which shall not in and of itself constitute or give rise to a Material Adverse Change; or

(b)           the lenders under the Facilities Agreements (or, in the event that alternative financing has been arranged with the RTA Representative’s consent, the lenders or other financing sources who have committed to such alternative financing) shall not be obligated to provide and shall not have provided to Bemis any of the financing under the Facilities Agreements (or such alternative financing) as a direct result of, and by invoking failure of a condition to their obligations under, or the termination or the right to terminate, the Facilities Agreements (or any agreement for such alternative financing) due to a Material Adverse Change pursuant to paragraph (a) above or due to a material adverse change pursuant to Section 5(h)(ii) of the Amendment No.1 to the Credit Agreement or Section 5.4(b) of the draft Term Loan Agreement attached to the Commitment Letter, in each case, forming part of the Facilities Agreements (or any substantially similar provision of any agreement for any such alternative financing), in each case solely as a result of the occurrence and continuation of a material adverse change in the business, financial condition or results of operations of the Target Companies and the Sale Businesses, taken as a whole;

provided that, for further clarity, there shall be no Material Adverse Change under this Paragraph (b) of the definition thereof herein:

(A)          if no material adverse change in fact shall have occurred or been continuing under the Facilities Agreements (or any agreement for such alternative financing) in accordance with its terms;

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

20-15

(B)           if Bemis or any of its Affiliates shall have breached any of its representations, warranties, covenants or other obligations under the Facilities Agreements (or such other agreement) or shall have failed to meet any of the other conditions the lenders’ obligations under the Facilities Agreements (or such other agreement) or any other termination event shall have occurred thereunder;

(C)           if Bemis shall have breached its obligations under Article 4.8 of this Agreement or its warranties in Paragraph 3 of Schedule 6 (Purchaser’s Warranties); or

(D)          if Bemis or any of its Affiliates shall have admitted to such lenders the failure of a condition to their obligations under or the termination or the right to terminate the Facilities Agreements (or any agreement for such alternative financing) on the basis of the occurrence or continuation of a material adverse change in the business, financial condition or results of operations of the Target Companies and the Sale Businesses, taken as a whole (pursuant to the sections of the documents forming part of the Facilities Agreements referred to in paragraph (b) above or as defined in any such other agreement) or induced such lenders not to provide to it any such financing and to do so by invoking such a failure of condition, termination or right to terminate.

Material Contract means:

(a)           In respect of Customer Contracts (i) each written contract with a customer which is a “top 20” customer (with any such contract generating revenues in excess of US$6 million in 2008) or (ii) each written contract which entitles any member of the Target Group or (to the extent such contract Relates to a Sale Business) any Asset Seller to receive annual revenues which exceeded US$35 million in 2008 or (iii) each written contract with a customer which accounted for more than five percent (5%) in value of all purchases from the Target Group and (to the extent such contract Relates to a Sale Business) Asset Sellers, taken together, during the twelve-month period ending March 30, 2009;

(b)           In respect of Supplier Contracts (i) each written contract which obliges one or more members of the Target Group (to the extent such contract Relates to a Sale Business) any Asset Seller to incur annual expenditure which exceeded US$35 million in 2008 or (ii) each written contract with a supplier which is a “top 30” supplier (with any such contract generating spend in excess of US$10 million in 2008), or (iii) each written contract with a supplier which accounted for more than five percent (5%) in value of all purchases by all members of the Target Group and (to the extent such contract Relates to a Sale Business) the Asset Sellers, taken together, during the twelve-month period ending March 30, 2009. In the case of a Supplier Contract entered into by an Asset Seller, a Supplier Contract shall only be a Material Contract insofar as that Supplier Contract is also a Sale Contract;

(c)           each contract that establishes a joint venture, consortium, partnership or profit (or loss) sharing agreement with respect to which the investment of the members of the Target Group and (to the extent such contract Relates to a Sale Business) any Sale Asset exceeds US$35 million or which generated revenues in excess of US$35 million in the twelve months immediately preceding the date hereof;

(d)           each contract that is an uncompleted contract under which any member of the Target Group or an Asset Seller (to the extent Related to a Sale Business) is obligated to acquire or dispose of Securities in any person, other than as a result of day to day investment activities pursued in the ordinary course of treasury activities and functions;

(e)           each contract that is an uncompleted contract under which any member of the Target Group or an Asset Seller (to the extent Related to a Sale Business) is obligated to acquire or dispose of the goodwill and other assets of any person in excess of US$35 million,

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

20-16

it being understood that no contract or plan relating to Employee Benefits Arrangements shall be a Material Contract for the purposes of this Agreement;

Material Deliverables has the meaning given to it in Schedule 8 (Closing and Post-Closing Arrangements);

Material IT Contracts means all of those contracts and licenses referred to in Attachment C of the Disclosure Letter;

Medflex Operations means the operations carried out by PPPI related to the manufacture and sale of medical flexible packaging products at the Plants located at (A) Neenah, (B) Menasha and (C) Joplin and accounted for under the MaRCC Codes for the Medflex Operations;

Mediation Expiration Event has the meaning given to it in Article 38.2(d);

Mediation Notice has the meaning given to it in Article 38.2(a);

Mexican Federal Law on Economic Competition (FLEC) Compliance means:

(i)            the issuance of a resolution authorising the Proposed Transaction pursuant to Chapter III of the Mexican Federal Law on Economic Competition (FLEC); or

(ii)           if no resolution in accordance with (i) above has been issued, the applicable waiting period, pursuant to Chapter III of the FLEC has expired;

Mexico Facilities has the meaning given to it in Article 12.2(c);

Mixed IP means Intellectual Property which in the *** prior to the date of this Agreement has been used by the Transferred Business and the Retained Business;

Mixed IP Applications has the meaning given to it in Schedule 10 (Intellectual Property);

Mixed Know-how means all trade secrets and confidential information which in the *** prior to the date of this Agreement have been used in both of the Transferred Business and the Retained Business;

Mixed Registered IP means Mixed IP that is Registered Intellectual Property and that is capable of transfer at Closing;

Neenah Technical Center means the property owned an operated by PPPI located at 2301 Industrial Drive, Neenah, WI 54956;

Non-Governmental Consent has the meaning given to it in Article 4.6;

Non-Grandfathered Salaried Employees has the meaning given in Paragraph 3(b) of Part B of Schedule 12 (Employment Terms and Employee Benefits);

Non-Tax Claim means a Claim other than a Tax Claim;

Non-Trading Receivable means any amount (other than a Cross-Group Non-Trading Receivable or a Trading Receivable) owed to any Target Company and all interest accrued thereon, as at the Determination Time (whether or not then due or payable), as recorded in the Perimeter Closing Statements;

Notice Period has the meaning given to it in Article 8.1(c);

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

20-17

Number of Points has the meaning given in Paragraph 3(b) of Part B of Schedule 12 (Employment Terms and Employee Benefits);

NZ Refund has the meaning given to it in Schedule 13 (Tax);

Objection Notice has the meaning given to it in paragraph 2 of Schedule 15;

Ongoing Rights and Obligations has the meaning given to it in Article 36.5;

*** Agreement has the meaning given to it in paragraph 10 of Schedule 10 (Intellectual Property);

*** has the meaning given to it in paragraph 10 of Schedule 10 (Intellectual Property);

*** IP has the meaning given to it in paragraph 10 of Schedule 10 (Intellectual Property);

Payee has the meaning given to it in Article 23.6;

Payer has the meaning given to it in Article 23.6;

Pensions Adjustment Amount means ***, provided that if Closing occurs after any contribution by the Seller Group to the Alcan Empaques Mexico S.A. de C.V. Plan de Jubilacion de Beneficio Definido after the date hereof, such amount shall be reduced by the amount of such contribution converted from Mexican pesos into U.S. dollars using the Exchange Rate applicable at the Closing Date;

Pensions Indemnity Claim means any claim, action or proceeding by Bemis or any Bemis Group member with respect to a liability for Seller Group Plans for which the Sellers remain responsible under the provisions of Part B of Schedule 12 (Employment Terms and Employee Benefits);

Perimeter Capex means the sum of (i) all payments made by or on behalf of the Target Companies and the Asset Sellers during the period from (and including) January 1, 2009 to (but including) the Determination Time in respect of the acquisition, maintenance, improvement, modification, repair, reinstatement or replacement of any fixed asset which is a Sale Asset or is otherwise acquired by a Designated Transferee pursuant to this Agreement and all such payments which would have been accounted for as capital expenditure in the 2008 Management Accounts if made during the calendar year 2008 plus (ii) all amounts which, as at the Determination Time, are owed or accrued (but not yet paid) in such respect by or on behalf of each of the Asset Sellers and each of the Target Companies (whether or not then due or payable) and any interest accrued thereon at that time less (iii) all amounts owed by the Asset Sellers and the Target Companies or on behalf of the Asset Sellers or the Target Companies in such respect as at 1 January, 2009.

Perimeter Capex Excess means the amount by which Perimeter Capex exceeds the Perimeter Capex Target, provided that such amount shall not exceed 10% of the Perimeter Capex Target;

Perimeter Capex Shortfall means the amount by which Perimeter Capex is less than the Perimeter Capex Target;

Perimeter Capex Statement means the statement of Perimeter Capex as prepared in accordance with Schedule 15 (Post Closing Financial Adjustments);

Perimeter Capex Target means *** multiplied by a fraction of which (i) the numerator is the number of full months from December 31, 2008 to the earlier of the Closing Date and December 31, 2009 and (ii) the denominator is twelve (12);

Perimeter Cash means all Cash of the Target Companies as at the Determination Time as recorded in the Perimeter Closing Statements;

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

20-18

Perimeter Closing Statements means the Statements to be prepared and delivered in accordance with Schedule 15 (Post Closing Financial Adjustments) other than the Individual Closing Statements;

Perimeter Cross-Group Non-Trading Payables means the Perimeter Cross-Group Non-Trading Payables as recorded in the Perimeter Closing Statements;

Perimeter Cross-Group Non-Trading Receivables means the Perimeter Cross-Group Non-Trading Receivables recorded in the Perimeter Closing Statements;

Perimeter Cross-Group Non-Trading Receivables Statement means the statement of Perimeter Cross-Group Non-Trading Receivables as prepared in accordance with Schedule 15 (Post Closing Financial Adjustments);

Perimeter External Debt means the aggregate of the Financial Debt of the Target Companies (as set out in the accounting records of the relevant member of the Target Group) as at the Determination Time (whether or not then due or payable) together with any accrued interest thereon as at the Determination Time owed to any banking, financial, acceptance credit, lending or other similar institution or organization which, in each case, is not a member of the Seller Group or a member of the Target Group in each case determined in accordance with Schedule 15 (Post Closing Financial Adjustments) and, for the avoidance of doubt, Perimeter External Debt shall exclude all Trading Payables and all other items to be treated as creditors in Perimeter Working Capital;

Perimeter Net Debt means the Perimeter Net Debt of the Target Companies as recorded in the Perimeter Closing Statements;

Perimeter Net Debt Statement means the statement of Perimeter Net Debt as prepared in accordance with Schedule 15 (Post Closing Financial Adjustments);

Perimeter Trading Payables means the Trading Payables recorded in the Perimeter Closing Statements;

Perimeter Trading Payables Statement means the statement of Perimeter Trading Payables as prepared in accordance with Schedule 15 (Post Closing Financial Adjustments);

Perimeter Trading Receivables means the Trading Receivables recorded in the Perimeter Closing Statements;

Perimeter Working Capital means the working capital of the Transferred Business as recorded in the Perimeter Closing Statements;

Perimeter Working Capital Excess means the amount by which Perimeter Working Capital exceeds the Perimeter Working Capital Target;

Perimeter Working Capital Shortfall means the amount by which Perimeter Working Capital is less than the Working Capital Target;

Perimeter Working Capital Statement means the statement of Perimeter Working Capital as prepared in accordance with Schedule 15 (Post Closing Financial Adjustments);

Perimeter Working Capital Target means the target for Perimeter Working Capital provisionally established as *** but to be restated to allow for certain changes in currency exchange rates, in each case as provided in Schedule 15 (Post Closing Financial Adjustments);

Pharma Business means the global pharma business carried out by the Seller group as accounted for in MaRCC under the MaRCC Codes for such business;

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

20-19

Plant means those manufacturing facilities whose addresses are listed in Schedule 16 (Properties), alongside which the designation “Plant” appears, which are at the date of this Agreement used in connection with the Transferred Business;

Population has the meaning given in Paragraph 5(b) of Part B of Schedule 12 (Employment Terms and Employee Benefits);

PPPI means Pechiney Plastic Packaging, Inc.;

PPPI Sale Business means (i) the Food Americas Business carried out by PPPI at the plants and facilities located at the addresses specified in Schedule 16 (Properties) for PPPI and accounted for under the MaRCC Codes for the Food Americas Business (for the avoidance of doubt excluding the Cartridges Business) and (ii) the Medflex Operations;

PPPI Severance Benefit Plan has the meaning given in Paragraph 4(a) of Part A of Schedule 12 (Employment Terms and Employee Benefits);

Pre-Closing Claim means (i) with respect to any Centrally Arranged Insurance Policy that is a claims made policy, a claim notified, to an insurer by an Asset Seller (to the extent such claim is Related to a Sale Business) or a Target Company prior to Closing under, and in accordance with the terms of, a Centrally Arranged Insurance Policy in relation to an event that is insured under that Centrally Arranged Insurance Policy, or (ii) with respect to any Centrally Arranged Insurance Policy that is an occurrence policy, a claim notified to the RTA Representative by a Target Company or a member of the Bemis Group in relation to an event occurring prior to Closing that is insured under that Centrally Arranged Insurance Policy;

Price Adjustments means any adjustment(s) to the Initial Consideration required in accordance with Article 2.11 and Part D of Schedule 15 (Post Closing Financial Adjustments);

Principal Amount means, in relation to a Cross-Group Loan, the principal amount outstanding immediately prior to Closing;

Project Ocean Data Room means one of the sub-data rooms contained in the Data Room, which is the original first sub-data room;

Projections means the December Forecast supplied to Bemis on March 25, 2009 and April 2, 2009 containing projections of the potential performance of the Transferred Business for the year ending December 31, 2009 set forth in Sections 3.5.1 and 3.5.2, respectively of the Supplements the Data Room;

Properties means the real property owned or leased by the members of the Target Group and the Asset Sellers used in connection with the Transferred Business and whose addresses are listed in Schedule 16 (Properties), and Property shall be construed accordingly;

Property Matter means any matter which is not an Environmental Matter which relates to the ownership, occupation, possession or use of any real property;

Proposed Allocation Schedule has the meaning given to it in Paragraph 1.2 of Part E of Schedule 13 (Tax);

Proposed Form 8594 has the meaning given to it in Paragraph 1.2 of Part E of Schedule 13 (Tax);

Proposed Transactions means the sale of the Target Companies, the Sale Assets and the Cross-Group Loans and the assumption of the Assumed Obligations pursuant to this Agreement and all other transactions provided for under this Agreement or any other Transaction Document;

Provisional Column means Provisional Share Column or Provisional Asset Column, as the case may be;

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

20-20

Purchaser Obligation means any representation, warranty or undertaking to indemnify (including any covenant to pay pursuant to the Tax Covenant) given by Bemis or any member of the Bemis Group to the Sellers under this Agreement;

Records has the meaning given to it in Article 19.1;

Registered Intellectual Property means those Intellectual Property rights which have been registered with a national or international registry;

Related to a Sale Business means exclusively or primarily related to, or used exclusively or primarily in connection with, a Sale Business as conducted by an Asset Seller immediately prior to Closing; and Related to the Sale Businesses means exclusively or primarily related to, or used exclusively or primarily in connection with, the Sale Businesses as conducted by the Asset Sellers immediately prior to Closing;

Relevant Amount has the meaning given to it in Schedule 13 (Tax);

Relevant Loss means an aggregate Cost or Liability to the Target Companies and the Transferred Business, taken as a whole, in each case exceeding  ***;

Relevant Records has the meaning given to it in Schedule 15 (Post Closing Financial Adjustments);

Relevant Seller has the meaning given to it in Paragraph 1.4 of Part B of Schedule 13 (Tax);

Relief means any relief, allowance or credit in respect of any Tax or any deduction in computing, or item offsetable against, income, profits or gains for the purposes of any Tax;

Remaining Seller Group Members has the meaning given to it in Article 36.5;

Remediation means any required investigation, testing, analysis, monitoring, active remediation, passive remediation, risk assessment, installation and implementation of institutional, engineering and/or other controls, and/or other actions reasonably necessary to address or resolve any Environmental Indemnity Claim but shall not include any operation or maintenance of remediation systems once installed or long term monitoring or maintenance of any remediation measures, in each case under Environmental Laws;

Repeated Warranties means the Title Warranties;

Representatives has the meaning given to it in Article 26.1(b);

Reported Business has the meaning given in paragraph 2 of Part B of Schedule 15;

Restricted Products has the meaning given to it in Article 20.5(a);

Retained Business means any and all business of the Seller Group (and any member or part thereof) other than the Transferred Business;

Retained Business Buyer has the meaning given to it in Article 20.3;

Retained Business Sale has the meaning given to it in Article 36.5;

Retention Plans has the meaning given in Part C of Schedule 12;

Rights and Obligations Agreement has the meaning given to it in Part E of Schedule 8 (Closing and Post Closing Arrangements);

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

20-21

RTA Holdco 3 means RTA Holdco 3 Limited;

RTA IP means all registered patents and all registered trade marks and registered designs which prior to the date of this Agreement have been used exclusively in the Retained Business;

RTA Know-how means all trade secrets and confidential information which prior to the date of this Agreement have been used exclusively in the Retained Business;

RTA Representative has the meaning given to it in Article 22.1;

Sale Assets means all of each Asset Seller’s right, title and interest, as of Closing, in and to the following assets:

(a)                                  the Goodwill;

(b)                                 the Intellectual Property owned by such Asset Seller and exclusively used in the Sale Business being sold by such Asset Seller, except for any such Intellectual Property that is the subject of Schedule 10 (Intellectual Property), with respect to which the provisions of such Schedule shall apply;

(c)                                  subject to Article 4.12, the Business Owned Real Property;

(d)                                 subject to Article 4.6, Article 4.12 and Part F of Schedule 8 (Closing and Post Closing Arrangements), the Business Leased Real Property;

(e)                                  the Business Machinery and Equipment;

(f)                                    subject to Article 4.6, Article 4.12, and Part F of Schedule 8 (Closing and Post Closing Arrangements), the benefit of the Sale Contracts;

(g)                                 the Business Inventory;

(h)                                 the Sale Trading Receivables;

(i)                                     the Business Records;

(j)                                     the sporting and entertainment licenses, tickets and rights to purchase the same listed in Exhibit 4 (Sporting and Entertainment Licenses, Tickets and Rights);

(k)                                  subject to Article 4.6 and Part F of Schedule 8 (Closing and Post Closing Arrangements); and to the extent their transfer is permitted by applicable Law, Governmental Consents; and

(l)                                     all of such Asset Seller’s other assets Related to the Sale Business to be sold by it under or pursuant to this Agreement whether tangible or intangible, real, personal, or mixed, except for the Excluded Assets (but for the avoidance of doubt, in each case without prejudice to the limitations or qualifications expressed or implied in respect of each defined term set out above), and when used in this Agreement in relation to the Sale Businesses shall mean the Sale Assets of the Asset Sellers taken together;

Sale Businesses means the APC Sale Business, the PPPI Sale Business and the APFT Sale Business taken together, and Sale Business shall mean any one of the foregoing, as the context shall require;

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

20-22

Sale Contracts means (i) the Customer Contracts; (ii) the Distribution Contracts; (iii) those Supplier Contracts pursuant to which the sale or supply of goods and/or services to such Asset Seller thereunder is (a) exclusively related to the Sale Business to be sold by such Asset Seller, or (b) for the exclusive use and/or benefit of one or more Plants or facilities located on or at a Business Owned Real Property and/or Business Leased Real Property of such Asset Seller; (iv) those Supply Contracts pursuant to which services are provided to APFT for the exclusive use and/or benefit of the Shelbyville Property and which are necessary to enable Bemis to provide transitional and/or long-term services relating to the Shelbyville Systems; and (v) all other contracts (including leases for equipment and other moveable or personal property and Hedges with a third party which is not a member of the Seller Group or a Target Company), arrangements, and commitments entered into and orders placed or received on or before Closing by any Asset Seller (in each case to the extent exclusively related to a Sale Business) and which at Closing remain (in whole or in part) to be performed, but in each case excluding Excluded Contracts;

Sale Shares means the shares specified opposite the name of each Share Seller in column 6 of Part A of Schedule 1 (Sellers and Sale Shares, Sale Businesses and Cross-Group Loans) of this Agreement;

Sale Trading Payable means any payment obligation subsisting at Closing (including VAT and any similar sales tax on the relevant amount) of an Asset Seller owed, outstanding, accrued, charged or recharged in respect of the supply to it or for its benefit prior to Closing in the ordinary course of trading of any goods, services, facilities or other benefits (including in respect of a Hedge but other than the advancement of finance which is not trading credit) and whether or not due or payable at Closing (i) which relates exclusively to the Sale Business to be sold by that Asset Seller or (ii) if it relates partly to that Sale Business and partly to the Retained Business, to the extent accounted for under a MaRCC Code of that Sale Business;

Sale Trading Receivable means any payment entitlement subsisting at Closing (including VAT and any similar sales tax on the relevant amount) owed, outstanding or accrued in favor of an Asset Seller or charged or recharged by it in respect of the supply by it or on its behalf prior to Closing in the ordinary course of trading of any goods, services, facilities or other benefits (including in respect of a Hedge but other than the advancement of finance which is not trading credit) and whether or not due or payable at Closing (i) which relates exclusively to the Sale Business to be sold by that Asset Seller or (ii) if it relates partly to that Sale Business and partly to the Retained Business, to the extent accounted for under a MaRCC Code of that Sale Business;

Sarbanes-Oxley Act means the US Sarbanes-Oxley Act of 2002, as amended;

Second Request means a Second Request pursuant to the HSR Act;

Section 4204 Agreement has the meaning given in Paragraph 3(b) of Part B of Schedule 12 (Employment Terms and Employee Benefits);

Securities mean all equity interests and all loan capital and other securities of any type or nature;

Securities Act means the US Securities Act of 1933, as amended;

Seller 401(k) Plan means a defined contribution plan that is tax-qualified under Code Section 401(a) maintained by Seller or one of its Affiliates that includes a Code Section 401(k) feature;

Seller Actuary has the meaning given in Paragraph 5(d) of Part B of Schedule 12 (Employment Terms and Employee Benefits);

Seller Benefit Plans means any Employee Benefits Arrangement that is sponsored, maintained or contributed to by any member of the Seller Group benefits to any Business Employee, Target Employee or Former Employee, other than a Target Benefit Plan;

Sellers means the Share Sellers, the Asset Sellers and the Cross-Group Loan Sellers, taken together, and Seller means any one of them;

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

20-23

Seller Group means the RTA Representative, its Affiliates and any other person with whom the RTA Representative or any of its Affiliates is grouped, connected or associated for relevant Tax purposes, but not any Target Company or any member of the Bemis Group;

Seller Insurance Proceeds shall have the meaning given to it in Article 15.5;

Sellers’ Bank Account means the RTA Representative’s bank account, the details of which shall be supplied by the RTA Representative to Bemis not less than 5 Business Days prior to Closing (and/or such other account(s) as the RTA Representative and Bemis may agree in writing);

Sellers’ Guaranteed Obligations has the meaning given to it in Article 24.1;

Sellers’ Guarantor means AHS or, if (and at any time after) Rio Tinto plc assumes AHS’s obligations under the guarantee provided in Article 24 pursuant and subject to Article 24.7, Rio Tinto plc (and no longer AHS);

Sellers’ Marks means (i) any mark, name, logo or domain name which consists of or incorporates “Alcan” and/or “Rio Tinto” and any mark, name, logo or domain name likely to be confused or associated therewith (including any Intellectual Property Rights incorporating any of the foregoing); and (ii) any other mark, name, logo or domain name to which a member of the Seller Group has any right which permits such member of the Seller Group to preclude the use of such name or logo by third parties following Closing including “Alusuisse” and “Pechiney”;

Share Seller means each of the entities listed as a seller of Sale Shares in column 1 of Part A of Schedule 1 (Sellers and Sale Shares, Sale Businesses and Cross-Group Loans);

Shared Assets means the property, assets and rights of, used in or for the purposes of both a Sale Business and the Retained Business;

Shared Contracts means the contracts, arrangements and commitments to which any member of the Seller Group is party and under which goods and/or services are provided for both a Sale Business and the Retained Business;

Share Purchase Agreement means the agreement between PPPI and Bemis executed and delivered on the date hereof, which provides for the issue of Common Stock of Bemis, attached hereto as Exhibit 7 (Share Purchase Agreement), together with the related Registration Rights Agreement between the same parties as attached thereto as an exhibit;

Shares means all of the issued and unissued shares of the Target Companies;

Shelbyville Food Site has the meaning given to it in Article 4.12;

Shelbyville Permits has the meaning given to it in Article 4.12;

Shelbyville Pharma Business has the meaning given to it in Article 4.12;

Shelbyville Pharma Site has the meaning given to it in Article 4.12;

Shelbyville Property has the meaning given to it in Article 4.12;

Shelbyville Systems has the meaning given to it in Article 4.12;

Sold Business has the meaning given to it in Article 36.5;

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

20-24

Solvent means, with respect to a person on a particular date, that on such date: (a) (i) the present fair market value and present fair saleable value of such person’s assets exceeds (A) the amount of all its debts and liabilities (including contingent, subordinated, unmatured, unliquidated and other liabilities) and (B) the amount required to pay such person’s liabilities on all its debts and liabilities (including contingent, subordinated, unmatured, unliquidated and other liabilities) as they become absolute and matured; (ii) such person is able to realize upon its assets and pay its debts and other liabilities (including contingent, subordinated, unmatured, unliquidated liabilities), as they become absolute and matured; (iii) such person is not incurring, and does not propose or intend to, and does not believe that it shall, incur, debts or liabilities beyond its ability to pay as such debts and liabilities mature; (iv) such person is not engaged, and does not propose or intend to engage, in any business or transaction for which its property would constitute unreasonably small capital; (v) such person is not insolvent or undercapitalized for purposes of any bankruptcy or insolvency Law applicable to such person; and (vi) such person has not admitted in writing its inability to pay its debts as they fall due or any of the foregoing; and (b) such person has not (i) made a general assignment for the benefit of creditors or an offer of settlement, extension or composition to its creditors generally; (ii) filed any voluntary petition in bankruptcy, suffered the filing of any involuntary petition in bankruptcy by its creditors, filed or suffered the filing of an insolvency or reorganization petition, otherwise instituted any insolvency proceedings or sought any relief under any laws relating to the relief from debts or the protection of debtors generally; (iii) suffered the appointment of a custodian, receiver, administrator, trustee or similar officer, or a secured party, to take possession or control of, or the attachment or other judicial seizure of, any or all of its assets or revenues; or (iv) taken any other actions, and no other actions or steps have been taken or legal proceedings been started or threatened against such person, for its winding-up, dissolution, administration or reorganization or for the appointment of a custodian, receiver, administrator, liquidator, trustee or similar officer of it or of any or all of its assets or revenues.  For purposes of this definition (A) “present fair market value”, “present fair saleable value” and “liabilities” (including liabilities contingent or otherwise) have the meaning assigned to such terms under applicable federal and state Laws governing determination of the insolvency of debtors, (B) “debt” means liability on a “claim”, and (C) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured;

Straddle Period means any tax accounting period beginning on or before and ending after the Closing Date;

Subsidiaries means the companies listed in column 8 of Part A of Schedule 1 (Sellers and Sale Shares, Sale Businesses and Cross-Group Loans) and Subsidiary means any one of them;

Supplements to the Data Room means one of the sub-data rooms contained in the Data Room which includes all the documents provided by the Seller Group after March 2, 2009;

Supplemental Information Memorandum means the confidential information package dated June, 2008, produced as a supplement to the Information Memorandum;

Supplier Contracts means all contracts, arrangements and commitments entered into with suppliers on or before the Closing Date by or on behalf of any Asset Seller for the sale or supply of goods or services to such Asset Seller which at Closing remain to be performed in whole or in part;

Surviving Provisions means Article 4.8 (Financing); Article 8 (Conduct of Claims); Article 9 (Termination); Article 12.5 (Certain Litigation, Environmental and Other Indemnities); Article 22 (Representatives); Schedule 5 (Limitations on Liability), Article 24 (Sellers’ Guaranteed Obligations); Article 25 (Announcements); Article 26 (Confidentiality); Article 27 (Fees and Expenses); Article 28 (Notices); Article 29 (Conflict With Other Agreements); Article 30 (Entire Agreement); Article 31 (Rights And Remedies); Article 33 (Amendment, Waiver); Article 34 (Invalidity); Article 35 (Third Parties); Article 36 (Assignment); Article 37.2 (Further Assurances And Certain Covenants); Article 38 (Dispute Resolution); Article 40 (Interpretation, Governing Law And Jurisdiction); and Schedule 20 (Definitions and Interpretation), together with any provision of this Agreement necessary for its interpretation or enforcement;

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

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Systems means the computer and data processing systems, information and communications technologies used in or for the business of each Target Company and each Asset Seller (to the extent Related to a Sale Business) including hardware, Information Technology (whether proprietary or third party owned), networks, data storage devices, printers, VDUs, firmware, dedicated power supplies, cabling, peripherals and associated documentation to the extent set out in Schedule 11 (Information Technology) hereto or the Transitional Service Agreement;

Target Benefit Plans means any Employee Benefits Arrangement that is sponsored or maintained directly by a member of the Target Group for Target Employees or Former Employees;

Target Company means each Target Holding Company and each subsidiary of a Target Holding Company as at the time immediately following Closing all as identified in Part A of Schedule 1 (Sellers and Sale Shares, Sale Businesses and Cross-Group Loans);

Target Defined Benefits Plans has the meaning given in Part G of Schedule 4 (Warranties);

Target Employees means the current employees (whether actively employed or on leave including without limitation short term or long term disability leave) of the Target Group as at Closing;

Target Group means the Target Companies taken as a whole;

Target Holding Company means each Company listed in Column 2 of Part A of Schedule 1 (Sellers and Sale Shares, Sale Businesses and Cross-Group Loans);

Target Sub-Group means, in relation to a Target Holding Company, that Target Company and all Subsidiaries whose shares are held directly or indirectly by that Target Holding Company at Closing;

Tax, Taxes or Taxation means all taxes, levies, duties, imposts, charges and withholdings having the character of taxation, whether of the United States or elsewhere, imposed by any national, state, federal, cantonal, municipal or local government or any other governmental or regulatory authority, body or instrumentality, including taxes on gross or net income, profits or gains, taxes on receipts, sales, use, occupation, franchise, transfer, value added, real property, environmental (including taxes imposed under section 59A of the Code), withholding and personal property and social security and all other employment related taxes, together with all penalties, charges, additions to tax and interest relating to any of them, regardless of whether any such taxes, levies, duties, imposes, charges, penalties and interest are chargeable directly or primarily against or attributable directly or primarily to a Target Company or any other person, whether any amount in respect of any of them is recoverable from any other person or whether the liability arises as a result of membership of a consolidated, combined, unitary or other group, by contractual obligation or otherwise;

Tax Assessment means any assessment, demand, determination or other similar formal notice of a Tax Liability issued by or on behalf of any Tax Authority by virtue of which a Target Company or any other person (including in the context of Paragraph 11, Part C of Schedule 13, any member of the Seller Group) either is liable to make a payment of Tax or shall, with the passing of time, become so liable (in the absence of any successful application to postpone any such payment) and shall also mean any self-assessment made by a Target Company or any other person (including in the context of Paragraph 11, Part C of Schedule 13, any member of the Seller Group) in respect of any amount of Tax which any of them either considers that it is liable to pay or considers that it shall, with the passing of time, become liable to pay;

Tax Authority means any taxing or other authority (whether within or outside the United States) competent to impose any Tax;

Tax Claim means any Tax Covenant Claim and any Tax Warranty Claim;

Tax Covenant means the indemnity set out in Part C of Schedule 13 (Tax);

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

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Tax Covenant Claim means any claim, action or proceeding by Bemis or any member of the Bemis Group under the Tax Covenant;

Tax Liability means:

(a)           a liability for Taxes; and

(b)           the loss or reduction in the amount of a right to repayment of Tax which has been reflected in Perimeter Working Capital in the Perimeter Closing Statements, whether as an asset or a reduction in a liability, in accordance with Schedule 15 (Post Closing Financial Adjustments) or the setting off of any such right to repayment of Tax against any actual liability for Taxes in respect of which Bemis would, but for that setting off, have been able to make a claim (which on the balance of probabilities would be likely to succeed in light of the facts and circumstances) against the relevant Seller under Schedule 13 (Tax); and

(c)           the loss or reduction in the amount of any Relief which would (were it not for the said loss or reduction) have otherwise been available to a Target Company and which has been used to reduce or eliminate any provision for Tax which is made in actual working capital in the Perimeter Working Capital Statement in accordance with Schedule 15 (Post Closing Financial Adjustments) (or which but for such Relief would have been made in Perimeter Working Capital in the Perimeter Closing Statements in accordance with Schedule 15 (Post Closing Financial Adjustments));

Tax Matter means any matter relating to Tax or which may give rise to liability to Tax;

Tax Notice means the issue of any notice, letter or other document by or on behalf of any Tax Authority, or the taking of any other action by or on behalf of any Tax Authority, or the taking of any other action by or on behalf of any Tax Authority, or any other Event, from which notice, letter, document, action or Event it appears either that a Tax Liability is to be imposed on a Target Company or, in the context of Paragraph 12, Part C of Schedule 13, that a liability or increased liability to Tax is to be imposed on any member of the Seller Group;

Tax Return means any report, return, declaration, claim for refund, or information return or statement related to Taxes, including any schedule or attachment thereto, and including any amendment thereof;

Tax Warranty means each of the representations and warranties set out in Part D of Schedule 13 (Tax);

Tax Warranty Claim means any claim, action, proceeding by Bemis or any member of the Bemis Group in respect of a breach of any of the Tax Warranties;

Termination Costs means costs relating to pay in lieu of notice, termination pay, severance pay, or any other similar payment legally required to be made, whether by contract, by statute or the common or civil law, upon the termination of employment;

Thermaplate means Alcan Packaging Thermaplate, Inc.;

Third Party Assurances means all guarantees, indemnities, counter-indemnities and letters of comfort of any nature given (i) to a third party by a member of the Target Group in respect of any obligation of a member of the Seller Group; and/or (as the context may require) (ii) to a third party by a member of the Seller Group in respect of any obligation of a member of the Target Group or, in respect of an Asset Seller any Assumed Obligation;

Third Party Claim has the meaning given to it in Article 8.1;

Third Party Consents has the meaning given to it in Article 4.6;

Third Party Encumbrance means any mortgage, charge, pledge, lien, restriction, assignment, hypothecation, security interest, title retention or any other agreement or arrangement the effect of which is the

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

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creation of security, or any other interest, equity or other right of any person (including any right to acquire, option, right of first refusal or right of pre-emption) and any agreement to create any of the foregoing (collectively, a lien); excluding with respect to the Sale Assets (i) any lien of any kind reflected or reserved against or otherwise disclosed in the Transferred Business Audited Carve-out Accounts, the Transferred Business Q1 Unaudited Carve-out Accounts or the Transferred Business Management Accounts, (ii) mechanics’, materialmen’s, warehousemen’s, carriers’, workers’, or repairmen’s liens, supplier’s liens or other similar common law, statutory or contractual encumbrances arising or incurred in the ordinary course, (iii) liens for Taxes and assessments not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings, (iv) with respect to real property in the Transferred Business, (A) easements, quasi-easements, licenses, covenants, rights-of-way, rights of re-entry or other similar restrictions and (B) zoning, building, subdivision or other similar requirements or restrictions; which, in each case, (A) and (B) do not materially and adversely affect the use or enjoyment of the particular real property; (v) with respect to personal property, liens that do not materially and adversely affect the use or enjoyment therefor in the Transferred Business, (vi) liens incurred in the ordinary course since the date of the Transferred Business Q1 Unaudited Carve-out Accounts and (vii) any Third Party Consent, including any Governmental Consent required for the execution, delivery or performance of this Agreement or any Transaction Document by any Seller Group member, including for the sale, transfer, assignment or other disposition of any Sale Business pursuant hereto or thereto;

Third Party Disposal Sites means any facility or landfill for treatment, storage, or disposal of waste to which Hazardous Matter was sent by Sellers directly or through third-party arrangers or transporters on or prior to the Closing Date;

Title Warranties means the representations and warranties set out in Paragraphs 1.2(d)-(h) (inclusive) and Paragraph 3.3(c) of Part A and paragraph 2 of Part D of Schedule 4 (Warranties) of this Agreement;

Trading Payable means any payment obligation subsisting at the Determination Time (including VAT and any similar sales tax on the relevant amount) of a Target Company or an Asset Seller owed, outstanding, accrued, charged or recharged by it in respect of the supply to it or for its benefit in the ordinary course of trading prior to the Determination Time of any goods, services, facilities or other benefits (including in respect of a Hedge but other than the advancement of finance which is not trade credit) and whether or not due or payable at the Determination Time (i) which relates exclusively to its Reported Business or (ii) if it relates partly to that Reported Business and partly to the Retained Business, to the extent accounted for under a MaRCC Code of that Reported Business as part of Perimeter Working Capital in Exhibit 6 (Net Debt/Working Capital Table) and excluding all balances recorded at the Determination Time under MaRCC Codes categorized in Exhibit 6 as part of Perimeter Cash, Perimeter External Debt or Cross-Group Debt;

Trading Receivable means any payment entitlement subsisting at the Determination Time (including VAT and any similar sales tax on the relevant amount) owed, outstanding, or accrued in favor of a Target Company or an Asset Seller or charged or recharged by it in respect of the supply by it or on its behalf in the ordinary course of trading prior to the Determination Time of any goods, services, facilities or other benefits (including in respect of a Hedge but other than the advancement of finance which is not trade credit) and whether or not due or payable at the Determination Time (i) which relates exclusively to its Reported Business or (ii) if it relates partly to that Reported Business and partly to the Retained Business, to the extent accounted for under a MaRCC Code of that Reported Business as part of Perimeter Working Capital in Exhibit 6 (Net Debt/Working Capital Table) and excluding all balances recorded at the Determination Time under MaRCC Codes categorized in Exhibit 6 as part of Perimeter Cash, Perimeter External Debt or Cross-Group Debt;

Transaction Documents means this Agreement, the Transitional Services Agreement and the Share Purchase Agreement and any agreements entered into pursuant hereto or thereto by the parties hereto in connection with any of such agreements;

Transfer Taxes means any stamp duty, stamp duty reserve tax, stamp duty land tax, real estate transfer tax, Intellectual Property and Information Technology Registration tax or fees, notarisation fees, goods, use and sales taxes and all other transfer, documentary or transaction taxes or duties, including in each case any related interest or

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

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penalties, and for the avoidance of doubt shall not include any tax imposed on the Seller’s gain, and shall not include VAT or any IOF in Brazil;

Transferred Business means the business of the Target Companies and the Sale Businesses taken together;

Transferred Business Audited Carve-out Accounts means the audited combined balance sheets of the Target Companies and Sale Businesses, taken as a whole, at December 31, 2007 and December 31, 2008 and the related audited combined statements of operations, cash flows and invested equity of the Target Companies and Sale Businesses, taken as a whole, for each of the three years ended December 31, 2008, in each case without giving effect to the exclusion from the Transferred Business of the Excluded Obligations pursuant to, or any other terms of, this Agreement or the Transaction Documents, including Bemis acquiring the Medflex Operations but not acquiring any part of the business of the Asheville plant or certain assets of the Neenah Technical Center;

Transferred Business IP has the meaning given to it in Paragraph 1 of Part B of Schedule 4 (Warranties);

Transferred Business Management Accounts means the (i) unaudited combined balance sheets of the Target Group at December 31, 2007 and December 31, 2008 and the related unaudited combined statements of operations of the Target Companies and Sale Businesses, taken as a whole, for each of the three years ended December 31, 2008 and (ii) unaudited combined balance sheets and the unaudited combined statement of operations of the Target Companies and Sale Businesses, taken as a whole, for each of the five calendar months in the period ended May 31, 2009, which are reproduced at Sections 2 of the Project Ocean Data Room and of the Supplements to the Data Room, which for the avoidance of doubt (i) do not reflect the exclusion from the Transferred Business of the Excluded Obligations pursuant to, or any other terms of, this Agreement or the Transaction Documents, including Bemis acquiring the Medflex Operations but not acquiring any part of the business of the Asheville plant or certain assets of the Neenah Technical Center, and (ii) subject to the fact that such accounts exclude reporting unit RU 773 reflecting royalties for all North America;

Transferred Business Q1 Unaudited Carve-out Accounts means the unaudited combined balance sheets of the Target Companies and Sale Businesses, taken as a whole, at March 31, 2009 and December 31, 2008 and the related unaudited combined statement of operations, cash flows of the Target Companies and Sale Businesses, taken as a whole, for the three-month periods ended March 31, 2009 and March 31, 2008 and the movements in invested equity for the three month period ended March 31 2009, in each case without giving effect to the exclusion from the Transferred Business of the Excluded Obligations pursuant to, or any other terms of, this Agreement or the Transaction Documents, including Bemis acquiring the Medflex Operations but not acquiring any part of the business of the Asheville plant or certain assets of the Neenah Technical Center;

Transferred Business Quarterly Carve-out Accounts means the unaudited combined balance sheets of the Target Companies and Sale Businesses, taken as a whole, as of the last day of the applicable quarter and the related unaudited combined statement of operations, cash flows and invested equity of the Target Companies and Sale Businesses, taken as a whole, for the period then ended, in each case without giving effect to the exclusion from the Transferred Business of the Excluded Obligations pursuant to, or any other terms of, this Agreement or the Transaction Documents, including Bemis acquiring the Medflex Operations but not acquiring any part of the business of the Asheville plant or certain assets of the Neenah Technical Center;

Transitional Services Agreement means the agreement to be entered into at Closing by Rio Tinto (or such entity as the relevant member of the Seller Group may designate) and Bemis (or such entity as Bemis may designate) for the supply of transitional services following Closing, a form of which is attached hereto as Exhibit 9;

Treasury Arrangements means the Seller Group’s cash management arrangements in which Target Companies participate, as identified in Sections 10.5 of the Project Ocean Data Room and the Supplements to the Data Room;

Trust Amounts for Specified US Plans has the meaning given in Paragraph 3(b) of Part B of Schedule 12 (Employment Terms and Employee Benefits);

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

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Unconditional Date has the meaning given to it in Article 3.3;

United States Target Benefits Plans means Target Benefits Plans maintained primarily for the benefit of US Target Employees and Business Employees employed in the United States;

Unredacted Data Room means the sub-data room contained in the Data Room which includes unredacted versions of the redacted documents posted in the Project Ocean Data Room;

US Asset Sellers means Pechiney Plastic Packaging, Inc. and Alcan Packaging Food and Tobacco, Inc. and a US Asset Seller means either one of them;

US Benefit Plans means any Employee Benefit Arrangement maintained or contributed to by any member of the Seller Group that provides benefits to Business Employees or Former Employees employed in the United States;

US Exclusive IP means all registered patents and all registered trade marks and registered designs which prior to the date of this Agreement have been used exclusively in the Transferred Business;

US Exclusive IP Applications has the meaning given to it in Schedule 10 (Intellectual Property);

US Exclusive Know-how means all trade secrets, invention disclosures and confidential information which in the *** prior to the date of this Agreement have been used exclusively in the Transferred Business;

US Exclusive Registered IP means US Exclusive IP that is Registered Intellectual Property and that is capable of transfer at Closing;

US Hired Employees means Hired Employees employed in the United States;

US Retained Plans means the following plans: (i) Pechiney Plastic Packaging, Inc. Pension Plan for Salaried Employees; (ii) Pechiney Plastic Packaging, Inc. Plastics Division Hourly Non-Union Combined Pension Plan; (iii) Pechiney Plastic Packaging, Inc. Tubes Division Hourly Non-Union Combined Pension Plan; (iv) Pechiney Plastic Packaging, Inc. Plastics Division Hourly Union Combined Pension Plan; and (v) Pechiney Plastic Packaging, Inc. Retirement Plan for Bargaining Employees of Illinois;

US Target Employees means the Target Employees in the United States;

US Taxes shall mean any Taxes (other than Transfer Taxes) imposed under the Code, as well as any Taxes (other than Transfer Taxes) imposed by any US state government (including the District of Columbia and any US possession) or any US local government;

VAT means: (a) any value added tax imposed on the supply of goods and services under European Union Directive 2006/112/EC (or under any rules, regulation, orders or instruments authorised by that Directive); and (b) any similar value added tax pursuant to the laws of any jurisdiction which is not a member of the European Union (including Canadian GST and Quebec Sales Tax), and includes any interest or penalties in respect thereof;

Warranties means the representations and warranties given pursuant to Article 6 and set out in Schedule 4 (Warranties) and Part D of Schedule 13 (Tax);

Working Hours means 9:30 am to 5:30 pm in the relevant location on a Business Day.

2.             Interpretation. In this Agreement, unless the context otherwise requires:

(a)           references to a person include any individual, firm, body corporate (wherever incorporated), government, state or agency of a state or any joint venture, association, partnership, limited

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partnership, works council or employee representative body, business trust, trust (whether or not having separate legal personality);

(b)           references to a contract or agreement include both written and verbal contracts and agreements;

(c)           headings do not affect the interpretation of this Agreement; the singular shall include the plural and vice versa; and references to one gender include all genders;

(d)           references to US dollars or US$ are references to the lawful currency from time to time of the United States of America; references to €, EUR or EUROs are references to the lawful currency from time to time of the European Monetary Union;

(e)           reference to any document or agreement, including this Agreement, shall be deemed to include references to that document or agreement as amended, restated, supplemented or replaced from time to time in accordance with its terms and (where applicable) subject to compliance with the requirements set forth herein;

(f)            for the avoidance of doubt, references to the date of this Agreement and any similar expression means the date this Agreement is executed by all of the parties hereto and dated;

(g)           for the purposes of applying a reference to a monetary sum expressed in US dollars, an amount in a different currency shall be deemed to be an amount in US dollars translated at the Exchange Rate at the relevant date (which in relation to a Claim or Indemnity Claim, shall be the date of the receipt of notice of that Claim under Article 28 (Notices));

(h)           any statement in this Agreement qualified by the expression so far as the relevant Seller is aware or to the best of Rio Tinto’s knowledge or any similar expression shall be deemed to be made on the basis of the knowledge, as at the date of this Agreement or the Closing Date, as the case may be, of the following individuals: (i) Simon Swann, Vice President & Business Finance Director, Alcan Packaging; (ii) Adrian Haughton, VP Strategic Planning & Businesss Development, Alcan Packaging, (iii) Jeremy Leach, Vice President & Chief Counsel, Alcan Packaging; (iv) Mike Schmitt, President of Food Packaging Americas; (v) Bob Mosesian, Vice President Finance & IT, Food Packaging Americas; and (vi) Dan Sula, Senior Counsel, Food Packaging Americas, in each case such knowledge being their actual knowledge and the knowledge they should have, having made due and careful enquiry of the relevant subject matter, such due and careful enquiry to include enquiry of the appropriate person at a Target Company, or Asset Seller, as the case may be, whose knowledge would be relevant to the subject matter; and

(i)            any phrase introduced by the terms including, include, in particular or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms, unless the context otherwise requires.

3.             Enactments. Except as otherwise expressly provided in this Agreement, any express reference to an enactment (which includes any legislation in any jurisdiction) includes references to (i) that enactment as amended, consolidated or re-enacted by or under any other enactment before or after the date of this Agreement; (ii) any enactment which that enactment re-enacts (with or without modification); and (iii) any subordinate legislation (including regulations) made (after the date of this Agreement) under that enactment, as amended, consolidated or re-enacted as described in (i) or (ii) above, except to the extent that any of the matters referred to in (i) to (iii) occurs after the date of this Agreement and increases or alters the liability of the Seller Group or the Bemis Group (or any person on whose behalf it is acting as agent pursuant to this Agreement) under this Agreement.

4.             Schedules and Exhibits. The Schedules and Exhibits comprise schedules and exhibits to this Agreement and form part of this Agreement.

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

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5.             Inconsistencies. Where there is any inconsistency between the definitions set out in this Schedule and the definitions set out in any Article or any other Schedule (to the extent not defined in this Schedule) then, for the purposes of construing such Article or Schedule, the definitions set out in such Article or Schedule shall prevail.

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SIGNATURE

This Agreement is signed by duly authorised representatives of the parties:

EXECUTED	)	SIGNATURE:
for and on behalf of	)
COMPAGNIE GÉNÉRALE DE PARTICIPATION INDUSTRIELLE ET FINANCIERE	)	NAME

EXECUTED	)	SIGNATURE:
for and on behalf of	)
ALCAN HOLDINGS SWITZERLAND AG	)	NAME

EXECUTED	)	SIGNATURE:
for and on behalf of	)
RIO TINTO ALCAN BRASIL LTDA.	)	NAME

EXECUTED	)	SIGNATURE:
for and on behalf of	)
FINANCIÈRE EUROPÉENNE D’EMBALLAGES PECHINEY	)	NAME

EXECUTED	)	SIGNATURE:
for and on behalf of	)
AL HOLDING USA, LLC	)	NAME

EXECUTED	)	SIGNATURE:
for and on behalf of	)
ALCAN CORPORATION	)	NAME

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

EXECUTED	)	SIGNATURE:
for and on behalf of	)
ALCAN PACKAGING CANADA, LTD.	)	NAME

EXECUTED	)	SIGNATURE:
for and on behalf of	)
PECHINEY PLASTIC PACKAGING, INC.	)	NAME

EXECUTED	)	SIGNATURE:
for and on behalf of	)
ALCAN PACKAGING FOOD AND TOBACCO, INC.	)	NAME

EXECUTED	)	SIGNATURE:
for and on behalf of	)
BEMIS COMPANY, INC.	)	NAME

[***] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.